UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

MORGANS HOTEL GROUP CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: common stock, par value $0.01 per share
	(2)	Aggregate number of securities to which transaction applies: 36,124,288 shares of common stock (including shares subject to restricted stock units and LTIP Units (as further described herein)
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c), the filing fee of $8,185 was determined by multiplying 0.0001007 by the estimated aggregate merger consideration of $81,279,648. The estimated aggregate merger consideration was calculated by multiplying the 36,124,288 outstanding shares of common stock (including shares subject to restricted stock units and LTIP Units (as further described herein) by the per share merger consideration of $2.25.

	(4)	Proposed maximum aggregate value of transaction: $81,279,648
	(5)	Total fee paid: $8,185

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

MORGANS HOTEL GROUP CO.

475 Tenth Avenue

New York, NY 10018

[●], 2016

Dear Morgans Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Morgans Hotel Group Co., a Delaware corporation (which we refer to as Morgans, the Company, we, our or us), which we will hold at Hudson hotel, 358 West 58th Street, New York, NY 10019, on [●], 2016, at [[●] [a.m./p.m.]], Eastern Daylight Time.

At the special meeting, holders of our common stock, par value $0.01 per share (which we refer to as common stock), and Series A preferred securities, par value $0.01 per share (which we refer to as the Series A preferred securities), will be asked to consider and vote on, or consent to, a proposal to adopt the Agreement and Plan of Merger, as it may be amended from time to time (which we refer to as the merger agreement), dated as of May 9, 2016, among the Company, SBEEG Holdings, LLC, a Delaware limited liability company (which we refer to as SBE), and Trousdale Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of SBE (which we refer to as Merger Sub).

Pursuant to the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a direct or indirect wholly owned subsidiary of a new holding company (which we refer to as Purchaser) to be established by SBE prior to the closing of the merger to which SBE will assign its rights under the merger agreement and which, upon the closing, will be the ultimate parent of SBE and the Company, and each share of common stock of the Company outstanding immediately prior to the effective time of the merger (other than shares owned by the Company or SBE and shares owned by holders who have properly demanded and not withdrawn a demand for appraisal rights) will be cancelled and converted into the right to receive $2.25, in cash, without interest and less any applicable withholding taxes. The Series A preferred securities will be exchanged for a combination of common and preferred equity interests in Purchaser and certain restaurant leasehold interests, as more fully described in the proxy statement. The holder of all of the Series A preferred securities has entered into a voting agreement with SBE, pursuant to which it has agreed to consent in favor of the merger and the exchange of Series A preferred securities described above.

The Company’s board of directors, which we refer to as the Board (excluding Bradford Nugent, who recused himself from the Board’s deliberations and Jason Kalisman, who was not present at the meeting of the Board at which the merger was approved), by a unanimous vote of those directors present, approved the merger agreement and the transactions contemplated by the merger agreement, determined that the merger is fair, advisable, and in the best interests of the Company and the holders of common stock and resolved to recommend that the Company’s stockholders vote for the adoption of the merger agreement. The Board (excluding Mr. Nugent, who recused himself from the Board’s deliberations and Mr. Kalisman, who was not present at the meeting of the Board at which the merger was approved) unanimously recommends that the holders of common stock vote “FOR” the proposal to adopt the merger agreement.

At the special meeting, holders of common stock also will be asked to vote on (i) a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and (ii) a proposal to approve the adjournment or postponement of the special meeting for a period of no more than 30 days, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. The Board (excluding Mr. Nugent, who recused himself from the Board’s deliberations and Mr. Kalisman, who was not present at the meeting of the Board at which the merger was approved) unanimously recommends that the holders of common stock vote “FOR” each of the foregoing proposals.

The enclosed proxy statement describes the merger agreement, the merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission, which we refer to as the SEC. We urge you to, and you should, read the entire proxy statement carefully, including the appendices, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important. The merger cannot be completed unless the proposal to adopt the merger agreement is approved by the affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote thereon and approved by the holders of a majority of the outstanding Series A preferred securities. If you fail to vote on the proposal to adopt the merger agreement, or you abstain from voting on the proposal, the effect will be the same as a vote against the adoption of the merger agreement and approval of the merger.

While holders of common stock may vote their shares in person, we recognize that many holders of common stock may not be able to attend the special meeting. Accordingly, we have enclosed a proxy card that will enable you to cause your shares of common stock to be represented and voted on the matters to be considered at the special meeting even if you are unable to attend. If you desire your shares of common stock to be voted in accordance with the Board’s recommendation, you need only sign, date and return the proxy card in the enclosed postage-paid envelope. Otherwise, please mark the proxy card to indicate your voting instructions; date and sign the proxy card; and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares of common stock in person if you subsequently choose to attend the special meeting.

If you need any assistance with voting through your proxy card or voting by telephone or the Internet, please contact our proxy solicitor:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others, Call Toll Free: (877) 796-5274

Email: info@okapipartners.com

Sincerely,

[Name]

[Title]

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [●], 2016,

and is first being mailed to stockholders on or about [●], 2016.

MORGANS HOTEL GROUP CO.

475 Tenth Avenue

New York, NY 10018

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Morgans Hotel Group Co.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Morgans Hotel Group Co. will be held at Hudson hotel, 358 West 58th Street, New York, NY 10019, on [●], 2016, at [[●] [a.m./p.m.]], Eastern Daylight Time, for the following purposes:

1.	to consider and vote on a proposal to adopt the Agreement and Plan of Merger, as it may be amended from time to time, dated as of May 9, 2016, among the Company, SBE, and Merger Sub;

2.	to approve, on an advisory (non-binding) basis, specified compensation that may become payable to any named executive officer of the Company in connection with the merger; and

3.	to approve the adjournment or postponement of the special meeting for a period of no more than 30 days to solicit additional proxies, if necessary, if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The holders of record of our common stock, par value $0.01 per share, which we refer to as common stock, and our Series A preferred securities, par value $0.01 per share, which we refer to as Series A preferred securities, at the close of business on [●], 2016, are entitled to notice of and to vote, or give consent, at the special meeting or at any adjournment or postponement thereof. All holders of record of common stock and Series A preferred securities are cordially invited to attend the special meeting in person.

Your vote is important, regardless of the number of shares of common stock you own. The adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of common stock and consent of a majority of the outstanding Series A preferred securities is a condition to the consummation of the merger. The advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn or postpone the special meeting for a period of no more than 30 days to solicit additional proxies, if necessary, to adopt the merger agreement require the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or via the Internet and thus ensure that your shares of common stock will be represented and voted at the special meeting if you are unable to attend. We have provided instructions on the proxy card for submitting a proxy by telephone or via the Internet.

If you submit a proxy card without indicating how you wish your shares of common stock to be voted, your shares of common stock will be voted in favor of the adoption of the merger agreement, the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn or postpone the special meeting for a period of no more than 30 days to solicit additional proxies, if necessary, in favor of the adoption of the merger agreement. If you fail to vote your shares of common stock, or if you fail to submit a proxy to cause your shares of common stock to be voted, the effect will be that your shares of common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement. However, the failure to vote your shares of common stock or to submit a proxy to cause your shares of common stock to be voted will have no effect on the advisory vote to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger or the vote regarding the adjournment or postponement of the special meeting to solicit additional proxies, if necessary, in favor of the adoption of the merger agreement.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a stockholder of record, you may revoke your proxy by attending the special meeting and voting in person. Attendance at the special meeting, of itself, will not revoke a previously submitted proxy.

BY ORDER OF THE BOARD OF DIRECTORS

[●]

Dated [    ], 2016

[●]

SUMMARY TERM SHEET

This Summary Term Sheet discusses the material information contained in this proxy statement, including with respect to the merger agreement, as defined below, the merger and the other agreements entered into in connection with the merger. We encourage you to read carefully this entire proxy statement, including its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary Term Sheet may not contain all of the information that may be important to you. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find Additional Information,” beginning on page 125. The items in this Summary Term Sheet include page references directing you to a more complete description of that topic in this proxy statement.

The Parties to the Merger Agreement (Page 78)

Morgans Hotel Group Co.

Morgans Hotel Group Co., which we refer to as Morgans, the Company, we, our, or us, is a Delaware corporation. Morgans is a fully integrated hospitality company that operates, owns, licenses, and develops boutique hotels, primarily in gateway cities and select resort markets in the United States, Europe and other international locations. We conduct our operations through Morgans Group LLC, a Delaware limited liability company and our operating company, which we refer to as Morgans Group. See “Important Information Regarding the Company—Company Background,” beginning on page 105.

Morgans common stock is listed on the NASDAQ Global Select Market, which we refer to as NASDAQ, under the symbol “MHGC”.

Additional information about Morgans is contained in its public filings, which are incorporated by reference herein. See “Where You Can Find Additional Information,” beginning on page 125.

SBEEG Holdings, LLC

SBEEG Holdings, LLC, which we refer to as SBE, is a privately held Delaware limited liability company. SBE is a leading global lifestyle hospitality company that develops, manages and operates award-winning hotels, restaurants and nightclubs. Through exclusive partnerships with cultural visionaries, SBE is dedicated to delivering the best in design, culinary and entertainment. Already a proven leader in the hospitality and real estate industries, SBE has more than 90 entertainment and food & beverage offerings currently operating or in development, and has expanded several of its flagship brands, including SLS Hotels, The Bazaar by José Andrés, Hyde Lounge and The Redbury, nationally and internationally. See “The Parties to the Merger – SBEEG Holdings, LLC,” beginning on page 78.

Purchaser

Prior to the effective time of the merger, the members of SBE will form a new entity, which we refer to as Purchaser, and will contribute all of their respective equity interests in SBE to Purchaser in exchange for new equity interests in Purchaser. Subject to the terms and conditions set forth in the rollover commitment letter, as further discussed below under “Financing – Equity Financing – Rollover Financing,” beginning on page 63, Yucaipa Hospitality Investments LLC, which we refer to as Yucaipa, will contribute to Purchaser all of the Series A preferred securities of the Company and all of Yucaipa’s warrants to purchase common stock in exchange for a combination of preferred equity and common equity of Purchaser, and leasehold interests in three restaurants at the Mandalay Las Vegas held by the Company which we refer to as the MBLV Restaurants. Prior to the closing of the merger, SBE will assign its rights under the merger agreement to Purchaser and Purchaser will assume SBE’s obligations under the merger agreement. Immediately following the effective time of the merger, the Company will be a direct or indirect wholly owned subsidiary of Purchaser. For purposes of this summary term sheet, (i) following the assignment of SBE’s rights under the merger agreement to

Purchaser and the assumption of SBE’s obligations under the merger agreement by Purchaser, references to SBE in connection with SBE’s rights and obligations under the merger agreement will be deemed to refer to Purchaser and (ii) prior to the assignment of SBE’s rights under the merger agreement to Purchaser and the assumption of SBE’s obligations under the merger agreement by Purchaser, references to Purchaser in connection with Purchaser’s rights and obligations under the merger agreement will be deemed to refer to SBE. For the avoidance of doubt, any references to actions taken by SBE prior to the date of the merger agreement shall not be deemed to be references to Purchaser. See “The Parties to the Merger – Purchaser,” beginning on page 78.

Trousdale Acquisition Sub, Inc.

Trousdale Acquisition Sub, Inc., which we refer to as Merger Sub, is a Delaware corporation. Merger Sub is a wholly owned subsidiary of SBE and was formed for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. See “The Parties to the Merger – Trousdale Acquisition Sub, Inc.,” beginning on page 78.

Conditions to the Merger (Page 98)

The Company’s obligation, on the one hand, and Purchaser’s and Merger Sub’s obligation, on the other hand, to effect the merger is subject to the satisfaction or waiver of the following conditions on or prior to the closing date:

•	that the holders of a majority of the outstanding shares of common stock entitled to vote at the special stockholders’ meeting, voting together as a single class, and the holders of a majority of the outstanding Series A preferred securities entitled to consent at the special stockholders’ meeting, providing consent as a separate class, shall have voted, or consented, to adopt the merger agreement;

•	that the Hudson/Delano mortgage debt agreements shall have been assumed or refinanced by Purchaser;

•	that the waiting period (or any extensions thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, shall have been terminated or expired, and any consents, approvals and filings shall have been obtained or made under the HSR Act or any other foreign antitrust law (the absence of which would have a material adverse effect on Purchaser or the Company after the effective time of the merger); and

•	that no government authority will have issued an order or enacted a legal restraint or prohibition preventing the consummation of the merger.

The obligation of the Company to effect the merger is further subject to the satisfaction or (where permissible) waiver of the following conditions:

•	that the representations and warranties of Purchaser (disregarding all materiality and other similar qualifications as to having a material adverse effect on Purchaser) must be true and correct in all respects at and as of the closing date with the same effect as though made at and as of the closing date (except to the extent expressly made as of a specific date or time, in which case such representations and warranties must be true and correct in all respects at and as of such date or time), with only such exceptions as would not individually or in the aggregate have a material adverse effect on Purchaser; and

•	that Purchaser must have performed, in all material respects, its obligations required to be performed under the merger agreement on or prior to the closing date, and the Company must have received a certificate signed on behalf of Purchaser by the chief financial officer of Purchaser to such effect.

The obligation of Purchaser to effect the merger is further subject to the satisfaction or (where permissible) waiver of the following conditions:

•

(i) the representations and warranties of the Company (with certain exceptions and disregarding all materiality and other similar qualifications as to having a material adverse effect on the Company) must be true and correct in all respects at and as of the closing date with the same effect as though made at and as of the closing date (except to the extent expressly made as of a specific date or time, in which case such representations and warranties must be true and correct in all respects at and as of such date or time), with only such exceptions as would not individually or in the aggregate have a material adverse effect on the Company, and (ii) Purchaser must have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect;

•	the Company must have performed, in all material respects, its obligations required to be performed under the merger agreement on or prior to the closing date, and Purchaser must have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect; and

•	since the date of the merger agreement, there must not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company.

Neither the Company nor Purchaser may rely on the failure of any condition set forth above to be satisfied if such failure was caused by such party’s failure to perform its obligations under the merger agreement.

When the Merger Becomes Effective (Page 84)

We anticipate completing the merger in the third or fourth quarter of fiscal year 2016, subject to the adoption of the merger agreement by the Company’s stockholders as specified herein and the satisfaction of the other closing conditions.

Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger (Page 44)

The Board (excluding Bradford Nugent, who recused himself from the Board’s deliberations and Jason Kalisman, who was not present at the meeting of the Board at which the merger was approved) unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement. For a description of the reasons considered by the Board, see “Special Factors - Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger,” beginning on page 44.

Opinion of Morgan Stanley (Page 50)

In connection with the merger, the Board received a written opinion, dated May 9, 2016, from the Company’s financial advisor, Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley, that the merger consideration to be received by the holders of common stock (other than certain excluded shares as specified in the written opinion, which we refer to as the excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders of the shares of common stock. See “Special Factors—Opinion of Morgan Stanley,” beginning on page 50.

The full text of Morgan Stanley’s written opinion, dated May 9, 2016, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Stockholders are urged to read Morgan Stanley’s written opinion carefully and in its entirety. Morgan Stanley’s opinion was provided for the use and benefit of the Board (in its capacity as such) and addressed only the fairness, from a financial point of view, of the consideration to the holders of the common stock (other than the excluded shares) as of the date of the opinion and does not address the Company’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to the Company. Morgan Stanley’s opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the merger or any other matter.

Certain Effects of the Merger (Page 59)

If the conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the merger. Upon completion of the merger, shares of common stock, other than shares owned by the Company, Purchaser or any of their respective subsidiaries, which we refer to as cancelled shares, and any dissenting shares, will be automatically converted into the right to receive $2.25 per share in cash, without interest and less any applicable withholding taxes. Following the completion of the merger, the common stock will no longer be publicly traded, and holders of our common stock will cease to have any ownership interest in the Company and will not have any interest in Purchaser.

Treatment of Company Equity Awards (Page 85)

Company Stock Options. At the effective time of the merger, each Company stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to (a) the excess, if any, of (1) $2.25 over (2) the exercise price per share of common stock subject to such Company stock option, multiplied by (b) the number of shares of common stock subject to such Company stock option immediately prior to the effective time of the merger, less any applicable tax withholding. At the effective time of the merger, Company stock options with an exercise price per share immediately prior to the effective time of the merger that is greater than or equal to $2.25 will be cancelled for no payment or consideration. All Company stock options are vested and have an exercise price in excess of $2.25 per share, meaning that, at the effective time of the merger, all Company stock options will be cancelled for no payment or consideration.

Company RSU Awards. At the effective time of the merger, each Company RSU award that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to (a) $2.25, multiplied by (b) the number of shares of common stock subject to such Company RSU award immediately prior to the effective time of the merger, less any applicable tax withholding.

Company LTIP Awards. Prior to the effective time of the merger, all of the outstanding Long Term Incentive Plan (LTIP) units of Morgans Group LLC will be converted into Non-Managing Member Units (each as defined in the Amended and Restated Limited Liability Company Agreement of Morgans Group LLC, effective February 17, 2006, as amended, which we refer to as the Morgans Group LLC Agreement, in accordance with the terms of the Morgans Group LLC Agreement). Those units will be converted into shares of common stock prior to the effective time of the merger and will be converted into the merger consideration at the effective time of the merger. All outstanding LTIP units are fully vested.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 67)

In considering the recommendations of the Board (excluding Bradford Nugent, who recused himself from the Board’s deliberations and Jason Kalisman, who was not present at the meeting of the Board at which the merger was approved) with respect to the merger, the Company’s stockholders should be aware that the executive officers and directors of the Company have certain interests, including financial interests, in the transactions that may be different from, or in addition to, the interests of the Company’s stockholders generally.

Areas where the interests of the directors may differ from those of stockholders in general relate to (i) the vesting of unvested Company RSU awards granted to certain directors in May 2016, (ii) the discontinuance of the directors’ cash and equity compensation for their service on the Board, and (iii) the provision of indemnification and insurance arrangements pursuant to the merger agreement and the Company’s amended and restated certificate of incorporation, amended and restated bylaws and indemnification agreements, which reflect the fact that, as a result of their service on the Board, the directors may be subject to claims arising from such service.

With regard to the Company’s executive officers, because of their existing compensation arrangements, the differences in interests for such persons involve the possible receipt of the following types of payments and benefits that may be triggered by or otherwise relate to the merger:

•	cash payments under executive employment arrangements;

•	the vesting of any unvested equity awards pursuant to the terms of the Company’s compensation plans and the merger agreement;

•	the provision of indemnification and insurance arrangements pursuant to the merger agreement and the Company’s amended and restated certificate of incorporation, amended and restated bylaws and executive employment agreements;

•	post-termination welfare benefits or cash payments in respect of such benefits; and

•	potential continued employment with the Company or Purchaser following the merger.

In addition, Yucaipa owns our Series A preferred securities as well as warrants exercisable for shares of our common stock. In connection with the merger agreement, Yucaipa entered into a rollover commitment letter, as further described below, pursuant to which Yucaipa will, immediately prior to the effective time and subject to the terms and conditions set forth therein, contribute all of such Series A preferred securities and warrants to Purchaser in exchange for common and preferred equity interests in Purchaser and leasehold interests in three restaurants. As a result of this contribution and exchange, following the effective time of the merger, Yucaipa will continue to own, indirectly, an interest in the Company, unlike holders of our common stock who will cease to have any ownership interest in the Company from and after the effective time of the merger.

Financing (Page 63)

The Company and Purchaser estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $100 million to $105 million. SBE expects this amount to be provided from the following sources, in addition to cash on hand of the Company and Purchaser:

•	a cash equity investment by Cain Hoy Enterprises LP, which we refer to as Cain Hoy, in an aggregate amount of $75 million, which is described below under “Special Factors—Financing—Preferred Equity Financing,” beginning on page 63;

•	the contribution by Yucaipa of Series A preferred securities and warrants to Purchaser immediately prior to the effective time of the merger, which is described below under “Special Factors—Financing—Rollover Financing,” beginning on page 64; and

•	debt financing of up to $205 million to be provided by Security Benefit Corporation, which we refer to as SBC, for purposes of the merger and the refinancing of existing debt of SBE described below under “Special Factors—Financing—Debt Financing,” beginning on page 65.

Assuming the concurrent consummation of the rollover investment, the financing described above, when funded in accordance with the respective commitment letters, together with the available cash on hand at the Company and Purchaser at the time of the consummation of the merger, after payment of fees and expenses payable in connection with the transaction, will provide SBE the cash proceeds sufficient for the consummation of the merger. See “Special Factors—Financing,” beginning on page 63.

Limited Guaranty (Page 67)

SBC has agreed to guarantee the payment obligation of Cain Hoy under its equity commitment letter, subject to the satisfaction or waiver of the conditions set forth in the commitment letter.

Material U.S. Federal Income Tax Consequences of the Merger (Page 72)

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger—U.S. Holders,” beginning on page 73) in exchange for such U.S. Holder’s shares of common stock in the merger generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the cash such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the merger. Stockholders (including Non-U.S. Holders (as defined under “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders,” beginning on page 73)) should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under the laws of any U.S. state or local or non-U.S. taxing jurisdiction. A more complete description of the material U.S. federal income tax consequences of the merger is provided under “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 72.

Anticipated Accounting Treatment of the Merger (Page 75)

It is currently contemplated that the Company, as the surviving corporation in the merger, will account for the merger as a business combination using the acquisition method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to the assets and liabilities of the Company based on their fair values following FASB Accounting Standards Codification Topic 805, Business Combinations.

Rights of Appraisal (Page 117)

Under Delaware law, holders of common stock who do not vote in favor of the adoption of the merger agreement and approval of the merger, who properly demand appraisal of their shares of common stock and who otherwise strictly comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of common stock in lieu of receiving the merger consideration if the merger is completed, but only if they comply with all applicable requirements of the DGCL. This judicially determined value could be more than, the same as, or less than the merger consideration. Any holder of common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to us prior to the vote on the proposal to adopt the merger agreement and must not vote in favor of adoption of the merger agreement and must otherwise strictly comply with all of the procedures required by the DGCL. The relevant provisions of the DGCL are included as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

Non-Solicitation (Page 91)

Pursuant to the merger agreement, with certain specified exceptions, neither the Company nor its subsidiaries or representatives may:

•	directly or indirectly solicit, initiate or encourage the submission of any takeover proposal;

•	enter into any agreement with respect to any takeover proposal; or

•	directly or indirectly participate in any discussions or negotiations regarding, or give any person information regarding, or take any other action to facilitate any inquiries or the making of any proposal that is or may reasonably be expected to lead to any takeover proposal.

If the Company receives, prior to receipt of the Company stockholder vote to adopt the merger agreement, an unsolicited takeover proposal that would reasonably be expected to lead to a superior proposal, that did not otherwise result from a breach of the Company’s non-solicitation obligations, and, if the Board determines in good faith after consultation with its outside legal counsel, that the failure to take the following actions would be inconsistent with the exercise of the Board’s fiduciary duties to the Company’s stockholders under applicable law, then the Company or any of its representatives may, as further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Takeover Proposals,” beginning on page 91, subject to certain limitations, furnish nonpublic information to the person making such takeover proposal if, prior to doing so, the Company has entered into an acceptable confidentiality agreement with such person, and engage in discussions or negotiations with the person making such takeover proposal.

The Board will not take any of the following actions, each of which we refer to as an adverse recommendation change:

•	withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by the Board of the merger agreement or the merger;

•	approve or cause or permit the Company or any of its subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any takeover proposal (other than an acceptable confidentiality agreement); or

•	approve or recommend, or propose to approve or recommend, any takeover proposal.

However, at any time prior to receipt of the Company stockholder vote to adopt the merger agreement, if the Company receives a superior proposal and the Board determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary obligations, the Board may (i) withdraw or modify its approval or recommendation of the merger and the merger agreement and, in connection therewith, approve or recommend a superior proposal or (ii) terminate the merger agreement to enter into a definitive agreement providing for a superior proposal (in each case, so long as the Company is not in breach of its non-solicitation obligations under the merger agreement) and concurrently pay to Purchaser the termination fee as described in “The Merger Agreement—Termination Fees; Reimbursement of Expenses,” beginning on page 101.

The Board and the Company can take the foregoing actions only if (i) the Company provides Purchaser four (4) business days’ prior written notice of its intention to take such action, which notice shall include the identity of the party making a superior proposal and the material terms and conditions thereof, an unredacted copy of the superior proposal, and an unredacted copy of the then-current proposed draft definitive agreements (provided that the notice period shall be two (2) business days in the event that any material revision or amendment to a superior proposal is made); (ii) after providing such notice, the Company and its representatives negotiate with Purchaser in good faith to make adjustments to the merger agreement as would permit the Company not to withdraw or modify its approval or recommendation of the merger and the merger agreement or terminate the merger agreement; and (iii) the Board (after consulting with its financial advisor and outside legal counsel) considers in good faith any changes to the merger agreement offered by Purchaser.

Termination (Page 99)

The Company and Purchaser may terminate the merger agreement by mutual written consent at any time before the effective time of the merger, whether before or after receipt of the Company stockholders’ approval. In addition, either the Company or Purchaser may terminate the merger agreement if:

•	the merger has not been completed by November 9, 2016, which we refer to as the outside date, unless the failure to consummate the merger is primarily the result of a material breach of the merger agreement by the party seeking to terminate the merger agreement, which termination right is referred to as the outside date termination right;

•	any governmental entity issues a final and nonappealable order, decree, ruling or other action that permanently enjoins, restrains or otherwise prohibits the merger, unless such order, decree, ruling or action is primarily the result of a material breach of the merger agreement by the party seeking to terminate the merger agreement;

•	if the conditions to the obligation of either party to consummate the merger become permanently and irrevocably incapable of satisfaction prior to the outside date, provided that the terminating party is not in material breach of any representation, warranty or covenant contained in the merger agreement; or

•	if, upon a vote at a duly held meeting of the Company to obtain the Company stockholders’ approval of the merger and the merger agreement, such stockholders’ approval is not obtained, which termination right is referred to as the failure to receive stockholder approval termination right.

The Company may terminate the merger agreement if:

•	Purchaser breaches or fails to perform any of its representations, warranties or covenants in the merger agreement, any of the voting agreements or the rollover commitment letter, (i) which would give rise to a failure of a condition to the Company’s obligations to effect the merger and (ii) which breach or failure has not been or cannot be cured within thirty (30) days following delivery of written notice of such breach, provided that the Company is not then in material breach of its representations, warranties or covenants, which termination right is referred to as the Purchaser breach termination right;

•	prior to the receipt of the Company stockholder approval, to enter into a definitive agreement providing for a superior proposal and the Company has complied with its non-solicitation obligations described in “The Merger Agreement—Other Covenants and Agreements—Non-Solicitation,” beginning on page 91; and “The Merger Agreement—Other Covenants and Agreements—Adverse Recommendation Change; Superior Proposals; Intervening Events,” beginning on page 92; and immediately prior to or concurrently with such termination, the Company pays Purchaser the Company termination fee as described in The Merger Agreement—Termination Fees; Reimbursement of Expenses,” beginning on page 101, which termination right is referred to as the superior proposal termination right; or

•	Purchaser fails to consummate the merger within two (2) business days following the date that the consummation of the merger was required to have occurred pursuant to the merger agreement and (i) the Company confirmed in writing that it is ready and able to consummate the merger and (ii) all of the conditions relating to the Company’s obligation to effect the consummation of the merger have been satisfied, which termination right is referred to as the financing failure termination right.

Purchaser may terminate the merger agreement if:

•	the Company breaches or fails to perform any of its representations, warranties or covenants in the merger agreement, (i) which would give rise to a failure of a condition to Purchaser’s obligation to effect the merger and (ii) which breach or failure has not been or cannot be cured within thirty (30) days following delivery of written notice of such breach, provided that Purchaser is not then in material breach of its representations, warranties or covenants, which termination right is referred to as the Company breach termination right;

•	if the Board withdraws or modifies, in a manner adverse to Purchaser, its approval of the merger agreement or the merger or fails to recommend to the Company’s stockholders that they give the Company stockholder approval or approves or recommends, or proposes to approve or recommend, any takeover proposal, which termination right is referred to as the failure to approve termination right;

•	if the Board fails to publicly reaffirm its recommendation to the Company’s stockholders to approve the merger agreement within ten (10) business days of Purchaser’s written request to do so (which may only be done when a takeover proposal is pending, once for each takeover proposal, once for each increase in purchase price relating to such takeover proposal, and once for any reason or no reason), which termination right is referred to as the failure to reaffirm termination right; or

•	if the Company’s officers, directors, legal counsel or any senior member of the Company’s financial advisor (or any non-senior member of the Company’s financial advisor whom the Company fails to promptly prevent from intentionally and materially violating the Company’s non-solicitation obligations) intentionally and materially breaches the Company’s non-solicitation obligations, described under “The Merger Agreement—Other Covenants and Agreements”, which termination right is referred to as the non-solicitation breach termination right.

Termination Fees; Reimbursement of Expenses (Page 101)

The Company will be required to pay to Purchaser a fee of $6.5 million if the merger agreement is terminated:

•	by Purchaser, pursuant to the failure to approve termination right, the failure to reaffirm termination right or the non-solicitation breach termination right;

•	by the Company, pursuant to the superior proposal termination right; or

•	by the Company or Purchaser, pursuant to the outside date termination right or the failure to receive stockholder approval termination right, or by Purchaser pursuant to the Company breach termination right, and after the date of the merger agreement but prior to its termination, a takeover proposal has been announced, publicly disclosed, publicly commenced or made known to the Board and within twelve (12) months of such termination, the Company enters into a definitive agreement to consummate or consummates the transactions contemplated by a takeover proposal (which modifies the reference of 15% to 50% in the definition of “takeover proposal,” described in “The Merger Agreement—Other Covenants and Agreements—Takeover Proposals” on page 91), which termination fee payment shall be made within two (2) business days of execution of such definitive agreement or, if earlier, consummation of such transactions.

Additionally, the Company has agreed to reimburse Purchaser within two (2) business days for all reasonable, documented and out-of-pocket costs, fees and expense of Purchaser, up to an amount not to exceed $1 million (which will be credited against any termination fee) if the merger agreement is terminated:

•	by the Company or Purchaser, in the event that the Company’s stockholders fail to adopt the merger agreement at the special meeting;

•	by Purchaser, pursuant to the Company breach termination right, as a result of the Company’s failure to establish a record date for, duly call, give notice of, convene or hold the stockholders meeting for the purposes of seeking stockholder approval of the adoption of the merger agreement; or

•	by the Company or Purchaser pursuant to the outside date termination right, if at the time of such termination, the Company shall have not established a record date for, duly called, given notice of, convened or held the stockholders meeting for the purposes of seeking stockholder approval of the merger.

Purchaser will be required to pay to the Company a fee of $6.5 million if the merger agreement is terminated (i) by the Company pursuant to the financing failure termination right, (ii) by the Company or Purchaser, pursuant to the outside date termination right, if, at the time of such termination, the Company would have been entitled to terminate the merger agreement pursuant to the financing failure termination right, or (iii) by the Company or Purchaser pursuant to the outside date termination right, if at the time of such termination all of the conditions to Purchaser’s obligation to close the merger have been met (with the exception of the closing condition with regard to assumption or refinancing of the Hudson/Delano mortgage debt agreements) and the Company is not in material breach of any of its obligations under the merger agreement with respect to the mortgage debt agreements.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a holder of common stock of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Merger Sub with and into the Company pursuant to the merger agreement. Following the effective time of the merger, the Company would be privately held as a direct or indirect wholly owned subsidiary of Purchaser.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $2.25 in cash, without interest and less any applicable withholding taxes, for each share of common stock that you own. For example, if you own 100 shares of common stock, you will be entitled to receive $225 in cash in exchange for your shares of common stock, without interest and less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation.

Q:	What are the United States federal income tax consequences of the merger?

A:	If you are a U.S. Holder (as defined in “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger—U.S. Holders,” beginning on page 73), the receipt of cash by you in exchange for your shares of common stock pursuant to the merger generally will be a taxable transaction for United States federal income tax purposes.

We believe the Company is likely to be a USRPHC (as defined in “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders,” beginning on page 73). As a result, if you are a Non-U.S. Holder (as defined in “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders”), you may be subject to United States federal income tax on any gain recognized by you upon the exchange of your shares of common stock pursuant to the merger, even if you are not engaged in a trade or business in the United States and are not an individual present in the United States for 183 days or more during the taxable year of the exchange. Whether or not a Non-U.S. Holder of a USRPHC will be subject to United States federal income tax depends on the number of shares of common stock such Non-U.S. Holder holds and whether the shares of common stock are considered to be “regularly traded” on an established securities market within the meaning of applicable Treasury Regulations issued by the Internal Revenue Service. See “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 72.

You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances including the application and effect of any state, local or non-U.S. income and other tax laws.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at Hudson hotel, 358 West 58th Street, New York, NY 10019, on [●], 2016, at [[●] [a.m./p.m.]], Eastern Daylight Time.

Q:	What must I bring to attend the special meeting?

A:	If you are a holder of record of common stock, please be prepared to provide proper identification, such as a driver’s license or passport. If you wish to attend the special meeting and your shares of common stock are held in “street name” through an account with a bank, broker or other nominee, you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification. Any “street name” holder who wishes to vote at the special meeting will need to obtain a proxy executed in such holder’s favor from the bank, broker or other nominee that holds its shares of common stock.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•	to approve, on an advisory (non-binding) basis, specified compensation that may be payable to the named executive officers of the Company; and

•	to approve the adjournment or postponement of the special meeting for a period of up to thirty (30) days to solicit additional proxies, if necessary, to adopt the merger agreement, if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What vote of our stockholders is required to approve the merger agreement?

A:	Under the DGCL and as a condition to the consummation of the merger, holders of common stock holding at least a majority of the voting power of the common stock, and holders of Series A preferred securities holding at least a majority of the Series A preferred securities, in each case outstanding at the close of business on the record date for the determination of stockholders entitled to vote at the meeting, must vote “FOR” or consent to the adoption of the merger agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the adoption of the merger agreement.

As of June 1, 2016, there were 34,874,923 shares of common stock outstanding.

In connection with the merger agreement, and as a condition of SBE’s willingness to proceed with the proposed transaction, SBE entered into voting agreements with each of OTK Associates, LLC, Pine River Capital Management, L.P. and Vector Group Ltd., dated as of May 9, 2016, pursuant to which OTK Associates, LLC, Pine River Capital Management, L.P. and Accommodations Acquisition Corp. (which together with certain of their affiliates collectively own approximately 29% of the shares of common stock outstanding as of the record date), have agreed to vote such shares in favor of adoption of the merger agreement. Also, SBE entered into a voting agreement with Yucaipa, pursuant to which Yucaipa has agreed to consent to the merger agreement. Each of the voting agreements entered into with SBE would terminate automatically at the earliest of the effective time of the merger, upon termination of the merger agreement, on November 9, 2016, if the merger agreement is amended in a manner that reduces the merger consideration or changes the form of the merger consideration, or in the event that the Company’s board of directors withdraws or modifies its approval or recommendation of the merger and/or the merger agreement in accordance with the merger agreement, and, in connection therewith, approves or recommends a superior proposal in accordance with the merger agreement.

Q:	What vote of our stockholders is required to approve other matters to be discussed at the Special Meeting?

A:	The advisory (non-binding) proposal to approve specified compensation that may be payable to the named executive officers of the Company and the proposal regarding adjournment or postponement of the special meeting to solicit additional proxies, if necessary, require the affirmative vote of the holders of a majority of the voting power of the common stock present or represented by proxy and entitled to vote at the special meeting.

Q:	How does the Board recommend that I vote?

A:	The Board (excluding Bradford Nugent, who recused himself from the Board’s deliberations and Jason Kalisman, who was not present at the meeting of the Board at which the Merger was approved) unanimously recommends that our stockholders vote:

•	“FOR” the adoption of the merger agreement;

•	“FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger; and

•	“FOR” the proposal regarding adjournment or postponement of the special meeting for a period of up to thirty (30) days to solicit additional proxies, if necessary.

You should read “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger,” beginning on page 44 for a discussion of the factors that the Board (excluding Mr. Nugent, who recused himself from the Board’s deliberations and Mr. Kalisman, who was not present at the meeting of the Board at which the Merger was approved) considered in deciding to recommend the approval of the merger agreement. See also “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger,” beginning on page 67.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve the merger agreement?

A:	A failure to vote your shares of common stock or an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. Abstentions and broker non-votes will be included in the calculation of the number of shares of common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. See “The Special Meeting—Required Vote for the Merger,” beginning on page 80.

Q:	Why am I being asked to consider and vote on the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger?

A:	SEC rules require the Company to seek approval on a non-binding, advisory basis with respect to payments that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to the Company’s Named Executive Officers in Connection with the Merger,” beginning on page 70, including the associated footnotes and narrative discussion. Approval of that proposal is not required to complete the merger.

Q:	What effects will the merger have on the Company?

A:	The common stock is currently registered under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and is quoted on the NASDAQ Global Select Market, which we refer to as the NASDAQ, under the symbol “MHGC”. As a result of the merger, the Company will cease to be a publicly traded company and will be directly or indirectly wholly owned by Purchaser. Following the consummation of the merger, the registration of common stock and our reporting obligations under the Exchange Act will be terminated upon application to the SEC. In addition, upon the consummation of the merger, the common stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not adopted by the Company’s stockholders, or if the merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company and shares of common stock will continue to be listed and traded on the NASDAQ. Under specified circumstances, the Company may be required to pay Purchaser a termination fee of $6.5 million, or to reimburse up to $1.0 million of Purchaser’s out-of-pocket costs, fees and expenses, or Purchaser may be required to pay the Company a termination fee of $6.5 million. See “The Merger Agreement—Termination,” beginning on page 99.

Q:	What do I need to do now?

A:

We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, and to consider how the merger affects you. If you are a holder of record of common stock (that is, if you hold shares of common stock in your own name), you can ensure that your shares are voted at the special meeting by completing, signing and dating the enclosed proxy card and returning it to the Company, or by submitting your proxy via:

•	telephone (toll free), by calling the toll-free touchtone voting number listed on the proxy card, entering your control number located on the proxy card and following the touchtone prompts; or

•	the Internet, by logging on to the website listed on the proxy card, entering your control number located on the proxy card and voting by following the on-screen prompts.

If you hold your shares of common stock in “street name” through a broker, bank or other nominee you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be counted for purposes of a quorum or voted at the meeting, which will have the same effect as voting against the adoption of the merger agreement.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of common stock for the merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	Can I revoke my proxy or voting instructions?

A:	Yes. You can revoke your proxy or voting instructions at any time before your shares are voted at the special meeting. If you are a holder of record of common stock, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at Morgans Hotel Group Co., Attn: Secretary, 475 Tenth Avenue, New York, NY 10018, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares of common stock in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares of common stock are registered in more than one name or are held in more than one account, you will receive a proxy card or voting instruction card for each account. To ensure that all of your shares are voted, please follow the instructions you receive for each account to complete, sign, date and return each proxy card or voting instruction card you receive or to submit your proxy or voting instructions by telephone or by the Internet.

Q:	What happens if I sell my shares of common stock before the completion of the merger?

A:	If you transfer your shares of common stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger. If you transfer your shares of common stock, you will not have any rights to appraisal of your shares of common stock.

Q:	Who is soliciting my vote?

A:

This solicitation of proxies is made by and on behalf of the Board. We will pay all costs of soliciting proxies, including the costs of preparing and mailing this proxy statement. In addition to the solicitation by us of proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by telephone or by other appropriate means of communication. We request and anticipate that banks, brokers, fiduciaries, custodians and nominees will forward copies of our proxy soliciting materials to their principals and request their voting instructions, and we will reimburse those persons for their out-of-pocket expenses in doing so. In addition, we retained Okapi Partners LLC, which we refer to as Okapi, to provide solicitation and advisory services for which Okapi received a retainer of $15,000, plus its reasonable out-of-pocket expenses. We have agreed to indemnify Okapi against certain liabilities, including liabilities arising under the federal securities laws. In connection with the solicitation of proxies for the special meeting, the Company has not authorized anyone to give you any information or make any representation not contained in this proxy statement. If anyone gives you any other information or makes any other representation to you, you should not rely on it as having been authorized by the Company.

Q:	Who will count the votes?

A:	The Inspector of Election appointed for the special meeting, who we expect will be a representative of [●], will separately tabulate the affirmative and negative votes, withheld votes, abstentions and broker non-votes.

Q:	When will I receive the cash consideration for my shares?

A:	After the merger is completed, when you properly complete and return the letter of transmittal and required documentation described in the written instructions referenced above, you will receive from the paying agent payment in cash of the merger consideration for your shares of common stock. If you exercise and perfect statutory appraisal rights in connection with the merger in accordance with Delaware law, you will not be entitled to receive any merger consideration and instead, subject to your compliance with Section 262 of the DGCL, you will be entitled to receive payment in cash for the “fair value” of your shares of common stock.

Q:	Are appraisal rights available in connection with the proposed merger?

A:	Appraisal rights may be available to you in connection with the proposed merger. If you exercise and properly perfect statutory appraisal rights in connection with the merger in accordance with Delaware law, you will not be entitled to receive any merger consideration and instead, subject to your full compliance with Section 262 of the DGCL, you will be entitled to receive payment in cash for the “fair value” of your shares (which amount may be more than, less than or the same as the merger consideration). See “Rights of Appraisal,” beginning on page 117 of this proxy statement and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Appendix C to this proxy statement.

Q:	When will the Company announce the voting results of the special meeting, and where can I find the voting results?

A:	The Company intends to announce the preliminary voting results at the special meeting, and will publish the final voting results of the special meeting in a Current Report on Form 8-K filed with the SEC within four (4) business days of the completion of the meeting. All reports that the Company files with the SEC are publicly available when filed.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares of common stock or need additional copies of the proxy statement or the enclosed proxy card, please contact Okapi, which is acting as the proxy solicitation agent and information agent in connection with the merger.

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others, Call Toll Free: (877) 796-5274

Email: info@okapipartners.com

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

Background of the Merger

The Board and senior management regularly evaluate the Company’s business and operations, trends in the hotel and lodging and real estate industries, and the macro-economic environment, all with a view toward creating and maximizing stockholder value. From time to time, this evaluation has included the review of potential strategic alternatives, including business combinations involving all or part of the Company.

On October 15, 2009, in an effort to address the Company’s liquidity needs, the Company entered into a Securities Purchase Agreement, which we refer to as the Securities Purchase Agreement, with Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P., which we refer to, together with Yucaipa Hospitality LLC, as the Yucaipa investors. Under the Securities Purchase Agreement, the Company sold to the Yucaipa investors (1) 75,000 Series A preferred securities with a liquidation preference of $1,000 per share, and (2) warrants to purchase 12,500,000 shares of common stock at an exercise price of $6.00 per share.

The Series A preferred securities had a dividend rate of 8% for the first five years and then a dividend rate of 10% for years six and seven. The dividend rate will increase from 10% to 20% after October 15, 2016. The Company has the option to redeem any or all of the Series A preferred securities at par plus cumulative unpaid dividends at any time. The Series A preferred securities have consent rights as to the authorization of preferred stock ranking senior to the Series A preferred securities and amendments to the certificate of designation of the Series A preferred securities and amendments to the Company’s charter that adversely affect the Series A preferred securities. In addition, so long as the Yucaipa investors and their affiliates collectively hold at least a majority of the Series A preferred securities outstanding, in addition to any other vote or consent of stockholders required by law or by the Company’s charter, the prior approval of the holders of at least a majority of the outstanding Series A preferred securities is required for any transaction (x) involving the acquisition (including by merger, consolidation, other business combination, or acquisition of all or substantially all of the assets of the Company, other than an acquisition that is an acquisition of substantially all of the assets of the Company as the result of the disposition by the Company of real estate assets where the Company will continue to engage in the business of managing hotel properties and other real property assets) of the Company by any third party or (y) pursuant to which the Series A preferred securities are converted or reclassified into or exchanged for securities of another entity.

The warrants to purchase 12,500,000 shares of common stock at an exercise price of $6.00 per share have a 7-1/2 year term (expiring on April 15, 2017) and are exercisable utilizing a cashless exercise method only, resulting in a net share issuance. For so long as the Yucaipa investors collectively have the right to purchase through exercise of the warrants (whether or not any or all of such warrants are exercisable and assuming a cash exercise) an aggregate of at least 875,000 shares of common stock, the Company must use its reasonable best efforts to cause the Board to nominate and recommend to the Company’s stockholders the election of a person nominated by the Yucaipa investors as a director and use its reasonable best efforts to ensure that the Yucaipa nominee is elected to the Board at each meeting of stockholders. If that nominee is not elected by the Company’s stockholders, the Yucaipa investors have certain board observer rights and, in certain circumstances, the dividend rate on the Series A preferred securities increases by 4% during any time that a Yucaipa nominee is not a member of the Board. Effective October 15, 2009, Yucaipa nominated, and the Board elected, Michael Gross as a member of the Board.

Under the Securities Purchase Agreement, for so long as they collectively own or have the right to purchase through exercise of the warrants (whether or not any or all of such warrants are exercisable) an aggregate of at least 6,250,000 shares of common stock, the Yucaipa investors have consent rights with respect to:

•	the sale or transfer of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any third party;

•	any transaction involving the acquisition (including by merger, consolidation, other business combination, or acquisition of all or substantially all of the capital stock or assets of any third party) of any third party by the Company or any of its subsidiaries where the equity investment by the Company and its subsidiaries is $100,000,000 or greater;

•	any transaction involving the acquisition (including by merger, consolidation, other business combination, or acquisition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, other than an acquisition that is an acquisition of substantially all of the assets of the Company and its subsidiaries, taken as a whole, as the result of the disposition by the Company or its subsidiaries of real estate assets where the Company and its subsidiaries, taken as a whole, will continue to engage in the business of managing hotel properties and other real property assets) of the Company by any third party;

•	any change in the size of the Board to a number below seven (7) or above nine (9); and

•	the entry into any contract, agreement, arrangement or transaction (or series of related contracts, agreements, arrangements or transactions) with respect to any of the foregoing actions.

The Company has taken the position that, for purposes of calculating whether the Yucaipa investors collectively own or have the right to purchase through exercise of the warrants 6,250,000 shares of common stock, the shares purchasable upon exercise of the warrants should be calculated assuming a cashless exercise. The Yucaipa investors disagree and have asserted that they have consent rights with respect to the above items under the Securities Purchase Agreement in addition to their consent rights under the terms of the Series A preferred securities (as to which there is no disagreement).

On April 23, 2010, the Yucaipa investors purchased $78 million aggregate principal amount of the Company’s 2.375% Senior Subordinated Convertible Notes due 2014, which we refer to as the convertible notes. On July 21, 2010 the Yucaipa investors purchased an additional $10 million aggregate principal amount of the Company’s convertible notes.

Since 2009, the Company has been impacted by, among other things, high levels of leverage, the Company’s efforts to transition from a business model combining ownership of a significant number of hotels and a portfolio of managed hotel properties to an asset-light business model focused on management, licensing and development of properties not owned by the Company, changes in the management and Board (including successive proxy contests at the Company’s 2013 and 2014 annual meetings of stockholders), the Company’s various efforts to explore potential strategic alternatives, challenges in attracting and retaining key personnel, deteriorating business conditions commencing in 2015 that have resulted in a substantial decline in the value of the Company’s remaining owned hotels, and a diminishing cash balance.

On March 21, 2011, the Company announced a series of changes to its Board and senior management.

•	the Company’s previous Chief Executive Officer and the Company’s President both left the Company;

•	upon the recommendation of Yucaipa, Mr. Gross, a member of the Board originally nominated by the Yucaipa investors, was appointed Chief Executive Officer;

•	Ron Burkle, Managing Partner at Yucaipa, joined the Board, as the nominee appointed by the Yucaipa investors;

•	David Hamamoto, Chairman of the Board and one of the Company’s largest stockholders, was appointed Executive Chairman; and

•	Jason Taubman Kalisman, a founding member of the Company’s largest stockholder, OTK Associates (which had acquired 4,500,000 shares of common stock, or approximately 14.5% of the outstanding common stock, in early 2008), joined the Board.

Beginning in 2011, the Company disposed of its interests in several owned hotels and announced plans for several new managed or licensed hotel properties. For example, between May and November 2011, the Company sold its equity interests in Mondrian Los Angeles hotel, Royalton and Morgans hotels in New York, and Sanderson and St Martins Lane hotels in London. The Company continues to operate each of the sold hotels under long-term management agreements. The Company used the net proceeds of the sales to repay indebtedness and provide working capital. Despite these asset sales and the associated debt repayment, the Company remained highly levered, with indebtedness and obligations in respect of the Series A preferred securities totaling in excess of $500 million at the end of 2011. The Company’s intention at that time was to focus primarily on developing its portfolio of managed and licensed hotels. Although the Company, working with a variety of developers and third-party investors, has initiated numerous projects since 2011, these projects have largely failed to generate material new revenue and the Company’s interests in several management projects have terminated for a variety of reasons.

Other anticipated development projects have been abandoned (resulting in significant cash losses) or are taking longer than expected to commence (with no assurance of ultimate completion or success). The Company’s portfolio of hotels currently consists of three owned hotels (Hudson, Delano and Clift hotels); seven managed hotels (Royalton and Morgans hotels in New York, Shore Club in Miami, Mondrian Los Angeles and Sanderson, St Martins Lane and Mondrian hotels in London); two licensed hotels, Delano Las Vegas and Mondrian South Beach; and one franchised hotel, 10 Karakoy in Istanbul. The owners of Royalton, Morgans and Shore Club have announced that they intend to exercise their rights to terminate the existing management agreements, which would reduce the number of hotels managed by the Company to four.

On November 30, 2011, subsidiaries of the Company acquired 90% of the equity interests in a group of companies known as The Light Group, an operator of restaurants, nightclubs, bars and other food and beverage venues primarily under contracts with the MGM Las Vegas, for a purchase price of $28.5 million in cash and up to $18 million in notes convertible into shares of common stock of the Company. In connection with the acquisition, Andrew Sasson, a founder of The Light Group, joined the Board. In addition, The Light Group began running the food and beverage operations at Delano following the acquisition.

Beginning in the fall of 2011, management of the Company began to consider the possibility of restructuring the Yucaipa investors’ investment in the Company. As previously noted, at that time the Yucaipa investors held a combination of Series A preferred securities, warrants to purchase common stock, and convertible notes with a maturity date in October 2014. In December 2011, the Board formed a special committee consisting of Messrs. Kalisman, Michael Malone, Robert Friedman, Thomas Harrison and Edwin Knetzger to consider potential transactions with respect to the securities owned by Yucaipa. Between December 2011 and May 2012, the special committee continued to meet and, in May 2012, the committee engaged a financial advisor to assist with a broader review of potential strategic alternatives.

At the May 16, 2012 annual meeting of the Company’s stockholders, Messrs. Hamamoto, Gross, Burkle, Friedman, Gault, Harrison, Kalisman, Malone and Sasson were elected as directors of the Company.

In June 2012, the special committee instructed management to prepare for a $50 million rights offering and a possible sale of Delano. As of June 30, 2012, the Company had more than $525 million of outstanding debt and Series A preferred securities obligations. The objective of the transactions proposed by the special committee was to de-lever the Company’s balance sheet and increase the Company’s financial flexibility, and potentially create an alternative to a transaction with the Yucaipa investors.

On July 2, 2012, Yucaipa proposed a transaction whereby Yucaipa would acquire Delano, The Light Group and the Delano brand in exchange for all of its interests in the Company and the Company would retain the management contract for Delano. Subsequent to July 2, 2012, Yucaipa learned of the Company’s proposed rights offering and, on August 1, 2012, Yucaipa amended its proposal by offering to backstop a $100 million rights offering at $6.00 per share of common stock. At that time, the common stock was trading at approximately $4.75 per share.

During the period from August 2012 to March 2013, the special committee continued to engage in discussions with Yucaipa regarding a possible transaction.

On October 10, 2012, a party, whom we refer to as Bidder A, sent a letter to the Company proposing an acquisition of the Company at what Bidder A described as a meaningful premium to recent trading levels. The Board did not engage with Bidder A at that time because it was focusing on the discussions with Yucaipa and believed that a transaction with Yucaipa would likely not preclude a subsequent transaction with Bidder A.

Also around this time, the Company was soliciting bids on Delano. On October 25, 2012, three parties submitted bids on Delano at values ranging from $145 to $170 million.

On November 20, 2012, Mr. Hamamoto resigned from the Board and from his position as Executive Chairman to focus on his other business interests and commitments.

On November 26, 2012, Bidder A offered to purchase the Company at a price of $7.50 per share of common stock. On December 2, 2012, a third party offered to make a $100 million equity investment in the Company. The special committee and the Board declined to pursue these potential strategic alternatives in light of the special committee’s principal focus on pursuing a potential transaction with Yucaipa and the perceived benefits of that transaction. The Board and the special committee believed that with reduced leverage and elimination of the Yucaipa investors’ Series A preferred securities and warrants, the Company would have greater flexibility to pursue an asset-light strategy or other potential strategic opportunities and initiatives, including but not limited to the potential sale of the Company.

On March 15, 2013, OTK Associates, which at that time owned approximately 13.9% of the common stock, commenced a proxy contest to replace the Board (other than Mr. Kalisman) at the 2013 annual meeting.

On March 30, 2013, the special committee and the Board convened meetings. Mr. Kalisman objected to the adequacy of notice of the meeting of the special committee. Over Mr. Kalisman’s objection, the special committee resolved to form a sub-committee consisting of all the members of the special committee other than Mr. Kalisman. Immediately thereafter, the subcommittee met and, following presentations by the subcommittee’s legal and financial advisors, recommended to the Board the transactions with the Yucaipa investors described below. At a meeting of the Board on the same day, the Board, over the objection of Mr. Kalisman, approved the transactions with the Yucaipa investors. On the same day, the Company announced that it and certain of its subsidiaries had entered into various definitive agreements with the Yucaipa investors and their affiliates, pursuant to which:

•	the Company agreed to transfer to the Yucaipa investors the Company’s 100% ownership interest in Delano and all of the Company’s ownership interest in The Light Group, and the Company agreed to enter into a long-term management agreement to manage Delano;

•	the Yucaipa investors agreed to surrender to the Company (1) warrants to purchase a total of 12,500,000 shares of the common stock, (2) 75,000 shares of the outstanding Series A preferred securities, including accrued and unpaid dividends, and (3) $88.0 million principal amount of the Company’s outstanding senior subordinated convertible notes;

•	the Company agreed to transfer to the Yucaipa investors the Company’s membership interests in the entity holding leasehold interests in the MBLV Restaurants, and the Yucaipa investors agreed to cause to be paid $6.5 million to the Company and to pay to, or on behalf of, the Company the remaining note obligations of the Company with respect to the acquisition of such leaseholds;

•	the existing governance rights of the Yucaipa investors and their affiliates with respect to the Company would be modified; and

•	to raise aggregate gross proceeds of approximately $100 million, the Company agreed to offer 16,666,666 shares of its common stock at a price of $6.00 per share in a public rights offering to its existing stockholders and holders of non-managing membership interests in its operating company subsidiary; any shares not subscribed for in the rights offering would be purchased by the Yucaipa investors pursuant to a backstop agreement.

On April 1, 2013, Mr. Kalisman filed a lawsuit in the Court of Chancery of the State of Delaware (the “Delaware Court”) seeking to, among other things, block the consummation of the Yucaipa transactions described above. OTK Associates later joined as a plaintiff in the suit and the litigation was captioned OTK Associates, LLC v. Friedman, et al., C.A. No. 8447-VCL (Del. Ch.).

On May 14, 2013, the Delaware Court issued an injunction temporarily prohibiting the Company from consummating the Yucaipa transactions, finding, among other things, that the Board had deprived Mr. Kalisman of his right to participate in special committee and Board meetings and had impaired the ability of the Board to engage in a collective deliberative process.

At the Company’s June 14, 2013 annual meeting, stockholders elected the entire OTK Associates slate of nominees to the Board, which, in addition to Mr. Kalisman, consisted of John J. Dougherty, Mahmood Khimji, Jonathan Langer, Andrea L. Olshan, Michael E. Olshan and Parag Vora. Mr. Kalisman was subsequently elected Chairman of the Board. Following the 2013 annual meeting there was no nominee of the Yucaipa investors on the Board and, from July 1, 2013 until May 2014 the dividend rate on the Series A preferred securities increased by 4.0% under the terms of the Series A preferred securities.

On June 27, 2013, certain Yucaipa affiliates filed a lawsuit against the Company and Morgans Group LLC in the Supreme Court of the State of New York captioned Yucaipa American Alliance Fund II L.P., et al. v. Morgans Hotel Group Co., et al.,

Index No. 652294/2013 (NY Sup.). The plaintiffs alleged, among other things, that the Company and Morgans Group had refused to use commercially reasonable best efforts to close the various putative agreements comprising the Yucaipa transactions described above, and that the Board had effectively withdrawn or modified its approval of the Yucaipa transactions.

On July 1, 2013, Mr. Burkle filed a lawsuit in the U.S. District Court for the Southern District of New York against OTK Associates and the Board captioned Burkle v. OTK Associates, LLC, et al., Case No. 13-CIV-4557 (S.D.N.Y.). Mr. Burkle alleged that OTK Associates and the Board used false and materially misleading proxy solicitation materials during the Company’s 2013 annual election of directors and, sought, among other things, an injunction requiring defendants to cause the Company to hold a new election of the Board.

On August 30, 2013, Mr. Gross resigned from the role of Chief Executive Officer of the Company. Mr. Kalisman was named Chief Executive Officer on an interim basis. On the same day, Mr. Burkle sent a letter to Mr. Kalisman expressing his frustration, among other things, with the circumstances surrounding Mr. Gross’ resignation and reiterating Yucaipa’s right to have an observer at all Board meetings.

On September 5, 2013, Kerrisdale Capital Management LLC made a filing with the SEC disclosing an intention to submit a competing slate of nominees for election to the Board at the Company’s 2014 annual meeting.

On October 4, 2013, certain Yucaipa affiliates filed a lawsuit against the Company in the Supreme Court of the State of New York captioned Yucaipa American Alliance Fund II L.P., et al. v. Morgans Hotel Group Co., Index No. 653455/2013 (NY Sup.). The Yucaipa affiliates asserted, among other things, that the Company breached the terms of the Securities Purchase Agreement by not properly providing the Yucaipa affiliates with observer rights at Board meetings.

On October 31, 2013, Yucaipa sent the Board a letter indicating that Yucaipa would like to speak with the Company regarding its potential interest in making a proposal to acquire the Company for $8.00 per share. The letter also encouraged the Company to seek alternative bids.

During the fall of 2013 and in early 2014, the Company’ liquidity resources were becoming increasingly scarce. By December 31, 2013, the Company had approximately $10.0 million in cash and cash equivalents with approximately $407.5 million of debt maturing in 2014. On February 6, 2014, the Company entered into a new mortgage financing secured by Hudson and Delano. Proceeds from that new mortgage financing were used to, among other things, repay outstanding debt on prior mortgage loans secured by Hudson, and subsequently to repurchase $88.0 million principal amount of convertible notes issued by the Company which were held by Yucaipa.

On January 18, 2014, at a regular meeting, the Board discussed, among other things, the benefits of creating a special transaction committee to explore potential strategic alternatives, in light of the fact that (i) the Company had received a proposal from Yucaipa to acquire the Company; and (ii) one of the Company’s directors was affiliated with a separate potential counterparty with whom the Company expected to have (and ultimately had) discussions concerning a potential business combination. The Board believed that it would be in the best interests of the Company’s stockholders, at that time, to explore potential strategic alternatives, in light of the expressions of interest previously received from Yucaipa and another third party. The Board resolved to create a special transaction committee (the “Special Transaction Committee”), comprised of disinterested directors, to avoid or mitigate any actual or perceived conflicts of interest relating to members of the Board. The Special Transaction Committee initially was composed of Mr. Kalisman, Mr. Dougherty, Mr. Langer, Ms. Olshan and Mr. Olshan, with Mr. Kalisman appointed as chairman. The Board resolved, among other things, that it would not approve a potential transaction or strategic alternative without the prior favorable recommendation of the Special Transaction Committee. The Special Transaction Committee subsequently engaged Morgan Stanley as its financial advisor, and Abrams & Bayliss LLP and another law firm as its legal counsel in the spring of 2014. The Special Transaction Committee’s review of potential strategic alternatives included capital raising, asset sales, strategic partnerships, a sale of the entire Company, a sale of component parts of the Company, acquisitions and other alternatives. From its inception through its dissolution in June 2015, the Special Transaction Committee met approximately 88 times.

On February 28, 2014, the Company, Yucaipa and OTK Associates entered into a binding memorandum of understanding and later a stipulation of settlement with respect to the Delaware action and the New York federal and state actions described above. The settlement provided for, among other things, a $3.0 million payment (which was previously escrowed) by the Company to certain Yucaipa affiliates for attorneys’ fees and expenses incurred by Mr. Burkle in his defense of the Delaware action, an application by Mr. Kalisman and OTK Associates to the Delaware Court for an award of payment from the Company of the reasonable and necessary fees and expenses incurred by their counsel in connection with the Delaware action (which application was subsequently granted), customary releases, and dismissal of the Delaware action and the New York federal and state actions with prejudice and on the merits, except as to certain directors of the Company who settled at a later date. On the same date, the Company repurchased from the Yucaipa investors $88.0 million of the Company’s convertible notes scheduled to mature in October 2014 at par plus accrued interest.

On March 12, 2014, Kerrisdale Capital and certain of its affiliates announced a proxy contest to replace the Board. Kerrisdale disclosed that it believed that the Company should fully explore strategic alternatives and seek to auction the Company to the highest bidder, and urged the Company to reengage immediately with parties that had previously expressed interest in the Company. On May 13, 2014, the Company disclosed that it had formed the Special Transaction Committee in January 2014, that the Special Transaction Committee had engaged Morgan Stanley as its financial advisor earlier in May, and that the Special Transaction Committee was exploring potential strategic alternatives.

On May 14, 2014, following a vote at the Company’s annual meeting, seven nominees of the Company, Mr. Dougherty, Martin Edelman, Mr. Kalisman, Mr. Khimji (who resigned from the Board later that summer), Mr. Langer, Michelle Russo and Derex Walker, the Yucaipa nominee, were elected as directors, along with two Kerrisdale nominees, John Brecker and Andrew Broad, who replaced Special Transaction Committee members Ms. Olshan and Mr. Olshan. As a result, until the new additions to the Special Transaction Committee described below, the Special Transaction Committee was comprised of Mr. Kalisman, Mr. Dougherty and Mr. Langer.

During the summer of 2014, the Special Transaction Committee and its advisors prepared to launch a formal outreach process to solicit potential expressions of interest from prospective counterparties. In connection with that process, the Company, with the assistance of Morgan Stanley, prepared a Confidential Information Memorandum and populated a data room for review by prospective counterparties willing to execute a non-disclosure agreement (“NDA”). During this period, the Special Transaction Committee worked with Morgan Stanley to assess the Company’s business prospects and headwinds, including company- and industry-specific challenges.

Also during this period, representatives of Morgan Stanley, at the Special Transaction Committee’s direction, met with representatives of Yucaipa to discuss Yucaipa’s views concerning the Company and the evaluation of strategic alternatives and potential willingness to submit a proposal for a transaction with the Company and/or execute a waiver of any consent rights. The Special Transaction Committee and Yucaipa discussed the possibility of Yucaipa (x) publicly announcing a price per share at or above which it would be a seller (in order to set a floor on acquisition bids), which the Special Transaction Committee suggested be set at $6.50 per share, and/or (y) issuing a public statement concerning Yucaipa’s willingness to waive any consent rights. The Special Transaction Committee also discussed internally and with its advisors the possibility of offering Yucaipa a partial right of first refusal in lieu of setting a floor price in any such public announcement. Yucaipa indicated, around this time, that it was no longer interested in purchasing the Company at $8.00 per share, and Yucaipa publicly stated that it intended to waive its consent rights and support a sale at a price of $8.00 per share or more, so long as the Company commenced a process to explore strategic alternatives by July 1, 2014.

On September 3, 2014, the Company publicly announced that the Special Transaction Committee of the Board had directed Morgan Stanley to reach out to possible counterparties regarding interest in a wide range of potential transactions that could provide the Company an opportunity to maximize value for its stockholders.

On September 11, 2014, Mr. Walker resigned from the Board.

During the period September 2014 through October 2014, at the Special Transaction Committee’s direction, Morgan Stanley reached out to approximately 180 prospective counterparties, including financial sponsors, potential strategic buyers, and private investors. Approximately 65 of the 180 prospective counterparties executed NDAs and received non-public evaluation materials, including the Confidential Information Memorandum and management projections, and a process letter. At the Special Transaction Committee’s direction, Morgan Stanley encouraged prospective counterparties to submit not only whole-Company bids, but also bids for other transaction structures, including bids for one or more of the Company’s owned hotel assets or other units of the business. The initial process letter invited prospective counterparties to submit detailed, non-binding indications of interest on or before October 22, 2014.

At the Special Transaction Committee’s direction, in addition to the formal outreach process, Morgan Stanley also reached out to various prospective counterparties regarding a potential transaction involving the Company’s then-90% controlling interest in The Light Group. During this period, the Special Transaction Committee engaged with Yucaipa on various potential transactions involving The Light Group and Yucaipa, including but not limited to transactions involving The Light Group and three-way transactions involving the Company, Yucaipa, and certain third parties. On October 1, 2014, following discussions between the Company and Yucaipa, Mr. Burkle threatened to file a lawsuit if the Company sold its interest in The Light Group without Yucaipa’s consent.

On October 2, 2014, following a recommendation by the Special Transaction Committee, the Board added Mr. Broad to the Special Transaction Committee. Also on October 2, the Special Transaction Committee discussed Mr. Kalisman’s recommendation that, given the demands on his time, he resign as chairman of the Special Transaction Committee and that the Special Transaction Committee appoint Mr. Langer as chairman in his place, which the Special Transaction Committee did.

From October 23, 2014 through December 19, 2014, at the Special Transaction Committee’s direction, Morgan Stanley contacted three additional prospective counterparties, one of whom executed an NDA and received evaluation materials.

On October 31, 2014, Morgan Stanley reported to the Special Transaction Committee that several prospective counterparties had indicated that they did not believe The Light Group fit into their corporate strategies. The Special Transaction Committee discussed whether the disposition of the Company’s stake in The Light Group might potentially broaden the Company’s appeal to prospective counterparties. The Special Transaction Committee also discussed an indication from Mr. Burkle that Yucaipa would be willing to pay $35.6 million, subject to certain conditions and potential adjustments, for 100% of The Light Group, including the MBLV Restaurants. The parties subsequently exchanged non-binding drafts of an agreement regarding the potential sale of The Light Group. During the same period, the Special Transaction Committee engaged with another bidder, Hakkasan Group, regarding a potential transaction involving The Light Group.

As of November 3, 2014, on which date the Company’s common stock closed at $8.05 per share, the Company had received ten non-binding indications of interest consisting of:

•	two whole-Company offers (that implied a value for the Company of between $8.65 per share and $12.00 per share as of November 3, 2014) from parties whom we refer to as Bidder B and Bidder C,

•	two offers for Company-owned hotel assets from parties whom we refer to as Bidder D (the Company estimated the value of the offer for Delano at $184 million and Hudson at $482 million) and Bidder E (the Company estimated the value of the offer for Hudson at $428 million),

•	one offer for the Company’s Mondrian brand (the Company estimated the value of the offer to be $107 million) from a party whom we refer to as Bidder F,

•	one offer for the Company’s management business (the Company estimated the value of the offer to be $225 million) from a party whom we refer to as Bidder G,

•	one offer for the Company’s management business and certain Company-owned hotel assets (the Company estimated the value of the offer to be $705 million) from Bidder A,

•	one offer for certain of the Company’s hotel assets (without management contracts) (the Company estimated the value of the offer to be $230 million) from a party whom we refer to as Bidder H, and

•	two reverse merger proposals from parties whom we refer to as Bidder I (the Company estimated the value of the offer to be $899 million) and Bidder J (no valuation provided).

During a regularly scheduled meeting on November 3, 2014, the Board discussed concerns raised by each of the parties that submitted bids for certain of the Company’s real estate assets, and other potential prospective counterparties, regarding uncertainty associated with ownership of the Company’s management business. The Board also discussed the possibility that concerns about the Company’s capital structure may have discouraged prospective counterparties from participating in the Company’s outreach process. The Board also discussed the possibility that the complexity of the Company and its alternatives had discouraged potential bidders.

During the first week of November 2014, the Company received two additional non-binding indications of interest consisting of offers for Company-owned hotel assets from parties whom we refer to as Bidder K and Bidder L.

In November 2014, Morgan Stanley informed the Special Transaction Committee that each of the five prospective buyers of the Company’s owned-hotel assets (Bidder D, Bidder E, Bidder H, Bidder K and Bidder L) had expressed concern that the possible sale of the Company’s hotel management business had created uncertainty about the future manager of the Company’s owned-hotel assets. The Special Transaction Committee determined to defer its pursuit of those five prospective owned hotel asset buyers until the Company first resolved the uncertainty regarding the future manager of the Company’s owned-hotel assets. The Special Transaction Committee also determined to defer further discussions with Bidder F because that party’s proposed corporate strategy did not align with the Company’s. The Special Transaction Committee instructed Morgan Stanley to invite six prospective bidders (Bidder A, Bidder B, Bidder C, Bidder G, Bidder I and Bidder J) to the second round of the outreach process, provide those parties access to the Company’s data room and grant them permission to contact potential equity partners. The second-round process letters requested that the parties submit revised offers on December 15, 2014. The Special Transaction Committee also asked Morgan Stanley to invite one party whom we refer to as Bidder M, which signed an NDA on November 30, 2014, to submit a non-binding indication of interest on or before December 15, 2014.

On December 9, 2014, Bidder B declined interest and withdrew from the outreach process.

On December 15, 2014, the requested deadline for submission of offers in the second round of the outreach process, only one party invited to the second round (Bidder G) submitted a proposal. That bidder did not increase or decrease its initial offer of $225 million for the Company’s hotel management business. The other bidders that were invited into the second round of the process but did not submit second round indications of interest cited various reasons, including financing issues, issues involving potential financing partners, and the desire for additional price guidance from the Special Transaction Committee or its advisors. On the same date, Bidder M submitted a preliminary, non-binding indication of interest stating its view that the value of the Company was “in excess of” $8.00 per share. On December 15, 2014, the common stock closed at $7.69 per share.

On December 16, 2014, following a recommendation by the Special Transaction Committee and approval by the Board, the Company entered into a definitive agreement to sell its 90% controlling interest in The Light Group to Hakkasan Group, for a total enterprise value of $36 million. The purchase price included the remaining 10% equity interest held by Mr. Sasson and Andy Masi, The Light Group’s co-founders. The transaction did not include the purchase of the MBLV Restaurants. Following the announcement of the transaction, Messrs. Burkle, Masi and Sasson expressed frustration with the Company’s decision to sell The Light Group to Hakkasan. Mr. Burkle indicated that he wanted (i) the Company to buy out Yucaipa’s interests in the Company, or (ii) Yucaipa to acquire the management contracts on the Light Nightclub and Daylight Beach Club held by The Light Group (together, the “Club Management Contracts”) and either the leaseholds associated with the MBLV Restaurants or the management contracts on the MBLV Restaurants. Mr. Burkle also threatened that he would seek to terminate the Club Management Contracts based on alleged breaches of those agreements if Hakkasan Group and the Company rejected a deal that would permit Yucaipa to manage the MBLV Restaurants. The Company agreed to provide Hakkasan Group with additional indemnification protection, and Hakkasan Group subsequently closed the transaction acquiring The Light Group in January 2015. As part of the transaction, the Company resumed control of the food and beverage operations at Delano.

On December 19, 2014, following discussions with Morgan Stanley, the Special Transaction Committee determined to continue to engage with Bidder A, Bidder C, Bidder G, Bidder I and Bidder M and schedule an in-person meeting with Bidder J to determine whether to pursue further discussions regarding a potential transaction. In addition, at the Special Transaction Committee’s direction, Morgan Stanley contacted four additional prospective counterparties and eight additional parties executed an NDA and received evaluation materials.

On December 22, 2014, Bidder A sent a letter to the Company in which Bidder A offered $200 million to acquire the Company’s management contracts and development pipeline.

In late December 2014, the Special Transaction Committee discussed concerns about the status and potential outcomes of the Special Transaction Committee’s exploration of strategic alternatives. The Special Transaction Committee discussed the offers that the Company had received and expressed concern about the credibility of one offer (from Bidder C) because Bidder C had been unable to secure the equity required to finance the offer. The Special Transaction Committee and Morgan Stanley also discussed the merits and considerations of putting the outreach process on hold.

On January 13, 2015, the Special Transaction Committee was informed that Bidder C had not succeeded in identifying a potential equity partner and could not confirm its earlier offer.

On January 21, 2015, Sam Bakhshandehpour, then-Chief Executive Officer of SBE Entertainment Group (an affiliate of SBE), contacted Morgan Stanley to express interest in a potential reverse merger transaction involving SBE and the Company.

On January 22, 2015, the Special Transaction Committee met with its advisors at Morgan Stanley’s office in New York. The Special Transaction Committee and its advisors discussed the status of the outreach process and the type and size of the offers that the Company had received to date. The Special Transaction Committee discussed the fact that a sale of the Company’s hotel management business would leave the Company holding solely its owned hotels. The Special Transaction Committee and Morgan Stanley discussed whether the Company would be a viable acquisition target following the sale of the Company’s hotel management business as well as the likely market reaction and trading price of the common stock after such a transaction. On January 22, 2015, the common stock closed at $7.49 per share.

On February 2, 2015, Yucaipa sent (i) a letter to Mr. Kalisman, in which Yucaipa expressed frustration with the Company’s strategic alternatives process, and (ii) a letter to the Board, in which the Yucaipa investors designated Bradford Nugent as Yucaipa’s nominee for election to the Board.

In early February 2015, SBE signed an NDA with the Company, which contained a customary standstill provision.

On February 19, 2015, a party whom we refer to as Bidder N submitted an offer for $250 million for the Company’s hotel management business.

Throughout the spring of 2015, Morgan Stanley and the Special Transaction Committee continued to communicate with various prospective counterparties regarding potential transactions involving the Company.

On March 5, 2015, during a regularly scheduled meeting, the Board met with the Special Transaction Committee’s advisors to discuss the Special Transaction Committee’s outreach process. The Board discussed challenges associated with the ongoing process, including the scale of the business and the fact that the Company would require liquidity and cash flow in order to become a more attractive acquisition target. The Board discussed the possibility of a meeting with Yucaipa to determine Yucaipa’s support for particular transaction types at particular ranges of value. That meeting took place some weeks later, on April 28, 2015.

On March 13, 2015, Morgan Stanley participated on a call with Sam Nazarian, founder, Chairman and Chief Executive Officer of SBE, which previously had expressed interest in a potential reverse merger transaction involving the Company. Mr. Nazarian indicated that Cain Hoy would serve as the capital source for any potential transaction involving the Company and SBE.

On March 16, 2015, the Board appointed Howard Lorber, the Chief Executive Officer of Vector Group, which, through Accommodations Acquisition Corp., owned approximately 7% of the common stock, and Kenneth Cruse to fill two vacancies on the Board.

On April 3, 2015, at the Yucaipa investors’ request, the Board increased its size by one member and appointed Mr. Nugent to the Board.

On April 21, 2015, SBE sent a preliminary, non-binding letter of intent to the Company that included a transaction proposal and a request that the Company enter into a 60-day period of exclusivity to understand and analyze the Company’s financial projections and attempt to reach an agreement. The proposal contemplated a stock-for-stock combination whereby SBE would reverse merge into the Company, the Company’s existing stockholders would own 45% to 55% of the combined entity, and Mr. Nazarian would serve as the combined entity’s CEO and Chairman. The Company did not enter into an exclusivity agreement with SBE at this time, but the Special Transaction Committee and its advisors continued to engage with SBE.

On April 24, 2015, the Special Transaction Committee and its advisors discussed the letter of intent, SBE’s anticipated acquisitions and the projected value of the combined entity following a potential transaction. The Special Transaction Committee also discussed various potential strategic options available to the Company, including a sale of Hudson, retention of a new CEO and the repurchase of Yucaipa’s warrants to purchase common stock.

Also on April 24, 2015, the Special Transaction Committee discussed Mr. Langer’s activities at the Company and potential compensation as chairman of the Special Transaction Committee. Following the discussion, the Special Transaction Committee recommended a one-time payment of $150,000 for Mr. Langer for his services as chairman of the Special Transaction Committee.

On April 27, 2015, during a regularly scheduled meeting of the Board, Morgan Stanley provided an overview of the Special Transaction Committee’s process, a preliminary financial analysis of the Company and the state of proposals to acquire the whole Company, to acquire the Company’s hotel management business and to engage in a reverse merger with the Company. The Board discussed the near term process for completing a potential transaction, including which alternatives were most attractive to stockholders, the sequencing of the strategic alternatives process and Yucaipa’s views.

On April 28, 2015, after weighing the expected merits and considerations of doing so, the Special Transaction Committee agreed to disclose to Yucaipa the names of the prospective counterparties that had expressed interest in a potential transaction with the Company. The Special Transaction Committee subsequently disclosed the names of those prospective counterparties to Yucaipa.

On May 4, 2015, the Board invited Mr. Burkle to present Yucaipa’s views regarding potential strategic transactions. Mr. Burkle stated, among other things, that (i) Yucaipa’s preference was to be bought out; (ii) Yucaipa was dissatisfied with the sale process run by the Special Transaction Committee, (iii) Yucaipa was willing to speak with potential bidders to facilitate such a transaction; (iv) Yucaipa would support a sale or similar transaction at a value of $8.00 per share; and (v) although Yucaipa preferred that all of its interests in the Company be acquired, it might consider leaving its warrants outstanding under certain circumstances.

During the May 4, 2015 meeting, the Board discussed the status of the evaluation of potential strategic alternatives. Following the discussion, the Board instructed Morgan Stanley to market the Company to parties potentially interested in acquiring the entire Company for approximately one month to determine whether any party would be willing to offer a price that would be in the best interests of the Company’s stockholders. Simultaneously, the Board asked Morgan Stanley to provide diligence access to prospective reverse merger partners in order to facilitate bids by those parties. The Board also requested that the Special Transaction Committee engage a hotel broker to explore the potential sale of Hudson and/or Delano. During the May 4, 2015 meeting, following a recommendation by the Special Transaction Committee, the Board also determined to appoint Mr. Edelman as a member of the Special Transaction Committee. On May 4, 2015, the common stock closed at $6.59 per share.

In early May 2015, Bidder I and SBE informed the Special Transaction Committee that they would not reengage with the Company unless provided exclusivity.

On May 7, 2015, Mr. Langer resigned from the Board and Special Transaction Committee and entered into a consulting agreement with the Company. The amounts payable under Mr. Langer’s consulting agreement superseded the Special Transaction Committee’s recommended one-time payment to Mr. Langer for his services as Chairman of the Special Transaction Committee.

On May 8, 2015, the Special Transaction Committee determined to proceed with pitch meetings arranged with potential hotel brokers but to defer retaining a hotel broker until after the Company obtained updated proposals from prospective counterparties participating in the Company’s strategic process. The Special Transaction Committee discussed the fact that if the Company did not receive any proposals that the Special Transaction Committee deemed to be adequate, then the Special

Transaction Committee could retain a broker and aggressively pursue the potential sale of Hudson. Also on May 8, 2015, the Special Transaction Committee determined to appoint Mr. Edelman as its chairman, which appointment was subsequently confirmed.

At the Special Transaction Committee’s direction, Morgan Stanley requested that each of the prospective counterparties that remained in the outreach process submit final round offers by May 28, 2015.

At the May 13, 2015 annual meeting of the Company’s stockholders, Mr. Brecker, Mr. Broad, Mr. Cruse, Mr. Dougherty, Mr. Edelman, Mr. Kalisman, Mr. Lorber, Mr. Nugent and Ms. Russo were elected as directors of the Company.

On May 18, 2015, the Board elected Mr. Lorber as Chairman, replacing Mr. Kalisman, who resigned as Interim Chief Executive Officer of the Company later that same day. Mr. Kalisman remained a member of the Board and the Special Transaction Committee. The next day the Board discussed a variety of options to fill the CEO position on an interim basis in light of the Company’s ongoing strategic review process. The Board recognized the consulting arrangement with Mr. Langer that was in effect at that time and determined that Richard Szymanski, the Company’s Chief Financial Officer, would assume the duties of the principal executive officer for securities law reporting purposes.

On May 21, 2015, Morgan Stanley met with SBE’s CFO and president of its hotel business and discussed SBE’s strategic vision for a potential combined entity. The Special Transaction Committee determined to conduct reverse due diligence on SBE.

On May 27, 2015, the Special Transaction Committee discussed the fact that the Special Transaction Committee had operated independently from the Board for a multitude of reasons that were no longer applicable, and the Special Transaction Committee’s decision to share certain information regarding the Company’s strategic process with Yucaipa, the changed composition of the Special Transaction Committee and the Board and the fact that other members of the Board had substantial experience and expertise that would be helpful in connection with the Company’s strategic process. Following a discussion, the Special Transaction Committee agreed to provide more frequent status updates to the Board going forward.

As of May 28, 2015, the deadline for final round offers in the outreach process, only two prospective counterparties had submitted offers: Bidder A and SBE. Bidder A offered $200 million for Delano and $200 million for the Company’s hotel management business, excluding the Company’s management agreements for Hudson and Clift, the Company’s management contract for Mondrian South Beach, four contracts related to assets not yet constructed, the Delano Las Vegas contract and the MBLV Restaurants (the “Excluded Assets”). SBE proposed a reverse merger transaction whereby the Company’s existing stockholders would own 45-55% in the combined entity and Mr. Nazarian would serve as the combined entity’s CEO and Chairman.

Other prospective counterparties declined to submit an offer on May 28, 2015, citing concerns regarding the Company’s recent financial performance and doubts concerning the Company’s ability to execute its strategic plan.

On June 4, 2015, representatives of the Company and Morgan Stanley met in New York with senior management of SBE and representatives of SBE’s financial advisor, Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) to discuss the Company’s hotel management contracts and financial projections and the framework for a potential merger transaction. During the meeting, SBE proposed (a) that Yucaipa would exchange its Series A preferred securities for Delano and a 50% interest in Hudson; (b) the post-merger SBE/Morgans entity would operate Delano and Hudson; and (c) a two-year renovation of Hudson that could include the construction of residential or timeshare units. SBE expressed interest in closing a transaction by September 2015 in a way that would allow SBE to refinance its debt obligations. Under SBE’s proposal, SBE would own 50-55% of the combined entity.

On June 7, 2015, the Special Transaction Committee discussed the proposals submitted by Bidder A and SBE. The Special Transaction Committee discussed the fact that, at the Special Transaction Committee’s direction, Morgan Stanley had requested a proposal from SBE that did not include any conditions related to Yucaipa, but that SBE had elected not to submit such a proposal to the Company. The Special Transaction Committee also discussed whether it was in the best interests of the Company’s stockholders to provide limited waivers of SBE’s and Yucaipa’s NDAs with the Company to enable those parties to communicate directly with one another in connection with a potential transaction involving the Company. The Special Transaction Committee noted the merits and considerations of permitting communication between SBE and Yucaipa without the participation of Company representatives. Among other things, the Special Transaction Committee considered the fact that Yucaipa’s support for any transaction was critical because of Yucaipa’s ability to impose uncertainty on any potential transaction given its consent rights under the Securities Purchase Agreement and the Series A preferred securities. The Special Transaction Committee also considered the fact that both SBE and Yucaipa were subject to standstill provisions that would prevent them from entering into a lock-up agreement or similar arrangement.

On June 9, 2015, the Company obtained access to SBE’s data room containing information on SBE’s business, contracts, development pipeline and capital structure. Also on June 9, Mr. Broad resigned from the Special Transaction Committee to mitigate any actual or potential conflicts of interest arising out of his role and the role of personnel at Hotel Assets Group, LLC, a real estate brokerage firm of which Mr. Broad was Co-President, in facilitating a potential bid for the Company’s real estate assets.

On June 11, 2015, following further discussions, the Special Transaction Committee granted SBE a limited waiver of its NDA to enable SBE to communicate with Yucaipa regarding SBE’s proposed transaction involving the Company.

On June 12, 2015, at a meeting of the Board and the Special Transaction Committee’s advisors, the Board discussed the proposals submitted by Bidder A and SBE, including the values implied by each proposal, the execution risks associated with each proposal and challenges associated with comparing the two proposals. For the Bidder A proposal, the Board discussed the execution risk associated with the complexities of operating and winding down the business in a tax efficient manner after the consummation of a potential asset sale to Bidder A. The Board noted that Bidder A had not expressed interest in acquiring the whole Company or purchasing Hudson. The Board discussed the value that the Company could be expected to receive for Hudson in a potential sale transaction and the expected timing and process of marketing and selling Hudson. For the SBE proposal, the Board discussed the risk that SBE failed to reach an acceptable agreement with Yucaipa, the risk that SBE would fail to obtain the necessary financing, the risk that SBE would not retain certain of its existing hotel management contracts, and the risk that SBE’s expected pipeline of new hotel management contracts would fail to materialize. The Board also discussed the fact that SBE appeared to have attributed value to itself that exceeded the value implied by Cain Hoy’s investment in SBE.

The Board discussed the possibility of recruiting a new CEO and operating the Company as a standalone entity after repurchasing Yucaipa’s stake in the Company. The Board also discussed the merits and considerations of putting the exploration of strategic alternatives on hold, given the execution risks associated with each of the proposals received. Following the discussion, the Board determined that Morgan Stanley should provide information to Yucaipa so that Yucaipa could better understand the Company’s concerns about the proposed transaction with SBE.

On June 19, 2015, at a meeting of the Board, the Board discussed a revised proposal submitted by Bidder A of $250 million for Delano and $200 million for the Company’s hotel management business, excluding the Excluded Assets. The Board also discussed reports that (1) SBE might be willing to make concessions on real estate value, but SBE insisted on obtaining a 50-55% ownership interest in the post-transaction combined entity; (2) SBE was willing to compromise on its request that Mr. Nazarian become the CEO and Chairman of a post-transaction combined entity, provided that SBE could request Mr. Burkle become the Chairman; and (3) SBE was prepared to accept the Company’s estimates of the values for Hudson and Delano. The Board discussed the fact that Yucaipa had proposed to acquire Hudson and Delano from the post-transaction combined entity as part of the transaction for $620 million, subject to 25-year management contracts in favor of the post-transaction combined entity. Further, the Board discussed SBE’s ability to refinance its debt obligations without consummating a strategic transaction, the performance of the SLS Las Vegas hotel and casino owned by Stockbridge Capital Partners, including the potential restructuring of the SLS Las Vegas capital structure which was being contemplated at the time, and SBE’s relationship with Stockbridge Capital Partners, its then partner in the SLS Las Vegas. The Board also discussed the merits and considerations of entering into an exclusivity arrangement with SBE, including the risk that Bidder A could withdraw its offer and no longer negotiate with the Company if the Company entered into an exclusivity arrangement with SBE. The Board also discussed Yucaipa’s willingness to support a transaction with SBE.

On June 23, 2015, the Special Transaction Committee met and resumed its previous discussion concerning the function of the Special Transaction Committee in light of the status of the Company’s strategic process, the Special Transaction Committee’s decision to share certain information regarding the Company’s strategic process with Yucaipa, and the power and ability of certain directors to recuse themselves to mitigate any actual or potential conflicts of interest. The Special Transaction Committee also discussed the composition of the Special Transaction Committee and the Board and the fact that other members of the Board had substantial experience and expertise that would be helpful in connection with the Company’s strategic process. The Special Transaction Committee recommended that the Board dissolve the Special Transaction Committee and assume all of the powers and authority previously delegated to the Special Transaction Committee. On June 26, 2015, the Board dissolved the Special Transaction Committee.

In late June 2015, the Company also received an offer from a party whom we refer to as Bidder O for a transaction structured as a reverse triangular merger, in which Bidder O would have refinanced the Series A preferred securities; however, Bidder O did not provide details with respect to its financing sources and the Bidder O proposal lapsed.

At the June 26, 2015 meeting, the Board considered a revised, written proposal that the Company had received from Bidder A comprised of $200 million for the Company’s hotel management business and $240 million for Delano. Morgan Stanley informed the Board that Bidder A might be willing to increase the proposal to a total of $450 million, if the Company offered Bidder A a period of exclusivity during which the Company and Bidder A would negotiate a deal. Morgan Stanley stated that Bidder A was unwilling to engage in discussions for the acquisition of the entire Company due to concerns about certain Company brand assets not being a strategic fit for Bidder A. In addition, the Board considered a proposal from SBE to enter into a twenty-one day exclusivity period, during which the Company would negotiate certain types of strategic transactions exclusively with SBE. The Board weighed the merits and consideration of each request for exclusivity and concluded that it was in the best interests of the Company’s stockholders to enter into the twenty-one day exclusivity period with SBE, due to concerns that SBE would withdraw from negotiations absent such an agreement and the Board’s belief that there was minimal risk that Bidder A would lose interest, if the exclusivity period with SBE were reasonable in duration.

On June 26, 2015, the Company entered into an exclusivity agreement with SBE. Between June 26 and July 17, 2015, negotiations took place between the Company, SBE and their respective advisors concerning a proposed term sheet for a transaction and the parties conducted mutual due diligence.

On July 17, 2015, the Board met to review the status of the ongoing discussions with SBE regarding a potential transaction. Mr. Nugent participated at the beginning of the meeting to express general support for the transaction contemplated by the SBE term sheet, and then he recused himself. Following Mr. Nugent’s recusal, Morgan Stanley discussed SBE’s proposed terms for a strategic transaction (which contemplated an all-stock merger of equals transaction, with specified governance arrangements to be implemented at closing (which would have given legacy SBE stockholders effective control of the post-transaction combined entity), and a separate arrangement with Yucaipa with respect to management of Hudson and Delano). We refer to this proposed transaction herein as the “SBE Proposed MOE Transaction”. In response to questions from members of the Board, Morgan Stanley noted that it was continuing to receive information from SBE regarding the transaction. Having reviewed this information with its legal and financial advisors, and given its view of the progress of negotiations, the Board authorized the Company to extend SBE’s exclusivity agreement through July 30, 2015.

On July 30, 2015, the Board met to review the status of ongoing discussions regarding the SBE Proposed MOE Transaction. Morgan Stanley discussed recent developments in the strategic alternatives review process, including an overview of the SBE Proposed MOE Transaction, preliminary financial analyses of Hudson and Delano and potential structures for transferring those two hotels. Following discussion, and given its view of the progress of negotiations, the Board determined that it was in the best interests of the Company’s stockholders to extend SBE’s exclusivity from July 31, 2015 through September 9, 2015.

Throughout the remainder of July and August of 2015, the Company, SBE, Yucaipa, and their respective advisors conducted mutual diligence and the Board’s outside legal advisor and O’Melveny & Myers LLP (“O’Melveny”), SBE’s legal advisor, negotiated the terms of a definitive merger agreement for the SBE Proposed MOE Transaction. The Company’s and SBE’s respective advisors met several times, including with representatives of Yucaipa, in an effort to come to terms on a definitive agreement for the SBE Proposed MOE Transaction, as well as the proposed, related asset exchange with Yucaipa which would enable the combined company to retire a significant portion of Yucaipa’s Series A preferred securities. However, the Company continued to face deteriorating performance through the summer of 2015. During the month of August, the common stock price declined from approximately $6.00 to approximately $4.60 per share. The Company’s second quarter results, announced August 5, 2015, reflected declines in adjusted EBITDA and revenue per available room, or RevPAR, relative to the comparable quarter in 2014.

On that same day, the Company announced that Mr. Langer, who had been serving as a consultant to the Company since May 7, 2015, and had been a candidate for the vacant Chief Executive Officer position, was leaving the Company to take a new position. Ultimately, the Company paid Mr. Langer approximately $1.4 million (half in cash, half in stock) for services rendered under the consulting agreement, including services to the Special Transaction Committee and the Board.

On August 14, 2015, the Company received a letter from Rambleside Holdings, LLC, one of the Company’s significant stockholders at the time. Rambleside’s letter indicated that Rambleside believed it was likely that the Company was in active negotiations regarding a strategic transaction with one or more parties and that Rambleside had interest in engaging in discussions with the Company regarding a transaction that would value the Company at a “meaningful premium” over the then-current trading price. However, given the vague nature of Rambleside’s indication of interest – which contained no details regarding specific valuation or transaction structure – and the Board’s obligations under the SBE exclusivity agreement, the Board determined that it was unable to respond to Rambleside’s letter.

On August 26, 2015, a party whom we refer to as Bidder P sent a letter to the Company proposing to acquire 51% of the common stock at an unspecified premium to the trading price of the common stock. Because of the Company’s exclusivity agreement with SBE, it did not respond to this proposal at that time.

Also, on August 26, 2015, the Board met with its legal and financial advisors to discuss updates on the proposed transaction with SBE. Morgan Stanley noted that, in discussions earlier that day, Mr. Nazarian, on behalf of SBE, had indicated that SBE would be willing, subject to certain conditions, to proceed with a transaction that would result in a 50/50 equity split between the stockholders of the Company and equityholders of SBE. Morgan Stanley reviewed with the Board a revised proposal from affiliates of Yucaipa in which the Company would transfer to Yucaipa 100% of the interest in Delano and 80% of the interest in Hudson in exchange for the cancellation of Yucaipa’s Series A preferred securities and warrants. Morgan Stanley stated that Yucaipa’s proposal included waiving its consent rights in connection with the SBE Proposed MOE Transaction. Following discussions of these terms, the Board instructed its advisors to continue discussions with SBE and Yucaipa in connection with the proposed transaction.

On September 8, 2015, Pine River Capital delivered a letter to the Board regarding the asset sale process for Hudson and Delano and press reports of the potential SBE Proposed MOE Transaction. Pine River Capital expressed its view that the only way to achieve maximum value for Hudson and Delano would be for the Board to promptly hire an asset level broker to engage a wide range of asset level real estate buyers and Pine River Capital urged the Board to engage such a broker. In addition, Pine River Capital stated that any combination with SBE would be a strategic mistake, as it would likely result in an undersized public entity with low liquidity, negatively impacting stockholder value. Pine River Capital also requested the opportunity to further discuss the contents of the letter with the Board and the Company’s senior management.

On September 9, 2015, the exclusivity agreement between the Company and SBE lapsed, although the parties continued to engage in discussions and negotiations.

On September 10 and 11, 2015, representatives of the Company, SBE and Yucaipa, including representatives of the Board’s outside legal advisor, O’Melveny, Houlihan Lokey and Morgan Stanley held in-person meetings to continue negotiations of the terms of the SBE Proposed MOE Transaction. The Company, SBE, Yucaipa, and their respective advisors continued negotiations and due diligence throughout September and October 2015. During this period, the Company’s stock price continued to decline. On October 1, 2015, the common stock closed at $3.22 per share.

On September 14, 2015, Rambleside delivered a letter to the Board alleging that the Board had mismanaged the strategic transaction process. Rambleside proposed that the Board immediately cease discussions with respect to an entire company transaction and undertake a two-pronged sales approach pursuant to which the Company would sell Hudson and Delano, together or separately, without management contracts and would also seek to sell the Company’s management business. Rambleside indicated that it would be interested in acquiring Hudson and Delano in a transaction valuing the hotels at $313 million and $194 million, respectively, in each case unencumbered by their management contracts.

On September 16, 2015, the Board met with its legal and financial advisors to review the status of discussions with SBE and Yucaipa. The Board’s outside legal advisor provided an overview of the key terms and outstanding issues in the draft merger agreement and governance documents, as well as other draft transaction documents. In addition, the Board’s outside legal advisor provided an overview of a non-binding term sheet that Cain Hoy, SBE’s financing source, had provided to the Company, relating to the refinancing of SBE’s then-current debt and the Company’s trust preferred notes. Following discussion, the Board instructed Company management and its advisors to continue to engage with SBE in an effort to obtain binding commitment papers with respect to SBE’s financing. In light of the recent pressure from the Company’s stockholders, Morgan Stanley also discussed a preliminary analysis of the Company as a standalone going concern, on a pro forma basis, assuming the sale of Hudson and Delano. Morgan Stanley noted that if the Company were to pursue those sales at the projected value ranges, the net proceeds might not be sufficient to pay off the mortgages on the hotels, retire the trust preferred notes and redeem the Series A preferred securities in their entirety, and provide surplus cash for the Company’s operating requirements. Morgan Stanley noted that if the Company determined to fund any such deficiency with a new capital raise, it might be difficult given the

Company’s ongoing search for a Chief Executive Officer and questions as to the viability of the Company’s go-forward business model. Finally, the Board and Morgan Stanley discussed the proposal outlined in Rambleside’s September 14th letter, which the Board ultimately determined likely was not attractive given the terms of the SBE transaction and Yucaipa’s proposal to acquire Hudson and Delano. However, the Board authorized Mr. Broad to contact Bidder P, with respect to their August 26, 2015 proposal to discuss their potential interest.

During October 2015, Ken Cruse and Morgan Stanley spoke with certain of the Company’s significant stockholders, including Rambleside and Pine River Capital, in an effort to discuss any concerns regarding the strategic review process. Mr. Kalisman and Mr. Szymanski also participated in some of these discussions.

On October 12, 2015, the Board met with its legal and financial advisors to review the status of negotiations concerning the SBE Proposed MOE Transaction. The Board’s outside legal advisor reviewed summaries of the key terms of certain transaction agreements, including the contribution agreement between the Company and Yucaipa, for the transfer of 100% of Delano and 80% of Hudson in exchange for the cancellation of Yucaipa’s Series A preferred securities, amendment of its warrants and termination of its consent rights. The Board’s outside legal advisor also reviewed the key terms of a draft employment agreement for Mr. Nazarian to serve as Chief Executive Officer of the combined company that would be entered into in connection with the proposed transaction. In addition, the Board discussed the proposed governance rights which, at that time, included a proposal that would have given SBE’s shareholders effective control of the Board, the appointment or removal of the CEO and any material sale or merger transaction. The Board suggested that Mr. Edelman should propose a 25% reduction to the base salary and bonus included in that draft agreement. Morgan Stanley then provided an updated, preliminary financial analysis of the Company, along similar lines as had been previously discussed with the Board.

On October 14, 2015, OTK Associates sent a letter to the Board expressing, among other things, concerns about the SBE Proposed MOE Transaction and advocating a broker-marketed sale of Hudson and Delano. Representatives of Pine River Capital continued to express a similar view.

Later that day, the Board met to discuss the views expressed by OTK Associates and Pine River Capital. Following discussion, and weighing the merits and considerations of the approach recommended by OTK Associates and Pine River Capital, the Board determined to seek to negotiate a form of “go-shop” with SBE and Yucaipa, in order to permit the Company to commence a broker marketed sale process for Hudson and Delano, even after the SBE Proposed MOE Transaction was announced.

Over the course of the next week, the Company, SBE, Yucaipa, and their respective advisors, continued to negotiate the SBE Proposed MOE Transaction, including a potential “go-shop” provision that would provide the flexibility that the Board was seeking and was consistent with the views expressed by certain of the Company’s significant stockholders; however, the terms of the potential “go-shop” were never agreed upon.

On October 29, 2015, at a regular meeting, the Board met with its legal and financial advisors to review the status of negotiations on the SBE Proposed MOE Transaction. The Board discussed the views of certain significant stockholders, including OTK Associates and Pine River Capital (which had expressed opposition to the SBE Proposed MOE Transaction and believed that the Company should continue to pursue a broker-marketed sale process for the sale of Hudson and Delano) and Yucaipa (which had expressed its support for the SBE Proposed MOE Transaction). At that meeting, the Board discussed the fact that there was some softening in the New York City and Miami markets due to increased room supply. Mr. Nugent informed the other Board members that, given the feedback from certain common stockholders, unless there were unanimous support for the SBE Proposed MOE Transaction from the members of the Board, despite Yucaipa’s support for the SBE Proposed MOE Transaction, Yucaipa would cease all discussions concerning that transaction. Mr. Nugent also raised Yucaipa’s views concerning its consent rights over the transaction pursuant to the terms of the Securities Purchase Agreement and the Series A preferred securities and then recused himself from the meeting. The Board discussed with its legal and financial advisors the lack of stockholder support (including OTK Associates, Pine River Capital and Rambleside) for the SBE Proposed MOE Transaction, the uncertainty this lack of support created with respect to the likelihood of completion of a transaction, and the importance of presenting a transaction (if any) to the market that had a high degree of certainty of execution. Following discussion among the Board and its legal and financial advisors regarding the views of the various stockholders, the Board determined that the best course of action was to cease discussions with SBE given the strong opposition from certain stockholders and the resulting uncertainty that a transaction could be completed. Mr. Szymanski then led the Board through a presentation concerning, among other things, the continued deterioration of the Company’s performance. Also at this meeting, Mr. Edelman resigned his position as a member of the Board.

On November 3, 2015, in order to fill the vacancy created as a result of Mr. Edelman’s resignation, the Board appointed Mr. Olshan (who had been approached by the Board and conditionally approved as Mr. Edelman’s successor on October 29, 2015) as a member of the Board, effective immediately, with a term expiring at the Company’s 2016 annual meeting of stockholders.

On November 4, 2015, Mr. Brecker notified the Board that he was resigning from the Board. On that same day, the Board appointed Adam Stein of Pine River Capital as a member of the Board, effective immediately, with a term expiring at the Company’s 2016 annual meeting of stockholders, to fill the vacancy created by Mr. Brecker’s resignation.

Also on November 4, 2015, the Board announced a plan pursuant to which the Company initiated a broker-marketed process for the sale of Hudson and Delano, and renewed efforts to hire a permanent Chief Executive Officer. The Board’s view was that selling Hudson and Delano would further focus the Company’s business on an asset-light, brand-centered model with lower leverage and would be the most viable strategic alternative given the views expressed by the Company’s significant stockholders concerning their unwillingness to support certain other potential strategic alternatives.

On November 5, 2015, the Board received a letter from Rambleside which made several suggestions with respect to strategic solutions, including a proposal to add board members nominated by Rambleside.

On November 6, 2015, the Board received a letter from Yucaipa again asserting Yucaipa’s consent rights to transactions, specifically an alleged right of Yucaipa to approve any potential sale of Hudson or Delano.

On November 10, 2015, the Board met with its legal and financial advisors to discuss the letters that it had received from Yucaipa and Rambleside as well as the potential sale process with respect to Hudson and Delano. Mr. Nugent discussed Yucaipa’s view of its contractual consent rights and then recused himself from the meeting. The Board discussed the risks of litigation with Yucaipa, notably in light of Yucaipa’s consent rights with respect to a contemplated sale of Hudson and/or Delano pursuant to the terms of the Securities Purchase Agreement and the Series A preferred securities. The Board also discussed letters sent to the Board by Rambleside, which proposed adding new board members. Following discussion, the Board concluded not to add additional board members.

On November 17, 2015, the Board met to discuss the potential engagement of a broker and an update on the marketing process relating to Hudson and Delano. The Board approved the engagement of Hodges Ward Elliot to market Hudson and Delano.

On December 10, 2015, the Board received a letter from a party whom we refer to as Bidder Q outlining an offer to purchase the Company for $6.00 per share of common stock and assumption of all debt and liabilities, which Bidder Q estimated at $650 million. The letter did not include specifics with respect to Bidder Q’s financial capacity and acquisitions track record. The letter attached photocopies of biographies of an outside lawyer and of members of Bidder Q’s team. The Board and the Company’s financial advisor had significant doubts concerning Bidder Q’s financial wherewithal and ability to complete a transaction.

On December 18, 2015, the Board met with its legal and financial advisors to discuss the ongoing marketing process by Hodges Ward Elliot on Hudson and Delano. Mr. Szymanski informed the Board that the Company expected that the mortgage prepayment that would be required in respect of the Hudson and Delano mortgage debt in February 2016 to extend the maturity date of the loan for another year would be approximately $27 million to $28 million. In addition, the Board discussed the ongoing search process for a permanent Chief Executive Officer, including two leading candidates.

Shortly thereafter, at the Board’s instruction, the Board’s outside legal advisor contacted the legal advisor Bidder Q had identified in its letter. However, that lawyer indicated that she had not been engaged by Bidder Q to date and indeed had not run a conflicts check with respect to a potential engagement by Bidder Q. The Company’s legal advisor requested that the lawyer follow up after obtaining additional information from Bidder Q, but no such follow up took place at that time.

The Company’s operating results had continued to decline throughout 2015. From the beginning of July through year-end, the price of the common stock had dropped by approximately 50%, to around $3.00 per share. Given pressures in the New York and Miami lodging markets, the Company’s debt and Series A preferred securities obligations (which totaled more than

$730 million at December 31, 2015), the impending increase in the dividend rate on the Series A preferred securities from 10% to 20% in October 2016 and the Company’s short term liquidity position (which totaled $45.9 million at December 31, 2015 prior to an estimated $28.2 million mortgage prepayment due in February 2016 and a $1.4 million payment to settle an interest cap payment obligation), the Board’s view remained that the Company would continue to face significant challenges as an independent, public company.

Between December 2015 and January 2016, Mr. Burkle and Mr. Olshan spoke on two occasions regarding the possibility that Yucaipa would waive any consent rights that it had pursuant to the terms of the Securities Purchase Agreement and the Series A preferred securities in connection with a sale or refinancing of Hudson and/or Delano in exchange for, among other things, an agreement by the Company to apply the cash proceeds of a sale or refinancing to pay down the accumulated unpaid dividends on the Series A preferred securities and the liquidation preference of the Series A preferred securities and a commitment to seek additional financing to repay the balance, if any, of the liquidation preference of the Series A preferred securities. On January 19, 2016, the Company sent a term sheet to Yucaipa for a potential agreement between the parties; however, the Company and Yucaipa never reached a definitive agreement on such terms.

On February 25, 2016, at the request of Mr. Burkle, the Board met with Mr. Burkle. Mr. Burkle presented Yucaipa’s view of potential strategic transactions involving the Company. Mr. Burkle stated that Yucaipa strongly supported a transaction involving the Company and SBE, which, in his view, represented the best available option for all stockholders, and he urged the Board to re-engage in discussions with SBE. Mr. Burkle expressed frustration that the Board’s exploration of strategic alternatives had not, to date, resulted in any binding agreement and that the common stock price had declined substantially in recent months. Mr. Burkle recommended that the Board promptly re-engage in discussions with SBE regarding a potential transaction and indicated that he would pursue all legal options if the Company sought to effect a sale of Hudson or Delano without Yucaipa’s consent. Following Mr. Burkle’s remarks, the Board discussed potential strategic transactions and the ongoing marketing and sales process with respect to Hudson and Delano. Following discussion, the Board decided to consider a dual-tracked process—continuing to pursue the potential sales of Hudson and Delano, as well as reaching out to SBE and other third parties who might be interested in pursuing a strategic transaction with the Company.

Also on February 25, 2016, the Board received a letter from Rambleside suggesting that, in Rambleside’s view, the only potential option left for the Company was to pursue a sale of the Company to SBE for cash.

On March 2, 2016, the Company received a proposal from SBE offering to acquire the Company at a price of $2.25 in cash per share of common stock, subject to confirmatory due diligence and execution of definitive documentation. The letter requested a formal response from the Board and a signed exclusivity agreement no later than March 9, 2016, and indicated that SBE would move on to other opportunities if it did not receive a response and signed exclusivity agreement by that date. On March 2, 2016, the common stock closed at $1.52 per share.

On March 3, 2016, the Company received an offer from a party whom we refer to as Bidder R which was provided in an attempt to preempt the Hudson and Delano sale process. Bidder R proposed to purchase Hudson and Delano, with management agreements in place, for $540 million in cash, and proposed that the Company enter into new management agreements at properties owned or to be acquired by Bidder R. Bidder R also proposed that, as part of the transaction, the Company issue to Bidder R warrants to purchase 18 million shares of common stock at $1.25 per share.

On March 4, 2016, at a regular meeting, the Board discussed the Company’s performance generally, as well as the status of the sale process for Hudson and Delano and offers delivered by SBE and Bidder R. At that meeting, the Board concluded that it should explore both a sale of Hudson and Delano and a sale of the Company as a whole, and engage a financial advisor. Given that Morgan Stanley’s prior engagement had expired in accordance with its terms, the Board directed Ms. Deutsch and Mr. Szymanski to reach out to potential financial advisors, including Morgan Stanley, and begin discussions of potentially engaging or, in the case of Morgan Stanley, re-engaging a financial advisor. The Board decided for the time being not to advance the search for a new chief executive officer. Also at this meeting, Mr. Szymanski presented a five-year standalone business plan to the Board.

On March 11, 2016, the Board met to discuss the potential engagement of a financial advisor in connection with the dual-tracked process described above. The Board, together with Company management, reviewed the status of the Company’s negotiations with Morgan Stanley, including Morgan Stanley’s disclosures that it had not, in the prior two years, been engaged to provide any investment banking services to, or received any compensation for such services from, SBE, Yucaipa or their respective affiliates (other than the Company). In addition, Ms. Deutsch provided a summary of a proposal received from another potential financial advisor. In light of Morgan Stanley’s role in the Company’s prior strategic process, familiarity with the Company and third parties who would potentially be interested in a strategic transaction and the fact that the Board believed Morgan Stanley would move more quickly than a new advisor, the Board directed management to finalize the engagement of Morgan Stanley as financial advisor, and, once finalized, to ask Morgan Stanley to contact SBE, Bidder A and other potential interested parties, regarding a potential transaction involving the sale of the Company as a whole.

On March 14, 2016, the Board met with Morgan Stanley to review the Company’s current performance, and potential strategic transactions. Morgan Stanley reviewed with the Board the decline in the Company’s stock price and business fundamentals since mid-2015. Morgan Stanley then summarized a number of key issues facing the Company including (i) the Company’s small size relative to its peers, (ii) the Company’s cash position and limited capital available to build a pipeline and operate the business, (iii) instability of the Company’s management team, (iv) the Company’s high leverage relative to its peers, (v) market confusion regarding the Company’s short and long term strategy and (vi) negative press surrounding the Company. Morgan Stanley also discussed a preliminary cash flow analysis for the Company with the Board, noting that if the Company did not sell Hudson or Delano, the Company’s cash balance would likely be negative by the end of the first quarter of 2017. Morgan Stanley reviewed its discussions with Bidder A. Bidder A had indicated that it would need a few weeks of due diligence before it could make an offer, though that offer would likely be for the acquisition of Delano and the Company’s management business.

Also on March 14, 2016, Rambleside sent a letter to the Board expressing its continued dissatisfaction with the Company’s performance and strategy.

On the same day, the Company engaged Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) as its legal advisor in connection with the Board’s review of potential strategic transactions.

On March 16, 2016, Yucaipa sent a letter to the Board, which, among other things, (a) expressed concerns regarding the current and future financial health of the Company as an independent public company; (b) expressed Yucaipa’s belief that the SBE proposal was the clearest (and perhaps only) path to maximize stockholder value; and (c) reiterated that Yucaipa had the right to, and was preserving its right to, block the sale of Company assets and reserved all legal options in connection with the Company’s actions.

On March 18, 2016, in light of continued pressure from SBE for exclusivity, the Board met with Fried Frank and Morgan Stanley to discuss the latest proposal from SBE. Mr. Burkle was present at the commencement of the meeting and reiterated Yucaipa’s view, communicated in the March 16 letter, that the Board should immediately engage with SBE. Mr. Burkle then left the meeting. Fried Frank provided the Board with an overview of its fiduciary duties with respect to considering a potential sale of the Company for cash and the request for exclusivity proposed by SBE. Morgan Stanley then provided an overview of SBE’s latest proposal. Mr. Nugent noted for the other members of the Board that Yucaipa would support the proposed transaction with SBE, which Mr. Nugent noted could include the Series A preferred securities held by the Yucaipa investors being rolled over into the acquiring entity. The Board and its legal advisors then discussed the circumstances in which the directors might conclude that one or more directors should be recused from further discussions with respect to the SBE transaction or other strategic alternatives. Representatives of Morgan Stanley then reviewed the status of discussions with other third parties with respect to a potential strategic transaction, including Bidder A, and two other parties that had previously expressed interest in the Company, Bidder J and Bidder O.

Between March 18, 2016 and March 21, 2016, Morgan Stanley and Fried Frank engaged in discussions with SBE, Houlihan Lokey and O’Melveny regarding the potential terms on which the Company might be prepared to enter into exclusivity with SBE. In the course of these discussions, SBE raised its proposed offer price from $2.25 per share of common stock to $2.35 per share and subsequently to $2.40 per share. The parties also negotiated certain proposed provisions to be included in the term sheet and exclusivity agreement, including expense reimbursement to SBE if the Company failed to enter into a merger agreement with SBE at the end of the exclusivity period, and potential termination and reverse termination fees, and related trigger events to be included in a definitive merger agreement. SBE’s initial request was for termination fees and trigger events mirroring the merger agreement that had been negotiated in connection with the SBE Proposed MOE Transaction, which had contemplated a termination fee of $11 million. The Company’s advisors countered with a proposed termination fee of $5.625 million and a reverse termination fee of an amount to be determined in the event of a failure by SBE to close.

On March 21, 2016, the Board met with Morgan Stanley and Fried Frank to discuss the status of discussions with SBE, Bidder A, Bidder J and Bidder O, as well as other potential strategic counterparties. Morgan Stanley provided an overview of the discussions it had had with SBE, including the revised offer price of $2.40 per share in cash that SBE had indicated was the highest and best price it was willing to propose. Morgan Stanley noted that Bidder A had not been responsive to Morgan Stanley’s invitations for discussion. Bidder O had provided an indication that it would be willing to consider making an offer to acquire the Company at a price per share of common stock in the range of $2.50 in cash, but that Bidder O did not want to own real estate long term. Bidder O also stated that it would need additional time for diligence before it was prepared to make an offer. Bidder J had provided feedback to Morgan Stanley similar to the feedback from Bidder O, in that Bidder J would be willing to consider an offer to acquire the Company at a price per share of common stock in the range of $2.50 in cash, but Bidder J needed additional time to perform diligence before making an offer. The Board then directed Fried Frank and Morgan Stanley to continue negotiations with SBE, in an effort to improve price and other terms. In light of the fact that discussions with SBE were significantly more advanced than with other bidders, that SBE had conducted due diligence on the Company as recently as October 2015 and that SBE had requested a prompt grant of exclusivity, the Board instructed Morgan Stanley to contact Bidder J and Bidder O to determine if either of those parties would be willing to make a more concrete proposal, offer a price that exceeded the price proposed by SBE and engage expeditiously in substantive negotiations concerning a potential transaction. In weighing whether or not to enter into exclusivity with SBE, the Board considered, among other things, the execution risks associated with the various transactions (including Yucaipa’s previously expressed support of a transaction with SBE), the risk of SBE walking away from negotiations absent exclusivity, and directors’ general view that SBE’s offer was less contingent on diligence and closer to a binding agreement than the proposals from Bidder J and Bidder O. The Board determined not to grant exclusivity to SBE at this time but to revisit the determination as negotiations continued.

From March 22 through March 29, 2016, the Board met with Morgan Stanley and Fried Frank three times to discuss the status of discussions with SBE, information as to SBE’s financing sources, and the status of discussions with Bidder J and Bidder O. The Board requested that the Company’s advisors engage in discussions with SBE’s proposed financing source for a transaction to understand SBE’s financing plan. In addition, Morgan Stanley and Fried Frank, on behalf of the Company, and Houlihan Lokey and OMM, on behalf of SBE, held further discussions regarding the provisions of a potential term sheet for the proposed transaction and a potential exclusivity agreement, including expense reimbursement of up to $2.0 million if the Company failed to enter into a merger agreement with SBE at the end of the exclusivity period, and the potential termination and reverse termination fees, expense reimbursement and related trigger events to be included in a definitive merger agreement. SBE ultimately agreed to reduce its proposed termination fee to $6.5 million, with trigger events mirroring the merger agreement that had been negotiated in connection with the SBE Proposed MOE Transaction, and a reverse termination fee in the event of a failure by SBE to close due to lack of financing in the amount of $6.5 million; provided that the reverse termination fee would not apply if SBE were unable to close due to an inability to assume or refinance the Hudson/Delano mortgage loans. The parties also discussed the duration of the proposed exclusivity period, with SBE insisting on a four-week period and the Company countering with a two-week period.

In addition, SBE insisted, and the Company agreed, that it would be a condition to the signing of a merger agreement that OTK Associates, Pine River Capital, Vector Group and Yucaipa sign voting agreements in favor of the transaction and that the Company would use reasonable best efforts to obtain voting agreements from Rambleside and Mr. Hamamoto. Further, the Company successfully negotiated a carve-out from the proposed exclusivity agreement to permit the Company to call for bids on, and to receive proposals in respect of, Hudson and Delano, as well as to provide a 90-day grace period for reimbursement of SBE’s expenses (with interest at 7% per annum) in the event that the Company failed to sign a definitive merger agreement in circumstances triggering the Company’s expense reimbursement obligation. The Company also negotiated for a provision in the proposed exclusivity agreement that the Company would not be obligated to reimburse expenses of SBE if the Company declined to sign a definitive merger agreement due to the failure of SBE to provide reasonable assurances to the Company that SBE would be able to assume or refinance the Hudson/Delano mortgage debt.

Between March 26 and March 29, 2016, Bidder J indicated to Morgan Stanley that Bidder J did not have committed financing to enable it to make an offer for the Company and Bidder O had stopped engaging with Morgan Stanley. During that period, the Company also received an expression of interest from a party whom we refer to as Bidder S, but when Morgan Stanley reached out to Bidder S to get additional information with respect to its interest, Bidder S indicated that it would require several weeks of diligence before it could confirm its bid.

On March 28, 2016, Morgan Stanley, Fried Frank, Houlihan Lokey and O’Melveny participated in a call with a representative of Cain Hoy. The representative provided an overview of the financial capability of Cain Hoy and its affiliates and Security Benefit Corporation, and expressed Cain Hoy’s support for the proposed transaction and willingness to provide equity and debt financing.

On March 29, 2016, the Board met with its legal and financial advisors to discuss the status of negotiations with SBE and discussions with other potential counterparties. Fried Frank and Morgan Stanley provided an update on the terms proposed by SBE and reported on the discussions with Cain Hoy. Morgan Stanley noted that SBE was unwilling to continue negotiations with the Company unless the Company entered into an exclusivity agreement, including the reimbursement of up to $2.0 million of expenses in the event that SBE and the Company could not reach a definitive agreement, subject to the financing exception described above. The Board renewed its discussion of the merits and considerations of entering into an exclusivity agreement, including the potential impact an exclusivity agreement could have on the ongoing bid process for Hudson and Delano. The Board discussed the fact that the Company had negotiated a carve-out from the exclusivity agreement for bids on, and to receive proposals in respect of, Hudson and Delano. The Board discussed its view, based in part on its discussions with Morgan Stanley, that an asset sale transaction was unlikely to deliver value to holders of common stock superior to the SBE proposal and that no other actionable proposals had been received with respect to an acquisition of the Company. The Board also considered that it retained the flexibility to reassess SBE’s offer in the event that any unsolicited, whole-company proposals were received between the signing of exclusivity and the expiration of the exclusivity period, and would have the ability, if it were to enter into a merger agreement with SBE at the end of the exclusivity period, to evaluate competing proposals. Following discussion, the directors present at the meeting unanimously approved entering into an exclusivity agreement with SBE.

On March 29, 2016, the Company and SBE entered into an exclusivity agreement and non-binding term sheet (at a price of $2.40 per share), providing for a period of exclusivity through April 26, 2016. In connection with the exclusivity agreement, the standstill provision of the NDA executed by SBE in February 2015 was reinstituted for an additional one-year term. Between March 29 and April 1, 2016, Fried Frank, Morgan Stanley and management of the Company worked together to update an online data room with information regarding the Company, in preparation of providing access to SBE. On April 1, 2016, O’Melveny sent an initial draft merger agreement to Fried Frank. The key open issues for negotiation in the draft merger agreement included (i) the inclusion by O’Melveny in the draft merger agreement of a provision for payment of a $6.5 million termination fee due to the Company’s stockholders failing to approve the transaction, (ii) language establishing a 60-day limit on discussions and negotiations by the Company with any party submitting an acquisition proposal after the execution of the merger agreement and (iii) certain provisions relating to the financing for the merger. The Company, SBE and their advisors engaged in negotiations on the draft merger agreement over the course of the next two weeks. On April 4, 2016, O’Melveny furnished to Fried Frank a proposed form of voting agreement with key stockholders of the Company. The draft voting agreement provided, among other things, that the voting agreement would survive a termination of the merger agreement for 12 months. Fried Frank forwarded the voting agreement to each of OTK Associates, Pine River Capital and Vector Group, but noted that this so-called “tail” provision would likely not be acceptable to the Company or the stockholders.

On April 2, 2016, the Company received four preliminary, non-binding indications of interest in Hudson ranging from $280 million to approximately $340 million. The bids were either silent regarding management rights or conditioned on the release of management rights. Because of its exclusivity agreement with SBE, the Company did not respond to these bids.

On April 7, 2016, the Company received a request from Houlihan Lokey to provide data room access to Yucaipa and its legal counsel. The Company granted this request.

On April 14, 2016, the Company received two non-binding offers for Delano – one for $210 million from a party whom we refer to as Bidder T, with management rights released, and the other for $240 million from Bidder R, with a new management agreement to be negotiated.

Also on April 14, 2016, Morgan Stanley received an inbound communication from a representative of Bidder S attaching a draft form of power of attorney which purported to authorize the representative of Bidder S to enter into discussions for an acquisition of the Company by Bidder S at a price of up to $90 million. Bidder S provided no additional details and, due to the Company’s exclusivity agreement with SBE, Morgan Stanley responded that it was unable to provide comments to Bidder S at that time. Due to the Company’s exclusivity agreements with SBE, it did not respond to these offers.

On April 15, 2016, the Board met to discuss the status of negotiations concerning the potential transaction with SBE. Company management reported on the offers received for Delano, and Morgan Stanley reported on the draft power of attorney from Bidder S.

On April 20, 2016, SBE, the Company and their respective advisors held initial discussions with the Hudson/Delano mortgage lenders.

Through April 25, 2016, negotiations between the Company, SBE and their respective advisors continued. However, as of April 25, SBE had not provided draft financing commitment papers to the Company. On April 25, 2016, the Board met with its legal and financial advisors to review the current status of negotiations. Fried Frank provided an update on the status of the negotiations on the draft merger agreement in connection with the proposed transaction. Fried Frank noted that, at the Company’s insistence, SBE had dropped its requests for (i) any termination fee to be triggered as a result of the Company’s stockholders failing to approve the transaction and (ii) the 60-day limit on discussions and negotiations by the Company with any party submitting an acquisition proposal after execution of the merger agreement. Mr. Nugent informed the Board that Yucaipa was expecting to participate in SBE’s acquisition vehicle, by agreeing to roll its Series A preferred securities and warrants into a portion of the common equity in SBE’s acquisition vehicle, as well as a newly issued preferred equity. Mr. Nugent recused himself from the remainder of the meeting as well as subsequent meetings of the Board for the duration of the negotiation process with SBE. Though negotiations were proceeding, SBE had earlier that day communicated to the Company that SBE would require an extension of its exclusivity period. The Board and its advisors discussed the Company’s upcoming earnings call, scheduled for May 9, 2016, and the desirability of being in a position to announce a transaction with SBE (were the Board to conclude that such a transaction was in the best interests of the Company’s stockholders) before that call. The Board then authorized an extension of exclusivity through May 3, 2016.

On April 26, 2016, the parties signed a letter agreement extending the exclusivity period through May 3, 2016.

On April 28, 2016, the Company received a revised proposal from Bidder R with respect to an acquisition of Hudson and Delano, consisting of $305 million in cash for Hudson and including an asset management fee of 0.25% of gross revenue for five years, and $260 million for Delano, with the Company being entitled to 20% of the equity (assuming $200 million of the purchase price would be debt financed) after Bidder R earned an 8% return on its invested equity. In accordance with the terms of the exclusivity agreement, the Company did not respond to this proposal.

At a regularly scheduled meeting of the Board on April 29, 2016, the Company’s advisors provided an update to the Board on the status of discussions with SBE and progress on the transaction documents. Mr. Nugent recused himself from this portion of the meeting. At this meeting, management updated the Board on the Company’s first quarter results and liquidity position. The Company’s results had continued to deteriorate during the quarter; RevPAR at System-Wide Comparable Hotels (which included all Morgans Hotel Group branded hotels operated by the Company, except for hotels added or under major renovation during the current period or the prior year period, development projects and hotels no longer managed by the Company) decreased by 4.2% in the first quarter of 2016 as compared to the same period in 2015. As of March 31, 2016, the Company had approximately $11.9 million in cash and cash equivalents.

Between April 26 and May 6, 2016, negotiations between the Company, SBE and their respective advisors continued, and negotiations also took place with SBE, Yucaipa and Cain Hoy related to their respective investments in the acquiring company. The Company and its advisors continued to focus on obtaining commitment papers for the equity financing and debt financing for the transaction.

On May 3, 2016, further discussions also took place between representatives of the Company and SBE and the mortgage lenders under the Hudson/Delano mortgage loans and counsel to the lenders. Although SBE furnished certain additional financial information to the mortgage lenders, the lenders indicated that they would require additional information to assess SBE’s eligibility to assume the loans. Later that day, counsel to the lenders indicated to Fried Frank that, due to Yucaipa’s investment in the acquiring entity, SBE might be entitled to take into account Yucaipa’s assets for purposes of determining the acquiring entity’s eligibility to assume the mortgage loans.

On May 4, 2016, SBE furnished to the Company drafts of the financing commitment papers and a form of agreement between SBE and Yucaipa relating to the treatment of Yucaipa’s Series A preferred securities and warrants in the merger and the related term sheet among SBE, Yucaipa and Cain Hoy setting forth the proposed economic and governance terms of SBE’s and Yucaipa’s respective investments in the holding company to be formed for purposes of acquiring the Company.

At a meeting of the Board on the evening of May 4, 2016, Fried Frank updated the Board on the status of the transaction, the financing commitments and the proposed Yucaipa rollover. Fried Frank noted that the terms of the rollover contemplated the transfer to Yucaipa after the closing of the merger of the leasehold interests held by the Company in three MBLV Restaurants, in addition to preferred and common equity interests in the acquiring entity. At that meeting, the Board authorized an extension of exclusivity through May 6, 2016, and authorized a further extension through May 8, 2016, should a transaction not be finalized by May 6.

On May 5, 2016, Fried Frank provided comments on the Yucaipa rollover commitment letter and discussions took place between Fried Frank, O’Melveny and Sidley Austin LLP, or Sidley, counsel to Yucaipa, regarding the terms of the rollover commitment letter and certain changes to the merger agreement requested by Sidley. Among other things, Yucaipa insisted that the assumption or refinancing of the Hudson/Delano mortgage debt must be a condition of closing of the merger. In addition, Yucaipa requested certain changes to the specific performance provisions of the merger agreement. Fried Frank advised O’Melveny and Sidley that the inclusion of the mortgage condition was inconsistent with the parties’ prior discussions, and that the Board would likely require that the $6.5 million reverse termination fee apply to a failure by SBE to satisfy the mortgage condition.

On May 6, 2016, Mr. Nazarian called Morgan Stanley and indicated that, in light of, among other things, the continued declining performance of Hudson and Delano in April 2016, and resulting lowered forecast for the 2016 year (which would require an estimated $54.0 million prepayment in February 2017 under the Hudson and Delano mortgages), as well as certain increased costs relating to required improvements to Hudson’s façade, SBE was lowering its proposed purchase price from $2.40 to $2.10 per share of common stock. As a result of this proposed change, the Company did not provide a signed extension of exclusivity to SBE on May 6. Also on May 6, 2016, O’Melveny provided to Fried Frank a revised draft merger agreement reflecting comments from O’Melveny and Sidley. These comments included changes to the definition of “Monroe Material Adverse Effect”, the insertion of an additional closing condition relating to regulatory matters, changes to the closing condition that there be no Monroe Material Adverse Effect that moved the measurement date for testing this condition from the date of signing of the merger agreement to January 1, 2016, and deletion of provisions giving each party the right to sue for willful and material breaches of the merger agreement by the other party. After discussions, these comments were withdrawn. In addition, in order to address the Company’s concerns with respect to the mortgage condition, SBE proposed language undertaking to assume certain potential costs associated with obtaining an assumption of the Hudson/Delano mortgage debt.

On May 7, 2016, the Board and its advisors met and discussed SBE’s proposed price reduction and reviewed the items cited by SBE as rationale for the proposed price reduction. The Board instructed its advisors to continue to work to finalize the non-economic terms of the transaction, and to revert to SBE on price when progress had been made on other open items. At that time, the key remaining issues included certain conditions to the debt financing commitment and the need for information from Cain Hoy confirming Cain Hoy’s financial capacity to fund the equity commitment. In addition, the Company requested that, in lieu of a commitment to bear costs of obtaining an assumption of the Hudson/Delano mortgage debt, SBE agree to the same $6.5 million reverse termination fee applicable to a failure to close due to the unavailability of SBE’s financing commitments.

On May 7 and 8, 2016, discussions continued between representatives of the Company, SBE and their respective advisors. During these discussions, the parties continued to negotiate terms for the transactions, including negotiating terms for the debt financing to be provided by Cain Hoy. By late afternoon on May 8, 2016, the Company’s and SBE’s respective advisors had resolved most of the material terms of the transaction except for price. Morgan Stanley and Houlihan Lokey, on behalf of the Company and SBE, engaged in discussions on price, with Morgan Stanley expressing the Board’s view that $2.10 per share was not acceptable. Following discussions between SBE and Houlihan Lokey, Houlihan Lokey informed Morgan Stanley that $2.25 per share represented SBE’s “best and final” offer.

On May 8, 2016, the Board met with Fried Frank and Morgan Stanley to review the terms currently proposed by SBE. Fried Frank provided an overview of the Board’s fiduciary duties. Fried Frank then provided an overview of the terms of the proposed transaction, including (i) Yucaipa’s interest in the transaction, given its agreement to roll its Series A preferred securities and warrants into an investment in preferred equity and common equity of the acquiring entity and certain restaurant leases, (ii) the limitations on the Company’s ability to engage in discussions with respect to any alternative transaction, and the related provisions permitting the Company to respond to certain alternative proposals, to negotiate and, subject to certain “match rights” of SBE, to terminate the merger agreement in the event of a superior proposal, (iii) the conditions to closing, (iv) the potential obligation to pay a $6.5 million termination fee, in the event that the merger agreement is terminated in certain circumstances, (v) the Company’s remedies in the event of a failure by SBE to close, including the right of specific performance in certain circumstances and the potential right to receive a reverse termination fee of $6.5 million, and (vi) the terms of the debt and equity financing commitments. Morgan Stanley then provided an overview of the Company, the Company’s financial performance, and the risks and challenges facing the Company on a standalone basis. Morgan Stanley reviewed with the Board its financial analysis with respect to the proposed merger. Morgan Stanley then delivered its oral opinion, which was subsequently confirmed in writing, that the consideration of $2.25 per share of common stock to be paid pursuant to the merger was fair, from a financial point of view, to the holders of common stock other than SBE, Yucaipa and their respective affiliates. Following discussion, the Board unanimously (except for Mr. Nugent who recused himself and Mr. Kalisman, who was not present at the meeting) authorized the Company to finalize and execute the merger agreement and related documents at the proposed price of $2.25 per share of common stock, subject to certain final changes.

Following the Board meeting, Fried Frank and Morgan Stanley spoke with SBE and its representatives. They advised SBE and its representatives that the Board had authorized the Company to proceed to finalize the merger agreement, subject to (i) confirmation of the price of $2.25 per share of common stock in cash, (ii) elimination of language in Cain Hoy’s equity commitment that appeared to give rise to a right of termination in the event of stockholder litigation with respect to the transaction and (iii) delivery of evidence satisfactory to the Company of Cain Hoy’s financing capacity.

On May 9, 2016, the Company’s and SBE’s respective advisors worked to finalize the merger agreement and the debt and equity commitment letters, as well as the voting agreements, in each case as described further in “The Merger Agreement,” beginning on page 84, “Special Factors—Financing,” beginning on page 63, and “Agreements Involving Common Stock and Series A Preferred Securities—Voting Agreements,” beginning on page 103. In addition, Security Benefit Corporation delivered to the Company an executed guarantee guaranteeing the obligations of Cain Hoy under the equity commitment letter. Later on May 9, the Company, SBE and Merger Sub executed the merger agreement, and the Company delivered a press release announcing the transaction shortly after markets closed that day. SBE entered into voting agreements with OTK Associates, Pine River Capital, an affiliate of Vector Group and Yucaipa.

On May 11, 2016, the Board received a letter from Bidder Q, setting forth a non-binding, preliminary proposal to acquire all of the Company’s outstanding common stock for a purchase price of $3.00 per share together with an assumption of all current debt of the Company. The letter did not include information concerning the proposed transaction structure, sources of financing or proposed treatment of the Series A preferred securities. After discussing questions with the Company’s advisors regarding Bidder Q’s known business interests and financial capacity, the Board determined to take no action with respect to Bidder Q’s proposal. Since May 11, representatives of Bidder Q have reached out to the Company on several additional occasions by phone. Because the Board has not determined that Bidder Q’s proposal would reasonably be expected to result in a superior proposal in accordance with the merger agreement, the Company has not responded to those communications.

On May 17, 2016, the Board received a joint letter from two parties whom we refer to as a Bidder U, one of whom had previously reviewed information with respect to Hudson and Delano and had submitted a non-binding indication of interest on Hudson on April 2 of $325 million, setting forth an unsolicited, non-binding proposal to acquire all of the common stock for a purchase price of $2.40 per share. Howard Lorber, the Chairman of the Board, is a director of an affiliate of one of the parties comprising Bidder U. For this reason, and even though Mr. Lorber indicated that he had no interest or role in that party or in Bidder U other than the foregoing board affiliation with a related entity, Mr. Lorber recused himself from further discussions by the Board with respect to Bidder U’s proposal or the merger. Although the Board believed that Bidder U likely had the financial capacity to execute a transaction, the letter did not provide details with respect to the proposed transaction structure or treatment of the Company’s debt or preferred securities. After discussion with the Company’s advisors, the Board determined to defer any determination with respect to Bidder U’s proposal until after the submission of the Company’s preliminary proxy statement to the SEC. The Board agreed that the Company should advise Bidder U to review the merger agreement and the Company’s proxy statement, when publicly filed. A letter to this effect was delivered to Bidder U on May 20, and a similar letter was delivered to Bidder Q on the same date.

On May 20, 2016, the Board received another unsolicited letter from Bidder U stating that Bidder U had completed its review of all publicly available information regarding the Company, confirming that its offer price of $2.40 per share of common stock assumed prior payment of the termination fee under the merger agreement with SBE and stating that Bidder U had the financial wherewithal to complete the proposed acquisition. Bidder U urged the Company to begin discussions with it regarding a potential transaction. The May 20 letter provided no other clarifications to Bidder U’s prior proposal letter, and the Board continued to defer any determination with respect to the May 20 letter for the time being.

On May 25, 2016, the Board received a third unsolicited letter from Bidder U reiterating Bidder U’s proposal to acquire all of the common stock for a purchase price of $2.40 per share. Bidder U requested that the Company commence discussions with Bidder U no later than the close of business on May 27, 2016, and failing that, reserved the right to bring its proposal directly to the holders of common stock.

On May 26, 2016, representatives of the Company engaged in discussions with SBE and its advisors to request a waiver of the requirement under Section 5.02(a) of the merger agreement that the Board make a determination whether Bidder U’s proposal would reasonably be expected to result in a “Superior Monroe Proposal” prior to engaging in discussions with Bidder U. SBE declined to grant a waiver. At a meeting of the Board during the evening of May 26, 2016, after discussions with its legal and financial advisors, the Board (excluding Messrs. Lorber and Nugent, who recused themselves) determined that the Bidder U proposal would reasonably be expected to lead to a “Superior Monroe Proposal” within the meaning of the merger agreement, and that, consistent with its fiduciary duties, it should engage in discussions with Bidder U, subject to and in compliance with the requirements of the merger agreement.

In the morning of May 27, 2016, O’Melveny sent a letter to Fried Frank, confirming that SBE would not grant a waiver under Section 5.02(a) of the merger agreement and asserting SBE’s contention, based on the information provided, that the Board cannot make a determination in good faith that its fiduciary duties require it to take actions under Section 5.02(a) of the merger agreement. Later that day, consistent with the Board’s direction at the meeting the prior evening, Fried Frank sent to counsel to Bidder U a non-disclosure agreement in the form required by the merger agreement. Later that day, counsel to Bidder U sent a markup of the non-disclosure agreement to Fried Frank. The markup did not conform to the requirements of the merger agreement (insofar as it sought, among other things, to limit the standstill provisions to a 30-day period), and later that day Fried Frank communicated to counsel to Bidder U that the Company could not execute the non-disclosure agreement in the form requested by Bidder U in light of the provisions of the merger agreement. Counsel to Bidder U then requested that the Company request a waiver of the requirement that a potential bidder execute a non-disclosure agreement in the required form from SBE, and late that evening SBE’s counsel confirmed to Fried Frank that SBE would not grant a waiver. Fried Frank communicated SBE’s position to counsel to Bidder U on May 31, 2016. Bidder U has not provided a further proposal to the Company.

Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger

The Board (excluding Bradford Nugent, who recused himself from the Board’s deliberations and Jason Kalisman, who was not present at the meeting of the Board at which the merger was approved) recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and the merger.

The Board (which, unless otherwise noted, for purposes of this section “Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” excludes Mr. Nugent, who recused himself from the Board’s deliberations), at a meeting held on May 8, 2016, determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement (including the merger), and resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders, and recommended that the stockholders of the Company vote to adopt the merger agreement and the merger. The Board consulted with the Company’s outside financial and legal advisors and Company senior management at various times and considered a number of factors, including the following principal factors (not in any order of relative importance) that the Board believes support its decision and the fairness of the transactions contemplated by the merger agreement (including the merger):

Factors Related to the Company’s Business, Financial Performance, Liquidity, and Financial Viability as an Independent Company

Lodging Industry Trends

•	The performance of the lodging industry is highly cyclical and has traditionally been closely linked with the performance of the general economy and, specifically, growth in the U.S. gross domestic product (GDP), employment, and investment and travel demand. During 2015 and into 2016, the U.S. experienced modest GDP growth; however, increased supply in the Company’s major markets impacted hotel occupancy and constrained rate growth during 2015 and the first quarter of 2016, and the Board expects this trend to continue through 2016.

•	The pace of new lodging supply, especially in New York City and Miami, where the Company’s principal assets are located, has increased over the past several years and the Board expects that negative trends at the Company’s hotels will continue in 2016 as the new supply in these markets is absorbed.

•	The Board believes the rising popularity of alternative lodging companies, such as privately-owned residential properties, including homes and condominiums that can be rented on a nightly, weekly or monthly basis, has had an adverse impact on our business and operations, as travelers have opted to stay at these privately placed accommodations rather than at our hotels, especially in larger cities, such as New York City, where we have a high concentration of hotel rooms. The Board expects that this trend will continue and may have a meaningful impact in other domestic and international markets in which we are located.

Historical Financial Performance; Liquidity; and Future Prospects

•	The Company’s operating results declined in 2015 and that decline has continued in 2016 to date. Revenue per available room (RevPAR) at System-Wide Comparable Hotels (all Morgans Hotel Group branded hotels operated by us, except for hotels added or under major renovation during the current period or the prior year period, development projects and hotels no longer managed by us), decreased by 4.1% (in constant dollars) in 2015 as compared to 2014 and decreased by 4.2% in the first quarter of 2016 as compared to the same period in 2015. RevPAR at Hudson and Delano (which represent a substantial majority of the Company’s consolidated assets) decreased by 7.7% in 2015 as compared to 2014 and by 8.1% during the first quarter of 2016 as compared to the same period in 2015.

•	In addition, the Company’s operating results and future prospects have been adversely impacted by the termination or expected termination of various management contracts or development projects, including Delano Marrakech, Delano Moscow, Mondrian Istanbul, Mondrian SoHo, Mondrian South Beach, Morgans, Royalton and Shore Club.

•	The Company has been highly levered for the past several years, notwithstanding the sale of its equity interests in five hotels in 2011 and the use of a substantial portion of the net proceeds of those sales for the repayment of indebtedness. The Company’s total indebtedness and Series A preferred securities obligations have grown each year since 2011. At March 31, 2016, the Company had indebtedness of approximately $578.3 million. Of the Company’s $578.3 million of outstanding debt, approximately $421.8 million is owed under mortgage loans secured by the Hudson and Delano hotels that mature on February 9, 2017. Although the Company has the ability under certain conditions to exercise two one-year extension options that will permit it to extend the maturity date to February 9, 2019, based on the Company’s trailing 12-month cash flow through March 31, 2016, the Company estimates that, in order to extend the maturity date to February 9, 2018, it may be required to prepay approximately $50.0 million of outstanding debt under the Hudson/Delano mortgage loans by February 9, 2017 and pay an approximately $1.0 million extension fee.

•

As of March 31, 2016, the Company had approximately $11.9 million in cash and cash equivalents, plus $15.3 million of restricted cash, which consisted primarily of cash held in escrow accounts for debt service or lease payments, capital expenditures, insurance programs, and taxes. As a result of near term funding obligations, including operating expenses, debt service payments and likely posting an approximately $2.8 million bond to appeal a matter subject to litigation, the Board anticipates that the Company’s cash position will deteriorate further, with the result that the Company may not have sufficient liquidity to address unforeseen expenses or a further downturn in operating results. The Company’s cash position may be further exacerbated as a result of provisions of the Hudson/Delano mortgage loan agreements. These provisions require that all cash flows from Hudson and Delano must be deposited into accounts controlled by the lenders and excess amounts retained by the lenders if the debt yield ratio falls below 6.75%, until the debt yield ratio exceeds 7.00% for two consecutive calendar quarters. As of March 31, 2016, the Company’s debt yield ratio was 6.84%, and the Company projected that it may fall below the 6.75% threshold during the second quarter of 2016. (In May 2016, the Company did fall below the 6.75% threshold, triggering the foregoing requirements.) Under the Company’s most recent cash flow forecast prior to

May 9, 2016, the Company’s cash balance was projected to fall to $6.0 million at November 30, 2016, and its year-end cash balance at December 31, 2016 was projected to be $18.0 million, assuming, among other things, receipt of termination fees in respect the termination of the Morgans, Royalton and Shore Club management agreements, although the timing of such termination payments cannot be assured.

•	In addition, as of March 31, 2016, the Company has outstanding obligations relating to its Series A preferred securities of approximately $133.9 million, inclusive of cumulative unpaid dividends. The Series A preferred securities currently have a 10% per annum dividend rate, but this will increase to a 20% per annum dividend rate effective October 16, 2016. Although the Company has the option to redeem any or all of the Series A preferred securities at any time at a redemption price equal to the liquidation preference plus accumulated and unpaid dividends to the redemption date, the Company does not anticipate being in a position to repay or refinance the Series A preferred securities, and consequently continued erosion of the value of the common stock is likely in the absence of a sale of the Company or other transactions generating sufficient net proceeds to redeem the Series A preferred securities.

•	The Company’s trust preferred securities bear interest at a fixed rate of 8.68% until October 2016, and thereafter will bear interest at a floating rate based on the three-month LIBOR plus 3.25%. The trust preferred securities may be redeemed at par. In the event that the Company undertakes a transaction that is deemed to constitute a transfer or sale of our assets substantially as an entirety within the meaning of the indenture governing the trust preferred securities, and the holders of the trust preferred securities exercise their right to accelerate payment of the trust preferred securities, the Company would be required to repay the $50.1 million outstanding trust preferred securities prior to their maturity. In such an event, there can be no assurance that the Company would have sufficient cash to pay the holders of the trust preferred securities or, alternatively, be able to obtain the necessary consents from the holders of the trust preferred securities in connection with such sale or transfer. Based upon preliminary conversations with the manager of the trust preferred securities, the manager believes a sale of Hudson and Delano may be deemed to constitute a sale of the Company’s assets substantially as an entirety within the meaning of the indenture.

•	In connection with litigation filed by Andrew Sasson and Andy Masi against the Company in the Supreme Court of the State of New York relating to a dispute over the interest potentially owed on $18.0 million in notes (the principal on which has been paid) which were convertible into shares of common stock and issued in connection with the Company’s November 2011 acquisition of 90% of the equity interests in The Light Group, the judgment has not yet been entered but the Company has filed a notice of appeal and may be required to post a cash bond in the amount of approximately $2.8 million to secure its ability to perfect the appeal. Plaintiffs also have a claim for attorneys’ fees and, although they have not yet stated a claimed amount, they have recently estimated this claim at approximately $1.0 million.

•	As a result of the Company’s deteriorating financial performance and short term liquidity, its substantial indebtedness and Series A preferred securities obligations, the required prepayment in respect of the Hudson/Delano mortgage loans in February 2017, other potential constraints on the Company’s available cash, uncertainty as to the Company’s ability to raise additional capital, the expected loss of additional management contracts and the lack of a meaningful development pipeline, there are significant concerns with respect to the Company’s long-term financial viability.

Management and Business Strategy

•	The Company has been without a permanent Chief Executive Officer since September 2013 and without an interim Chief Executive Officer since May 2015. In addition, over the past several years, there has been a significant reduction in the size of the Company’s key executive team. In 2014, as part of a workforce reduction, the Company terminated its Chief Operating Officer and Chief Development Officer, and in February 2016 the Company’s most recent Chief Operating Officer resigned.

•

On November 4, 2015, we announced a plan pursuant to which we initiated a broker-marketed process for the monetization of Hudson and Delano, with the goal of focusing the Company on an asset-light, brand-centered model with lower leverage, while concurrently embarking on a search for a new Chief Executive Officer. Our intention was to leverage our management experience and luxury brands for expansion into major gateway markets and key resort destinations in both domestic and international markets, growing primarily through the pursuit of new management agreements and through franchise or licensing agreements. This strategy was dependent upon realizing sufficient net proceeds from the sale of Hudson and Delano to execute the Company’s proposed asset-light business strategy.

•	In March and April 2016, the Company received non-binding, indicative offers for Hudson and Delano pursuant to the broker-marketed process for those hotels initiated in November 2015. A majority of the Board believed, based upon the indicative offers received, that a sale of Hudson and Delano was not likely to yield sufficient net proceeds to provide a viable alternative to a sale of the Company.

Factors Related to the Sale Process and Evaluation of Potential Strategic Alternatives

•	The Company has engaged in multiple efforts, dating back more than two years, to explore potential strategic alternatives for the Company. During this time period, the Company, its advisors and representatives contacted more than 175 potential financial and strategic acquirers, executed more than 70 confidentiality agreements, and explored and actively solicited offers for a variety of strategic alternatives, including the sale of the Company as a whole, the sale of the Company’s management business, and the sale of Hudson and Delano. During this period, the Board and/or a special transaction committee of the Board retained and was advised by legal counsel and financial advisors, as well as leading real estate brokerage firms, conducted extensive deliberations and met frequently to review potential strategic alternatives.

•	Although the Company received numerous indications of interest and proposals during this period for the Company as a whole, for the Company’s management business, and for Hudson and Delano, as discussed under “—Background of the Merger,” beginning on page 21, none of these indications or proposals led to a definitive agreement and, until the execution of the merger agreement with SBE, there has not been consensus among the Company’s largest stockholders, including the Yucaipa investors, OTK Associates, Pine River Capital and Vector Group, regarding the potential disposition of the Company as a whole, its management business or Hudson or Delano.

•	Pursuant to the broker-managed sale process for Hudson and Delano, the Company received four non-binding indicative offers for Hudson on March 31, 2016, ranging from a low of $280 million to a high of $340 million, and two non-binding indicative offers for Delano on April 14, 2016, of $210 million and $240 million. The Board concluded that these non-binding, indicative offers would likely not have yielded sufficient net proceeds to provide a viable alternative to a sale of the Company given the mortgages on Hudson and Delano and the outstanding securities with preferences superior to the common stock.

•	In addition to the extensive efforts by the Company over the more than two-year period prior to the discussions that led to the merger agreement, the Company and its advisors engaged in outreach to approximately 180 parties between March 2, 2016, and the signing of an exclusivity agreement with SBE on March 29, 2016. Two parties submitted preliminary, non-binding indications of interest to purchase the Company at prices of $2.50 per share of common stock, subject to due diligence and financing, but the Board concluded, in view of the preliminary nature of these proposals, the substantial uncertainty that either of these proposals would lead to a definitive proposal, the risk that SBE would terminate discussions with the Company unless the Company entered into an exclusivity agreement, and the Company’s deteriorating financial condition, to proceed with exclusive negotiations with SBE. During the exclusivity period, neither of the parties that had submitted preliminary proposals at $2.50 per share of common stock submitted a more definitive proposal, and the only other indication of third party interest to purchase the Company received by the Company during this period was the draft power of attorney described above (see “—Background of the Merger,” beginning on page 21).

Valuation

•	The merger consideration of $2.25 per share of common stock, which SBE stated was its “best and final” proposal, represents a 69% premium over the Company’s unaffected closing price on May 5, 2016, the last trading day prior to published reports of discussions between SBE and the Company, and a 54% premium to the Company’s volume weighted average price for the 30 days up to and including May 5, 2016.

•	The Board considered the financial analyses presented to the Board by Morgan Stanley, as well as the oral opinion of Morgan Stanley, which was subsequently confirmed in writing as of May 9, 2016, to the effect that, as of the date of Morgan Stanley’s opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, from a financial point of view, the consideration to be offered to the holders of common stock (other than certain Excluded Shares) in the merger is fair to such holders. See “—Opinion of Morgan Stanley,” beginning on page 50.

•	The Board recognized that, given the risks and uncertainties facing the Company and its ongoing debt service and Series A preferred securities obligations, the value of the common stock would likely continue to decline. The Board believed that certain of the financial analyses of Morgan Stanley, which implied that the value of the common stock was below zero (i.e., that the common stock was potentially worthless), underscored the risks and uncertainties to the holders of common stock associated with seeking to continue to operate the Company as an independent public company.

Transaction Terms, Conditions and Certainty

•	The Board considered that the holders of common stock and the Series A preferred securities would be entitled, under Delaware law and pursuant to the merger agreement, to consider and vote on, or consent to, the approval of the merger agreement and the transactions contemplated thereby, including the merger, as is more fully described below under “Merger Agreement—Other Covenants and Agreements—Stockholders Meeting,” beginning on page 93, and that certain stockholders, including OTK Associates, Pine River Capital and an affiliate of Vector Group, which represent approximately 29% of the Company’s outstanding shares of common stock, as well as Yucaipa, intended to enter into voting agreements (which would terminate if, among other things, the merger agreement were terminated) in support of the merger agreement and the transactions contemplated thereby, including the merger, as more fully described below under “Agreements Involving Common Stock and Series A Preferred Securities—Voting Agreements,” beginning on page 103;

•	The Board also considered that appraisal rights are available under Delaware law to holders of shares of common stock who do not vote in favor of the adoption of the merger agreement and strictly comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the merger agreement, as is more fully described below under “Merger Agreement—Effect of the Merger on Common Stock,” beginning on page 85;

•	The Board considered the likelihood that the merger would be completed based on, among other things:

•	the reputation of SBE, Yucaipa, Cain Hoy, and Security Benefit Corporation;

•	the fact that SBE has obtained committed debt and equity financing for the transaction, as is more fully described below under “—Financing,” beginning on page 63, and “Merger Agreement—Other Covenants and Agreements—Financing,” beginning on page 96;

•	the financial capability of SBE’s financing sources for the transaction, including the fact that the transaction does not require SBE to finance a purchase of the Yucaipa investors’ securities for cash, the financial standing of Security Benefit Corporation and its agreement to guarantee the equity financing commitment of Cain Hoy, and the likelihood that SBE will obtain approval of the Hudson/Delano mortgage lenders to assume the Hudson/Delano mortgage loans; and

•	the Company’s ability, under certain circumstances, to cause SBE to seek specific performance of the obligations of Cain Hoy, SBC and Yucaipa under the financing commitment letters and the rollover commitment letter and to enforce specifically the obligations of SBE and Merger Sub to perform the merger agreement, as is more fully described below under “Merger Agreement—Specific Performance,” beginning on page 96;

•	The Board considered that it has the right, subject to certain limitations and requirements of the merger agreement, to:

•	change, qualify, withhold, withdraw or modify its recommendation to stockholders concerning the transactions contemplated by the merger agreement, as is more fully described below under “Merger Agreement—Other Covenants and Agreements—Non-Solicitation,” beginning on page 91; and

•	to consider alternative transactions and terminate the merger agreement in order to enter into a superior proposal, subject to certain conditions (including certain rights of Purchaser to have an opportunity to match the superior proposal and the payment of the termination fee), as described under “The Merger Agreement—Other Covenants and Agreements,” beginning on page 91 and “The Merger Agreement—Termination Fees; Reimbursement of Expenses,” beginning on page 101.

Certain Rights of Yucaipa

•	The Board took into account the fact that (i) Yucaipa has certain consent rights under the terms of the Series A preferred securities with respect to an acquisition (including by merger, consolidation or other business combination) of the Company or certain acquisitions of all or substantially all of its assets or any transaction in which the Series A preferred securities are converted into or exchanged for securities of another entity and (ii) so long as the Yucaipa investors collectively own or have the right to purchase, through exercise of the warrants (whether or not any or all of such warrants are exercisable), 6,250,000 shares of common stock, Yucaipa has certain consent rights under the Securities Purchase Agreement, including with respect to an acquisition of all or substantially all of the Company’s assets and the acquisition (including by merger, consolidation or other business combination) of the Company, or any contract, agreement, arrangement or transaction with respect thereto.

•	The Series A preferred securities can be redeemed by the Company at any time on 30 days’ prior notice to the holders of the Series A preferred securities, and accordingly the Board believes that the consent rights of the holders of Series A preferred securities should not be an impediment to an alternative business combination transaction with a third party that is prepared to fund the redemption of the Series A preferred securities. As previously discussed, there has been disagreement between the Company and Yucaipa regarding the consent rights of the Yucaipa investors under the Securities Purchase Agreement, but the Yucaipa Investors have consistently asserted that that they continue to have these consent rights.

•	Yucaipa is currently bound to consent to the merger and the transactions contemplated thereby and is subject to various limitations and restrictions subject to the terms and conditions set forth in its voting agreement with SBE, including provisions prohibiting Yucaipa from soliciting competing offers for the Company or engaging in discussions or negotiations with third parties with respect to a competing proposal. In the event of termination of the voting agreement between Yucaipa and SBE, there can be no assurance that the Yucaipa investors would support an alternative transaction involving the acquisition of the Company or all or substantially all of its assets. Until the warrants expire in April 2017, Yucaipa may be able to block an acquisition (including by merger, consolidation or other business combination) of the Company or of all or substantially all of its assets, or the execution of any contract, agreement, arrangement or transaction with respect thereto. However, the Company believes that neither the terms of the Series A preferred securities nor the terms of the Securities Purchase Agreement preclude a third party from acquiring shares of common stock, including via a tender or exchange offer, and the Board therefore believes that Yucaipa’s asserted rights should not prevent an acquisition of control of the Company by a third party in such a transaction.

Interests of Certain Persons in the Merger; Rollover of Yucaipa’s Series A Preferred Securities

•	The Board considered that, in connection with the merger agreement, SBE entered into the rollover commitment letter with Yucaipa, pursuant to which Yucaipa has committed to contribute to the acquiring entity, immediately prior to the consummation of the merger, its 75,000 Series A preferred securities and warrants in exchange for twenty-five percent of the common equity, $75.0 million of preferred equity of the acquiring entity and certain restaurant leases, and therefore has interests in the transaction that create actual or potential conflicts with the holders of common stock. At the same time, the rollover of Yucaipa’s Series A preferred securities and warrants will not require SBE to fund the redemption price of the Series A preferred securities, which was approximately $133.9 million as of March 31, 2016. Moreover, unless the Series A preferred securities are redeemed in connection with a merger transaction, any such transaction requires the consent of the Yucaipa investors so long as they hold a majority of the Series A preferred securities. See “Special Factors—Financing—Rollover Financing,” beginning on page 64.

•	In addition, the Company’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of the Company’s common stockholders (see “Special Factors—Interests of the Company’s Directors and Officers in the Transaction,” beginning on page 67).

The Board also considered a variety of risk factors in its deliberations concerning the merger agreement and the merger, which are described below.

Risks Concerning the Merger Agreement

•	The consummation of the proposed merger is conditioned upon, among other things, the assumption or refinancing of mortgage debt, stockholder approval and various other closing conditions, and is subject to the availability of financing under the commitments obtained by SBE. Therefore, the proposed transaction may not be completed or may not be completed in a timely manner.

•	Under the merger agreement, we are subject to certain restrictions on the conduct of our business prior to completing the proposed merger, which restrictions could adversely affect our ability to consummate certain transactions or realize certain of our business strategies, and could adversely affect the value of our business if the acquisition is not consummated. See “Merger Agreement—Conduct of Business Pending the Merger,” beginning on page 89. During the pendency of the merger, our business may be adversely affected due to the diversion of management’s time and attention from the operations of the business.

•	If the merger agreement is terminated and there are no other parties willing and able to acquire the Company at a price of $2.25 per share or higher and on other terms acceptable to the Company, the market price of the common stock likely will decline. The Company has incurred and will continue to incur potentially significant expenses related to the proposed transaction prior to closing and those expenses, which will be borne by the surviving company if the merger closes, would materially impact the Company’s cash position if the merger is not completed.

•	If the proposed merger is not completed, the Board will review and consider available alternatives, to the extent available. Those alternatives may be limited by reason of many of the factors previously described, including the Company’s declining operating results, increasing debt and Series A preferred securities obligations, and declining liquidity position, and may require, among other things, that the Company consider restructuring its liabilities. There can be no assurance as to the valuation which may be assigned to our common stock in any such alternative transaction, or our ability to execute any such alternative transaction.

The merger agreement contains provisions that restrict the Company’s ability to respond to a third-party proposal (if any) to acquire the Company. These provisions include the general prohibition on our soliciting or engaging in discussions or negotiations regarding any alternative acquisition proposal, subject to certain exceptions, and the requirement that we pay a termination fee of $6.5 million (equivalent to approximately $0.18 per share of common stock) if the merger agreement is terminated in specified circumstances. These provisions in the merger agreement might discourage an otherwise-interested third party from considering or proposing to acquire the Company, even one that may be deemed of greater value than the proposed acquisition by SBE to our common stockholders. Furthermore, even if a third party elects to propose an acquisition, the concept of a termination fee may result in that third party offering a lower value to our common stockholders than such third party might otherwise have offered. However, the Board believed, after consultation with its legal and financial advisors, that these restrictions and the termination fee of $6.5 million would likely not inhibit a third party with the strategic interest and financial capability from submitting an alternative proposal for the Company. See “Merger Agreement—Other Covenants and Agreements—Non-Solicitation,” beginning on page 91 and “Merger Agreement—Termination Fees; Reimbursement of Expenses,” beginning on page 101.

Opinion of Morgan Stanley

The Company retained Morgan Stanley to provide it with financial advisory services in connection with the proposed merger. The Company selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and Morgan Stanley’s knowledge of the business and affairs of the Company. Morgan Stanley rendered to the

Board at its meeting on May 8, 2016 Morgan Stanley’s oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 9, 2016, that, as of such date, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth therein, the merger consideration to be received by the holders of common stock (other than shares (i) owned or held by the Company, Purchaser or any of their wholly owned subsidiaries or (ii) as to which dissenters’ rights have been perfected, which we refer to as Excluded Shares) pursuant to the merger agreement was fair from a financial point of view to such holders of the shares of common stock.

The full text of the written opinion of Morgan Stanley, dated May 9, 2016, is attached as Annex B and incorporated by reference into this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Board and addressed only the fairness, from a financial point of view, to the holders of shares of common stock (other than the Excluded Shares) of the merger consideration to be received by such holders pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion did not address any other term or aspect of the merger agreement or merger and did not address the relative merits of the Merger as compared to any other alternative business transactions, or other alternatives, or whether or not such alternatives could be achieved or are available, nor did it address the underlying business decision of the Company to enter into the merger agreement. Morgan Stanley expressed no opinion or recommendation to the stockholders of the Company as to how to vote at the special meeting held in connection with the merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

For purposes of rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company;

•	reviewed certain financial projections prepared by management of the Company;

•	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the reported prices and trading activity for the common stock;

•	compared the financial performance of the Company and the prices and trading activity of the common stock with that of certain other publicly-traded companies comparable with the Company and their securities;

•	participated in discussions and negotiations among representatives of the Company and SBE and certain parties and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by the Company, and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that such financial projections had been reasonably prepared on bases reflecting the currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions and that the definitive merger agreement would not differ in any material respect from the drafts thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and has relied upon, without independent verification, the assessment of the Company and SBE and their legal, tax or regulatory advisors with respect to legal, tax, or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of shares of common stock in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of May 9, 2016. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses of Morgan Stanley

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion rendered to the Board at its meeting on May 8, 2016 and the preparation of its written opinion letter dated May 9, 2016. The various financial analyses summarized below were based on the closing price for the shares of common stock as of May 5, 2016, the second to last full trading day preceding the day of the meeting of the Board to consider, approve, adopt and authorize the merger agreement. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

Historical Stock Trading Analysis

Morgan Stanley reviewed the historical trading prices and volumes for the common stock for the last forty-one months ending on May 5, 2016. Morgan Stanley noted that from January 1, 2016 to May 5, 2016, the closing share price of the common stock ranged from $0.86 to $3.16, with a closing price on May 5, 2016 of $1.33.

Sum-of-the-Parts Analysis

Morgan Stanley performed a sum-of-the-parts analysis which is designed to imply a value of a company based on the separate valuation of the company’s business and owned assets. Morgan Stanley calculated ranges of values for the Company’s real estate assets based on a combination of bids received and discounted cash flows based on discount rates ranging from 7.0% to 9.0%. Morgan Stanley added these amounts and subtracted the Clift ground lease obligation to calculate a range of gross real estate values of $472 million to $582 million. Based on the analysis of the relevant metrics for the companies, Morgan Stanley selected ranges of multiples of 9.6x to 12.5x for 2016 EBITDA and applied these ranges of multiples to the management company EBITDA less public company general and administrative costs to derive a range of net management company values of $51 million to $67 million. Morgan Stanley added to these gross real estate values and net management company values a range of present value of net operating losses from $0 to $50 million and other assets, and subtracted debt and preferred stock, including accrued dividends, and other liabilities to calculate a range of equity values. Based on this analysis, Morgan Stanley calculated a range of potential values of $(1.58) to $3.28 per share of common stock.

Selected Comparable Companies Analysis

Morgan Stanley performed a comparable companies analysis, which is designed to provide an implied trading value of a company by comparing it to selected companies with similar characteristics to the company. Morgan Stanley compared certain financial information of the Company with publicly available information for the selected companies. The selected companies were chosen based on Morgan Stanley’s knowledge of the industry and because the selected companies have businesses that may be considered similar to the Company. Although none of the selected companies are identical or directly comparable to the Company, financial information based on publicly available information for the following selected companies were considered:

Tier 1 Peers
Hilton Worldwide Holdings, Inc.
Hyatt Hotels Corporation
Intercontinental Hotels Group PLC
Marriott International, Inc.
Belmond Ltd.
Starwood Hotels and Resorts Worldwide, Inc.
Tier 2 Peers
Choice Hotels International, Inc.
Extended Stay America, Inc.
La Quinta Holdings Inc
Wyndham Hotel Group

The information Morgan Stanley presented included EBITDA multiples for 2016 and 2017 for each of the selected companies. Based on the EBITDA multiples for the selected companies, Morgan Stanley derived average, minimum and maximum values of EBITDA multiples for the Tier 1 and Tier 2 selected companies and an average EBITDA multiple for the combined Tier 1 and Tier 2 selected companies, respectively. Multiples for Starwood Hotels and Resorts Worldwide, Inc. were excluded from such average, maximum and minimum values of EBITDA multiples due to its pending merger with Marriott International, Inc.

EBITDAx
	2016	2017
Tier 1 Peers
Hilton Worldwide Holdings, Inc.	10.3x	9.7x
Hyatt Hotels Corporation	9.6x	9.0x
Intercontinental Hotels Group PLC	12.5x	11.5x
Marriott International, Inc.	11.2x	10.4x
Belmond Ltd.	10.8x	10.2x
Starwood Hotels and Resorts Worldwide, Inc.	13.8x	13.4x
Average Tier 1	10.9x	10.2x
Minimum Tier 1	9.6x	9.0x
Maximum Tier 1	12.5x	11.5x

Tier 2 Peers
Choice Hotels International, Inc.	13.2x	12.5x
Extended Stay America, Inc.	9.1x	8.6x
La Quinta Holdings Inc	8.6x	8.4x
Wyndham Hotel Group	9.5x	9.0x
Average Tier 2	10.1x	9.6x
Minimum Tier 2	8.6x	8.4x
Maximum Tier 2	13.2x	12.5x
Average	10.5x	9.9x

Based on the analysis of the relevant metrics for the selected companies, Morgan Stanley selected ranges of multiples of 9.6x to 12.5x for 2016 EBITDA which represent the minimum and maximum values of 2016 EBITDA multiples for Tier 1 selected companies, based on Morgan Stanley’s judgment that Tier 1 selected companies were more comparable to the Company, and applied these ranges of multiples to the relevant financial statistics for the Company. Morgan Stanley added these amounts to a range of present value of net operating losses of $0 to $50 million, the present value of lost contracts and cash to calculate a range of gross values of $378 million to $536 million, and subtracted debt and preferred stock, including accrued dividends, and other liabilities to derive a range of implied equity values. Based on this analysis, Morgan Stanley derived a range of potential values of $(6.47) to $(2.11) per share of common stock.

No company in the selected comparable companies analysis is identical to the Company. In evaluating the selected companies listed above, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable companies data.

Discounted Cash Flow Analysis

Morgan Stanley performed discounted cash flow analyses to determine ranges of potential values per share of common stock, using the financial projections provided by the Company’s management. Morgan Stanley calculated ranges of implied prices per share of common stock based on the sum of the discounted net present values of (i) annual unlevered and levered free cash flows that the Company is estimated to generate for the fiscal years ending December 31, 2016 through December 31, 2019, and (ii) projected enterprise and equity terminal values of the Company as of December 31, 2019.

Morgan Stanley discounted the unlevered free cash flows at discount rates ranging from 7.1% to 8.4%, which were calculated based on the Company’s weighted average cost of capital derived using the capital asset pricing model and the Company’s capital structure and the cost of preferred equity and debt as of March 31, 2016. Morgan Stanley also calculated terminal values using multiples of 11.5x to 13.5x for 2020 EBITDA based on long term sector averages and assuming no transaction costs. These values were then discounted at 8.7%, which was calculated based on Tier 1 comparable company weighted average cost of capital derived using the capital asset pricing model and a more typical going-concern capital structure. Morgan Stanley added the present values of the unlevered cash flows and terminal values to calculate a range of gross values of $539 million to $617 million. Morgan Stanley added these gross values, cash and a range of $9 million to $30 million, representing 25% to 75% of the present value of future net operating losses, and subtracted debt and preferred stock, including accrued dividends and other liabilities to calculate a range of implied equity values. Based on this analysis, Morgan Stanley calculated a range of potential values of $(1.36) to $1.35 per share of common stock.

Morgan Stanley discounted the levered free cash flows at discount rates of 12.2% to 15%, which were calculated based on an estimate of the Company’s cost of equity using the capital asset pricing model. Morgan Stanley also calculated terminal values using multiples of 11.5x to 13.5x for 2020 EBITDA based on long term sector averages and assuming no transaction costs. Morgan Stanley added these amounts to a range of $12 million to $40 million representing 25% to 75% of the future value of net operating losses as of December 31, 2019 to calculate a range of gross values of $607 million to $738 million. Morgan Stanley subtracted from these gross values, debt and preferred stock including accrued dividends, cash and other liabilities to calculate a range of terminal equity values. Morgan Stanley multiplied the terminal equity values by a present value factor of 69%, which reflected an equity discount rate of 9.8% assuming a more typical going concern capital structure based on Tier 1 comparable company weighted average cost of capital, derived using the capital asset pricing model, and added the present value of levered cash flows. Based on this analysis, Morgan Stanley calculated a range of potential values of $(2.53) to $0.52 per share of common stock.

General

In connection with the review of the merger by the Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the common stock. In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond the control of the Company. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, to the holders of shares of common stock (other than the Excluded Shares) of the merger consideration to be received by such holders of shares of common stock pursuant to the merger agreement, and in connection with the delivery of its oral opinion, which was subsequently confirmed in writing, to the Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock might actually trade.

The merger consideration was determined through arm’s-length negotiations between the Company and SBE and was approved by the Board. Morgan Stanley provided advice to the Company during these negotiations but did not, however, recommend any specific merger consideration to the Company, or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Morgan Stanley’s opinion and its presentation to the Board was one of many factors taken into consideration by the Board in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the merger consideration or of whether the Board would have been willing to agree to different merger consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

The Board retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, SBE or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. In the two years prior to the issuance of Morgan Stanley’s fairness opinion, Morgan Stanley has not been engaged to provide investment banking services to, and has not received any investment banking compensation from, SBE, Yucaipa or their respective affiliates (other than the Company).

As compensation for its services relating to the merger, the Company has agreed to pay Morgan Stanley a fee of approximately $8.0 million in the aggregate, which is contingent upon the consummation of the merger, and $250,000 of which was earned as a quarterly advisory fee. The Company has also agreed to reimburse Morgan Stanley for its actual and documented expenses incurred in performing its services. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. Morgan Stanley may also seek to provide financial advisory and financing services to the Company or SBE in the future and would expect to receive fees for the rendering of those services.

Position of SBE, Merger Sub and Purchaser as to Fairness of the Merger

Under the SEC rules governing “going-private” transactions, each of SBE, Merger Sub and, upon its formation and assumption of SBE’s rights under the merger agreement, Purchaser (which we refer to, collectively, as the SBE parties) may be deemed to be affiliates of the Company, and, therefore, they are required to express their beliefs as to the fairness of the merger to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The SBE parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The views of the SBE parties should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

SBE and Merger Sub attempted to negotiate with the Board the terms of a transaction that would be most favorable to the SBE parties and not necessarily to the Company’s unaffiliated stockholders, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such unaffiliated stockholders. Bradford Nugent recused himself from the determination of the Board referred to above in “—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger,” beginning on page 44, and did not participate in the related Board vote.

None the SBE parties participated in the deliberations of the Board regarding, or received advice from the Company’s legal advisors or financial advisors as to, the substantive or procedural fairness of the merger to the Company’s unaffiliated stockholders. None the SBE parties has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the Company’s unaffiliated stockholders. Based on the knowledge and analysis by SBE and Merger Sub of available information regarding the Company, as well as discussions with the

Company regarding its business and the factors considered by, and the analysis and resulting conclusions of, the Board discussed in this proxy statement in “—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger,” beginning on page 44 (which analysis and resulting conclusions the SBE parties adopt), SBE and Merger Sub believe that the merger is substantively and procedurally fair to the Company’s unaffiliated stockholders. In particular, SBE and Merger Sub believe that the merger is both procedurally and substantively fair to the unaffiliated stockholders based on their consideration of the following factors, among others:

•	the fact that the merger agreement and the transactions contemplated thereby, including the merger, were negotiated and were approved, determined to be fair to and in the best interests of the Company and its stockholders, and declared advisable by the Board (with Bradford Nugent recusing himself from the foregoing determination, and not participating in the related Board vote and approval);

•	the fact that the merger consideration of $2.25 per share of common stock in cash represents approximately a 69% premium over the market closing price of $1.33 on May 5, 2016, the last unaffected trading day prior to an announcement of SBE’s interest in merging with the Company;

•	the fact that the merger consideration of $2.25 per share of common stock in cash and the other terms and conditions of the merger agreement resulted from arm’s-length negotiations between the Board and SBE;

•	the fact that the merger consideration is all cash, allowing the Company’s unaffiliated stockholders to immediately realize a certain value for all of their shares of common stock (without incurring brokerage or other costs typically associated with market sales) and, as a result, to no longer be exposed to risks and uncertainties relating to the performance and prospects of the Company;

•	the fact that entry by the Company into the merger agreement followed a series of efforts by the Company to explore a full range of strategic alternatives with the goal of enhancing value for all of the Company’s stockholders, which process included the contacting of over one hundred eighty (180) potential strategic and financial acquirers, sixty-five (65) of which signed confidentiality agreements and received information concerning the Company, and twelve (12) of which submitted indications of interest to acquire the Company and received management presentations;

•	the fact that following such public process only SBE submitted a final round bid, and the Board and its advisors negotiated the terms of SBE’s bid for a period of six weeks prior to the signing of the merger agreement;

•	the fact that the merger agreement permits the Company, subject to specific limitations and requirements set forth therein, to consider and respond to an unsolicited third-party takeover proposal, and to furnish confidential information to, and engage in discussions or negotiations with, the person or parties making such takeover proposal prior to the time the Company’s stockholders approve the proposal to adopt the merger agreement;

•	the fact that the merger agreement permits the Board, subject to specific limitations and requirements set forth therein, to withdraw or change its recommendation that the Company’s stockholders vote in favor of the proposal to adopt the merger agreement and to terminate the merger agreement and accept a superior proposal, in each case prior to the time the Company’s stockholders approve the proposal to adopt the merger agreement, and subject in each case to the Company paying a termination fee of $6.5 million;

•	the fact that the Board retained and received advice from Morgan Stanley, as financial advisor, and Fried Frank, as legal advisor, each of which has extensive experience in transactions similar to the merger;

•	notwithstanding that the opinion of Morgan Stanley was provided solely for the benefit of the Board and that the SBE parties are not entitled to, and did not, rely on such opinion, the fact that the Board received an oral opinion, dated as of May 8, 2016, and a written opinion, dated as of May 9, 2016, from Morgan Stanley to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion, the merger consideration consisting of $2.25 per share of common stock to be received in the merger by holders of common stock, other than Yucaipa, was fair, from a financial point of view, to such holders;

•	the fact that SBE obtained debt and equity financing commitments for the transaction, the limited number and nature of the conditions to the debt and equity financing, the absence of a financing condition in the merger agreement and the obligation of the SBE parties to use its reasonable best efforts to consummate the debt financing;

•	the fact that three large shareholders, which together own approximately 29% of the shares of common stock outstanding and Yucaipa, the sole holder of Series A preferred securities, entered into voting agreements with SBE pursuant to which they have agreed to consent to or vote in favor of adoption of the merger agreement;

•	the fact that the Company engaged Hodges Ward Elliot, Inc. to determine the market value of certain assets of the Company separately and continued to recommend the merger; and

•	the fact that the Company’s stockholders have the ability to exercise appraisal rights under Section 262 of the DGCL, which provides such stockholders with the opportunity to have the Delaware Court of Chancery determine the “fair value” (as defined pursuant to Section 262 of the DGCL) of their shares of common stock (which may be more than, less than or the same as the amount such stockholders would have received under the merger agreement) and to receive payment based on that valuation in lieu of receiving the merger consideration. See “Appraisal Rights,” beginning on page 76.

In their consideration of the fairness of the merger, SBE and Merger Sub did not find it practicable to, and did not, appraise the assets of the Company to determine the liquidation value for the Company’s unaffiliated stockholders because (i) of their belief that liquidation sales generally result in proceeds substantially less than the sales of a going concern, (ii) of the impracticability of determining a liquidation value given (a) the fact that a significant portion of the Company’s assets are not freely transferrable and (b) the significant execution risk involved in any breakup, (iii) they considered the Company to be a viable going concern and (iv) the Company will continue to operate its business following the merger in combination with the business of SBE. SBE and Merger Sub did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the merger consideration to the Company’s unaffiliated stockholders because, in their view, net book value is not indicative of the Company’s market value but rather is an indicator of historical costs. SBE and Merger Sub note, however, that the merger consideration of $2.25 per share of common stock is higher than the net book value of the Company of $(8.39) per share of common stock as of March 31, 2016. SBE and Merger Sub did not seek to establish a pre-merger going concern value for the common stock to determine the fairness of the merger consideration to the Company’s unaffiliated stockholders because following the merger the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the price of the common stock immediately prior to the announcement of the merger, the merger consideration of $2.25 per share of common stock represented a premium to the going concern value of the Company as reflected in the trading price of its common stock.

The foregoing discussion of the information and factors considered by each of SBE and Merger Sub in connection with their evaluation of the fairness of the merger to the unaffiliated stockholders is not intended to be exhaustive but is believed to include all material factors considered. SBE and Merger Sub found it impracticable to assign, and did not assign, quantify or otherwise attach relative weights to the individual factors considered in reaching their conclusions as to fairness. Rather, SBE and Merger Sub made their fairness determination after considering all of the foregoing factors as a whole. SBE and Merger Sub believe that these factors provide a reasonable basis for their belief that the merger is fair to the Company’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any Company stockholder in favor of the proposal to adopt the merger agreement. None of the SBE parties make any recommendation as to how stockholders of the Company should vote their shares of common stock on the proposal to adopt the merger agreement.

Position of Yucaipa as to Fairness of the Merger

Under the SEC rules governing “going-private” transactions, Yucaipa may be deemed to be an affiliate of the Company and required to express its belief as to the fairness of the merger to the Company’s “unaffiliated security holders” as defined under Rule 13e-3 of the Exchange Act. Yucaipa is making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The view of Yucaipa should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement. As described below, Yucaipa believes that the merger is fair to the Company’s unaffiliated stockholders on the basis of the factors described under “—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger,” beginning on page 44,”—Opinion of Morgan Stanley,” beginning on page 50, “—Position of SBE, Merger Sub and Purchaser as to the Fairness of the Merger,” beginning on page 55, “—Purposes and Reasons of SBE, Merger Sub and Purchaser for the Merger,” beginning on page 58, and “—Purposes and Reasons of Yucaipa for the Merger,” beginning on page 58.

As disclosed under “Special Factors—Purposes and Reasons of Yucaipa for the Merger,” beginning on page 58, Yucaipa has interests in the merger that are different from those of the unaffiliated stockholders by virtue of the fact that Yucaipa’s Series A preferred securities and warrants to purchase common stock of the Company will be exchanged in the merger for a combination of common and preferred equity interests in Purchaser and certain restaurant leasehold interests. While Mr. Nugent is a partner of Yucaipa and a director of the Company, because of his participation in the transaction as described under the section captioned “Agreements Involving Common Stock and Series A Preferred Securities,” beginning on page 103, he recused himself from the Board’s determination on the merger and did not participate in the related Board vote and approval. For these reasons, Mr. Nugent does not believe that his or Yucaipa’s interests in the merger influenced the decision of the Board with respect to the merger agreement or the merger.

The unaffiliated stockholders were represented by the Board, which negotiated the terms and conditions of the merger and the merger agreement on their behalf, with the assistance of the Board’s financial and legal advisors. The Board approved the terms and conditions of the merger and the merger agreement (with Mr. Nugent recusing himself from the Board’s determination in respect thereof, and not participating in the related Board vote and approval due to his involvement in the transaction). Yucaipa has not performed, or engaged a financial advisor to perform, any independent valuation or other analysis for the purpose of assessing the fairness of the merger to the Company’s unaffiliated stockholders. Yucaipa believes, however, that the merger is substantively and procedurally fair to the unaffiliated stockholders based upon Yucaipa’s knowledge of the Company and on substantially the same factors considered, and not considered, by, and the finding of, the Board (other than Mr. Nugent) with respect to the fairness of the merger to the unaffiliated stockholders. See “—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger,” beginning on page 44. Yucaipa agrees with the analyses, determinations and conclusions of the Board described under “—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger.”

The foregoing discussion of the information and factors considered by Yucaipa in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by Yucaipa. Yucaipa did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger agreement and the merger. Rather, Yucaipa made the fairness determinations after considering all of the foregoing as a whole. Yucaipa believes these factors provide a reasonable basis upon which to form its belief that the merger is fair to the Company’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any Company stockholder to vote in favor of the proposal to adopt the merger agreement. Yucaipa does not make any recommendation as to how stockholders of the Company should vote their shares of the common stock relating to the merger.

Purposes and Reasons of SBE, Merger Sub and Purchaser for the Merger

Under the SEC rules governing “going-private” transactions, each of the SBE parties may be deemed to be affiliates of the Company, and, therefore, they are required to express their purposes and reasons for the merger to the Company’s “unaffiliated security holders”, as defined under Rule 13e-3 of the Exchange Act. The SBE parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The views each of the SBE parties should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

For the SBE parties, the primary purpose of the merger is to allow Purchaser to directly or indirectly own equity interests in the Company and to bear the rewards and risks of such ownership after the merger is completed and the common stock ceases to be publicly traded. SBE, Merger Sub and, upon its formation and assumption of SBE’s rights under the merger agreement, Purchaser believe that structuring the transaction in such manner is preferable to other transaction structures because it (i) will enable Purchaser to indirectly acquire all of the outstanding common stock at the same time, (ii) will allow the Company to cease to be a publicly registered and reporting company, (iii) represents an opportunity for the Company’s unaffiliated stockholders to receive $2.25 in cash for their shares of common stock and (iv) allows Yucaipa to maintain a portion of their investment in the Company through direct ownership in Purchaser. In addition, the merger will result in the ownership by Purchaser of a complementary portfolio of owned and managed hotels with an increased scale for both SBE and the Company, which will provide access to a more diversified revenue base.

Purposes and Reasons of Yucaipa for the Merger

Under the SEC rules governing “going-private” transactions, Yucaipa may be deemed to be an affiliate of the Company, and, therefore, Yucaipa is required to express its purposes and reasons for the merger to the Company’s “unaffiliated security holders”, as defined under Rule 13e-3 of the Exchange Act. Yucaipa is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The views of Yucaipa should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

For Yucaipa, the primary purpose of the merger for the Company is to enable its unaffiliated stockholders to, as of the closing of the merger, immediately realize the value of their investment in the Company through the receipt of the per share merger consideration price of $2.25 in cash. In connection with the merger, Yucaipa will exchange its Series A preferred securities and warrants to purchase common stock of the Company for a combination of common and preferred equity interests in Purchaser and certain restaurant leasehold interests, and thereby be able to indirectly own equity interests in the Company and to bear the rewards and risks of such ownership after the merger is completed and the common stock ceases to be publicly traded. Yucaipa also believes that the merger will provide the Company with flexibility to pursue certain strategic alternatives that it would not be practicable to pursue as a public company, including the ability to pursue business initiatives without focusing on the short-term market reaction of the Company’s public stockholders with respect to such initiatives or the collective risk tolerance of such public stockholders as it relates to such initiatives.

Plans for the Company after the Merger

If the merger is consummated, SBE, Merger Sub and Yucaipa currently anticipate that the Company’s operations initially will be conducted following the closing substantially as they are currently being conducted (except that the Company will cease to be a public company and will instead be a direct or indirect wholly owned subsidiary of Purchaser). SBE, Merger Sub and Yucaipa are currently conducting a review of the Company and its business and operations with a view towards determining how to integrate the Company’s operations with those of SBE and to improve the Company’s long-term earnings potential as a private company (including by investing capital across certain assets currently owned by the Company to generate improved performance and continuing to grow the Company and SBE’s combined core management platform), and expect to complete such review following consummation of the merger. Further, following consummation of the merger, Purchaser will continue to assess the Company’s assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what additional changes, if any, would be desirable following the merger to enhance the business and operations of the Company.

Certain Effects of the Merger

If the merger agreement is adopted by the Company’s stockholders and the other conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into the Company with the Company surviving the merger as a direct or indirect wholly owned subsidiary of Purchaser. The separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the merger.

At the effective time of the merger each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than shares cancelled shares and any dissenting shares) will be automatically converted into the right to receive $2.25 per share in cash, without interest and less any applicable withholding taxes, whereupon all such shares of common stock will be automatically cancelled upon the conversion thereof and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto, other than the right to receive the merger consideration.

At the effective time of the merger, each Company stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be cancelled and converted into the right to receive an amount in cash equal to (a) the excess, if any, of (1) $2.25 over (2) the exercise price per share of common stock subject to such Company stock option, multiplied by (B) the number of shares of common stock subject to such Company stock option immediately prior to the effective time of the merger, less any applicable tax withholding. At the effective time of the merger, Company stock options with an exercise price per share immediately prior to the effective time of the merger that is greater than or equal to $2.25 will be cancelled for no payment or consideration. All Company stock options are vested and have an exercise price in excess of $2.25 per share, meaning that, at the effective time of the merger, all Company stock options will be cancelled for no payment or consideration.

At the effective time of the merger, each Company RSU award that is outstanding immediately prior to the effective time of the merger, will be cancelled and converted into the right to receive an amount in cash equal to (a) $2.25, multiplied by (B) the number of shares of common stock subject to such Company RSU award immediately prior to the effective time of the merger, less any applicable tax withholding.

Prior to the effective time of the merger, all of the outstanding Long Term Incentive Plan (LTIP) units will be converted into Non-Managing Member Units in accordance with the terms of the Morgans Group LLC Agreement. The Non-Managing Member Units will be converted into shares of common stock prior to the effective time of the merger and will be converted into the merger consideration of $2.25 per share at the effective time of the merger.

A primary benefit of the merger to our stockholders (other than the Yucaipa investors, with respect to the Series A preferred securities and warrants to purchase common stock held by them) will be the right of such stockholders to receive a cash payment of $2.25, without interest and less any applicable withholding taxes, for each share of common stock held by such stockholders as described above, representing a premium of approximately 69% over the closing market price of the common stock on May 5, 2016, the last unaffected trading day prior to an announcement of SBE’s interest to purchase the Company. Additionally, such stockholders will avoid the risk of any possible decrease in our future earnings, growth or value, and the risks related to the Company’s ongoing debt service and the accreting coupon on the Series A preferred securities.

The primary detriments of the merger to our stockholders (other than the Yucaipa investors, with respect to the Series A preferred securities and warrants to purchase common stock held by them) include the lack of interest of such stockholders in any potential future earnings, growth or value realized by the Company after the merger. Additionally, the receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable sale transaction for U.S. federal income tax purposes to our stockholders who surrender shares of our common stock in the merger as described in “—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 72.

Following the merger, it is contemplated that all of the equity interests in the Company will be owned, indirectly through Purchaser, by the members of SBE and Yucaipa. If the merger is completed, the members of SBE and Yucaipa will be the sole beneficiaries of our future earnings and growth, if any, and they will be the only ones entitled to vote on corporate matters affecting the Company following the merger. Similarly, the members of SBE and Yucaipa will also bear the risks of ongoing operations, including the risks of any decrease in the value of the Company after the merger and other risks related to the incurrence by the surviving corporation of debt as described below under “—Financing—Debt Financing,” beginning on page 65.

The common stock is currently registered under the Exchange Act and is listed with, and traded on, the NASDAQ under the symbol “MHGC.” As a result of the merger, the Company will be a privately held corporation, directly or indirectly wholly owned by Purchaser and there will be no public market for its common stock. After the merger, the common stock will cease to be listed with, and traded on, the NASDAQ and price quotations with respect to sales of common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated and the Company will no longer file periodic reports with the SEC with respect to the common stock.

Projected Financial Information

The Company does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year due to the unpredictability of the underlying assumptions and estimates. However, financial forecasts prepared by the Company were from time to time made available to SBE, Merger Sub, Yucaipa and other potential acquiring persons in connection with the Company’s strategic process described above as well as to the Board and the Board’s financial advisors in connection with the merger.

Summaries of certain of these financial projections and forecasts are being included in this proxy statement not to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but to give our stockholders access to certain financial projections and forecasts which were made available to the Board, to the Company’s financial advisor, to SBE, to Merger Sub and to other potential acquiring persons in the strategic process discussed above in “—Background of the Merger,” beginning on page 21. The inclusion of this information should not be regarded as an indication that the Company, the Board, Morgan Stanley, SBE, Purchaser, Merger Sub or Yucaipa, other potential acquiring persons or any other recipient of this information considered, or now considers, such financial projections or forecasts to be a reliable prediction of future results. No person has made or makes any representation to any stockholder regarding the information included in these financial projections or forecasts. The inclusion of this information should not be regarded as an indication that the Company, the Board, SBE, Purchaser, Merger Sub or Yucaipa, or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

Company management believes that the projected financial information was prepared in good faith and on a reasonable basis based on the information available to Company management at the time the information was prepared. However, while presented with numeric specificity, the Company advised the recipients of the projections that its internal financial forecasts upon which the projections were based are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond the Company’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections were prepared for internal use (including by the Board) and to assist with the analysis of a potential transaction and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projected financial information included herein has been prepared by, and is the responsibility of, the Company. BDO USA, LLP, which we refer to as BDO USA, the Company’s independent registered public accounting firm, has not examined or compiled any of the accompanying projected financial information, and accordingly, BDO USA does not express an opinion or any other form of assurance with respect thereto. BDO USA has not reported on any of the financial information included in the accompanying projected financial information. The BDO USA report incorporated by reference in this proxy statement relates to Company’s historical financial statements filed with the SEC. The BDO USA report does not extend to the projected financial information and should not be read to do so.

Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Cautionary Statement Concerning Forward-Looking Information,” beginning on page 77, which factors may cause the financial projections or the underlying assumptions to be inaccurate. Because the projections cover multiple years, such information by its nature generally becomes less reliable with each successive year. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.

The projected financial information includes non-GAAP financial measures, which were presented because Company management believed that they could be useful indicators of the Company’s projected future operating performance and cash flow. However, non-GAAP measures presented in the projected financial information may not be comparable to similarly titled measures of other companies.

The projected financial information has been prepared on a basis consistent with the accounting principles used in the historical financial statements. However, the calculations for (definitions of) non-GAAP measures varied for certain projections even though the non-GAAP terminology might have been the same as that for other projections. For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Holders of common stock are cautioned not to place undue reliance on the financial projection information in this proxy statement because of the inherent risks and uncertainties associated with such long-range financial forecasts. Except as required by applicable securities laws, the Company does not intend to update, or otherwise revise the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

In the course of the Company’s exploration of strategic alternatives in the spring and summer of 2015, various projected financial information of the Company was made available to potentially interested third parties, including SBE. Projected financial information of the Company dated as of July 17, 2015, was the most recent projected financial information made available to SBE by the Company in connection with the discussions and negotiations related to the SBE Proposed MOE Transaction. This information was also the most recent projected financial information available to SBE prior to the execution of the exclusivity agreement between SBE and the Company on March 29, 2016. The following is a summary of certain information derived from the projected financial information dated as of July 17, 2015.

	Projected Financial Information as of and for the year ended December 31,
(in millions)	2016	2017	2018	2019
Owned Hotel Total Revenue	$186.8	$195.4	$203.1	$210.2
Owned Hotels EBITDAR	46.8	51.3	54.8	57.7
Owned Hotels EBITDA	38.7	43.2	46.7	49.7
Management Company EBITDA Including Pipeline	6.4	6.4	10.5	17.7
Food & Beverage EBITDA	2.7	3.1	3.3	3.5
Adjusted EBITDA (before Corporate General & Administrative)	47.9	52.7	60.5	70.8
Adjusted EBITDA	44.5	49.2	56.9	67.1
Adjusted EBITDAR	52.6	57.3	65.0	75.2
Unlevered Cash Flow	37.3	36.7	44.1	52.9
Levered Cash Flow	(25.5)	(7.1)	(0.9)	7.9

This projected financial information reflected certain key assumptions, including (1) assumptions with respect to hotel revenue during the forecast period based upon management’s most recent estimate for the then current year and forecasted changes in RevPAR for subsequent years based upon published lodging industry sources; (2) that, in the second quarter of 2016, the Company would no longer manage the Shore Club in Miami Beach; and (3) that the Company would retire $137 million of Series A preferred securities (including cumulative dividends) and issue new preferred securities in the amount of $110 million with a 10% cash dividend in the third quarter of 2016.

The Company’s management prepared revised projections that were made available to SBE following the execution of the exclusivity agreement and updated for developments occurring subsequent to the signing of the exclusivity agreement. The most recent projected financial information made available to SBE prior to the execution of the merger agreement, dated as of May 5, 2016, was utilized by Morgan Stanley in connection with Morgan Stanley’s written opinion to the Board dated May 9, 2016, and its presentation to the Board on May 8, 2016.

Since the date of this projected financial information, the Company has made publicly available its actual results of operations for the quarter ended March 31, 2016. You should review the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 to obtain this information. See “Where You Can Find Additional Information,” beginning on page 125. Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. The following is a summary of certain information derived from the projected financial information dated as of May 5, 2016.

	Projected Financial Information as of and for the year ended December 31,
(in millions)	2016	2017	2018	2019
Owned Hotel Total Revenue	$172.1	$177.7	$183.7	$188.0
Owned Hotels EBITDAR	39.1	41.6	44.0	45.0
Owned Hotels EBITDA	31.1	33.5	35.9	36.8
Management Company EBITDA Including Pipeline	5.4	7.9	9.5	13.2
Food & Beverage EBITDA	3.0	3.2	3.3	3.5
Adjusted EBITDA (before Corporate General & Administrative)	39.5	44.6	48.8	53.4
Adjusted EBITDA	36.4	41.5	45.6	50.1
Adjusted EBITDAR	44.5	49.6	53.7	58.4
Unlevered Cash Flow	32.3	30.1	35.0	40.1
Levered Cash Flow	(28.0)	(50.8)	8.2	6.1

The above projected financial information reflected certain key assumptions, including (1) assumptions with respect to hotel revenue during the forecast period based upon management’s most recent estimate for the then current year and forecasted changes in RevPAR for subsequent years based upon published lodging industry sources; (2) that in the second quarter of 2016 the Company would post a cash bond in the amount of approximately $2.8 million in connection with litigation filed by Andrew Sasson and Andy Masi against the Company before the Supreme Court of the State of New York; (3) the Company would no longer manage the Mondrian South Beach hotel in Miami Beach after the second quarter of 2016 and would receive a $1.0 million termination fee in addition to annual licensing fees going forward after April 30, 2017; (4) the management agreements relating to Morgans, Royalton and the Shore Club would terminate in the fourth quarter of 2016 and the Company would receive termination fees aggregating $9.9 million; (5) the Company’s owned assets would fail the 6.75% debt yield test under the Hudson/Delano mortgage debt agreements and trigger a “cash lock box” thereunder, with $1.0 million excess cash flow trapped in the second quarter of 2016 and $2.0 million trapped in the fourth quarter; (6) the dividend rate of the Series A preferred securities, which is currently a rate of 10%, would increase to a rate of 20% in October 2016; (7) the Company would be required to pay down $53.9 million of mortgage debt in the first quarter of 2017; and (8) the Company would refinance $368 million of mortgage debt in the first quarter of 2019 and pay transaction costs equal to 2% of the refinanced amount.

As noted, the projected financial information made available to SBE was revised between March 31, 2016, and May 5, 2016, to reflect certain developments affecting the business of the Company, primarily the Company’s continuing performance decline in the New York and Miami markets, making it more likely that the Company’s owned assets would fail the 6.75% debt yield test under the Hudson/Delano mortgage debt agreements and, in April 2016, the Company determining that failing such debt yield test would not only increase its 2017 repayment obligations on the mortgage debt, but would in addition trigger a “cash lock box” in the near term, further tightening the Company’s liquidity position.

Financing

The Company and Purchaser estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $100 million to $105 million. SBE expects this amount to be provided from the following sources, in addition to cash on hand of the Company and Purchaser:

•	a cash equity investment by Cain Hoy in an aggregate amount of $75 million, which is described below under the subheading “Equity Financing—Preferred Equity Financing,” beginning on page 63;

•	the contribution by Yucaipa of Series A preferred securities and warrants to Purchaser immediately prior to the effective time of the merger, which is described in this section under the subheading “—Rollover Financing,” beginning on page 64; and

•	debt financing of up to $205 million to be provided by SBC for purposes of the merger and the refinancing of existing debt of SBE described under the subheading “—Debt Financing,” beginning on page 65.

Equity Financing

Preferred Equity Financing

Cain Hoy has entered into an equity commitment letter, which we refer to as the preferred commitment letter, with SBE pursuant to which Cain Hoy has committed to purchase, or to cause one of its affiliates to purchase, preferred stock of Purchaser for an aggregate purchase price of $75 million, which amount will be used by Purchaser to fund a portion of the amounts payable by SBE pursuant to the merger agreement, including related costs and expenses. The preferred equity securities to be issued to Cain Hoy generally will not provide Cain Hoy with any voting rights. The preferred stock will bear interest at a rate of 12% (PIK toggle) for a period of four years following the closing of the merger, after which the interest rate will increase by 1% (PIK toggle) to an interest rate of 13% (PIK toggle). The preferred stock will be mandatorily redeemable in five years or earlier upon certain liquidation events and Purchaser will have the right to redeem the preferred stock at any time. The equity commitment of Cain Hoy is subject to the following conditions:

•	the satisfaction, or waiver by Purchaser, SBE, and Merger Sub with Cain Hoy’s prior written consent, of all conditions to Purchaser’s, SBE’s and Merger Sub’s obligations to effect the closing of the merger as set forth in the merger agreement (other than any condition not satisfied due solely to Cain Hoy’s failure to consummate the equity commitment or in the event the Company is awarded specific performance against Cain Hoy due solely as a result of breach by SBE or Purchaser as described under “The Merger Agreement—Specific Performance; Amendments and Waivers,” beginning on page 102);

•	the satisfaction or waiver of all conditions to the funding of the debt financing contemplated by the debt commitment letter described below; and

•	the substantially contemporaneous consummation of the merger in accordance with the terms of the merger agreement.

All obligations under the preferred commitment letter shall expire and terminate automatically and immediately upon the earliest to occur of:

•	the effective time of the merger;

•	the termination of the merger agreement in accordance with its terms;

•	11:59 p.m., New York City time, on November 9, 2016 if the closing of the merger has not previously occurred; and

•	the Company or any of its affiliates asserting any claim against Cain Hoy or any of Cain Hoy’s affiliates in connection with the merger agreement, subject to certain specified exceptions.

SBE has the right to seek specific performance of Cain Hoy’s obligation to fund its equity commitment pursuant to the preferred commitment letter. As described under “The Merger Agreement—Specific Performance; Amendments and Waivers,” beginning on page 102, the Company is an express third-party beneficiary of the preferred commitment letter solely in the event that the Company is awarded specific performance of SBE’s obligation to cause the preferred equity financing to be funded and has the right to seek specific performance of SBE’s obligation pursuant to the merger agreement to enforce Cain Hoy’s obligation to consummate the equity commitment.

The foregoing summary of the preferred commitment letter is qualified in its entirety by reference to the copy of such letter attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

Rollover Financing

Yucaipa has entered into a rollover commitment letter, which we refer to as the rollover commitment letter, pursuant to which Yucaipa has committed to contribute, immediately prior to the consummation of the merger and subject to the terms and conditions set forth in the rollover commitment letter, a total of 75,000 shares of Series A preferred securities and warrants to purchase 12,500,000 shares of Company common stock at an exercise price of $6.00 per share to Purchaser in exchange for a 25% interest in the common equity of Purchaser and $75 million of preferred equity of Purchaser, plus the leasehold interests in three restaurants. The rollover commitment of Yucaipa is subject to the following conditions:

•	the satisfaction or (with the prior written consent of Yucaipa) waiver of each of the conditions to SBE’s, Purchaser’s and Merger Sub’s obligations to effect the closing of the merger as set forth in the merger agreement;

•	the funding of the debt financing in accordance with the terms of the debt commitment letter;

•	the substantially simultaneous closing of the contributions contemplated by the equity commitment letter;

•	the execution and delivery by Purchaser and the equity holders of Purchaser of organizational documents of Purchaser reasonably acceptable to Yucaipa; and

•	consummation of the merger in accordance with the terms of the merger agreement; provided that in no event shall SBE, Merger Sub or Purchaser consummate the transactions under the merger agreement unless and until the above conditions are satisfied or waived by Yucaipa.

The obligation of Yucaipa to consummate the rollover contribution will terminate automatically and immediately upon the earliest to occur of:

•	the closing of the merger and the consummation of the rollover contribution pursuant to the rollover commitment letter;

•	the termination of the merger agreement, the preferred commitment letter or the debt commitment letter;

•	the amendment, modification or assignment of the merger agreement, the preferred commitment letter or the debt commitment letter without the prior written consent of Yucaipa;

•	11:59 p.m., New York City time, on November 9, 2016, if the closing of the merger has not previously occurred; and

•	SBE, Purchaser, Merger Sub or the Company or any of their respective affiliates initiating any proceeding against Yucaipa or any of Yucaipa’s affiliates in connection with the rollover commitment letter or the merger agreement, subject to certain specified exceptions.

SBE and Purchaser have the right to seek specific performance of Yucaipa’s obligations to consummate the rollover contribution pursuant to the terms and subject to the conditions set forth in the rollover commitment letter. As described under “The Merger Agreement—Specific Performance; Amendments and Waivers,” beginning on page 102, the Company is an express third-party beneficiary of specified provisions of the rollover commitment letter solely in the event that the Company is awarded specific performance of SBE’s obligation to cause the rollover contribution to be consummated and has the right to seek specific performance of SBE’s obligation pursuant to the merger agreement to enforce Yucaipa’s obligation to consummate the rollover contribution, and in each case subject to the terms and conditions set forth in the rollover commitment letter.

The foregoing summary of the rollover commitment letter is qualified in its entirety by reference to the copy of such letter attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

Debt Financing

SBE has received a debt commitment letter, which we refer to as the debt commitment letter, from SBC, pursuant to which SBC has committed to provide an aggregate of $205 million in debt financing to Purchaser, consisting of a $175 million senior secured term loan facility and a $30 million senior secured revolving credit facility.

Senior Secured Term Loan Facility

The debt commitment letter contemplates that Purchaser will borrow $175 million under a senior secured term loan facility. Interest under the senior secured term loan facility will be payable at a LIBOR-based rate (subject to a floor of 1.00%) plus 7.00% and will be payable at the end of each interest period set forth in the credit agreement. The senior secured term loan facility will mature five (5) years after the closing date. The senior secured term loan facility will be guaranteed by each of Purchaser’s direct and indirect wholly owned domestic subsidiaries, subject to customary and other exceptions. The senior secured term loan facility will be secured, subject to certain exceptions to be agreed, by substantially all the assets of Purchaser and each other guarantor.

Borrowings under the senior secured term loan facility will be used solely to refinance existing indebtedness of SBE under its existing credit agreement, to pay a portion of the purchase price under the merger agreement, to refinance, redeem, satisfy and discharge, defease or repay certain additional existing indebtedness of SBE, the Company and/or their respective subsidiaries, and to pay fees and expenses incurred by the Purchaser and its subsidiaries in connection with the transactions contemplated by the merger agreement.

Senior Secured Revolving Credit Facility

The debt commitment letter contemplates that SBC will provide Purchaser with up to $30 million of available borrowings under the senior secured revolving credit facility. Interest under the senior secured revolving credit facility will be payable at a LIBOR-based rate (subject to a floor of 1.00%) plus 7.00% and will be payable at the end of each interest period set forth in the credit agreement. The senior secured revolving credit facility will mature five (5) years after the closing date. The senior secured revolving credit facility will be guaranteed by the same entities that guarantee the senior secured term loan facility and will be secured by the same collateral that secures the senior secured term loan facility. Borrowings under the senior secured revolving credit facility will be available for general corporate and working capital requirements of the Purchaser and its subsidiaries.

The initial borrowing under each of the facilities contemplated by the debt commitment letter are subject to certain closing conditions, including, without limitation:

•	the consummation of the merger substantially concurrently with the initial borrowing under the facilities in accordance with applicable law and the terms of the merger agreement, without giving effect to any waiver or other modification thereof by SBE that is materially adverse to the lenders or SBC, not approved by SBC;

•	the satisfaction in full or valid waiver, on or before the initial borrowing under the facilities, of all conditions precedent to the preferred commitment letter;

•	receipt by SBC of a pro forma consolidated balance sheet and related pro forma consolidated statements of income of Purchaser as described in the debt commitment letter;

•	the accuracy in all material respects of certain representations and warranties in the merger agreement and specified representations and warranties in the loan documents;

•	the absence of a Company material adverse effect (consistent with the relevant term in the merger agreement);

•	receipt by SBC of audited and unaudited consolidated financial statements of the Company as described in the debt commitment letter;

•	the execution and delivery of definitive documentation for the facilities and the receipt by SBC of (i) customary legal opinions, evidence of authority, charter documents, and officers’ certificates as to Purchaser and the guarantors, (ii) customary lien searches, (iii) a customary borrowing request, (iv) a customary closing certificate, (v) a customary solvency certificate of Purchaser and (vi) all security interests granted to SBC shall be a first priority, perfected interest to the extent provided in the definitive documentation with respect to the facilities;

•	receipt by SBC, at least five (5) business days prior to the closing date, of documentation and other information about Purchaser and the guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act); and

•	(i) no other issues of competitive debt securities or commercial bank or other credit facilities of SBE, the Company or Purchaser and (ii) no breach of Section 3.08(xi) of the merger agreement which is a representation as to the absence of certain incurrences of indebtedness or guarantees of indebtedness by the Company and its subsidiaries in excess of $250,000.

The obligation of SBC to consummate the debt financing contemplated in the debt commitment letter will terminate automatically and immediately upon the earliest to occur of:

•	consummation of the merger (with or without funding of the facilities);

•	termination of the merger agreement; and

•	11:59 p.m., New York City time, on November 9, 2016, if the closing of the merger has not previously occurred.

Although the debt financing described in this proxy statement is not subject to a due diligence or a “market out” provision, which would allow SBC not to fund its commitment if certain conditions in the financial markets prevail, there is still a risk that the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated. Except as described herein, there is no plan or arrangement regarding the refinancing or repayment of the debt financing.

The foregoing summary of the debt commitment letter is qualified in its entirety by reference to the copy of such letter attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

Limited Guaranty

Pursuant to the limited guaranty delivered by SBC in favor of Cain Hoy, entered into concurrently with the merger agreement, SBC has agreed to guarantee the payment obligation of Cain Hoy under the preferred commitment letter.

The amount in the preceding bullet is referred to herein as the guaranteed obligation. The limited guaranty will terminate upon the earliest of:

•	the effective time of the merger;

•	the termination of the merger agreement in accordance with its terms;

•	11:59 p.m., New York City time, on November 9, 2016 if the closing of the merger has not previously occurred; and

•	the Company or any of its affiliates asserting any claim against Cain Hoy or any of Cain Hoy’s affiliates in connection with the merger agreement, subject to certain specified exceptions.

The foregoing summary of the limited guaranty is qualified in its entirety by reference to the copy of the limited guaranty attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the Board (excluding Bradford Nugent, who recused himself from the Board’s deliberations and Jason Kalisman, who was not present at the meeting of the Board at which the merger was approved) with respect to the merger, holders of common stock should be aware that the executive officers and directors of the Company have certain interests, including financial interests, in the merger that may be different from, or in addition to, the interests of the holders of common stock generally. The Board (excluding Bradford Nugent, who recused himself from the Board’s deliberations and Jason Kalisman, who was not present at the meeting of the Board at which the merger was approved) was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, and in making its recommendations that the holders of common stock adopt the merger agreement. For the purposes of the plans and agreements described below, to the extent applicable, the completion of the merger will constitute a change of control, change in control or term of similar meaning.

Treatment of Company Equity Awards

Company Stock Options. At the effective time of the merger, each Company stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be cancelled and converted into the right to receive an amount in cash equal to (a) the excess, if any, of (1) $2.25 over (2) the exercise price per share of common stock subject to such Company stock option, multiplied by (B) the number of shares of common stock subject to such Company stock option immediately prior to the effective time of the merger, less any applicable tax withholding. At the effective time of the merger, Company stock options with an exercise price per share immediately prior to the effective time of the merger that is greater than or equal to $2.25 will be cancelled for no payment or consideration. All Company stock options are vested and have an exercise price in excess of $2.25 per share, meaning that, at the effective time of the merger, all Company stock options will be cancelled for no payment or consideration.

Company RSU Awards. At the effective time of the merger, each Company RSU award that is outstanding immediately prior to the effective time of the merger, will be cancelled and converted into the right to receive an amount in cash equal to (a) $2.25, multiplied by (B) the number of shares of common stock subject to such Company RSU award immediately prior to the effective time of the merger, less any applicable tax withholding. Ms. Deutsch is the only named executive officer or executive officer who holds an unvested Company RSU award. Upon consummation of the merger, Ms. Deutsch’s Company RSU award relating to 2,269 shares of common stock will be cancelled and converted into the right to receive $5,105.25.

Each of the non-employee directors were granted Company RSU awards (excluding Bradford B. Nugent and Adam Stein, who waived their grant in accordance with their employers’ internal policies) with respect to 47,169 shares of common stock immediately following the Company’s annual meeting in May 2016. Upon the consummation of the merger, Company RSU awards held by each of Messrs. Lorber, Broad, Cruse, Dougherty, Kalisman, Olshan and Russo will be cancelled and converted into the right for each such non-employee director to receive $106,130.25.

Company LTIP Awards. Prior to the effective time of the merger, all of the outstanding Long Term Incentive Plan (LTIP) units will be converted into Non-Managing Member Units in accordance with the terms of the Morgans Group LLC Agreement. The Non-Managing Member Units will be converted into shares of common stock prior to the effective time of the merger and will be converted into the merger consideration of $2.25 per share at the effective time of the merger. As of March 31, 2016, there are 913,423 outstanding LTIP units, all of which are fully vested.

Company Employment Arrangements

The Company has previously entered into employment arrangements with Messrs. Szymanski and Farhat and Ms. Deutsch. The following discussion summarizes the material severance-related terms of the employment agreements with each of the executive officers.

Richard T. Szymanski Employment Agreement

Mr. Szymanski’s employment agreement provides that upon a termination by the Company without “Cause” or resignation for “Good Reason” (as such terms are defined below), Mr. Szymanski would be entitled to the following: (i) prorated annual incentive based on actual performance (if any) for the year of termination, (ii) twenty-four months of base salary continuation, (iii) an amount equal to the greater of (a) the annual cash incentive actually received for the prior two years or (b) twice Mr. Szymanski’s target annual cash incentive, and (iv) 24 months of continued health insurance benefits.

The foregoing benefits are subject to Mr. Szymanski’s execution of a release of claims in favor of the Company, and to certain restrictive covenants related to confidentiality and, for a period of 24 months following the termination of employment, non-solicitation of employees.

Under Mr. Szymanski’s employment agreement, “Cause” means Mr. Szymanski’s (i) repeated failure to perform his duties commensurate with his position as determined in the sole discretion of the Company; (ii) refusal to follow the lawful policies and directives of his supervisors; (iii) material breach of the provisions of the employment agreement; (iv) engagement in any act of dishonesty, gross negligence or willful misconduct that may have an adverse effect on the Company, its business operations, financial condition, assets, prospects or reputation; (v) breach of any fiduciary duty owed to the Company or (vi) knowing violation of any law, rule or regulation that affects his performance of or ability to perform any of his duties or responsibilities with the Company.

Under Mr. Szymanski’s employment agreement, “Good Reason” means the occurrence of one or more of the following without Mr. Szymanski’s written consent: (i) any material failure by the Company to comply with the provisions related to compensation to be provided under the agreement, other than insubstantial and inadvertent failures not in bad faith which are remedied by the Company promptly after receipt of notice thereof given by Mr. Szymanski; (ii) the assignment to Mr. Szymanski, or the removal of any duties or responsibilities that result in a material diminution of Mr. Szymanski’s authority; (iii) a material diminution of the budget over which Mr. Szymanski has responsibility, other than for a bona fide business reason; (iv) any material failure by the Company to require a successor to assume and agree to perform the agreement; (v) the imposition of any requirement that Mr. Szymanski relocate his office to a location other than Manhattan; or (vi) a material breach by the Company of any written agreement between the Company and Mr. Szymanski.

Meredith L. Deutsch Employment Agreement

Ms. Deutsch’s amended and restated employment agreement provides that upon a termination by the Company without “Cause” or resignation for “Good Reason” (as such terms are defined below), Ms. Deutsch would be entitled to (i) 12 months of base salary continuation, (ii) prorated annual incentive based on actual performance (if any) for the year of termination, and (iii) lump-sum payment equal to the Company’s cost for 12 months of continued health insurance benefits. The foregoing benefits are subject to Ms. Deutsch’s execution of a release of claims in favor of the Company and her continued compliance with certain restrictive covenants related to confidentiality, assignment of inventions, and, for a period of 12 months following the termination of employment, non-interference with business relationships of the Company and non-solicitation of employees, consultants, suppliers, customers and the like.

Under Ms. Deutsch’s employment agreement, “Cause” means Ms. Deutsch’s (i) material breach of the provisions of the employment agreement; (ii) willful failure to perform her duties under the employment agreement (other than as a result of disability); (iii) misconduct that is materially injurious to the Company or any of its affiliates or any act of misappropriation, fraud (including with respect to the Company’s or any of its affiliate’s accounting and financial statements), embezzlement or conversion of Company property; (iv) conviction (or plea of no contest) for any felony or the indictment for any felony; (v) gross negligence, gross neglect of duties or gross insubordination; (vi) violation of any antifraud provision of federal or state securities laws; (vii) alcohol or prescription or other drug abuse substantially affecting work performance; (viii) violation of the Company’s policies regarding harassment or discrimination; or (ix) material violation of the Company’s policies.

Under Ms. Deutsch’s employment agreement, “Good Reason” means the occurrence of one or more of the following without Ms. Deutsch’s consent: (i) a material diminution of Ms. Deutsch’s base salary or target incentive, other than a reduction in base salary that affects all similarly situated Company executives in substantially the same proportions; (ii) a material diminution in Ms. Deutsch’s authority, duties, or responsibilities (other than temporarily while Ms. Deutsch is physically or mentally incapacitated or as required by applicable law); (iii) a relocation of Ms. Deutsch’s principal place of employment by more than 50 miles from Ms. Deutsch’s principal place of employment as of the signing of the employment agreement; or (iv) any material breach by the Company of the employment agreement.

For an estimate of the amounts payable in connection with a qualifying termination of employment following the merger to the Company’s named executive officers who are party to the employment agreements described above, see “—Quantification of Potential Payments to the Company’s Named Executive Officers in Connection with the Merger” below.

Chadi Farhat Offer Letter

Mr. Farhat, the Company’s Chief Revenue Officer and Interim Chief Operating Officer, previously entered into an amended and restated employment offer letter, in connection with the Board appointing Mr. Farhat as Interim Chief Operating Officer, that provides that upon a termination of his employment by the Company without “Cause” (substantially the same definition as in Ms. Deutsch’s employment agreement), Mr. Farhat would be entitled to (i) 12 months of base salary continuation, (ii) prorated annual incentive based on actual performance (if any) for the year of termination, and (iii) a lump-sum payment equal to the Company’s cost for 12 months of continued health insurance benefits. The foregoing benefits are subject to Mr. Farhat’s execution of a release of claims in favor of the Company and his continued compliance with (A) confidentiality, assignment of inventions and nondisparagement covenants at all times after the termination of his employment, (B) a covenant not to compete for a period of 6 months following the termination of his employment, and (C) a covenant not to interfere with business relationships of the Company (including suppliers, customers and the like) as well as to not solicit or hire employees, consultants, in each case, for a period of 12 months following the termination of his employment.

Assuming a qualifying termination of employment on September 30, 2016 and the achievement of target bonus, the amount of cash severance that would be payable to Mr. Farhat is $464,671 (including the estimated value of the continued health insurance benefits).

Retention Awards

The Company may grant retention bonuses to certain employees of the Company, including the Company’s executive officers, in an amount not to exceed $500,000 in the aggregate. Any such retention bonuses will be paid to employees no later than the next regular pay cycle which is at least five business days after the closing of the merger, subject to either the employee’s continued employment through the closing of the merger or a termination of the employee’s employment by the Company without Cause prior to the closing of the merger. [As of the date of this proxy statement, none of the Company’s executive officers have been granted a retention bonus.]

Indemnification and Insurance

Pursuant to the terms of the merger agreement, members of the Board and executive officers of the Company will be entitled to certain ongoing rights to indemnification and advancement of expenses and coverage under directors’ and officers’ liability insurance policies following the merger. Among other things, the merger agreement provides that the Company shall and, if the Company is unable to, Purchaser shall cause the surviving corporation to, obtain and fully pay the premium for a six-year “tail” prepaid policy on terms and conditions no less advantageous to the current and former directors and officers of the Company and the Company subsidiaries than the existing directors’ and officers’ insurance policies of the Company. Such rights to indemnification and advancement of expenses and insurance coverage are further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Indemnification of Directors and Officers; Insurance,” beginning on page 94.

Quantification of Potential Payments to the Company’s Named Executive Officers in Connection with the Merger

In accordance with Item 402(t) of Regulation S-K, the table below titled “Golden Parachute Table” sets forth the compensation that is based on or otherwise relates to the merger that will or may become payable to each of the Company’s named executive officers in connection with the merger. Please see the previous portions of this section for further information regarding this compensation.

The amounts indicated in the table below titled “Golden Parachute Table” are estimates of the amounts that would be payable, assuming, solely for purposes of this table, that the merger is consummated on September 30, 2016, and each of the named executive officers experiences a qualifying termination of employment on that date. As described below, some of the amounts set forth in the table would be payable by virtue of the consummation of the merger (“single-trigger” payments), while other amounts would be payable only if a qualifying termination of employment occurs in connection with the merger (“double-trigger” payments). In addition to the assumptions regarding the consummation date of the merger and termination of the employment of the named executive officers, these estimates are based on other assumptions, including those described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the merger may materially differ from the amounts set forth below.

Golden Parachute Compensation Table*

Name	Cash ($)(1)	Equity ($)		Perquisites/ Benefits ($)(3)	Other	Total ($)
Richard T. Szymanski	2,405,348	0		29,856	0	2,435,204
Chief Financial Officer and principal executive officer for SEC reporting purposes

Meredith L. Deutsch	584,375	5,105	(2)	4,992	0	594,472
General Counsel and Secretary

*	No figures are reported with respect to Joshua Fluhr or Jason T. Kalisman, as they are no longer employees of the Company and will not receive any compensation that is based on or otherwise relates to the merger.
(1)	Cash. The components of the cash severance for Mr. Szymanski and Ms. Deutsch are “double-trigger” benefits contingent upon a termination without Cause or resignation for Good Reason. The payments are based on the terms of their individual employment agreements described in “—Interests of the Company’s Directors and Executive Officers in the Merger—Company Employment Agreements,” beginning on page 68. The foregoing severance and continued benefits amounts are subject to Mr. Szymanski’s and Ms. Deutsch’s execution of a release of claims in favor of the Company and their continued compliance with certain restrictive covenants. For Mr. Szymanski, this includes certain restrictive covenants related to confidentiality and, for a period of two years following the termination of employment, non-solicitation of any present or future employee. For Ms. Deutsch, this includes certain restrictive covenants related to confidentiality, assignment of inventions, and, for a period of 12 months following the termination of employment, non-interference with business relationships of the Company and non-solicitation of employees, consultants, suppliers, customers and the like.

The following table sets forth the aggregate dollar value of the cash severance payments included in the Golden Parachute Compensation Table above.

Named Executive Officer	Prorated Bonus ($)*	Severance Payment ($)	Total ($)
Richard T. Szymanski	379,792	2,025,556	2,405,348
Meredith L. Deutsch	159,375	425,000	584,375

*	The prorated bonus set forth in this table assumes the achievement of target bonus and a closing of the merger as of September 30, 2016.

(2)	Equity. Company Equity Award acceleration is a “single-trigger” benefit, such that, in accordance with the terms of the Company’s compensation plans and the merger agreement, each Company Equity Award immediately vests at the effective time of the merger. The amount reported represents the value of the accelerated vesting of Ms. Deutsch’s 2,269 Company RSUs at the merger consideration of $2.25 per share.

For further details regarding the cash out and acceleration Company Equity Awards, see “—Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Company Equity Awards,” beginning on page 67.

(3)	Perquisites/Benefits. Mr. Szymanski and Ms. Deutsch are each entitled to continued health insurance benefits (or lump-sum payment in respect of such benefits in the case of Ms. Deutsch) in the event a qualifying termination of employment (24 months for Mr. Szymanski and 12 months for Ms. Deutsch). Benefits continuation is a “double trigger” benefit.

Advisory Vote on Specified Compensation

In accordance with Section 14A of the Exchange Act, the Company is providing holders of common stock with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to its named executive officers in connection with the merger, the value of which is set forth in the table above under the heading “—Quantification of Potential Payments to the Company’s Named Executive Officers in Connection with the Merger,” beginning on page 70. As required by Section 14A of the Exchange Act, the Company is asking holders of common stock to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table in the section of the proxy statement entitled “Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to the Company’s Named Executive Officers in Connection with the Merger,” including the associated narrative discussion, is hereby APPROVED.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger and the merger agreement. Accordingly, you may vote to approve the executive compensation set forth in “Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to the Company’s Named Executive Officers in Connection with the Merger,” and vote not to approve the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either the Company or Purchaser. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved and regardless of the outcome of the advisory vote.

Approval of the advisory resolution on executive compensation payable to the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the voting power of the common stock present or represented by proxy and entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” the proposal but the failure to vote your shares will have no effect on the outcome of the proposal.

The Board (with Mr. Bradford B. Nugent abstaining and without Mr. Kalisman, who was not present at the Board meeting at which the merger was approved) recommends a vote “FOR” this proposal.

Directors and Officers of the Surviving Corporation

It is currently contemplated that, upon the formation of Purchaser, each member of Purchaser will have the right to appoint one member of the board of directors or board of managers, as applicable, of Purchaser and that Mr. Sam Nazarian will be the Chief Executive Officer of Purchaser; however, the governance and management of Purchaser, including without limitation the composition of the board of directors or board of managers of Purchaser, as applicable, and the appointment of officers of Purchaser, remain subject to change.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger that are relevant to certain holders of shares of common stock whose shares are converted into the right to receive cash pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated under the Code, court decisions, administrative rulings, published positions of the Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, this discussion does not address:

•	Tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as: financial institutions; tax-exempt organizations; S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; or certain expatriates or former long-term residents of the United States;

•	Tax consequences to holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	Tax consequences to holders that received their shares of common stock in a compensatory transaction;

•	Tax consequences to holders who own an equity interest, actually or constructively, in SBE, Purchaser or the surviving corporation following the merger;

•	Tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•	The U.S. federal estate, gift or alternative minimum tax consequences, if any, to holders; or

•	Any U.S. state or local or non-U.S. tax consequences.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the merger.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of common stock who or that is for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	A trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. If a U.S. Holder acquired different blocks of common stock at different times or different prices, such U.S. Holder must determine its gain or loss and holding period separately with respect to each block of common stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. Holders generally are subject to U.S. federal income tax at preferential rates. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of common stock who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	The gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States);

•	Such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other specified conditions are satisfied; or

•	The Company was a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the merger and such Non-U.S. Holder’s holding period with respect to common stock, and, if the common stock is “regularly traded on an established securities market,” such Non-U.S. Holder owned (directly, indirectly or constructively) at any time during such period more than 5% of issued and outstanding common stock at any time during the five years preceding the merger.

Income that is effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Holder generally will be subject to regular United States federal income tax in the same manner as if it were realized by a U.S. Holder. In addition, if such Non-U.S. Holder is a corporation, any effectively connected earnings and profits (subject to adjustments) may be subject to a branch profits tax at a rate of 30% (or such lower rate as is provided by an applicable income tax treaty).

If an individual Non-U.S. Holder is present in the United States for at least 183 days during the taxable year of disposition, such Non-U.S. Holder may be subject to a flat 30% tax (or a lower applicable treaty rate) on any United States-source gain derived from the sale, exchange, or other taxable disposition of shares of common stock (other than gain effectively connected with a United States trade or business), which may be offset by certain U.S. source capital losses.

Because of our significant U.S. real estate holdings, we believe that we are a “United States real property holding corporation”. As a result, any gain recognized by a Non-U.S. Holder on the exchange of common stock pursuant to the merger may be subject to United States federal income tax in the same manner as gain recognized by a U.S. Holder. However, so long as the common stock is considered to be “regularly traded on an established securities market” (“regularly traded”) at any time during the calendar year, a Non-U.S. Holder generally will not be subject to tax on any gain recognized on the exchange of common stock pursuant to the merger, unless the Non-U.S. Holder owned (actually or constructively) more than 5% of the total outstanding shares of common stock at any time during the applicable period described in the third bullet point above. In addition, a Non-U.S. Holder may, under certain circumstances, be subject to withholding in an amount equal to 15% of the gross proceeds on the sale or disposition of shares of common stock, although such withholding is generally not applicable if the common stock is considered to be regularly traded. We believe that the common stock is considered to be regularly traded on an established securities market for the purposes of the foregoing rules.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a rate of 28%) may apply to the proceeds received by a holder pursuant to the merger. Information reporting will generally not apply to the proceeds received by a Non-U.S. Holder that provides a certification of its foreign status on IRS Form W-8 (or a substitute or successor form). Backup withholding will generally not apply to a holder that (1) furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on a properly completed IRS Form W-9 (or a substitute or successor form), (2) provides a certification of such holder is not a U.S. person on an appropriate and properly completed IRS Form W-8 (or a substitute or successor form), or (3) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Additional Tax on Investment Income

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, capital gains from the sale or taxable disposition of shares of common stock, subject to certain limitations and exceptions. U.S. Holders should consult their tax advisors with respect to the potential application of this additional tax.

Fees and Expenses

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Total fees and expenses incurred or to be incurred by the Company in connection with the merger are estimated at this time to be as follows:

Amount to be Paid
Financial advisory fee and expenses	$7,936,000
Legal, accounting and other professional fees	3,019,000
SEC filing fees	8,000
Proxy solicitation, printing and mailing costs	44,000
Transfer agent and paying agent fees and expenses	20,000

Total	$11,027,000

Anticipated Accounting Treatment of the Merger

It is currently contemplated that the Company, as the surviving corporation in the merger, will account for the merger as a business combination using the acquisition method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to the assets and liabilities of the Company based on their fair values following FASB Accounting Standards Codification Topic 805, Business Combinations.

Litigation

Following the announcement of the execution of the merger agreement, four putative class action lawsuits were filed by purported stockholders of the Company challenging the merger and the merger agreement. The first complaint was filed in the Supreme Court of New York, New York County and was captioned Sinclair v. Morgans Hotel Group Co., et al., No. 652858/2016 (N.Y. Sup. Ct. filed on May 27, 2016) (the “New York Action”). On June 15, 2016, the plaintiff in the New York Action filed a notice of voluntary discontinuance without prejudice, thereby voluntarily discontinuing the New York Action.

The other three complaints were filed in the Court of Chancery of the State of Delaware and are captioned Baumwohl v. Lorber, et al., No. 12433-VCL (Del. Ch. filed on June 8, 2016) (the “Baumwohl Action”), Centonze v. Burkle, et al., No. 12452-VCL (Del. Ch. filed on June 13, 2016) (the “Centonze Action”), and Hua v. SBEEG Holdings, LLC, et al., No. 12479-VCL (Del. Ch. filed on June 17, 2016) (the “Hua Action” and, together with the Baumwohl Action and the Centonze Action, the “Delaware Actions”). The complaints in the Delaware Actions name as defendants the members of the Board, SBE, Merger Sub, and The Yucaipa Companies, LLC; the complaint in the Baumwohl Action also names the Company as a defendant and the complaint in the Centonze Action also names as defendants Ronald W. Burkle, Yucaipa American Alliance Fund II, L.P., Yucaipa American Alliance (Parallel) Fund, L.P., Yucaipa American Alliance Fund II, LLC, Yucaipa American Funds, LLC, and Yucaipa American Management, LLC. The complaints in the Delaware Actions allege, among other things, that the members of the Board breached their fiduciary duties to the Company’s stockholders by approving the merger and authorizing the Company to enter into the merger agreement, and that SBE and Merger Sub aided and abetted these alleged fiduciary breaches. The complaints in the Delaware Actions further allege that The Yucaipa Companies, LLC is a controlling stockholder of the Company and that it breached its fiduciary duties to the Company’s stockholders by, among other things, pressuring the Company into entering into the merger agreement and approving the merger, and the complaint in the Centonze Action contains similar allegations against Ronald W. Burkle and the other Yucaipa entities named as defendants. The complaints in the Baumwohl Action and in the Hua Action further allege that, to the extent The Yucaipa Companies, LLC is deemed not to be a controlling stockholder of the Company, it aided and abetted the alleged fiduciary breaches. All four complaints seek, among other things, certification of the proposed class, preliminary and permanent injunctive relief (including enjoining or rescinding the merger), unspecified damages, and an award of other unspecified attorneys’ and other fees and costs.

The defendants believe that the claims asserted in the complaints are without merit and intend to defend against them. However, a negative outcome in these lawsuits, or any follow-on lawsuit, could have a significant impact on the Company if they result in preliminary or permanent injunctive relief or damages. The Company is not currently able to predict the outcome of the lawsuits or any follow-up lawsuit with any certainty.

Appraisal Rights

Under Delaware law, holders of common stock who do not vote in favor of the adoption of the merger agreement and approval of the merger, who properly demand appraisal of their shares of common stock and who otherwise comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of common stock in lieu of receiving the merger consideration if the merger is completed, but only if they comply with all applicable requirements of the DGCL. This value could be more than, the same as, or less than the merger consideration. Any holder of common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to us prior to the vote on the proposal to adopt the merger agreement and must not vote in favor of adoption of the merger agreement and must otherwise strictly comply with all of the procedures required by the DGCL. The relevant provisions of the DGCL are included as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in loss of the right of appraisal. For more information on the appraisal process, see “Rights of Appraisal,” beginning on page 117.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “Special Factors,” “The Special Meeting,” and “Important Information Regarding Company” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the failure of the merger and the other transactions contemplated by the merger agreement to be consummated in the time frame expected by the parties or at all;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the failure to obtain stockholder approval or the failure to satisfy any other closing conditions imposed on the parties in connection with the consummation of the merger;

•	failure to obtain the financing on the terms contemplated by the preferred equity and debt commitment letters or at all;

•	the ability to obtain regulatory approvals of the merger;

•	potential disruption of management’s attention from the Company’s ongoing business operations due to the transaction;

•	the Company’s ability to maintain relationships with customers, employees or suppliers following the announcement of the merger agreement and the transactions contemplated thereby;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and others relating to the merger agreement;

•	the amount of the costs, fees, expenses and charges related to the merger;

and other risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find Additional Information,” beginning on page 125. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The Company does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE PARTIES TO THE MERGER

Morgans Hotel Group Co.

Morgans Hotel Group Co., which we refer to as Morgans, the Company, we, our, or us, is a Delaware corporation. Morgans is a fully integrated hospitality company that operates, owns, licenses, and develops boutique hotels, primarily in gateway cities and select resort markets in the United States, Europe and other international locations. We conduct our operations through Morgans Group LLC, a Delaware limited liability company and our operating company, which we refer to as Morgans Group. See “Important Information Regarding the Company—Company Background,” beginning on page 105.

Morgans common stock is listed on the NASDAQ Global Select Market, which we refer to as NASDAQ, under the symbol “MHGC”.

Additional information about Morgans is contained in it public filings, which are incorporated by reference herein. See “Where You Can Find Additional Information,” beginning on page 125.

SBEEG Holdings, LLC

SBEEG Holdings, LLC, which we refer to as SBE, is a privately held Delaware limited liability company. SBE is a leading global lifestyle hospitality company that develops, manages and operates award-winning hotels, restaurants and nightclubs. Through exclusive partnerships with cultural visionaries, SBE is dedicated to delivering the best in design, culinary and entertainment. Already a proven leader in the hospitality and real estate industries, SBE has more than 90 entertainment and food & beverage offerings currently operating or in development, and has expanded several of its flagship brands, including SLS Hotels, The Bazaar by José Andrés, Hyde Lounge and The Redbury, nationally and internationally.

Purchaser

Prior to the effective time of the merger, the members of SBE will form a new entity, which we refer to as Purchaser, and will contribute all of their respective equity interests in SBE to Purchaser in exchange for new equity interests in Purchaser. Subject to the terms and conditions set forth in the rollover commitment letter, as further discussed below under “Financing – Equity Financing – Rollover Financing”, Yucaipa will contribute all of its Series A preferred securities of the Company and all of its warrants to purchase common stock in exchange for, among other things, a combination of preferred equity and common equity of Purchaser. Prior to the closing of the merger, SBE will assign its rights under the merger agreement to Purchaser and Purchaser will assume SBE’s obligations under the merger agreement. Immediately following the effective time of the merger, the Company will be a direct or indirect wholly owned subsidiary of Purchaser. For purposes of this proxy statement, (i) following the assignment of SBE’s rights under the merger agreement to Purchaser and the assumption of SBE’s obligations under the merger agreement by Purchaser, references to SBE in connection with SBE’s rights and obligations under the merger agreement will be deemed to refer to Purchaser and (ii) prior to the assignment of SBE’s rights under the merger agreement to Purchaser and the assumption of SBE’s obligations under the merger agreement by Purchaser, references to Purchaser in connection with Purchaser’s rights and obligations under the merger agreement will be deemed to refer to SBE. For the avoidance of doubt, any references to actions taken by SBE prior to the date of the merger agreement shall not be deemed to be references to Purchaser.

Trousdale Acquisition Sub, Inc.

Trousdale Acquisition Sub, Inc., which we refer to as Merger Sub, is a Delaware corporation. Merger Sub is a wholly owned subsidiary of SBE and was formed for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

Date, Time and Place

The special meeting will take place on [●] 2016, starting at [●] a.m. EST at Hudson hotel, 358 West 58th Street, New York, NY 10019, on [●], 2016, at [[●] [a.m./p.m.]], Eastern Daylight Time.

Purpose of the Special Meeting

The special meeting has been called for the following purposes:

•	to consider and vote on a proposal to adopt the merger agreement;

•	to approve, on an advisory (non-binding) basis, specified compensation that may become payable to any named executive officer of the Company in connection with the merger; and

•	to approve the adjournment or postponement of the special meeting for a period of no more than thirty (30) days to solicit additional proxies, if necessary, if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The votes on executive compensation payable in connection with the merger and to approve the adjournment or postponement of the special meeting, if necessary, are separate and apart from the vote to adopt the merger agreement. Accordingly, a holder of common stock may vote to approve the executive compensation or adjournment and vote not to adopt the merger agreement and vice versa. Moreover, because the vote on executive compensation is advisory in nature only it will not be binding on either the Company or Purchaser. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement is adopted and regardless of the outcome of the advisory vote.

A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed proxy card are first being mailed to our stockholders on or about [●].

Recommendation of the Board of Directors

On May 8, 2016, the Board (excluding Mr. Bradford Nugent, who recused himself and Mr. Jason T. Kalisman, who was not present at the meeting at which the merger was approved) unanimously (i) determined that the transactions contemplated by the merger agreement, including the merger, are advisable, fair to, and in the best interests of the Company and the holders of common stock, (ii) approved and declared advisable the merger agreement and the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated therein, including the merger, and (iii) resolved to recommend that the Company’s stockholders vote for the adoption of the merger agreement.

Mr. Nugent, who is an employee of Yucaipa, recused himself from the Board’s deliberations with respect to the merger and did not participate in the Board’s vote to approve and recommend the merger agreement and the merger due to the involvement of Yucaipa in the transaction.

Accordingly, the Board (excluding Mr. Bradford Nugent, who recused himself and Mr. Jason T. Kalisman, who was not present at the meeting) unanimously recommends that you vote “FOR” the adoption of the merger agreement.

The Board (excluding Mr. Bradford Nugent, who recused himself and Mr. Jason T. Kalisman, who was not present at the meeting) also unanimously recommends that the holders of common stock vote “FOR” the proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger.

The Board (excluding Mr. Bradford Nugent, who recused himself and Mr. Jason T. Kalisman, who was not present at the meeting) also unanimously recommends that the holders of common stock vote “FOR” the proposal to approve the adjournment or postponement of the special meeting for a period of no more than thirty (30) days, if necessary, to solicit additional proxies if there are sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum

The holders of record of common stock and Series A preferred securities as of the close of business on [●], the record date for the determination of stockholders entitled to notice of and to vote at the special meeting, are entitled to receive notice of and to vote at the special meeting. As of June 1, 2016, 34,874,923 shares of common stock and $75 million of Series A preferred securities were outstanding.

The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of common stock and the holders of a majority of the Series A preferred securities outstanding on the record date is necessary to establish a quorum, for purposes of conducting business at the special meeting. Any shares held in treasury by the Company or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum or voting on any matters at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares of common stock considered to be present at the special meeting. Broker non-votes, as described below under the subheading “—Voting; Proxies; Revocation—Providing Voting Instructions by Proxy,” will not be considered to be present.

Required Vote for the Merger

Under Delaware law and as a condition to the consummation of the merger, holders of common stock holding at least a majority of the voting power of the common stock, and holders of Series A preferred securities holding at least a majority of the Series A preferred securities, in each case outstanding at the close of business on the record date for the determination of stockholders entitled to vote at the meeting must vote “FOR” or consent to the adoption of the merger agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the adoption of the merger agreement. Subject to the terms and conditions of a voting agreement with SBE, Yucaipa has agreed to provide its consent to the merger agreement.

Except in their capacities as members of the Board, no officer or director of the Company has made any recommendation either in support of or in opposition to the merger or the merger agreement or the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger. Mr. Nugent recused himself from the Board’s determination on the merger and did not participate in the Board’s vote to approve and recommend the merger agreement and the merger due to the involvement of Yucaipa in the transaction. The directors of the Company have informed the Company that, as of date of this proxy statement, they intend to vote in favor of the adoption of the merger agreement and the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger and the proposal to approve the adjournment or postponement of the special meeting for a period of no more than thirty (30) days to solicit additional proxies, if necessary, if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Voting; Proxies; Revocation

Attendance

All holders of shares of common stock and Series A preferred securities as of the close of business on [●], 2016, the record date for voting at the special meeting, including holders of record and beneficial owners of common stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares of common stock are represented at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

If you are a holder of record of common stock, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may submit a proxy to vote your shares of common stock by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received before the special meeting, your shares will be voted in the manner directed by you on your proxy card.

If you submit a proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement, the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger and the proposal to adjourn or postpone the special meeting for a period of no more than thirty (30) days, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If you fail to submit a proxy, the effect will be that your shares of common stock will not be counted for purposes of determining whether a quorum is present at the special meeting (unless you are a record holder as of the record date and attend the special meeting in person) and will have the same effect as a vote against the adoption of the merger agreement, but will not affect the vote regarding the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

If your shares of common stock are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card. In accordance with the rules of the NASDAQ, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the adoption of the merger agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares they may not vote such shares with respect to the adoption of the merger agreement. Under such circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the adoption of the merger agreement, but will have no effect on the adjournment proposal or the advisory (nonbinding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger. For shares of common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the adoption of the merger agreement will be counted as a favorable vote for such proposal.

Revocation of Proxies

Your proxy is revocable. If you are a holder of record of common stock, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•	sending written notice of revocation to the Corporate Secretary of Morgans Hotel Group Co. at Morgans Hotel Group Co., Attn: Corporate Secretary, 475 Tenth Avenue, New York, New York, 10018.

Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the day of the special meeting.

If you hold your shares of common stock in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to revoke your proxy or submit new voting instructions.

Abstentions

Abstentions will be included in the calculation of the number of shares of common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, “AGAINST” the adjournment proposal and “AGAINST” the advisory (nonbinding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for a period of no more than thirty (30) days for the purpose of soliciting additional proxies (or for the absence of a quorum at the special meeting or to allow reasonable additional time for filing or mailing any supplemental or amended disclosures as permitted by the merger agreement). In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to adopt the merger agreement, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that failure to do so could reasonably be expected to result in a violation of applicable law. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and other parties for forwarding solicitation material to beneficial owners of our outstanding common stock. We may solicit proxies by mail, personal interview, e-mail, telephone, or via the Internet. The Company has retained Okapi, a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting and will pay Okapi a fee of approximately $15,000, plus reimbursement of out-of-pocket expenses.

Additional Assistance

If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, please contact Okapi, which is acting as the Company’s proxy solicitation agent and information agent in connection with the merger.

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others, Call Toll Free: (877) 796-5274

Email: info@okapipartners.com

If you hold your shares through a bank, broker or other nominee, you should also call your bank, broker or other nominee for additional information.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A, and which we incorporate by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. The representations and warranties contained in the merger agreement were made only for the purposes of the merger agreement as of the specific dates therein, and were solely for the benefit of the parties to the merger agreement. The representations and warranties contained in the merger agreement may be subject to limitations agreed upon by the parties to the merger agreement and are qualified by information in the confidential disclosure letter provided in connection with the signing of the merger agreement. This confidential disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement may be subject to a standard of materiality provided for in the merger agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference. Any material change to the terms of the merger agreement will be disclosed in subsequent filings by the Company with the SEC.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See “Where You Can Find Additional Information,” beginning on page 125.

Structure of the Merger

At the effective time of the merger, Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will survive the merger as a direct or indirect wholly owned subsidiary of Purchaser, and will continue to be a Delaware corporation after the merger. The second amended and restated certificate of incorporation of the Company, as appended to the merger agreement as Exhibit A, will be the certificate of incorporation of the surviving corporation until it is amended in accordance with the provisions of that certificate of incorporation or applicable law. The bylaws of Merger Sub will be the bylaws of the surviving corporation until they are amended in accordance with the provisions of those bylaws and the surviving corporation’s certificate of incorporation or applicable law. The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation and will hold office until their respective successors are duly elected or appointed and qualified, or their earlier resignation or removal. The officers of Merger Sub immediately prior to the effective time of the merger will be the initial officers of the surviving corporation and will hold office until their respective successors are duly elected or appointed and qualified, or their earlier resignation or removal.

When the Merger Becomes Effective

The closing of the merger will take place at the offices of O’Melveny & Myers LLP, 400 South Hope Street, Los Angeles CA 90071 at 7:00 a.m. local time on a date which shall be the second (2nd) business day following the satisfaction or (to the extent permitted by law) waiver of the conditions stated in the merger agreement described under “Conditions to the Merger,” beginning on page 98 (other than those conditions that by their nature are to be satisfied at the closing) or at such other time as the parties may agree in writing.

The merger will become effective at such time as Purchaser and the Company agree and specify in the certificate of merger, which we refer to as the effective time of the merger. The Company will file the certificate of merger with the Secretary of State of the State of Delaware in the form that is required by, and executed and acknowledged in accordance with, the DGCL.

Effect of the Merger on Common Stock

At the effective time of the merger, each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the merger will be converted into one fully paid and nonassessable share of common stock of the surviving corporation, par value $0.01 per share.

At the effective time of the merger, each share of common stock issued and outstanding immediately prior to the effective time of the merger, other than any cancelled shares (as defined below) and any dissenting shares (as defined below), will be converted automatically into the right to receive $2.25 in cash, without interest, whereupon all such shares of common stock will be automatically cancelled and retired and will cease to exist, and the holders of such shares of common stock will cease to have any rights with respect thereto other than the right to receive the merger consideration (without interest).

At the effective time of the merger, each share of common stock that is owned, directly by the Company, Purchaser or any of their wholly owned subsidiaries immediately prior to the effective time of the merger, which we refer to as cancelled shares, shall cease to be outstanding and shall be cancelled and retired, and no consideration will be delivered in exchange for such cancellation (except with respect to Yucaipa as set forth in the rollover commitment letter in respect of the Series A preferred securities and warrants to purchase common stock held by Yucaipa). See “Special Factors—Financing—Equity Financing—Rollover Financing,” beginning on page 64.

We refer to shares of common stock outstanding immediately prior to the effective time and held by holders who have not voted in favor of or consented to the merger and who are entitled to demand and have properly demanded their rights to be paid the fair value of such shares of common stock in accordance with Section 262 of the DGCL as “dissenting shares.” At the effective time of the merger, each dissenting share shall not be converted into the right to receive the merger consideration, and the holders of dissenting shares shall be entitled to only such rights as are granted by Section 262 of the DGCL. For more information on the appraisal process see “Rights of Appraisal,” beginning on page 17.

Treatment of Series A Preferred Securities

Immediately prior to the effective time of the merger, Yucaipa will contribute its Series A preferred securities and warrants to purchase common stock to Purchaser in exchange for the right to receive preferred and common equity of Purchaser and leasehold interests in certain restaurants in accordance with the rollover commitment letter. See “Special Factors—Financing—Equity Financing—Rollover Financing,” beginning on page 64.

Treatment of Non-Managing Member Units

At the effective time of the merger, each Non-Managing Member Unit (as defined in the Amended and Restated Limited Liability Company Agreement of Morgans Group LLC, effective February 17, 2006) shall be cancelled and automatically converted into the right to receive the merger consideration and each holder shall thereafter cease to have any rights with respect to such Non-Managing Member Units, except the right to receive the merger consideration (without interest).

Treatment of Company Equity Awards

Company Stock Options. At the effective time of the merger, each Company stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be cancelled and converted into the right to receive an amount in cash equal to (a) the excess, if any, of (1) $2.25 over (2) the exercise price per share of common stock subject to such Company stock option, multiplied by (B) the number of shares of common stock subject to such Company stock option immediately prior to the effective time of the merger, less any applicable tax withholding. At the effective time of the merger, Company stock options with an exercise price per share immediately prior to the effective time of the merger that is greater than or equal to $2.25 will be cancelled for no payment or consideration. All Company stock options are vested and have an exercise price in excess of $2.25 per share, meaning that, at the effective time of the merger, all Company stock options will be cancelled for no payment or consideration.

Company RSU Awards. At the effective time of the merger, each Company RSU award that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to (a) $2.25, multiplied by (B) the number of shares of common stock subject to such Company RSU award immediately prior to the effective time of the merger, less any applicable tax withholding.

Company LTIP Awards. Prior to the effective time of the merger, all of the outstanding LTIP units will be converted into Non-Managing Member Units in accordance with the terms of the Morgans Group LLC Agreement. The Non-Managing Member Units will be converted into shares of common stock prior to the effective time of the merger and will be converted into the merger consideration of $2.25 per share at the effective time of the merger. All outstanding LTIP units are fully vested.

Payment with respect to Common Stock and Equity Awards in the Merger

The conversion of common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. Prior to the effective time of the merger, Purchaser will deposit, or cause to be deposited, with a bank or trust company that will be appointed by Purchaser, as paying agent, in trust for the benefit of the holders of shares of common stock (other than holders of cancelled shares or dissenting shares), sufficient cash to pay to the holders of the common stock issued and outstanding immediately prior to the effective time of the merger the merger consideration, without interest.

Promptly following the effective time of the merger, the surviving corporation will cause the paying agent to mail to each registered holder of shares of common stock that were converted into the right to receive the merger consideration a letter of transmittal and instructions for effecting the surrender of certificates that formerly represented shares of the common stock or uncertificated shares held in book-entry form in exchange for the merger consideration. Upon surrender of certificates that formerly represented shares of the common stock or uncertificated shares to the paying agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the paying agent, the holder of such certificates or such book-entry shares shall be entitled to receive the merger consideration for each share of common stock formerly represented by such certificates or book-entry shares.

You should not return your stock certificates with the enclosed proxy card and you should not forward your stock certificates to the paying agent without a letter of transmittal.

As promptly as practicable following the effective time of the merger, the surviving corporation will pay the amounts due to Company RSU award holders.

Representations and Warranties

The merger agreement contains representations and warranties of the Company as to, among others:

•	corporate organization, existence and good standing and power and authority to carry on its business, including with respect to the Company’s significant subsidiaries within the meaning of Rule 1-02 of Regulation S-X of the SEC;

•	the Company’s equity interests in its significant subsidiaries and equity interests in other persons;

•	the capitalization of the Company and its subsidiaries, including outstanding equity awards;

•	corporate power and authority to enter into the merger agreement, to perform its obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the approval by the Board of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated therein, including the merger;

•	the votes of the Company’s stockholders required to adopt the merger agreement;

•	the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents, permits, law and governmental orders, in each case arising out of the execution and delivery of, consummation of the transactions contemplated by, and compliance with the provisions of, the merger agreement;

•	required regulatory filings and authorizations, consents or approvals of governmental authorities;

•	the accuracy of the Company’s filings with the SEC and of financial statements included in the Company’s SEC filings since January 1, 2015;

•	compliance with the Sarbanes-Oxley Act of 2002 and the Securities Act of 1933;

•	the absence of certain undisclosed liabilities of the Company and its subsidiaries;

•	matters relating to information to be included in required filings with the SEC in connection with the merger, including this proxy statement and the Schedule 13E-3;

•	the absence of certain changes since December 31, 2015;

•	conduct of business in the ordinary course of business and the absence of any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the Company, in each case since December 31, 2015;

•	the truthfulness and timely filing of tax returns, the timely payment of taxes, the absence of any tax deficiencies, the absence of any audits, the absence of tax liens and other tax matters related to the Company and its subsidiaries;

•	labor matters related to the Company and its subsidiaries, including, without limitation, the compliance with applicable laws and collective bargaining agreements and the absence of certain matters relating to labor strikes, work slowdowns or stoppages, lockouts, organizational or decertification campaigns, unfair labor practice charges or complaints, union grievances and investigations;

•	the Company’s employee benefit plans, multiemployer plans and other agreements with its employees;

•	the absence of any excess parachute payments within the meaning of Code Section 280G;

•	the absence of certain suits, actions, charges, complaints, audits, investigations or proceedings, and judgments, orders or decrees, with respect to the Company and its subsidiaries;

•	compliance with laws since January 1, 2013, including those relating to occupational health and safety, and receipt of any written communication during the past two years from a governmental entity alleging non-compliance with laws, with respect to the Company and its subsidiaries;

•	possession of necessary permits, licenses, franchises, approvals, clearances, registrations, certificates and authorizations by the Company and its subsidiaries;

•	environmental matters and compliance with environmental laws by the Company and its subsidiaries, and the absence of environmental claims with respect to the Company and its subsidiaries;

•	ownership of, rights in, and the absence of misappropriation or violation of rights with respect to the intellectual property of the Company and its subsidiaries and other intellectual property matters related to the Company and its subsidiaries;

•	the absence of failures or breakdowns or continued substandard performance during the past twelve months with respect to the IT systems of the Company and its subsidiaries;

•	material contracts of the Company and its subsidiaries, including, without limitation, contracts that include certain restrictive covenants and contracts relating to indebtedness, disposition or acquisition of material business, capital expenditure, intellectual property rights, collective bargaining agreements and payments in the future in excess of $250,000;

•	insurance policies of the Company and its subsidiaries;

•	real property owned or leased by the Company and its subsidiaries;

•	absence of certain related party transactions;

•	the absence of any fees or commissions owed to brokers, investment bankers, financial advisors or other persons in connection with the merger, other than those specified in the merger agreement; and

•	the receipt by the Board of a fairness opinion from Morgan Stanley.

The merger agreement also contains representations and warranties of SBE and Merger Sub as to, among other things:

•	corporate organization, existence and good standing and power and authority to carry on its business;

•	corporate power and authority to enter into the merger agreement, to perform its obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents, permits, law and governmental orders, in each case arising out of the execution and delivery of, consummation of the transactions contemplated by, and compliance with the provisions of, the merger agreement;

•	required regulatory filings and authorizations, consents or approvals of governmental authorities;

•	matters relating to information to be included in required filings with the SEC in connection with the merger, including this proxy statement and the Schedule 13E-3;

•	the absence of any fees or commissions owed to brokers, investment bankers, financial advisors or other persons in connection with the merger, other than those specified in the merger agreement;

•	financing that has been committed in connection with the merger;

•	the availability of sufficient funds to pay the reverse termination fee and to perform the obligations with respect to the reverse termination fee under the merger agreement;

•	the absence of certain contracts between SBE or any of its affiliates and any affiliate of the Company and of its directors or officers, except for the voting agreements and the rollover commitment letter;

•	the solvency of SBE and the surviving corporation as of the effective time of the merger and immediately after the consummation of the merger transactions (assuming, among other things, the accuracy of all of the representations and warranties of the Company set forth in the merger agreement); and

•	the rollover commitment letter pursuant to which Yucaipa has committed to contribute to Purchaser, subject to the terms and conditions set forth in the merger agreement, the Series A preferred securities (including all accrued and unpaid dividends thereon) and warrants to purchase common stock held by Yucaipa.

Many of the representations and warranties in the merger agreement are qualified by materiality or a material adverse effect. For purposes of the merger agreement, a “material adverse effect” means, with respect to the Company, SBE or Merger Sub, as applicable:

any fact, circumstance, effect, change, event or development that has a material adverse effect on the business, assets, financial condition or results of operations of such party and its subsidiaries, taken as a whole, except any fact, circumstance, effect, change, event or development to the extent resulting from or arising in connection with (i) the merger agreement or the performance of the merger and the other transactions contemplated thereby or any announcement thereof, (ii) any facts or circumstances relating to the other party to the merger agreement, including the impact of any of the foregoing on the relationships, contractual or otherwise, of such party or any of such party’s subsidiaries with third parties, (iii) changes or conditions generally affecting any industry in which such party or any of its subsidiaries operates, (iv) changes in market or economic conditions generally (including changes in financial, banking and/or securities markets), (v) changes in political or social conditions generally, including acts of war, sabotage or terrorism, or military actions, or any escalation or worsening thereof, (vi) changes in applicable law or the interpretation or enforcement thereof, (vii) changes in accounting requirements or principles under GAAP, (viii) any failure by such party or any of its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or any other financial or operating metrics for any period, (ix) any change in the market price or trading volume of such party’s securities or in its credit ratings, in each case, in and of itself, (x) any litigation relating to the merger agreement or the merger and the other transactions contemplated thereby, (xi) actions taken or not taken by the other party to the merger agreement or any of its affiliates or with the permission or at the request of such other party hereto or any of its affiliates or (xii) earthquakes, floods, hurricanes, tornadoes, natural disasters or other “acts of God”; provided that clauses (iii), (iv), (v) and (xii) shall not be so excluded to the extent such fact, circumstance, effect, change, event or development has a disproportionate effect on such party and its subsidiaries, taken as a whole, relative to other participants in the industries in which such party and any of its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the effective time of the merger.

See “—Explanatory Note Regarding the Merger Agreement,” beginning on page 84.

Conduct of Business Pending the Merger

The merger agreement provides that, during the period from the signing of the merger agreement to the effective time of the merger, subject to certain exceptions set forth in the disclosure letter delivered by the Company in connection with the merger agreement or otherwise contemplated by the transaction agreements, or as consented to by SBE in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, maintain its collective bargaining agreements and relationships, including the assumption of any such agreements as per the terms contained therein, use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with counterparties under hotel management agreements, customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the effective time of the merger, and that the Company shall not, and shall not permit any subsidiary to, among other things (subject, in some cases, to certain exceptions):

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	purchase, redeem or otherwise acquire any shares of capital stock of the Company or any subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

•	issue, deliver, sell or grant (A) any shares of its capital stock, (B) any indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company capital stock may vote, which we refer to as the Voting Morgans Debt, or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Morgans Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than upon the exercise, vesting or settlement of Company equity awards outstanding on the date of the merger agreement in accordance with the terms of such awards in effect on the date hereof;

•	amend the certificate of incorporation, bylaws or other comparable charter or organizational documents of the Company or its subsidiaries;

•	acquire or agree to acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof or any assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole;

•	(A) grant to any officer, employee or director of the Company any increase in compensation other than in the ordinary course generally consistent with past practice, (B) grant to any officer or director of the Company any increase in severance or termination pay, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company benefit plan, (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company benefit plan or (F) implement any employee layoffs implicating the WARN Act;

•	make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company;

•	sell, lease (as lessor), license, abandon, permit to lapse or expire or otherwise dispose of or subject to any lien any material intellectual property rights or properties or assets with a fair market value in excess of $100,000 for any such disposition or series of related dispositions;

•	become liable for or modify in any material respect the terms of any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or, make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any wholly owned subsidiary;

•	make or agree to make capital expenditures (A) in an aggregate amount in excess of $200,000 during 2016, plus in each year no more than an additional 15% of such limit and only after reasonable advance notice to and consultation with SBE with respect to the Company’s plans for such additional capital expenditures, or (B) with respect to any item or series of related items, in excess of $200,000; provided, however, capital expenditures made by the Company with respect to capital calls under joint venture agreements or joint operating agreements or emergencies will not be subject to this limitation on capital expenditures;

•	waive, release, assign, settle or compromise any claim or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the out of pocket payment of monetary damages that do not exceed $300,000 in the aggregate for all such claims or proceedings, or commence any material claim, litigation, investigation or proceeding;

•	(A) modify, amend, terminate or expressly waive any rights or claims under any Company material contract in a manner which is materially adverse to SBE, (B) enter into any new contract that (i) would have been considered a Company material contract if it were entered into prior to the date of the merger agreement, (ii) contains a change of control or similar provision in favor of the other party or parties thereto that would require a material payment to or give rise to any material rights to such other party or parties in connection with the consummation of the merger, (iii) has a duration of more than one year or (iv) has total payment obligations of the Company or any subsidiary in excess of $500,000;

•	make any payments to any affiliate, other than payments under existing contracts and renewals thereof and trading relationships in the ordinary course on arms’ length terms and compensation or benefits paid to any current or former officer, employee, director or consultant of the Company or any subsidiary;

•	enter into any new material line of business outside of its existing business;

•	without reasonable advance notice to and consultation with SBE, make any material tax election or settle or compromise any material tax liability or refund, but only if such election, settlement or compromise can reasonably be expected to adversely affect the tax liabilities of the surviving corporation or its affiliates in taxable periods beginning after the effective time of the merger;

•	engage in any action or enter into any transaction or authorize any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, any of the transactions contemplated by the merger agreement;

•	adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution or voluntary bankruptcy of the Company or any subsidiary;

•	hire any member of senior management of the Company or any subsidiary or any individual property managed by the Company or any subsidiary, or terminate the employment of any such individual (other than “for cause”), other than the hiring or firing of any such individual with an annual base salary or annual base wages not in excess of $150,000; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

Other Covenants and Agreements

Non-Solicitation

Subject to certain exceptions set forth below, the Company must not and must not authorize or permit any of its subsidiaries and its and their representatives to:

•	directly or indirectly solicit, initiate or encourage the submission of any takeover proposal (as defined below);

•	enter into any agreement with respect to any takeover proposal; or

•	directly or indirectly participate in any discussions or negotiations regarding, or giving any person information regarding, or take any other action to facilitate inquiries or make any proposal that is or may reasonably be expected to lead to, any takeover proposal.

Takeover Proposals

Notwithstanding the foregoing, following the date of the merger agreement and prior to receipt of the Company stockholder vote to adopt the merger agreement, to the extent required by the Board’s fiduciary obligations, as the Board determines in good faith after consultation with its outside legal counsel, in response to an unsolicited takeover proposal that would reasonably be expected to lead to a superior proposal (as defined below) that did not otherwise result from a breach of the Company’s non-solicitation obligations, then the Company or any of its representatives may:

•	enter into an acceptable confidentiality agreement with the person making the takeover proposal, with such acceptable confidentiality agreement containing provisions that are not materially less restrictive than those contained in the Company’s confidentiality agreement with Purchaser;

•	following entry into such acceptable confidentiality agreement, furnish pursuant thereto information with respect to the Company to the person who has made such takeover proposal and its representatives; and

•	participate in discussions or negotiations with such person making such takeover proposal and its representatives.

The Company will promptly, within forty-eight (48) hours, notify Purchaser orally and in writing of any takeover proposal or inquiry that could reasonably be expected to lead to a takeover proposal, including the identity of the person making such takeover proposal or inquiry and any change to the material terms of any such takeover proposal or inquiry. The Company must keep Purchaser reasonably informed of the status of any such takeover proposal or inquiry, including any change to the material terms, and provide Purchaser with copies of all correspondence and other written material in connection with any such takeover proposal.

A “takeover proposal” is any other proposal or offer, other than as contemplated under the merger agreement (including the merger), (i) for a merger, consolidation, dissolution, recapitalization or similar business combination involving the Company or significant subsidiary; (ii) for the issuance by the Company of over 15% of any class of its equity securities as consideration for the assets or securities of another person; or (iii) to acquire in any manner, directly or indirectly, control of over 15% of any class of the equity securities or consolidated total assets of the Company.

Adverse Recommendation Change; Superior Proposals; Intervening Events

Except as permitted by the terms of the merger agreement described below, the Board will not take any of the following actions, each of which we refer to as an adverse recommendation change:

•	withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by the Board of the merger agreement or the merger;

•	approve or cause or permit the Company or any of its subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any takeover proposal (other than an acceptable confidentiality agreement); or

•	approve or recommend, or propose to approve or recommend, any takeover proposal.

Notwithstanding the foregoing, if, prior to receipt of the Company stockholder vote to adopt the merger agreement, the Company receives a superior proposal and the Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations, the Board may:

•	withdraw or modify its approval or recommendation of the merger and the merger agreement and, in connection therewith, approve or recommend a superior proposal; or

•	terminate the merger agreement to enter into a definitive agreement providing for a superior proposal;

in each case, only so long as the Company is not in breach of its non-solicitation obligations under the merger agreement and subject to payment of the termination fee, to the extent applicable.

However, the Board and the Company shall not, and shall cause the Company not to, take any of the foregoing actions unless:

•	the Company provides prior written notice to Purchaser at least four (4) business days in advance of its intention to withdraw or modify its approval or recommendation of the merger and the merger agreement or to terminate the merger agreement, which notice shall include the identity of the party making a superior proposal and the material terms and conditions thereof, an unredacted copy of the superior proposal, and an unredacted copy of the then-current proposed draft definitive agreements (providing Purchaser with two (2) business days’ notice in the event that any material revision or amendment to a superior proposal is made);

•	after providing such notice and prior to withdrawing or modifying its approval or recommendation of the merger and the merger agreement or terminating the merger agreement, the Company negotiates, and causes its representatives to negotiate, with Purchaser in good faith to make adjustments to the merger agreement as would permit the Company not to withdraw or modify its approval or recommendation of the merger and the merger agreement or terminate the merger agreement; and

•	the Board (after consulting with its financial advisor and outside legal counsel) considers in good faith any changes to the merger agreement offered by Purchaser.

Nothing in the foregoing shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act. Notwithstanding anything in the foregoing, the Board may not take any action that violates its obligations with respect to the foregoing and would result in Company stockholders no longer being legally capable under DGCL of validly adopting the merger agreement.

The Company shall not fail to enforce or grant any waiver, amendment or release under any standstill agreement or provision unless the Board has determined, in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties under Delaware law and has provided Purchaser with 48 hours’ prior written notice of the Company’s intent to take such action.

A “superior proposal” is any proposal made by a third party to acquire, through a tender or exchange offer, merger, consolidation, liquidation or dissolution, recapitalization, sale of assets or otherwise (i) more than 50% of the aggregate voting power of Company’s capital stock or of any surviving entity or (ii) more than 50% of the fair market value of the assets (including the capital stock of the Company’s subsidiaries) of the Company and its subsidiaries, on terms that the Board determines in good faith to be superior to Purchaser’s proposed merger from a financial point of view and reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Stockholders’ Meeting

The Company shall, as soon as reasonably practicable after the date of the merger agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company stockholder vote to adopt the merger agreement, which is referred to as the stockholders’ meeting. Once the Company has established a record date, the Company must not change such record date without the prior written consent of Purchaser, which may not unreasonably withhold, condition or delay such consent. The Company will use its reasonable best efforts to cause this proxy statement to be mailed to Company stockholders entitled to vote at the stockholder meeting as promptly as practicable after the date of the merger agreement and to hold the stockholder meeting within forty-five (45) days of the initial mailing of this proxy statement and confirmation from the SEC that it has no further comments on Schedule 13E-3 relating to the transactions contemplated by the merger agreement. The Company may (or at the written request of Purchaser, shall) postpone or adjourn the meeting for a period of no more than thirty (30) days (i) to solicit additional proxies for the purpose of obtaining the stockholder approval of the merger and the merger agreement, (ii) for the absence of a quorum, and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Company stockholders prior to the stockholders meeting.

Subject to the provisions of the merger agreement discussed above under “—Adverse Recommendation Change; Superior Proposals,” unless an adverse recommendation change has been made, the Board will continue to recommend that the Company’s stockholders vote in favor of adoption of the merger agreement.

Except as required by law, the Company shall not submit any other proposal to the stockholders at the stockholders meeting without the prior written consent of Purchaser, which may not unreasonably withhold, condition or delay such consent.

Except as required by law, or unless the merger agreement is terminated and, to the extent required under the terms of the merger agreement, the Company pays to Purchaser the Company termination fee or the expense amount, the merger agreement does not permit the Company to submit to the vote of the Company’s stockholders any takeover proposal (whether or not a superior proposal) prior to the vote of the Company’s stockholders with respect to the Company stockholder vote to adopt the merger agreement at the stockholders’ meeting.

As discussed under “The Special Meeting—Recommendation of the Board of Directors,” beginning on page 79, the Board (excluding Mr. Bradford Nugent, who recused himself and Mr. Jason T. Kalisman, who was not present at the meeting at which the merger was approved) unanimously recommends that stockholders vote “FOR” the proposal to adopt the merger agreement.

Efforts to Complete the Merger

Each of the parties to the merger agreement is required by the merger agreement to cooperate with the other parties and use (and cause their respective subsidiaries to use) its respective reasonable best efforts to promptly take, or cause to be taken, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the merger agreement, including:

•	obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all reasonable steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining all necessary consents, approvals or waivers from third parties;

•	defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order vacated or reversed; and

•	the execution and/or delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement.

The Company is required to take all action necessary to ensure that no takeover law becomes applicable to the merger agreement or any other transaction contemplated by the merger agreement and, if any takeover law becomes applicable to the merger agreement or any other transaction contemplated by the merger agreement, to take all action necessary to ensure that the merger contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement.

The parties have agreed to use reasonable best efforts and cooperate to:

•	concurrently with the preparation and filing of the Proxy Statement, jointly prepare the Schedules 13E-3 and file it with the SEC, providing to each other all information concerning such party as may be reasonably requested in connection with the Schedule 13E-3;

•	resolve any comments from the SEC and provide each other with copies of correspondence between each party and the SEC; and

•	as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements to be field in response to any such comments.

Access to Information

Subject to certain limitations and exceptions, the Company and its representatives agree to afford to Purchaser and Purchaser’s representatives reasonable access during normal business hours during the period prior to the effective time of the merger to all of their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company and its representatives shall promptly furnish (a) a copy of each report, schedule, registration statement and other document filed by it during the period prior to the effective time of the merger agreement pursuant to the requirements of federal and state securities laws and (b) all other information concerning its business, properties and personnel as Purchaser and Purchaser’s representatives reasonably request.

Indemnification of Directors and Officers; Insurance

The merger agreement provides that, to the extent permitted by law, Purchaser shall, and shall cause the surviving corporation to, honor all of the Company’s obligations to indemnify and advance expenses to the current or former directors or officers of the Company and its subsidiaries for acts or omissions by such directors and officers occurring prior to the effective time of the merger agreement to the extent that such obligations exist on the date of the merger agreement, and such obligations shall survive the merger and continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

Prior to the effective time of the merger agreement, the Company shall (and if the Company is unable, Purchaser shall cause the surviving corporation to) obtain or maintain a six (6) year “tail” prepaid insurance policy with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies in effect as of the date of the merger agreement, which shall cover current and former directors and officers of the Company and its subsidiaries, provided that such “tail” policy shall not exceed 300% of the annual premium currently paid by the Company for its directors’ and officers’ insurance policies.

The merger agreement provides that, from and after the effective time of the merger to the fullest extent permitted by law, Purchaser is required (or shall cause the surviving corporation) to indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries and any employee of the Company or its subsidiaries who acts as a fiduciary under any Company benefit plan, with respect to all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), judgments, fines, and amounts paid in settlement to the extent arising from, relating to, or otherwise in respect of, any action or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the effective time of the merger agreement in connection with any such indemnified party’s duties as an officer or director of the Company or its subsidiaries, including with respect to the merger agreement and the transactions contemplated thereby.

Rollover Investment

The merger agreement provides that Purchaser shall use (and shall cause its affiliates to use) its reasonable best efforts to take (or cause to be taken) all actions and to do (or cause to be done) all things necessary, proper or advisable to consummate and obtain the rollover investment, in each case, on the terms and subject only to the conditions set forth in the rollover commitment letter, as the case may be, including:

•	maintain in effect the rollover commitment letter;

•	comply with its obligations under the rollover commitment letter;

•	satisfy (or cause its affiliates to satisfy) on a timely basis all conditions applicable to Purchaser or its affiliates or Merger Sub contained in the rollover commitment letter;

•	enforce its rights (including through litigation) under the rollover commitment letter; and

•	consummate the rollover investment at or prior to closing of the merger, including using its (or causing its affiliates to use) reasonable best efforts (including through litigation) to cause Yucaipa to make the Rollover Investment at or prior to closing of the merger.

For additional information on the rollover commitment letter, see “Special Factors—Financing—Equity Financing—Rollover Financing,” beginning on page 64.

Purchaser and Merger Sub also agree to give the Company notice (within one (1) business day):

•	of any breach (or threatened breach) or default (or reasonably expected breach or default) by any party to the rollover commitment letter of which Purchaser or its affiliates become aware;

•	of the receipt by Purchaser (or its affiliates) or Merger Sub of any written notice regarding any actual or potential default, breach (or threatened breach), termination or repudiation by any party to the rollover commitment letter or any definitive agreements related to the rollover commitment letter, or any material dispute or disagreement between or among the parties to the rollover commitment letter; and

•	if for any reason Purchaser or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the rollover investment on the terms or in the manner contemplated by the rollover commitment letter.

Purchaser and Merger Sub are prohibited from agreeing to or permitting any amendments or modifications to, or granting any waivers of, any condition, provision or remedy under the rollover commitment letter without the prior written consent of the

Company if such conditions, provisions, or remedies would (i) reduce the number of shares of Series A preferred securities or warrants to be contributed thereby, (ii) impose new or additional covenants or expand, amend or modify conditions or provisions thereunder, (iii) adversely impact the ability of SBE, Purchaser or Merger Sub to enforce its rights under the rollover commitment letter, or (iv) prevent, impede or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement.

The consummation of the rollover investment is not a condition to the closing of the merger agreement, but under the rollover commitment letter SBE, Merger Sub and Purchaser are not permitted to consummate the transactions under the merger agreement unless and until the conditions in the rollover commitment letter are satisfied or waived by Yucaipa. Furthermore, under the merger agreement the right of the Company to obtain an injunction or other form of specific performance or equitable relief in each case to cause SBE, Purchaser and Merger Sub to close is subject to the requirement, among others, that the rollover investment has been funded or would (taking into account the right of the Company to obtain, or require SBE or Purchaser to obtain, specific performance of the rollover investment) be funded in accordance with its terms at the closing.

Resignation of Directors

The Company shall use its reasonable best efforts to obtain the resignations, effective as of the effective time of the merger agreement, of all of the directors of the Board.

Financing

The merger agreement provides that Purchaser will (and will cause Merger Sub to) do all things necessary, proper or advisable to obtain the equity financing and use its reasonable best efforts to obtain and arrange the debt financing on terms and conditions described in the debt commitment letter and the preferred commitment letter, collectively referred to as the financing commitment letters, including:

•	maintaining in effect the financing commitment letters;

•	complying with its obligations under the financing commitment letters;

•	satisfying all conditions with respect to the financing commitment letter that are within its control;

•	negotiating, executing and delivering definitive agreements with respect to the debt financing on the terms and conditions contemplated by the debt commitment letter;

•	enforcing its rights under the financing commitment letters and the limited guaranty; and

•	consummating the financing at or prior to closing of the merger, including by causing Cain Hoy or SBC to fund the preferred equity financing at closing and paying (or causing to be fully paid) all commitment or other fees arising pursuant to the debt commitment letter.

Purchaser and Merger Sub will not permit any assignment of, or amendment or modification to, or waiver or any provision or remedy pursuant to, the financing commitment letters if such assignment, amendment, modification or waiver would, or could reasonably be expected to (i) reduce the aggregate amount of the debt financing (unless the preferred equity financing is increased by an equivalent amount) or reduce the aggregate amount of the preferred equity financing, (ii) impose new, additional, expanded, amended or modified conditions to the financing, (iii) adversely impact the ability of Purchaser or Merger Sub to enforce its rights or (iv) prevent impede or materially delay the consummation of the financing. Moreover, Purchaser and Merger Sub shall not release or consent to the termination of the debt commitment letter or of any letter in accordance with the terms thereof.

Purchaser and Merger Sub agree to:

•	keep the Company reasonably informed on a reasonably current basis of the status of its efforts to arrange the financing;

•	promptly (within one (1) business day) provide the Company with copies of all executed amendments, modifications or replacements of the debt commitment letter or definitive agreements related to the financing;

•	promptly notify the Company of any breach (or threatened breach) or default (or any likely default) by any party to the financing commitment letters of which Purchaser becomes aware;

•	promptly notify the Company of the receipt by Purchaser or Merger Sub of any written notice or communication from any financing source with respect to any breach (or threatened breach), default, termination or repudiation by any party to a financing commitment letter or any definitive agreement related to the financing of the merger; and

•	promptly notify the Company if, for any reason, Purchaser or Merger Sub believes that it will not be able to obtain all or any portion of the financing contemplated by the financing commitment letters.

Purchaser and Merger Sub each acknowledge and agree that obtaining the financing is not a condition to the closing of the merger but will each continue to be obligated subject to satisfaction or waiver of the conditions, described more fully at “—Conditions to the Merger,” beginning on page 98, to consummate the merger.

The Company has agreed to, and to cause each of its subsidiaries to, use reasonable best efforts to cause its representatives to provide all cooperation to Purchaser that is customary or necessary in connection with the arrangement of the financing.

Notwithstanding anything in the merger agreement, no action, liability or obligation of the Company, its subsidiaries or any of their respective representatives pursuant to any certificate, agreement, arrangement, document or instrument related to the debt financing will be effective until the effective time of the merger.

Purchaser is required to reimburse the Company and its subsidiaries for all reasonable out-of-pocket costs and expenses (including legal fees and expenses) incurred by the Company or any of its subsidiaries in connection with the support and cooperation described above following the valid termination of the merger agreement. Purchaser is also required to indemnify and hold harmless the Company, its subsidiaries and their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including reasonable out-of-pocket legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with the financing, including providing the support and cooperation described above and any information utilized in connection therewith, other than to the extent such losses arise from the gross negligence or willful misconduct of any such indemnified person.

Mortgage Debt Agreements

The parties agree to use reasonable best efforts to execute and deliver (or cause to be executed and delivered) at or prior to the effective time of the merger agreement, one or more agreements, instruments, guarantees, indemnities, amendments, supplements, opinions or other documentation required by the terms of the mortgage debt agreements, which govern the Hudson/Delano mortgage loans, as amended, restated or otherwise modified from time to time, in order for:

•	the merger and the other transactions contemplated by the merger agreement to be consummated pursuant to the terms of the merger agreement and the financings to be consummated pursuant to the terms of the financing commitment letters; and

•	the due assumption by, or the permitted transfer to, Purchaser, SBE, Merger Sub or the surviving corporation of the Company mortgage debt agreements and all of the obligations thereunder.

In lieu of assuming the mortgage debt agreements, Purchaser may in its sole discretion refinance the mortgage debt agreements.

The parties agree to take all action reasonably necessary to ensure that the mortgage debt agreements remain in full force and effect as of the effective time of the merger and that all obligations thereunder remain outstanding without the occurrence of any un-waived default, event of default or termination or acceleration of the obligations thereunder with respect to the closing of the merger.

The Company shall use its reasonable best efforts to take all actions and to assist and cooperate with Purchaser, SBE and Merger Sub in doing all things necessary, proper or advisable in connection with assuming or refinancing the mortgage debt agreements, and to provide SBE or Purchaser with all cooperation and assistance reasonably requested in connection therewith including:

•	providing all documents, financial information and other information reasonably requested by SBE, Purchaser or the lenders to the mortgage debt agreements (or any potential lender in connection with the refinancing); and

•	the execution and/or delivery of any additional instruments or documents reasonably requested by SBE or Purchaser in connection with assuming or refinancing the mortgage debt agreements.

Other Covenants

The merger agreement contains additional agreements between the Company, Purchaser and Merger Sub relating to, among other matters:

•	the filing of this proxy statement and the Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•	the coordination of press releases and other public announcements or filings relating to the merger agreement or the transactions contemplated therein;

•	actions to cause the disposition of equity securities of the Company held by each person or group who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	compliance with any applicable collective bargaining agreements; and

•	the de-listing of the common stock from the NASDAQ and termination of the Company’s registration under the Exchange Act.

Conditions to the Merger

The Company’s obligation, on the one hand, and Purchaser’s and Merger Sub’s obligation, on the other hand to effect the merger is subject to the satisfaction or waiver of the following conditions on or prior to the closing date:

•	that the holders of a majority of the outstanding shares of common stock entitled to vote at the stockholder’s meeting and the holders of a majority of the outstanding Series A preferred securities entitled to provide consent at the stockholders’ meeting shall have voted, or consented, to adopt the merger agreement;

•	that the mortgage debt agreements shall have been assumed or refinanced;

•	that the waiting period (or any extensions thereof) applicable to the consummation of the merger under the HSR Act shall have been terminated or expired, and any consents, approvals and filings shall have been obtained or made under the HSR Act or any other foreign antitrust law (the absence of which would have a material adverse effect on Purchaser or the Company after the effective time of the merger); however SBE has determined that there is no filing required under the HSR Act in connection with the merger; and

•	that no government authority shall have issued an order or enacted a legal restraint or prohibition preventing the consummation of the merger.

The obligations of the Company to effect the merger are further subject to the satisfaction of the following conditions:

•	that the representations and warranties of SBE (disregarding all materiality and other similar qualifications as to having a material adverse effect on SBE) must be true and correct in all respects both at and as of the closing date with the same effect as though made as of the closing date (except to the extent expressly made as of a specific date or time, in which case such representations and warranties must be true and correct in all respects at and as of such specific date or time), with only such exceptions as would not individually or in the aggregate have a material adverse effect on SBE; and

•	that Purchaser must have performed, in all material respects, its obligations required to be performed under the merger agreement on or prior to the closing date, and the Company must have received a certificate signed by it on behalf of Purchaser by the chief financial officer of Purchaser to such effect.

The obligations of Purchaser to effect the merger are further subject to the satisfaction of the following conditions:

•	(i) the representations and warranties of the Company (with certain exceptions and disregarding all materiality and other similar qualifications as to having a material adverse effect on the Company) must be true and correct in all respects both at and as of the closing date with the same effect as though made as of the closing date (except to the extent expressly made as of an specific date or time, in which case such representations and warranties must be true and correct in all respects as of such specific date or time), with only such exceptions as would not individually or in the aggregate have a material adverse effect on the Company, (ii) and Purchaser must have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect;

•	the Company must have performed, in all material respects, its obligations required to be performed under the merger agreement on or prior to the closing date, and Purchaser must have received a certificate signed by it on behalf of the Company by the chief financial officer of the Company to such effect; and

•	since the date of the merger agreement, there must not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company material adverse effect.

Neither the Company nor Purchaser may rely on the failure of any condition set forth above to be satisfied if such failure was caused by such party’s failure to perform its obligations under the merger agreement.

Termination

The Company and Purchaser may terminate the merger agreement by mutual written consent at any time before the effective time of the merger, whether before or after receipt of the Company stockholders’ approval. In addition, either the Company or Purchaser may terminate the merger agreement if:

•	the merger has not been completed by November 9, 2016, which we refer to as the outside date, unless the failure to consummate the merger is primarily the result of a material breach of the merger agreement by the party seeking to terminate the merger agreement, which termination right is referred to as the outside date termination right;

•	any governmental entity issues a final and nonappealable order, decree, ruling or other action that permanently enjoins, restrains or otherwise prohibits the merger (unless such order, decree or ruling or action is primarily the result of a material breach of the merger agreement by the party seeking to terminate the merger agreement;

•	if the conditions to the obligation of either party to consummate the merger becomes permanently and irrevocably incapable of satisfaction prior to the outside date, provided that the terminating party is not in material breach of any representation, warranty, or covenant contained in the merger agreement; or

•	if, upon a vote at a duly held meeting of the Company to obtain the Company stockholders’ approval of the merger and the merger agreement, such stockholders’ approval is not obtained, which termination right is referred to as the failure to receive stockholder approval termination right.

The Company may terminate the merger agreement if:

•	Purchaser breaches or fails to perform any of its representations, warranties or covenants in any transaction pursuant to the merger agreement, (i) which would give rise to a failure of a condition to the Company’s obligation to effect the merger and (ii) which breach or failure has not been or cannot be cured within thirty (30) days following delivery of written notice of such breach, provided that the Company is not then in material breach of its representations, warranties, or covenants, which termination right is referred to as the Purchaser breach termination right;

•	prior to the receipt of the Company stockholder approval, to enter into a definitive agreement providing for a superior proposal and the Company has complied with its non-solicitation obligations described in “—Non-Solicitation” and “—Adverse Recommendation Change; Superior Proposals,” and immediately prior to or concurrently with such termination, the Company pays Purchaser the Company termination fee as described in “—Termination Fees; Reimbursement of Expenses,” beginning on page 101, which termination right is referred to as the superior proposal termination right; or

•	Purchaser fails to consummate the merger within two (2) business days following the date that the consummation of the merger was required to have occurred pursuant to the merger agreement and (i) the Company confirmed in writing that it is ready and able to consummate the merger and (ii) all of the conditions relating to the Company’s obligations to effect the consummation of the merger have been satisfied, which termination right is referred to as the financing failure termination right.

Purchaser may terminate the merger agreement if:

•	the Company breaches or fails to perform any of its representations, warranties or covenants in the merger agreement, (i) which would give rise to a failure of a condition to Purchaser’s obligation to effect the merger and (ii) which breach or failure has not been or cannot be cured within thirty (30) days following delivery of written notice of such breach, provided that Purchaser is not then in material breach of its representations, warranties, or covenants, which termination right is referred to as the Company breach termination right;

•	if the Board withdraws or modifies, in a manner adverse to Purchaser, its approval of the merger agreement or the merger or fails to recommend to the Company’s stockholders that they give the Company stockholder approval or approves or recommends, or proposes to approve or recommend, any takeover proposal, which termination right is referred to as the failure to approve termination right;

•	if the Board fails to publicly reaffirm its recommendation to the Company’s stockholders to approve the merger agreement within ten (10) business days of Purchaser’s written request to do so (which may only be done when a takeover proposal is pending, once for each takeover proposal, once for each increase in purchase price relating to such takeover proposal, and once for any reason or no reason), which termination right is referred to as the failure to reaffirm termination right;

•	if the Company’s officers, directors, legal counsel or any senior member of the Company’s financial advisor (or any non-senior member of the Company’s financial advisor who the Company fails to promptly prevent from intentionally and materially violating the Company’s non-solicitation obligations) intentionally and materially breaches the Company’s non-solicitation obligations, described under “—Other Covenants and Agreements”, which termination right is referred to as the non-solicitation breach termination right.

Termination Fees; Reimbursement of Expenses

Company Termination Fee

The Company will pay to Purchaser a fee of $6.5 million in cash, which we refer to as the Company termination fee, in the event that the merger agreement is terminated:

•	by Purchaser, pursuant to the failure to approve termination right, the failure to reaffirm termination right or the non-solicitation breach termination right;

•	by the Company, pursuant to the superior proposal termination right, which termination fee payment shall be made prior to or concurrently with the termination of the merger agreement; or

•	by the Company or Purchaser, pursuant to the outside date termination right or the failure to receive stockholder approval termination right, or by Purchaser pursuant to the Company breach termination right, and after the date of the merger agreement but prior to its termination, a takeover proposal has been announced, publicly disclosed, publicly commenced or made known to the Board and within twelve (12) months of such termination, the Company enters into a definitive agreement to consummate or consummates the transactions contemplated by a takeover proposal as described in “—Other Covenants and Agreements—Takeover Proposals,” beginning on page 91), which termination fee payment shall be made within two (2) business days of execution of such definitive agreement or, if earlier, consummation of such transactions.

Purchaser Termination Fee

Purchaser will be required to pay to the Company a fee of $6.5 million if the merger agreement is terminated (i) by the Company pursuant to the financing failure termination right, (ii) by the Company or Purchaser, pursuant to the outside date termination right, if, at the time of such termination, the Company would have been entitled to terminate the merger agreement pursuant to the financing failure termination right, or (iii) by the Company or Purchaser pursuant to the outside date termination right, if at the time of such termination all of the conditions to Purchaser’s obligation to close the merger have been met (with the exception of the closing condition with regard to assumption or refinancing of the Hudson/Delano mortgage debt agreements) and the Company is not in material breach of any of its obligations under the merger agreement with respect to the mortgage debt agreements.

Expense Reimbursement

The Company has agreed to reimburse Purchaser within two (2) business days for all reasonable, documented and out-of-pocket costs, fees and expense of Purchaser (including those related to Purchaser’s financial advisor, legal counsel, accountants, consultants, experts, public relations firms, investment banking firms, financing sources and other persons and their respective agents and counsel), up to an amount not to exceed $1 million if the merger agreement is terminated:

•	by the Company or Purchaser, in the event that the Company’s stockholders fail to adopt the merger agreement at the special meeting;

•	by Purchaser, pursuant to the Company breach termination right as a result of the Company’s failure to establish a record date for, duly call, give notice of, convene or hold the stockholders meeting for the purposes of seeking stockholder approval of the adoption of the merger agreement; or

•	by the Company or Purchaser pursuant to the outside date termination right, if at the time of such termination, the Company shall have not established a record date for, duly called, given notice of, convened or held the stockholders meeting for the purposes of seeking stockholder approval of the merger.

To the extent that the Company pays any Company termination fee to Purchaser, the above expenses shall be creditable on a dollar for dollar basis against any such Company termination fee.

Expenses

Subject to the expense reimbursement described above and except as otherwise expressly set forth in the merger agreement, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring or required to incur the expenses.

Specific Performance; Amendments and Waivers

The parties are entitled to an injunction, specific performance, and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms thereof. Notwithstanding the foregoing, the right of the Company to obtain an injunction or other form of specific performance or equitable relief is subject to the requirements that (i) all mutual conditions to the merger and conditions to Purchaser’s and Merger Sub’s obligation to effect the merger have been satisfied or waived (other than those conditions that are to be satisfied by actions taken at the closing of the merger, each of which shall be capable of being satisfied at the closing of the merger), (ii) the debt financing, the preferred equity financing and the rollover investment have been funded or will be funded on the closing date in accordance with the terms thereof, (iii) Purchaser fails to complete the closing by the date the closing is required to have occurred pursuant to the merger agreement and (iv) the Company has irrevocably confirmed to Purchaser in writing that (A) all of the mutual conditions to the merger and conditions to the Company’s obligation to effect the merger have been satisfied or that the Company is willing to waive any such open conditions and (B) if specific performance is granted and the preferred equity financing, the rollover investment and the debt financing are funded, then it would take such actions as are required of it or are otherwise in its control to cause the closing to occur.

The merger agreement may be amended by the parties at any time prior to the effective time of the merger before or after receipt of Company stockholder approval; provided that after receipt of Company stockholder approval, no amendment that by law requires further approval by the stockholders of the Company may be made without the further approval of such stockholders. Furthermore, certain provisions of the merger agreement (and any other provision of the merger agreement to the extent that an amendment, modification, waiver or termination of such provision would modify the substance of any such provision) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to Yucaipa without the prior written consent of Yucaipa.

AGREEMENTS INVOLVING COMMON STOCK AND SERIES A PREFERRED SECURITIES

Voting Agreements

In connection with the merger agreement, SBE entered into voting agreements, dated as of May 9, 2016, with each of OTK Associates, LLC, Pine River Capital Master Fund Ltd., Pine River Fixed Income Master Fund Ltd., Pine River Convertibles Master Fund Ltd., which we refer to collectively as Pine River Capital, and Accommodations Acquisition Corp., which we refer to as Vector Group, pursuant to which OTK Associates, LLC, Pine River Capital and Vector Group have agreed, subject to certain conditions, to vote, or cause to be voted, all shares of common stock owned by them (i) in favor of adoption of the merger agreement and the approval of the terms thereof, and the transactions contemplated thereby and (ii) against any other merger agreement or any takeover proposal. The voting agreements also restrict each of OTK Associates, LLC, Pine River Capital and Vector Group from transferring or agreeing to transfer any shares of common stock owned by them and from soliciting, initiating or encouraging any takeover proposal. The voting agreements will terminate upon the earliest of (i) the effective time of the merger, (ii) the date of the termination of the merger agreement, (iii) without such stockholder’s written consent, any amendment of the merger agreement that reduces the consideration to be paid in the merger or changes the form of the consideration to be paid in the merger, (iv) the outside date or (v) in the event that the Board withdraws or modifies its approval or recommendation of the merger and/or the merger agreement and approves or recommends a superior proposal. As of May 10, 2016, OTK Associates, LLC, Pine River Capital and Vector Group, together with certain of their affiliates collectively own approximately 29% of the outstanding shares of common stock.

In addition, SBE entered into a voting agreement with Yucaipa pursuant to which Yucaipa agreed, subject to certain conditions, to vote, or cause to be voted, all shares of capital stock owned by Yucaipa (i) in favor of adoption of the merger agreement and the approval of the terms thereof, and the transactions contemplated thereby and (ii) against any other merger agreement or any takeover proposal. The voting agreements also restricts Yucaipa from transferring or agreeing to transfer any shares of common stock owned by them and from soliciting, initiating or encouraging any takeover proposal. The voting agreement will terminate upon the earliest of (i) the effective time of the merger, (ii) the date of the termination of the merger agreement, (iii) without such stockholder’s written consent, any amendment of the merger agreement that reduces the consideration to be paid in the merger or changes the form of the consideration to be paid in the merger, (iv) the outside date or (v) in the event that the Board withdraws or modifies its approval or recommendation of the merger and/or the merger agreement and approves or recommends a superior proposal. As of June 20, 2016, the latest practicable date prior to the filing of this proxy statement, Yucaipa, together with certain of its affiliates do not own any shares of common stock; however, under the terms of the Series A preferred securities held by Yucaipa, Yucaipa’s consent is required to consummate the transactions contemplated by the merger agreement.

The voting agreements described above apply to the parties thereto solely in such parties’ capacities as stockholders of the Company. The voting agreements do not apply to the actions, judgments or decisions of any of such stockholders’ officers, directors or employees in their respective capacities as directors or officers of the Company (including, for the avoidance of doubt, exercising their respective fiduciary duties).

Rollover Commitment Letter

In connection with the merger agreement, SBE entered into the rollover commitment letter with Yucaipa pursuant to which Yucaipa has committed to contribute, immediately prior to the consummation of the merger and subject to the terms and conditions set forth in the rollover commitment letter, a total of 75,000 shares of Series A preferred securities and warrants to purchase 12,500,000 shares of Company common stock at an exercise price of $6.00 per share to Purchaser in exchange for twenty-five percent of the common equity of Purchaser and $75 million of preferred equity of Purchaser and leasehold interests in three restaurants. See “Special Factors—Financing—Equity Financing—Rollover Financing,” beginning on page 64.

In addition, the rollover commitment letter provides that immediately prior to the closing of the merger, Yucaipa will enter into one or more definitive agreements (including organizational documents of Purchaser) in accordance with a previously negotiated term sheet that will govern the rights and obligations of the equity holders of Purchaser following consummation of the merger.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made (i) to grant the Company’s unaffiliated stockholders access to the corporate files of the Company, any other party to the merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, any other such party or affiliate.

IMPORTANT INFORMATION REGARDING THE COMPANY

Company Background

The Company is a fully integrated lifestyle hospitality company that operates, owns, licenses, and develops boutique hotels, primarily in gateway cities and select resort markets in the United States, Europe and other international locations.

Our portfolio of Morgans Hotel Group branded hotel properties and food and beverage operations and entities currently consists of:

•	our three owned hotels, consisting of Hudson in New York, Delano South Beach in Miami Beach, and Clift in San Francisco (which we lease under a long-term lease that is treated as a financing), comprising approximately 1,450 rooms, and the food and beverage operations located at these hotels;

•	our owned food and beverage operations, consisting of leasehold interests in the food and beverage operations located at the MBLV Restaurants;

•	our seven managed hotels, consisting of Royalton and Morgans in New York, Shore Club in Miami Beach, Mondrian in Los Angeles, and Sanderson, St Martins Lane, and Mondrian London in London, comprising approximately 1,540 rooms; and

•	our two licensed hotels, Delano Las Vegas, comprising 1,117 rooms and Mondrian South Beach, comprising approximately 220 rooms, and our franchised hotel, 10 Karaköy, in Istanbul, comprising 71 rooms.

A detailed description of the Company’s business is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference in this proxy statement. See “Where You Can Find Additional Information,” beginning on page 125.

The common stock is listed with, and traded on, the NASDAQ Global Market under the symbol “MHGC”.

If the merger agreement is adopted by Company stockholders at the special meeting and the merger is completed as contemplated, the Company will survive the merger and will continue its operations as a private company and a direct or indirect wholly owned subsidiary of Purchaser.

During the past five (5) years, neither the Company nor any of the Company directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five (5) years, neither the Company nor any of the Company directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the individuals listed below is a citizen of the United States.

Directors and Executive Officers

The Board currently consists of nine members. The persons listed below are the executive officers and directors of the Company as of the date of this proxy statement.

Howard M. Lorber has been one of our directors since March 2015 and has been the Chairman of our Board since May 2015. Mr. Lorber has served on our Corporate Governance and Nominating Committee since May 2015 and also sits on the Operating Committee of the Board of Directors. Mr. Lorber is President and Chief Executive Officer and member of the Board of Vector Group Ltd. (NYSE: VGR) and Chairman of Douglas Elliman Realty, LLC, a majority-owned subsidiary of Vector Group, which operates the largest residential brokerage company in the New York City metropolitan area and the fourth-largest in the United States. Mr. Lorber has been with Vector Group and its diversified interests since 1994. Vector Group is one of our stockholders. Mr. Lorber is also Executive Chairman of the Board of Directors of Nathan’s Famous, Inc., a chain of fast food restaurants, a director of United Capital Corp., a real estate investment and diversified manufacturing company, and Vice Chairman of the Board of Ladenburg Thalmann Financial Services. Mr. Lorber served as a director of Borders Group Inc. from May 2010 through January 2012. Mr. Lorber holds a Bachelor of Arts degree, a Master of Science degree in Taxation and an Honorary Doctorate from Long Island University, where he is also a trustee.

Andrew Broad has been one of our directors since May 2014. Mr. Broad is currently Vice President and Partner at Hotel Assets Group, LLC which is a specialized brokerage firm offering hotel-specific real estate and investment banking within the United States, a position he has held since September 2011. Prior to his role at Hotel Assets Group, Mr. Broad was Senior Vice President of Business Development at Alliance Hospitality Management, a third-party hotel management company, from February 2009 until September 2011. Mr. Broad has been the principal hotel broker for over 150 hotel transactions throughout the United States. In 2007, he was named one of Real Estate New Jersey’s Broker All-Stars. Mr. Broad holds a Bachelor of Science degree from the Cornell University School of Hotel Administration.

Kenneth E. Cruse has been one of our directors since March 2015 and has served on our Audit Committee since May 2015. Mr. Cruse also sits on the Operating Committee of the Board of Directors. Mr. Cruse is currently the Chief Executive Officer of Alpha Wave Investors, LLC, a private equity firm that he founded in January 2015. Mr. Cruse has also served as the Chief Executive Officer of Sunstone Hotel Investors Inc. (NYSE: SHO) from August 2011 to January 2015 and as its President from December 17, 2010 to February 15, 2013. Mr. Cruse has over 20 years of experience in hotel investment, operations and finance. Mr. Cruse joined Sunstone in April 2005 as Senior Vice President of Asset Management and Corporate Transactions. In September 2006, he was named Senior Vice President of Corporate Finance and in January 2007, Mr. Cruse was named Chief Financial Officer. For the eight years prior to joining Sunstone, Mr. Cruse worked in a variety of roles for Host Marriott Corporation, the predecessor of Host Hotels and Resorts, Inc., most recently as Vice President of Corporate Finance. He is actively involved in various industry and professional organizations. He served as the Director of Sunstone Hotel Investors Inc. from August 2011 to January 2015. He was previously a member of The Real Estate Roundtable and previously served on the Chief Executive Officer Council for the American Hotel & Lodging Association. He is also a member of the Southern California Chapter of Young President Organization and the Dean’s Advisory Council for Colorado State University Warner College of Natural Resources. Mr. Cruse earned a Master of Business Administration degree with distinction from Georgetown University and a Bachelor of Science degree in Tourism Management and Commercial Recreation from the Colorado State University.

John J. Dougherty is the Chairman of the Audit Committee and a member of the Compensation Committee and the Corporate Governance and Nominating Committee and has been one of our Directors since June 2013. From 1986 until December 31, 2013, Mr. Dougherty was the Vice President of Olshan Hotel Management, Inc., a hotel management company, where he handled development, operations and the management of 7 Hilton and Marriott hotels, totaling 1,395 rooms and 1,000 employees. Mr. Dougherty was also director of Olshan Hotel Management, Inc., a privately owned company which is a subsidiary of Olshan Properties, a full-service real estate operating and investing company which holds 11 million square feet of retail properties, 5 million square feet of office space, 20,000 multi-family residential units, and 1,395 hotel rooms in its portfolio, and over 1,000 employees. Mr. Dougherty retired from his positions at Olshan Hotel Management, Inc. as of December 31, 2013. Mr. Dougherty holds a Bachelor of Science degree from the Cornell University School of Hotel Administration.

Jason T. Kalisman, CFA, has served as a director of the Company since April 2011. Mr. Kalisman was the Chairman of our Board of Directors from June 2013 to May 2015 and served as our Interim Chief Executive Officer from August 2013 to May 2015. Mr. Kalisman was a member of the Corporate Governance and Nominating Committee from July 2011 through March 2013 and from June 2013 through August 2013. Mr. Kalisman is the founder and Chief Executive Officer of The Talisman Group, LLC, an investment firm. Mr. Kalisman is also a founding member of OTK Associates, LLC (“OTK”). Prior to founding The Talisman Group, LLC in 2012, Mr. Kalisman was at GEM Realty Capital, Inc., serving as a Vice President from 2010 to 2012 and a Financial Analyst in 2009. From 2008 to 2010, Mr. Kalisman attended Stanford Graduate School of Business. Mr. Kalisman worked at The Goldman Sachs Group, Inc. from 2001 to 2007 in both the Real Estate and Structured Products Groups. Mr. Kalisman graduated from Harvard College with a Bachelor of Arts degree in Economics and Stanford Graduate School of Business with a Master of Business Administration, where he was also a recipient of their Certificate in Global Management. Mr. Kalisman has also earned the right to use the Chartered Financial Analyst designation.

Bradford B. Nugent has been one of our directors since April 2015. Mr. Nugent is a Partner at The Yucaipa Companies and is active in sourcing and executing investment opportunities, structuring financing for investments and monitoring portfolio company performance and strategic initiatives focusing primarily on the real-estate and hospitality space. Prior to joining The Yucaipa Companies in 2005, Mr. Nugent served as an Associate of Flag Capital Management, a multi-strategy hedge fund with several billion in commitments. Previously, Mr. Nugent was in the Leveraged Finance and Sponsor Coverage group at

CIBC World Markets, consummating several leveraged transactions in various industries. Mr. Nugent received a Bachelor of Arts from Columbia College in New York City. Mr. Nugent is an active board member of Yucaipa’s hospitality investments, including Soho House, luxury brands Stephen Webster and Garrard, as well as Simon Worldwide, Inc.

Michael E. Olshan rejoined our Board of Directors in November 2015. Mr. Olshan previously served on our Board of Directors from June 2013 to May 2014, and served as Chairman of our Corporate Governance and Nominating Committee during that time. Mr. Olshan rejoined the Corporate Governance and Nominating Committee in November 2015 and he also sits on the Operating Committee of the Board of Directors. Mr. Olshan is the founder, Chairman and Managing Partner of O-CAP Management, L.P., a private investment fund founded in July 2009 that focuses primarily on hard asset sectors including real estate, infrastructure and natural resources. Mr. Olshan also serves as a member and director of Olshan Properties, a privately owned real estate firm that specializes in the development, acquisition and management of commercial real estate, and is Co-Manager of OTK. From March 2007 to January 2009, Mr. Olshan served as a Managing Director at JANA Partners LLC, an investment advisory firm, where he was part of an investment team overseeing a multi-billion dollar investment portfolio. Mr. Olshan focused on sourcing and analyzing event-driven opportunities primarily in the REIT, real estate, lodging, gaming, and financial sectors throughout North America and Europe. Mr. Olshan graduated cum laude from Harvard University.

Michelle S. Russo has been one of our Directors since May 2014 and is the Chairman of the Compensation Committee. Ms. Russo is the founder and Chief Executive Officer of Hotel Asset Value Enhancement, Inc. (“hotelAVE”), a hotel asset management company advising on over $5.5 billion of hotel real estate annually. Ms. Russo also is a Vice President of Stepstone Hospitality, Inc., a position she has held since 2008. Prior to founding hotelAVE, Ms. Russo managed a half-billion dollar portfolio for John Hancock Mutual Life Insurance Company. In addition, Ms. Russo was responsible for changing the 2660 Woodley Road property’s management, the subject of a well-known legal action initiated by Ms. Russo, and overseeing a multi-million dollar repositioning renovation of the 1,500-room convention hotel. Prior to founding hotelAVE, Ms. Russo’s professional experience includes Vice President and Senior Leisure Analyst at Deutsche Bank Securities, Inc., Investment Officer and Hotel Real Estate Asset Manager at John Hancock Mutual Life Insurance Company, Senior Vice President at Pinnacle Advisory Group and Vice President at Hospitality Valuation Services. Ms. Russo graduated from the School of Hotel Administration at Cornell University with a Bachelor of Science degree.

Adam Stein joined our Board of Directors in November 2015 and is a member of our Compensation Committee and Audit Committee. Mr. Stein is a Portfolio Manager at Pine River Capital Management, a global alternative asset management firm and one of our shareholders. Mr. Stein has been with Pine River Capital since 2008. Prior to joining Pine River Capital Management, Mr. Stein was a Managing Director at RCG Urban American from 2005 to 2008 and an Associate in investment banking at Merrill Lynch from 2004 to 2005. Mr. Stein is currently a Director at Intelepeer Holdings, Inc. Mr. Stein received an MBA in 2004 and a BS in Economics in 1994 from the Wharton School of the University of Pennsylvania.

Richard T. Szymanski has been our Chief Financial Officer since he joined the Company in 2005, and since the resignation of our Interim Chief Executive Officer in May 2016, he has served as our principal executive officer for SEC reporting purposes. From 2003 until 2005, Mr. Szymanski was Senior Vice President and Chief Financial Officer of Prime Hospitality LLC, an entity controlled by The Blackstone Group L.P., and its predecessor Prime Hospitality Corp. From 1986 to 2003, Mr. Szymanski held a number of senior positions at Prime Hospitality Corp. and its predecessor, including Vice President of Finance and Vice President and Corporate Controller.

Meredith L. Deutsch has been our Executive Vice President and General Counsel since May 2014 and Secretary since March 2015. From January 2014 until April 2014, Ms. Deutsch provided legal consulting services to us. Prior to that, Ms. Deutsch served as Acting General Counsel of KIT digital, Inc., a video services and software company from 2012 until 2013. Prior to joining KIT digital, Ms. Deutsch was Of Counsel in the Capital Markets practice in the New York office of the international law firm of Jones Day for 12 years, where she advised Fortune 500, mid-market and private companies on a wide variety of securities law and other corporate law matters. Ms. Deutsch received her law degree, cum laude, from Cornell Law School and her Bachelor of Arts in History from the University of Pennsylvania.

Chadi Farhat has served as Senior Vice President and Chief Revenue Officer of the Company since March 2015 and was appointed Interim Chief Operating Officer in February 2016. Prior to that, Mr. Farhat was the Company’s Vice President of Revenue Management and Distribution and Head of Sales and Revenue from March 2014 until March 2015 and Vice President of Revenue Management from November 2011 until March 2014. Prior to joining the Company, Mr. Farhat was the Director of eCommerce Revenue Management at Marriott International from November 2010 until November 2011. In that position, he was responsible for developing and implementing pricing and revenue management strategies focused on optimizing revenue through Marriott’s electronic distribution channels. Mr. Farhat worked in other positions at Marriott International beginning in April 2003. Mr. Farhat earned a Master of Business Administration from Johns Hopkins University in January 2002 and a Bachelor of Arts in Hospitality and Tourism Management from Notre Dame University in Beirut, Lebanon in 1999.

Prior Public Offerings

The Company has not made an underwritten public offering of its common stock for cash during the three years preceding the date of the filing of this Schedule 14A.

SELECTED HISTORICAL FINANCIAL INFORMATION

Set forth below is certain selected historical financial information relating to the Company. The historical selected financial data as of and for the years ended December 31, 2015, 2014, 2013, 2012 and 2011 have been derived from our consolidated financial statements, which have been audited by BDO USA, LLP, an independent registered public accounting firm. The historical selected financial data as of and for the three-month periods ended March 31, 2016 and 2015, have derived from our unaudited consolidated financial statements. This information is only a summary and should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, which is incorporated by reference into this proxy statement. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and the following summary is qualified in its entirety by references to such reports and all of the financial information and notes contained therein. For additional information, see “Where You Can Find Additional Information,” beginning on page 125. Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods.

	Year Ended December 31,					Three Months Ended March 31,
	2015	2014	2013	2012	2011	2016	2015
	(In thousands, except operating and per share data)
Statement of Operations Data:
Total hotel revenues	$205,669	$211,335	$208,910	$164,713	$192,449	$47,874	$49,298
Total revenues	219,982	234,057	235,625	189,371	206,737	51,023	53,306
Total hotel operating expense	154,442	158,460	162,068	135,060	156,670	39,140	38,592
Corporate expenses, including stock compensation	20,904	26,030	27,626	32,062	34,563	4,263	6,028
Depreciation and amortization	22,446	28,875	27,374	23,977	22,219	5,651	5,637
Total operating costs and expenses	208,112	232,605	237,535	203,733	227,743	49,753	52,354
Operating income (loss)	11,870	1,452	(1,910)	(14,362)	(21,006)	1,270	952
Interest expense, net	48,074	54,308	45,990	38,998	35,514	11,162	11,827
Net income (loss) from continuing operations	22,050	(50,043)	(44,150)	(56,491)	(88,442)	(8,794)	(12,712)
Income from discontinued operations	—	—	—	—	(485)	—	—
Net income (loss)	22,050	(50,043)	(44,150)	(56,491)	(87,957)	(8,922)	(12,838)
Net loss (income) attributable to noncontrolling interest	47	(681)	(5)	804	2,554	18	14
Net income (loss) attributable to Morgans Hotel Group Co.	22,097	(50,724)	(44,155)	(55,687)	(85,403)	(8,904)	(12,824)
Preferred stock dividends and accretion	(16,646)	(15,827)	(14,316)	(11,124)	(9,938)	(4,467)	(3,910)
Net income (loss) attributable to common stockholders	5,451	(66,551)	(58,471)	(66,811)	(95,341)	(13,371)	(16,734)
Net income (loss) per share attributable to common stockholders, basic and diluted	0.15	(1.95)	(1.78)	(2.13)	(3.03)	(0.38)	(0.49)
Weighted average common shares outstanding - basic	34,553	34,133	32,867	31,437	31,454	34,739	34,388
Cash Flow Data:

Net cash provided by (used in):
Operating activities	$5,691	$(3,864)	$(3,147)	$(39,464)	$9,750	$(2,906)	$(5,717)

Investing activities	28,513	(18,864)	(7,389)	(61,119)	264,295	(1,057)	30,908
Financing activities	(1,772)	26,196	14,714	77,575	(250,440)	(30,045)	(593)

	As of December 31,					As of March 31,
	2015	2014	2013	2012	2011	2016
	(In thousands)

Balance Sheet Data (1):

Cash and cash equivalents	$45,925	$13,493	$10,025	$5,847	$28,855	$11,917

Restricted cash	12,892	13,939	22,144	21,226	9,938	15,291

Property and equipment, net	265,678	277,825	292,496	303,530	289,022	261,682

Assets held for sale, net (1)	—	34,284	41,668	46,612	51,889	—

Total assets	561,778	551,244	571,207	591,155	555,444	518,017

Mortgage notes payable	450,000	450,000	180,000	180,000	115,000	421,803

Debt of assets held for sale (1)	—	—	18,811	18,452	15,684	—

Financing and capital lease obligations	156,373	155,743	361,940	340,192	309,341	156,540

Debt and capital lease obligations, total	606,373	605,743	560,751	538,644	440,025	578,343

Redeemable noncontrolling interest	—	5,042	4,953	6,053	5,448	—

Preferred stock	71,025	66,724	62,004	57,755	54,143	72,219

Total MHGC stockholders’ deficit	(210,035)	(233,006)	(183,924)	(149,436)	(97,463)	(219,313)

Total deficit	(209,438)	(232,457)	(183,434)	(143,370)	(89,639)	(218,734)

(1)	Balance sheet data for 2014, 2013, 2012, and 2011 has been adjusted to present The Light Group as an asset held for sale separately from our other assets and liabilities. In January 2015, we sold our equity ownership interest in The Light Group to a third party.

Ratio of Earnings to Fixed Charges

The following presents our ratio of earnings to fixed charges for the fiscal years ended December 31, 2015, 2014, 2013, 2012 and 2011, and for the three months ended March 31, 2015 and 2016, which should be read in conjunction with our consolidated financial statements, including the notes thereto, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016. See “Where You Can Find More Information” on page 125.

	Year Ended December 31,					Three Months Ended March 31,
	2015	2014	2013	2012	2011	2016	2015
	(In thousands)
Fixed Charges:
Interest expensed, including amortization of deferred financing costs	$48,080	$54,329	$45,993	$38,998	$35,533	$11,164	$11,827
Interest capitalized	—	—	418	—	—	—	—
Preferred stock accrued dividends, pre-tax	25,609	15,366	14,315	11,123	9,937	4,466	3,909

Total fixed charges	73,689	69,695	60,726	50,121	45,470	15,630	15,736

Earnings:
Pre-tax loss from continuing operations	(28,152)	(48,571)	(42,606)	(49,279)	(57,974)	(8,796)	(12,714)
Add: Total fixed charges	73,689	69,695	60,726	50,121	45,470	15,630	15,736
Add: Distributions of income from equity investees	9	9	9	8	8	2	2
Less: Interest capitalized	—	—	418	—	—	—	—
Less: Preferred stock accrued dividends, pre-tax	25,609	15,366	14,315	11,123	9.937	4,466	3,909
Less: Loss (income) attributable to noncontrolling interest	47	(681)	(5)	804	2,554	18	14

Total earnings	19,890	6,448	3,401	(11,077)	(24,987)	2,352	(899)

Ratio of Earnings to Fixed Charges	0.3	0.1	0.1	(0.2)	(0.5)	0.2	(0.1)

Deficiency, if applicable	53,799	63,247	57,325	61,198	70,457	13,278	16,635

Book Value Per Share

Our net book value per share as of March 31, 2016 was approximately ($8.39) per share (calculated based on 34,764,261 shares outstanding as of such date).

Market Price of the Company’s Common Stock

The common stock is listed with, and traded on, the NASDAQ Global Market under the symbol “MHGC”.

The following table sets forth during the periods indicated the high and low sales price of common stock:

	Price Per Share of Common Stock
	High	Low
2014
First Quarter	$8.37	$7.28
Second Quarter	$8.30	$7.19
Third Quarter	$8.49	$7.15
Fourth Quarter	$8.25	$7.30
2015
First Quarter	$8.00	$7.00
Second Quarter	$7.98	$6.26
Third Quarter	$7.00	$3.07
Fourth Quarter	$4.09	$2.93
2016
First Quarter	$3.40	$0.79

The $2.25 per share merger consideration represents a premium of approximately 69% to the $1.33 per share closing market price of the common stock on May 5, 2016, the last unaffected trading day prior to an announcement of SBE’s interest to purchase the Company.

We have never declared or paid any cash dividends on our common stock and we do not currently intend to pay any cash dividends on our common stock. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be, subject to applicable law, at the discretion of our Board of Directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions. Our Hudson/Delano 2014 Mortgage Loan prohibits us from paying cash dividends on our common stock. In addition, so long as any Series A preferred securities are outstanding, we are prohibited from paying dividends on our common stock, unless all accumulated and unpaid dividends on all outstanding Series A preferred securities have been declared and paid in full.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 1, 2016, certain information regarding the beneficial ownership information of our common stock by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer;

•	each of our directors or director nominees; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes for each executive officer and director options that are currently exercisable or exercisable within 60 days of April 1, 2016 and RSUs and LTIP Units that have vested or will vest within such 60 days. Each director, officer or 5% or more stockholder, as the case may be, furnished us with information or filed the appropriate ownership documents with the SEC, with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. We have based our calculations of the percentage of beneficial ownership on 34,874,923 shares of common stock outstanding as of April 1, 2016.

Unless otherwise noted below, the address of the persons and entities listed on the table is c/o Morgans Hotel Group Co., 475 Tenth Avenue, New York, NY 10018.

Beneficial Owner	Shares of Common Stock Beneficially Owned	% of Shares of Common Stock Beneficially Owned
5% Stockholders:
Yucaipa American Alliance Fund II, L.P.(1)
Yucaipa American Alliance (Parallel) Fund II, L.P.
Yucaipa American Alliance Fund II, LLC
Yucaipa American Funds, LLC
Yucaipa American Management, LLC
Ronald W. Burkle	12,522,367	36.0%
OTK Associates, LLC(2)
Robert S. Taubman
Michael E. Olshan	4,500,000	12.9%
Brian Taylor(3)
Pine River Capital Management L.P.	3,139,668	9.0%
David T. Hamamoto(4)	2,583,438	7.4%
Accommodations Acquisition Corporation(5)
Vector Group Ltd.	2,459,788	7.1%
GGCP, Inc.(6)
GGCP Holdings LLC
GAMCO Investors, Inc.
Gabelli Funds, LLC
GAMCO Asset Management Inc.
Teton Advisors, Inc.
Gabelli Securities, Inc.
G.research, Inc.
MJG Associates, Inc.
Gabelli Foundation, Inc.
MJG-IV Limited Partnership
Mario Gabelli	1,722,966	5.0%
Directors, Director Nominees and Named Executive Officers:
Howard M. Lorber(7)	17,295	*
Andrew Broad(8)	28,069	*
Kenneth E. Cruse(9)	17,295	*
John J. Dougherty(8)	28,069	*
Jason T. Kalisman(10)	15,082	*
Bradford B. Nugent	—	—
Michael E. Olshan(11)	16,387	*
Michelle S. Russo(8)	28,069	*
Adam Stein	—	—
Richard T. Szymanski(12)	418,960	1.2%
Meredith L. Deutsch (13)	2,678	*
Joshua Fluhr(14)	41,567	*
Executive Officers and Directors as a group (12 persons)	613,471	1.8%

*	Less than 1%
(1)

Based upon the information provided in the Schedule 13D/A filed on May 10, 2016 by Ronald W. Burkle, Yucaipa American Management, LLC, Yucaipa American Funds, LLC, Yucaipa American Alliance Fund II, LLC, Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. Mr. Burkle is the managing member of Yucaipa American Management, LLC, which is the managing member of Yucaipa American Funds, LLC, which is the managing member of Yucaipa American Alliance Fund II, LLC, which, in turn, is the general partner of each of Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. The beneficial ownership of common stock of the Company is through the ownership of 22,367 shares of vested restricted stock units by Mr. Burkle, and warrants to purchase an aggregate of up to 12,500,000 shares of common stock. Exercise of the warrants is subject to mandatory cashless exercise, which reduces the shares of common stock received upon exercise, and the number of shares received will be determined by the fair market value of common stock at the time of such exercise. The percentage of shares of the common stock beneficially owned does not reflect any reduction for the effect of the mandatory cashless exercise as the amount of such reduction is not determinable until the time of exercise. Mr. Burkle, Yucaipa American Management, LLC, Yucaipa American Funds, LLC and Yucaipa American Alliance Fund II, LLC have shared voting and dispositive power over 12,500,000 shares of the stock beneficially owned, Yucaipa American Alliance Fund II, L.P. has sole voting and dispositive power over 7,535,580 shares of the common stock beneficially owned and Yucaipa American Alliance (Parallel) Fund II, L.P. has sole voting and dispositive power over 4,964,420 shares of the common stock beneficially owned. Mr. Burkle is the direct beneficial owner of 22,367 shares of common stock in the Company. The business address of each member of the group is c/o The Yucaipa Companies LLC, 9130 W. Sunset Boulevard, Los Angeles, California 90069. Mr. Nugent, one of our Directors, is a Partner employed by The Yucaipa Companies.

(2)	Based upon the information provided in the Schedule 13D/A filed on May 10, 2016 by OTK, Robert S. Taubman and Michael E. Olshan. OTK beneficially owns 4,500,000 shares of common stock and has sole voting and dispositive power with respect to 4,500,000 shares of such common stock. OTK is managed by Robert S. Taubman and Michael E. Olshan, with actions taken and made by, or with the written consent of, both of them. As a result, the managers of OTK may be deemed to share voting and dispositive power over the common stock beneficially owned by OTK. Each of the managers and OTK expressly disclaims status as a “group” for purposes of this Schedule 13D. The business address of OTK is 200 E. Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304.

(3)	Based upon the information provided in the Schedule 13D filed on May 10, 2016 by Brian Taylor and Pine River Capital Management L.P. (“Pine River Capital”). Mr. Taylor and Pine River beneficially own 3,139,668 shares of the common stock and each have shared voting and dispositive power with respect to 3,139,668 shares of such common stock. Mr. Taylor is the founder and Chief Executive Officer of Pine River, responsible for the management and oversight of Pine River’s funds, so he may be deemed to have shared voting and dispositive power with respect to the 3,139,668 shares of common stock. Each of Mr. Taylor and Pine River Capital disclaims beneficial ownership of the securities reported, except to the extent of their indirect pecuniary interests therein. The business address of Pine River Capital is 601 Carlson Parkway, Suite 330, Minnetonka, Minnesota 55305. Mr. Stein, one of our Directors, is a Portfolio Manager employed by Pine River Capital.

(4)

Based upon the information provided in the Schedule 13D/A filed on October 9, 2013 by David Hamamoto, Mr. Hamamoto beneficially owns 2,583,438 shares of the common stock. Mr. Hamamoto has sole voting power with respect to 2,065,384 shares of the common stock, sole dispositive power with respect to 2,549,941 shares of the common stock and shared dispositive power with respect to 33,497 shares of the common stock. The 2,549,941 shares of common stock for which Mr. Hamamoto has sole dispositive power include 2,065,384 shares of common stock, over which Mr. Hamamoto has sole dispositive power and sole voting power, and 484,557 shares of common stock, over which Mr. Hamamoto only has sole dispositive power but no voting power, which represent Mr. Hamamoto’s beneficial ownership of 484,557 vested LTIP Units convertible into common stock. The 33,497 non-voting units over which Mr. Hamamoto is deemed to have shared dispositive power, represent Mr. Hamamoto’s portion (through DTH Holdings LLC) of the 11,842 non-voting units held by MHG OP Holdings LLC, an indirect subsidiary of NorthStar Partnership, L.P. (“NorthStar LP”), and 63,604 non-voting units held by Residual Hotel Interest LLC, an indirect subsidiary of NorthStar LP. Mr. Hamamoto disclaims beneficial ownership of the shares of common stock that may be issued in redemption of the nonvoting units. Of the 2,065,384 shares of common stock over which Mr. Hamamoto has sole voting power and sole dispositive power, 1,737,177 shares of common stock are beneficially owned by Mr. Hamamoto through DTH Holdings LLC, David T. Hamamoto GRAT I - 2012, David T. Hamamoto GRAT II - 2013, Hilo II and Kona II. DTH Holdings LLC directly beneficially owns 336,342 shares of common stock, David T. Hamamoto GRAT I - 2012 directly beneficially owns 357,324 shares of common stock (the “2012 GRAT Shares”), David T. Hamamoto GRAT II - 2013 directly beneficially owns 500,000 shares of common stock (the 2013 GRAT Shares”), Hilo II owns 85,907 shares of common stock (the “Hilo II Shares”), and Kona II owns 457,604 shares of common stock (the “Kona II Shares”). Mr. Hamamoto is deemed to beneficially own the foregoing shares of common stock as the sole manager or trustee of each such entity. The 2012 GRAT Shares were transferred from DTH Holdings

LLC and Mr. Hamamoto individually. The Hilo II Shares were indirectly transferred from Hilo I and the Kona II Shares were indirectly transferred from Kona I. In addition, of the 2,065,384 shares of common stock over which Mr. Hamamoto has sole voting power and sole dispositive power, 328,207 shares of common stock are directly beneficially owned by Mr. Hamamoto and were purchased in open market transactions or received as equity grants from the Company. Mr. Hamamoto’s business address is c/o NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, NY, 10022.

(5)	Based upon the information provided in the Schedule 13D/A filed on May 10, 2016 by Accommodations Acquisition Corporation, a wholly owned subsidiary of Vector Group Ltd. (“Vector”). Vector is a public company, with its common stock traded on the New York Stock Exchange, which is a holding company for a number of businesses. Accommodations Acquisition Corporation and Vector are deemed to be a group beneficially owning 2,459,788 shares of the common stock and has shared voting and dispositive power with respect to 2,459,788 shares of such common stock. The business address of Accommodations Acquisition Corporation and Vector is 14400 Biscayne Boulevard, Miami, FL 33131. Mr. Lorber, the Chairman of our Board of Directors, is the President and Chief Executive Officer of Vector.

(6)	Based upon the information provided in the Schedule 13D filed on September 18, 2014 by GGCP, Inc. (“GGCP”), GGCP Holdings LLC (“GGCP Holdings”), GAMCO Investors, Inc. (“GBL”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“GSI”), G.research, Inc. (“G.research”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), MJG-IV Limited Partnership (“MJG-IV”) (together, the “Reporting Entities”), and Mario Gabelli.

The 1,722,966 shares of the common stock for which Mr. Gabelli has sole dispositive power include: 330,200 shares of common stock beneficially owned by GAMCO, a wholly owned subsidiary of GBL, an entity in which GGCP Holdings is the controlling stockholder; 181,809 shares beneficially owned by Gabelli Funds, a wholly owned subsidiary of GBL; 629,376 shares beneficially owned by GSI, a majority owned subsidiary of GBL; and 581,581 shares beneficially owned by Teton Advisors. Mr. Gabelli is deemed to have sole dispositive and voting power over the 1,722,966 shares of the common stock beneficially owned by the Reporting Entities. GGCP is the manager and a member of GGCP Holdings. Mr. Gabelli is the controlling stockholder, Chief Executive Officer and a director of GGCP and Chairman and Chief Executive Officer of GBL. Mr. Gabelli is also a member of GGCP Holdings and the controlling stockholder of Teton. The Reporting Entities and Mr. Gabelli do not admit that they constitute a group.

GAMCO and G.research are New York corporations and GBL, GSI, and Teton Advisors are Delaware corporations, each having its principal business office at One Corporate Center, Rye, New York 10580. GGCP is a Wyoming corporation having its principal business office at 140 Greenwich Avenue, Greenwich, CT 06830. GGCP Holdings is a Delaware limited liability corporation having its principal business office at 140 Greenwich Avenue, Greenwich, CT 06830. Gabelli Funds is a New York limited liability company having its principal business office at One Corporate Center, Rye, New York 10580. MJG Associates is a Connecticut corporation having its principal business office at 140 Greenwich Avenue, Greenwich, CT 06830. The Foundation is a Nevada corporation having its principal offices at 165 West Liberty Street, Reno, Nevada 89501.

(7)	Consists of 15,082 restricted stock units that will vest on May 13, 2016 and 2,213 restricted stock units that vested on May 14, 2015. Mr. Lorber owns a direct interest in Vector and may be deemed to share beneficial ownership of the shares held by Vector.

(8)	Consists of 15,082 restricted stock units that will vest on May 13, 2016 and 12,987 restricted stock units that vested on May 14, 2015.

(9)	Consists of 15,082 restricted stock units that will vest on May 13, 2016 and 2,213 restricted stock units that vested on May 14, 2015.

(10)	Consists of 15,082 restricted stock units that will vest on May 13, 2016. Does not include 4,500,000 shares of the common stock held by OTK Associates, LLC. Mr. Kalisman owns an indirect interest in OTK and may be deemed to share beneficial ownership of the shares held by OTK.

(11)	Consists of 16,387 restricted stock units that will vest on May 13, 2016. Mr. Olshan owns an indirect interest in OTK and may be deemed to share beneficial ownership of the shares held by OTK.

(12)	Consists of 157,573 shares of common stock, 88,894 options to purchase shares of common stock, and 172,493 LTIP Units convertible into shares of common stock.

(13)	Consists of 2,678 shares of common stock.

(14)	Consists of 41,567 shares of common stock. Mr. Fluhr served as Chief Operating Officer of the Company until his resignation effective February 29, 2016.

Transactions in Common Stock

Transactions in Common Stock During the Past 60 days

On May 17, 2016, in accordance with the director compensation policy previously adopted by the board of directors for the annual cash retainer for the 2016 board term, the Company made a grant of 47,169 restricted stock units to each of the Company’s directors, other than Mr. Nugent and Mr. Stein, who did not accept such grants. None of the SBE parties, Yucaipa or any of their respective managers or officers has engaged in any transaction with respect to the Company’s common stock in the last 60 days.

RIGHTS OF APPRAISAL

The following discussion summarizes the material terms of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, referred to as “Section 262,” which is attached to this proxy statement as Annex C. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, holders of shares of capital stock of the Company who do not vote in favor of the adoption and approval of the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement is to be submitted for adoption and approval at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Annex C.

ANY HOLDER OF CAPITAL STOCK OF THE COMPANY WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX C BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF CAPITAL STOCK OF THE COMPANY, THE COMPANY BELIEVES THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

Filing Written Demand

Any holder of capital stock of the Company wishing to exercise appraisal rights must, before the vote on the adoption and approval of the merger agreement at the special meeting at which the proposal to adopt and approve the merger agreement will be submitted to the stockholders, deliver to the Company a written demand for the appraisal of the stockholder’s shares, and not vote in favor of the adoption and approval of the merger agreement. A holder of capital stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective date of the merger. The holder must not vote in favor of the adoption and approval of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption and approval of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption and approval of the merger agreement. The demand must reasonably inform the Company of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption and approval of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of capital stock of the Company is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of capital stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of capital stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to the Company at:

MORGANS HOTEL GROUP CO.

475 Tenth Avenue

New York, NY 10018

Attn: Corporate Secretary

At any time within (sixty) 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to the Company, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than (sixty) 60 days after the effective date of the merger will require written approval of the Company, as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within (sixty) 60 days after the effective date of the merger. If the Company, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation

Within ten (10) days after the effective date of the merger, the Company, as the surviving corporation, must notify each holder of capital stock of the Company who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption and approval of the merger agreement, that the merger has become effective.

Filing a Petition for Appraisal

Within one hundred twenty (120) days after the effective date of the merger, but not thereafter, the Company, as the surviving corporation, or any holder of capital stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The Company, as the surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the Company as the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of capital stock to initiate all necessary action to perfect their appraisal rights in respect of shares of capital stock within the time prescribed in Section 262. Within one hundred twenty (120) days after the effective date of the merger, any holder of capital stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company as the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten (10) days after a written request therefor has been received by the Company as the surviving corporation or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of capital stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the Company as the surviving corporation the statement described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of capital stock of the Company and a copy thereof is served upon the Company as the surviving corporation, the Company as the surviving corporation will then be obligated within twenty (20) days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

Determination of Fair Value

After the Delaware Court of Chancery determines the holders of capital stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Purchaser, Merger Sub nor the Company anticipate offering more than the applicable merger consideration to any stockholder of the Company exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of capital stock is less than the applicable merger consideration. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

If a petition for appraisal is not timely filed, then the right to an appraisal will extinguish. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of capital stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of capital stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement, without interest and less any applicable withholding taxes. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

If you and other residents at your mailing address who have the same last name own our common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of this proxy statement to your address. However, even if your broker has sent only one copy of these proxy materials, you should receive a proxy card for each stockholder in your household. You may revoke your consent to householding at any time by contacting your broker or bank, if you hold your shares in a “street name,” or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling (800) 542-1061 if you are a stockholder of record. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement, we will promptly send a separate copy of the annual report or the proxy statement to you upon oral or written request. Such request can be made by contacting us at 475 Tenth Avenue, New York, NY 10018, attention: Investor Relations (telephone number: (212) 227-4100). Any stockholders sharing the same address and currently receiving multiple copies of our annual report and the proxy statement who wish to receive only one copy of these materials per household in the future may also contact your broker or bank or our Investor Relations Department to participate in the householding program.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, we may not hold an annual meeting of stockholders for our 2016 fiscal year. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders, and we will hold a fiscal year 2016 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such fiscal year 2016 annual meeting will be held. If the fiscal year 2016 meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our fiscal year 2016 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our Bylaws, as described below.

Any proposal that a stockholder wishes to include in proxy materials for our fiscal year 2016 annual meeting of stockholders pursuant to SEC Rule 14a-8 must be received no later than December 16, 2016 and must be submitted in compliance with the rule. Proposals should be directed to Morgans Hotel Group Co., 475 Tenth Avenue, New York, NY 10018, Attn: Corporate Secretary.

Any stockholder who wishes to propose a nominee to the Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article I, Section 1.11 of our Bylaws. These notice provisions require that nominations of persons for election to the Board and the proposal of business to be considered by the stockholders for the 2017 annual meeting must be received no earlier than sixty (60) nor more than ninety (90) days prior to the date of the meeting. However, if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than seventy (70) days prior to the date of the meeting, such advance notice must be given not more than ten (10) days after the date of the meeting is first announced or disclosed.

IMPORTANT INFORMATION REGARDING SBE, MERGER SUB AND PURCHASER

SBE and Merger Sub

SBE is a privately held Delaware limited liability company. SBE is a leading lifestyle hospitality company that develops, manages and operates award-winning hotels, restaurants and night clubs, with more than 100 properties currently operating or in development, and flagship brands that include SLS Hotels and Residences, Katsuya, The Bazaar by José Andrés, Cleo, Hyde, and The Redbury. Merger Sub is a Delaware corporation and wholly owned subsidiary of SBE. The principal executive offices of SBE and Merger Sub are located at 5900 Wilshire Boulevard, 31st Floor, Los Angeles, California 90036. Merger Sub was formed for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the merger agreement. Upon consummation of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation and a wholly owned subsidiary of Purchaser.

During the past five years, none of SBE or Merger Sub and none of SBE’s managers or executive officers or Merger Sub’s directors or executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five (5) years, none of SBE or Merger Sub and none of SBE’s managers or executive officers or Merger Sub’s directors or executive officers have been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Set forth below for each of the directors or managers, as applicable, and executive officers of SBE and Merger Sub is his respective present principal occupation or employment, the name, principal business and address of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such director and executive officer. Mr. Sam Nazarian, Mr. David Nazarian, Mr. Younes Nazarian and Mr. Greeley are citizens of the United States of America. The principal address of Mr. Sam Nazarian and Mr. Greeley is 5900 Wilshire Boulevard, 31st Floor, Los Angeles, California 90036, telephone number (323) 655-8000 and the principal address for Mr. David Nazarian and Mr. Younes Nazarian is 1801 Century Park West, 5th Floor, Los Angeles, CA 90067, telephone number (310)229-9101.

Sam Nazarian—Director, President and Chief Executive Officer of Merger Sub and Chairman and Chief Executive Officer of SBE. He founded SBE Entertainment, LLC in 2004 and has been in his present position with SBE since 2010.

David Nazarian—Manager of SBE. Mr. Nazarian is also the Founder and CEO of Nimes Capital, a private investment firm. He has been with Nimes Capital since its inception in 2007.

Younes Nazarian—Manager of SBE. Mr. Nazarian is also the Founder and CEO of YDS Investments, a private investment firm. He has been with YDS Investments since its inception in 1993.

James L. Greeley—Director, Vice President and Secretary of Merger Sub. Mr. Greeley is the Chief Legal Officer of SBE. He has been with SBE since 2015, previous to which he represented SBE as outside counsel at O’Melveny & Myers LLP, which he first joined in 2001.

Purchaser

As of the date of this proxy statement, Purchaser has not yet been formed. Prior to the effective time of the merger, the members of SBE will form Purchaser as a new entity and will contribute all of their respective equity interests in SBE to Purchaser in exchange for new equity interests in Purchaser. In addition, Yucaipa will contribute all of its Series A preferred securities of the Company and all of its warrants to purchase common stock in exchange for certain equity interests in Purchaser and leasehold interests in three restaurants. Prior to the closing of the merger, SBE will assign its rights under the merger agreement to Purchaser and Purchaser will assume SBE’s obligations under the merger agreement.

IMPORTANT INFORMATION REGARDING YUCAIPA

Yucaipa Hospitality Investments LLC is a Delaware limited liability company formed for the purpose of engaging in private equity investments in the hospitality sector. Yucaipa’s principal address is c/o The Yucaipa Companies LLC, 9130 W. Sunset Boulevard, Los Angeles, California 90069, and its telephone number is (310) 789-7200. Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. are the sole members of Yucaipa and are engaged, directly or indirectly, in the private equity and leveraged buyout business. Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P.’s principal address is c/o The Yucaipa Companies LLC, 9130 W. Sunset Boulevard, Los Angeles, California 90069, and their telephone number is (310) 789-7200.

Ronald W. Burkle is the managing partner of Yucaipa, Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. He is also the managing partner of The Yucaipa Companies LLC. Mr. Burkle has been with The Yucaipa Companies LLC since 1986, and is a United States citizen. During the last five years, Mr. Burkle has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Mr. Burkle from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports, without charge, upon written request to the General Counsel, Morgans Hotel Group Co., 475 Tenth Avenue, 11th Floor, New York, NY 10018. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to the Company. A copy of any exhibit may be obtained upon written request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing such exhibit) to the General Counsel, Morgans Hotel Group Co., 475 Tenth Avenue, 11th Floor, New York, NY 10018.

Because the merger is a “going private” transaction, the Company has filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below, a copy of each of which is being mailed to stockholders together with the copy of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special meeting (except with respect to any reference in such document to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995):

•	Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2015;

•	Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2016; and

•	Current Reports on Form 8-K, filed with the SEC on May 9, 2016, May 10, 2016 and June 9, 2016.

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting to the extent required to fulfill our obligations under the Exchange Act.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [●]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of May 9, 2016

Among

MORGANS HOTEL GROUP CO.,

SBEEG HOLDINGS, LLC,

And

TROUSDALE ACQUISITION SUB, INC.

-i-

(continued)

-ii-

(continued)

-iii-

AGREEMENT AND PLAN OF MERGER dated as of May 9, 2016 (this “Agreement”), among MORGANS HOTEL GROUP CO., a Delaware corporation (“Monroe”), SBEEG HOLDINGS, LLC, a Delaware limited liability company (“Trousdale”), and TROUSDALE ACQUISITION SUB, INC., a Delaware corporation (“Sub-S”) and a wholly owned subsidiary of Trousdale.

WHEREAS the board of directors of Monroe and board of managers of Trousdale deem it advisable and in the best interests of Monroe and Trousdale and their respective stockholders or members (as applicable) that Trousdale acquire Monroe;

WHEREAS the acquisition of Monroe by Trousdale shall be effected under the terms of this Agreement through the Merger;

WHEREAS, in furtherance thereof, the board of directors or board of managers (as applicable) of each of Monroe, Trousdale and Sub-S has declared advisable and approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of Monroe Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $2.25 per share in cash;

WHEREAS, prior to the Closing, the Rollover Investor will contribute to Holdco the Monroe Series A Preferred Securities and the Monroe Warrants (including all accrued and unpaid dividends thereon) in exchange for equity interests of Holdco in accordance with the terms and conditions of the Rollover Letter; and

WHEREAS, in connection with the transactions contemplated hereunder, concurrent with the execution and delivery hereof, certain holders of Monroe Common Stock are entering into voting agreements with Trousdale in support of the transactions contemplated by this Agreement (the “Monroe Voting Agreements” and together with this Agreement and the Rollover Letter, the “Transaction Agreements”); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

[Intentionally Omitted.]

ARTICLE II

The Merger; Certain Related Matters

SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub-S shall be merged with and into Monroe (the “Merger”). Monroe shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware (the “Surviving Corporation”). The Merger and the other transactions contemplated hereby, including the Rollover Investment, are referred to in this Agreement collectively as the “Transactions”.

SECTION 2.02. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 400 South Hope Street, Los Angeles, CA 90071 at 7:00 a.m. local time on the second (2nd) business day following the satisfaction (or, to the extent permitted by Applicable Law, waiver by all parties) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing), or at such other place, time and date as shall be agreed in writing between Monroe and Trousdale. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 2.03. Effective Time. Prior to the Closing, the parties shall prepare, and on the Closing Date, the parties shall file the Certificate of Merger with the Secretary of State of the State of Delaware in such form as is required by and executed and acknowledged in accordance with the relevant provisions of the DGCL and make all other filings or recordings required under the DGCL. The parties shall agree on and specify such time on the Closing Date that the Merger shall become effective (the “Effective Time”) in the certificate of merger relating to the Merger (the “Certificate of Merger”), which time shall be consistent with Section 2.01.

SECTION 2.04. Effects. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL.

SECTION 2.05. Organizational Documents.

(a) At the Effective Time, the certificate of incorporation of Monroe shall be amended and restated to be in the form attached as Exhibit A, and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by Applicable Law, in each case consistent with the obligations set forth in Section 6.07.

(b) At the Effective Time, and without any further action on the part of Monroe and Sub-S, the bylaws of Sub-S in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by Applicable Law, in each case consistent with the obligations set forth in Section 6.07.

SECTION 2.06. Officers and Directors.

(a) The directors of Sub-S immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

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(b) The officers of Sub-S immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 2.07. Effect on Monroe Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Monroe Common Stock or any shares of capital stock of Sub-S:

(a) Capital Stock of Sub-S. Each issued and outstanding share of common stock, par value $0.01 per share, of Sub-S shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock. Each share of Monroe Common Stock issued and owned or held by Monroe, Trousdale or any of their wholly-owned subsidiaries at the Effective Time, including the Rollover Shares (the “Cancelled Shares”) shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired, and no consideration shall be delivered in exchange therefor (except with respect to the Rollover Investor as set forth in the Rollover Letter in respect of the Rollover Shares).

(c) Treatment of Monroe Common Stock. Each outstanding share of Monroe Common Stock (other than Cancelled Shares and Dissenting Shares) shall be canceled and automatically converted into the right to receive $2.25 (the “Merger Consideration”). As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time and by virtue of the Merger, all shares of Monroe Common Stock shall be cancelled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Monroe Common Stock (a “Monroe Certificate”) and each holder of a Book-Entry Share that represented such shares of Monroe Common Stock shall thereafter cease to have any rights with respect to such shares of Monroe Common Stock, except the right (subject to Section 2.07(b) and Section 2.08) to receive the Merger Consideration with respect thereto, without interest thereon, upon compliance with the procedures described in Section 2.11.

(d) Treatment of Monroe Series A Preferred Stock. Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Monroe Series A Preferred Securities, each outstanding share of Monroe Series A Preferred Securities shall be contributed to Holdco in exchange for the right to receive equity of Holdco in accordance with the Rollover Letter.

(e) Treatment of Non-Managing Member Units. At the Effective Time, each Non-Managing Member Unit shall be canceled and automatically converted into the right to receive the Merger Consideration and each holder of a Non-Managing Member Unit shall thereafter cease to have any rights with respect to such Non-Managing Member Units, except the right to receive the Merger Consideration with respect thereto, without interest thereon. Prior to the Effective Time, Monroe shall, and shall cause the Monroe Group to, effect a Forced Conversion (as defined in the Monroe Group LLC

3

Agreement) of all outstanding LTIP Units into Non-Managing Member Units in accordance with the terms of the Monroe Group LLC Agreement. For the purposes of this Section 2.07(e), a Non-Managing Member Unit is a Membership Unit (as defined in the Monroe Group LLC Agreement) held by a Non-Managing Member (as defined in the Monroe Group LLC Agreement) that is not an LTIP Unit (as defined in the Monroe Group LLC Agreement).

(f) Treatment of Monroe Equity Awards. Prior to the Effective Time, the Monroe Board (or, if appropriate, any committee administering the Monroe Stock Plan) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) At the Effective Time, each Monroe Employee Stock Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be canceled at the Effective Time, with the holder of such Monroe Employee Stock Option becoming entitled to receive an amount in cash equal to (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Monroe Common Stock subject to such Monroe Employee Stock Option, multiplied by (B) the number of shares of Monroe Common Stock subject to such Monroe Employee Stock Option immediately prior to the Effective Time (the “Monroe Option Cash Payment”). The Surviving Corporation shall cause each Monroe Option Cash Payment to be paid, less any required withholding Taxes, as promptly as practicable following the Effective Time. For the avoidance of doubt, if the exercise price per share of any Monroe Employee Stock Option equals or exceeds the Merger Consideration, such Monroe Employee Stock Option shall be canceled at the Effective Time for no consideration.

(ii) At the Effective Time, each Monroe RSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be canceled at the Effective Time, with the holder of such Monroe RSU Award becoming entitled to receive an amount in cash equal to (A) the Merger Consideration, multiplied by (B) the number of shares of Monroe Common Stock subject to such Monroe RSU Award immediately prior to the Effective Time (the “Monroe RSU Award Cash Payment”). The Surviving Corporation shall cause each Monroe RSU Award Cash Payment to be paid, less any required withholding Taxes, as promptly as practicable following the Effective Time; provided, that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of a Monroe RSU Award which immediately prior to such cancellation constituted nonqualified deferred compensation subject to Section 409A of the Code shall be made on the applicable settlement date for such Monroe RSU Award if required in order to comply with Section 409A of the Code.

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(iii) As of the Effective Time, all Monroe Employee Stock Options and Monroe RSU Awards shall no longer be outstanding and shall automatically cease to exist, and each holder of a Monroe Employee Stock Option and Monroe RSU Award shall cease to have any rights with respect thereto, except the right to receive, in respect of a Monroe Employee Stock Option with an exercise price per share of Monroe Common Stock that is less than the Merger Consideration, the Monroe Option Cash Payment, and in respect of a Monroe RSU Award, the Monroe RSU Award Cash Payment. Prior to the Effective Time, the Monroe Board (or, if appropriate, any committee administering the Monroe Stock Plan) shall adopt such resolutions and take such other actions to terminate the Monroe Stock Plan upon the Effective Time.

(iv) In this Agreement:

“Monroe Employee Stock Option” means any option to purchase Monroe Common Stock granted under any Monroe Stock Plan.

“Monroe RSU Award” means any restricted stock unit award granted under any Monroe Stock Plan.

“Monroe LTIP Award” means any long-term incentive plan unit award or other award with respect to the membership interests of Monroe Group LLC.

“Monroe Stock Plan” means the Monroe Amended and Restated 2007 Omnibus Incentive Plan and any other Monroe equity incentive plan.

SECTION 2.08. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, the shares of Monroe Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares of Monroe Common Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other Applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest. Monroe shall give Trousdale prompt notice of any demands received by Monroe for appraisal of shares of Monroe Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Monroe relating to rights to be paid the fair value of Dissenting Shares, and Trousdale shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Monroe shall not, except with the prior written consent of Trousdale, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

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SECTION 2.09. Adjustments. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Monroe Common Stock shall have been changed into a different number of shares (other than, for the avoidance of doubt, as a result of the exercise of any convertible or exchangeable securities of Monroe) or class or series of stock, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Monroe Common Stock will be appropriately adjusted to provide to the holders of Monroe Common Stock the same economic effect as contemplated by this Agreement prior to such event.

SECTION 2.10. Paying Agent Fund. Prior to the Effective Time, Trousdale shall appoint a commercial bank or trust company to act as paying agent hereunder for the purpose of exchanging Monroe Certificates for the applicable Merger Consideration (the “Paying Agent”). At or promptly after the Effective Time, Trousdale shall deposit, or shall cause to be deposited, with the Paying Agent, in trust for the benefit of holders of shares of Monroe Common Stock (other than Cancelled Shares or Dissenting Shares) with the Paying Agent the aggregate Merger Consideration to which holders of shares of Monroe Common Stock shall be entitled at the Effective Time pursuant to this Agreement (the “Paying Agent Fund”). Earnings from such investments shall be the sole and exclusive property of Trousdale, and no part of such earnings shall accrue to the benefit of holders of shares of Monroe Common Stock.

SECTION 2.11. Surrender Procedures. Promptly after the Effective Time, Trousdale shall cause the Paying Agent to mail to each holder of record of a Monroe Certificate or non-certificated shares of Monroe Common Stock represented by book-entry (“Book-Entry Shares”) (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Monroe Certificates shall pass, only upon proper delivery of the Monroe Certificates to the Paying Agent, and which letter shall be in customary form and have such other provisions as Trousdale may reasonably specify and (ii) instructions for effecting the surrender of such Monroe Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Monroe Certificate or Book-Entry Shares to the Paying Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Monroe Certificate or Book-Entry Shares shall be entitled to receive the Merger Consideration for each share of Monroe Common Stock formerly represented by such Monroe Certificates or for each Book-Entry Share. Any Monroe Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any Merger Consideration. In the event of a transfer of ownership of Monroe Common Stock which is not registered in the transfer records of Monroe, the Merger Consideration may be paid with respect to such Monroe Common Stock to such a transferee if the Monroe Certificate representing such shares of Monroe Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Monroe Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, without interest thereon.

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SECTION 2.12. Stock Transfer Books. The stock transfer books of Monroe shall be closed immediately upon the Effective Time and thereafter there shall be no further registration of transfers on the records of Monroe of shares of Monroe Common Stock that were outstanding immediately prior to the Effective Time. On or after the Effective Time, any Monroe Certificates presented to the Paying Agent or Trousdale for any reason shall represent only the right to receive the Merger Consideration with respect to the shares of Monroe Common Stock formerly represented thereby.

SECTION 2.13. No Further Ownership Rights in Monroe Common Stock. From and after the Effective Time, the holders of Monroe Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Monroe Common Stock except as otherwise provided for herein or by Applicable Law. If, after the Effective Time, Monroe Certificates are presented to the Surviving Corporation of the Merger for any reason, they shall be cancelled and exchanged as provided in this Agreement.

SECTION 2.14. Further Assurances. At and after the Effective Time, the managers of Trousdale shall be authorized to execute and deliver, in the name and on behalf of Monroe, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Monroe, any other actions and things to vest, perfect or confirm of record or otherwise in Trousdale any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Trousdale as a result of, or in connection with, the Merger.

SECTION 2.15. Termination of Paying Agent Fund. Any portion of the Paying Agent Fund which remains undistributed to the holders of Monroe Certificates and Book-Entry Shares for six months after the Effective Time shall, at Trousdale’s request, be delivered to Trousdale or otherwise on the instruction of Trousdale, and any holders of the Monroe Certificates and Book-Entry Shares who have not theretofore complied with this Article II shall after such delivery look only to Trousdale for the Merger Consideration with respect to the shares of Monroe Common Stock formerly represented thereby to which such holders are entitled pursuant to Sections 2.07 and 2.11. Any such portion of the Paying Agent Fund remaining unclaimed by holders of shares of Monroe Common Stock for a period of two years after the Effective Time (or immediately prior to any earlier date on which such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Applicable Law, become the property of Trousdale free and clear of any claims or interest of any person previously entitled thereto.

SECTION 2.16. No Liability. None of Monroe, Trousdale, Sub-S or the Paying Agent shall be liable to any person in respect of any Merger Consideration from the Paying Agent Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

SECTION 2.17. Investment of the Paying Agent Fund. The Paying Agent shall invest the Merger Consideration included in the Paying Agent Fund as directed by Trousdale on a daily basis; provided, however, that no such investment or loss thereon shall affect the amounts payable to Monroe’s stockholders pursuant to this Article II. Any interest and other income resulting from such investments shall promptly be paid to Trousdale.

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SECTION 2.18. Lost Certificates. If any Monroe Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Monroe Certificate to be lost, stolen or destroyed and, if required by Trousdale, the posting by such person of a bond in such reasonable amount as Trousdale may direct as indemnity against any claim that may be made against it with respect to such Monroe Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Monroe Certificate the applicable Merger Consideration with respect to the shares of Monroe Common Stock formerly represented thereby.

SECTION 2.19. Withholding Rights. Trousdale (or its agents) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Monroe Common Stock or derivative securities with respect thereto such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Trousdale (or its agents) and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Monroe Common Stock or derivative securities with respect thereto in respect of which such deduction and withholding was made by Trousdale (or its agents).

ARTICLE III

Representations and Warranties of Monroe

Except as disclosed in the Filed Monroe SEC Documents (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) or in the Monroe Disclosure Letter, Monroe represents and warrants to Trousdale as follows:

SECTION 3.01. Organization, Standing and Power. Each of Monroe and each Significant Monroe Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Monroe (a “Monroe Material Adverse Effect”). Monroe and each Significant Monroe Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had or would reasonably be expected to have a Monroe Material Adverse Effect. Monroe has made available to Trousdale true and complete copies of the amended and restated certificate of incorporation of Monroe, as amended to the date of this Agreement (as so amended, the “Monroe Charter”), and the bylaws of Monroe, as amended to the date of this Agreement (as so amended, the “Monroe Bylaws”), and the comparable charter and organizational documents of each Significant Monroe Subsidiary, in each case as amended through the date of this Agreement. For purposes of this Agreement, a “Significant Monroe Subsidiary” means any subsidiary of Monroe that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”).

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SECTION 3.02. Monroe Subsidiaries; Equity Interests.

(a) The letter, dated as of the date of this Agreement, from Monroe to Trousdale (the “Monroe Disclosure Letter”) lists each Significant Monroe Subsidiary as of the date of this Agreement and its jurisdiction of organization. All the outstanding shares of capital stock or other equity interests of each Significant Monroe Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Monroe Disclosure Letter, are as of the date of this Agreement owned by Monroe, by another subsidiary of Monroe (a “Monroe Subsidiary”) or by Monroe and another Monroe Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

(b) Except for its interests in the Monroe Subsidiaries and except for the ownership interests set forth in the Monroe Disclosure Letter, Monroe does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest with a fair market value as of the date of this Agreement in excess of $50,000 in any person.

SECTION 3.03. Capital Structure.

(a) The authorized capital stock of Monroe consists of 200,000,000 shares of common stock, $0.01 par value per share (the “Monroe Common Stock”), and 40,000,000 shares of preferred stock, par value $0.01 per share (the “Monroe Preferred Stock”, together with the Monroe Common Stock, the “Monroe Capital Stock”). Of the 40,000,000 shares of Monroe Preferred Stock, 75,000 shares have been designated as Series A preferred securities (the “Monroe Series A Preferred Securities”). At the close of business on the last business day immediately prior to the date hereof, (i) 34,768,044 shares of Monroe Common Stock were issued and outstanding, (ii) 75,000 shares of Monroe Series A Preferred Securities were issued and outstanding, (iii) 1,509,451 shares of Monroe Common Stock were held by Monroe in its treasury, (iv) there were warrants to purchase 12,500,000 shares of Monroe Common Stock at an exercise price of $6.00 per share (the “Monroe Warrants”), (v) 208,015 shares of Monroe Common Stock were subject to outstanding Monroe Employee Stock Options, (vi) 123,987 shares of Monroe Common Stock were subject to outstanding Monroe RSU Awards, (vii) 913,423 shares of Monroe Common Stock would be distributed in respect of outstanding Monroe LTIP Awards, assuming the Monroe Common Stock was valued at the closing price of a share of Monroe Common Stock and then distributed in accordance with the applicable terms of the Amended and Restated Limited Liability Company Agreement of Morgans Group LLC, a Delaware limited liability company, effective February 17, 2006, as amended (the “Monroe Group LLC Agreement”), (viii) 75,446 Membership Units (as defined in the Monroe Group LLC Agreement) held by Non-Managing Members (as defined in the Monroe Group LLC Agreement) which are redeemable for an equal number of shares of Monroe Common Stock and (ix) 3,940,553 additional shares of Monroe Common Stock were reserved for issuance pursuant to the Monroe Stock Plan. Except as set forth above, as of the date of this Agreement, no shares of capital stock or

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other voting securities of Monroe were issued, reserved for issuance or outstanding. All outstanding shares of Monroe Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Monroe Charter, the Monroe Bylaws or any Contract to which Monroe is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Monroe having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Monroe Capital Stock may vote (“Voting Monroe Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Monroe is a party or by which it is bound (i) obligating Monroe to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Monroe or any Voting Monroe Debt, (ii) obligating Monroe to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Monroe Capital Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of Monroe to repurchase, redeem or otherwise acquire any shares of capital stock of Monroe. There are no voting trusts or other agreements or understandings to which Monroe or its subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Monroe or its subsidiaries. Neither Monroe nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to shares of capital stock that are in effect.

(b) The Monroe Disclosure Letter sets forth a true and complete list, as of the close of business on the last business day immediately prior to the date hereof, of (i) (A) each outstanding Monroe Employee Stock Option grant, (B) each outstanding Monroe RSU Award, and (C) each outstanding Monroe LTIP Award (each, a “Monroe Equity Award”), (ii) the name of the Monroe Equity Award holder, (iii) the approximate number of shares of Monroe Common Stock that would be distributed in respect of outstanding Monroe LTIP Awards, assuming the Monroe Common Stock was valued at the closing price of a share of Monroe Common Stock and then distributed in accordance with the applicable terms of the Monroe Group LLC Agreement, including, to the extent applicable, the threshold, target and maximum number of shares, (iv) the date on which each Monroe Equity Award was granted, (v) the Monroe Stock Plan under which each Monroe Equity Award was granted, (vi) the exercise price of each Monroe Employee Stock Option and the hurdle amount for each Monroe LTIP Award, (vii) the expiration date of each Monroe Employee Stock Option, and (viii) the vesting schedule for each Monroe Equity Award.

SECTION 3.04. Authority; Execution and Delivery; Enforceability.

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(a) Monroe has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Monroe of this Agreement and the consummation by Monroe of the Transactions have been duly authorized by all necessary corporate action on the part of Monroe, subject, in the case of the Merger, to receipt of the Monroe Stockholder Approval. Monroe has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) At a meeting duly called and held, the board of directors of Monroe (the “Monroe Board”) present at such meeting duly and unanimously adopted resolutions (i) approving the Merger Agreement and the Transactions, (ii) determining that the terms of the Merger are fair to and in the best interests of Monroe and its stockholders, (iii) recommending that Monroe’s stockholders adopt this Agreement and approving the inclusion of this recommendation in the Proxy Statement, and (iv) approving and declaring that this Agreement is advisable. Such resolutions are sufficient to render inapplicable to the Transaction Agreements and the Transactions the restrictions contained in Section 203 of the DGCL. To Monroe’s knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to Monroe with respect to the Transaction Agreements or the Transactions.

(c) The only vote of holders of any class or series of Monroe Capital Stock necessary to approve and adopt this Agreement and the Merger is (i) the adoption of this Agreement by the holders of a majority of the outstanding Monroe Common Stock, voting together as a single class, and (ii) the adoption of this Agreement by the holders of a majority of the outstanding Monroe Series A Preferred Securities, voting as a separate class (collectively, the “Monroe Stockholder Approval”). Other than the Monroe Stockholder Approval, the only other vote or consent of holders of any equity securities of Monroe which may be necessary to approve and adopt this Agreement and the Merger or to consummate the transactions contemplated hereby is the written consent of Yardley which may be required pursuant to the Securities Purchase Agreement, dated as of October 15, 2009, by and among Monroe, Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P., (collectively, “Yardley”).

SECTION 3.05. No Conflicts; Consents.

(a) Except as set forth in the Monroe Disclosure Letter, the execution and delivery by Monroe of this Agreement, does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the

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properties or assets of Monroe or any Monroe Subsidiary under, any provision of (i) the Monroe Charter, the Monroe Bylaws or the comparable charter or organizational documents of any Monroe Subsidiary, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which Monroe or any Monroe Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Applicable Law”) applicable to Monroe or any Monroe Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Monroe Material Adverse Effect (it being agreed that for purposes of this Section 3.05(b), clause (i) of the definition of the term “material adverse effect”, shall not be excluded in determining whether a Monroe Material Adverse Effect has occurred or would reasonably be expected to occur).

(b) No material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to Monroe or any Monroe Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the similar antitrust laws of other jurisdictions, (ii) the filing with the SEC of (A) the Proxy Statement, (B) the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the Transactions (as amended or supplemented from time to time, the “Schedule 13E-3”) and (C) such reports under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with the Transaction Agreements and the Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Monroe is qualified to do business and (iv) such other items (A) that may be required under the Applicable Law of any foreign country, (B) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Monroe Material Adverse Effect or (C) as are set forth in the Monroe Disclosure Letter (it being agreed that for purposes of this Section 3.05(b), clause (i) of the definition of the term “material adverse effect”, shall not be excluded in determining whether a Monroe Material Adverse Effect has occurred or would reasonably be expected to occur).

SECTION 3.06. SEC Documents; Undisclosed Liabilities. Monroe has filed all registration statements, prospectuses, reports, schedules, forms, certifications, statements and other documents (including exhibits and other information incorporated therein) required to be filed by Monroe with the SEC since January 1, 2015, pursuant to Sections 13(a) and 15(d) of the Exchange Act (the “Monroe SEC Documents”). As of its respective date, each Monroe SEC Document complied in all material respects with the applicable requirements of the Exchange

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Act, the Sarbanes-Oxley Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Monroe SEC Document. Except to the extent that information contained in any Monroe SEC Document has been revised, amended or superseded by a later filed Monroe SEC Document, none of the Monroe SEC Documents at the time filed (or if amended prior to the date hereof, as of the date of such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Monroe, none of the Monroe SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation. Monroe has, prior to the date hereof, provided Trousdale with correct and complete copies of all SEC comment letters received and response letters submitted and other written correspondence with the SEC with respect to the Monroe SEC Documents within one year prior to the date of this Agreement to the extent such comments letters, response letters and correspondence are not publicly available. The consolidated financial statements of Monroe included in the Monroe SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and in the case of unaudited statements, as permitted by Form 10-Q of the SEC and for normal and recurring year-end adjustments that are not material in the aggregate) and fairly present, in all material respects, the consolidated financial position of Monroe and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in the Filed Monroe SEC Documents, as of the date of this Agreement neither Monroe nor any Monroe Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Monroe and its consolidated subsidiaries or in the notes thereto and that, individually or in the aggregate, would reasonably be expected to have a Monroe Material Adverse Effect. None of the Monroe Subsidiaries is, or has at any time since January 1, 2015, been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

SECTION 3.07. Information Supplied.

(a) None of the information supplied or to be supplied by or on behalf of Monroe for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, (i) in the case of the Proxy Statement, on the date that it (and any amendment or supplement thereto) is first mailed to Monroe’s stockholders and at the time of the Monroe Stockholders Meeting, and (ii) in the case of the Schedule 13E-3, at the time such document or any amendment or supplement thereto is filed with the SEC or at the time of the Monroe Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and Monroe will correct any information provided by it or on its behalf for use in the Proxy Statement and in the Schedule 13E-3 which shall have become false or misleading.

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(b) Notwithstanding Section 3.07(a), no representation or warranty is made by Monroe with respect to statements made or incorporated by reference in the Proxy Statement or the Schedule 13E-3 based on information supplied by Trousdale for inclusion or incorporation by reference therein.

SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in the Monroe SEC Documents filed and publicly available at least one business day prior to the date of this Agreement (the “Filed Monroe SEC Documents”) or in the Monroe Disclosure Letter, from the date of the most recent audited financial statements included in the Filed Monroe SEC Documents to the date of this Agreement, Monroe has conducted its business only in the ordinary course, and during such period there has not been:

(i) any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Monroe Material Adverse Effect;

(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Monroe Capital Stock or any repurchase for value by Monroe of any Monroe Capital Stock;

(iii) any split, combination or reclassification of any Monroe Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Monroe Capital Stock;

(iv) (A) any granting by Monroe or any Monroe Subsidiary to any director, employee or executive officer of Monroe or any Monroe Subsidiary of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements included in the Filed Monroe SEC Documents as in effect on the date hereof, (B) any granting by Monroe or any Monroe Subsidiary to any such director, employee or executive officer of any increase in severance, retention, transaction bonus, change in control or termination pay, except as was required under any employment, severance or termination agreements included in the Filed Monroe SEC Documents, (C) any entry by Monroe or any Monroe Subsidiary into, or any amendment of, any employment, severance, retention, transaction bonus, change in control or termination agreement with any such director or executive officer or (D) any action taken (or material determination made) to accelerate any rights or benefits other than (1) in the ordinary course of business consistent with prior practice, (2) under any collective bargaining agreement applicable to Monroe or any Monroe Subsidiary as of the date of this Agreement and that has been supplied to Trousdale as of the date hereof, (3) pursuant to any Monroe Benefit Plan, or (4) pursuant to any contract in accordance with its terms;

(v) any sale, acquisition or transfer of assets, rights or other benefits from or to Monroe or any Monroe Subsidiary other than on arm’s length terms at a fair market value;

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(vi) any gift or gratuitous payment made or agreed to by Monroe or any Monroe Subsidiary;

(vii) any Monroe Affiliate Transactions, and no amounts owed to Monroe or any Monroe Subsidiary shall have been waived, forgiven or released and no claim outstanding against any party to a Monroe Affiliate Transaction shall have been released or waived;

(viii) any guarantee or indemnity relating to the obligation of any person other than a wholly-owned Monroe Subsidiary has been entered into or agreed to by Monroe or any Monroe Subsidiary;

(ix) any sale, lease (as lessor), license, abandonment, or lapse or expiration of or subject to any Lien any material Intellectual Property Rights or properties or assets with a fair market value in excess of $100,000 for any such disposition or series of related dispositions, except in the ordinary course of business consistent with past practice, expiration of material Intellectual Property Rights in accordance with the applicable statutory term or caused or permitted by Monroe or the Monroe Subsidiaries in its or their reasonable business judgment, or expiration of any Intellectual Property Rights in accordance with the applicable statutory term;

(x) any change in accounting methods, principles or practices by Monroe or any Monroe Subsidiary materially affecting the consolidated assets, liabilities or results of operations of Monroe, except insofar as may have been required by a change in GAAP;

(xi) (A) any incurrence of any indebtedness for borrowed money or any guarantee of any such indebtedness of another person, any issuance or sale of any debt securities or warrants or other rights to acquire any debt securities of Monroe or any Monroe Subsidiary, any guarantee of any debt securities of another person, any entry into of any “keep well” or other agreement to maintain any financial statement condition of another person or any entry into of any arrangement having the economic effect of any of the foregoing, except for borrowings which, in the aggregate, do not exceed $250,000, or (B) any making of any loans, advances or capital contributions to, or investments in, any other person, other than to or in Monroe or any direct or indirect wholly owned subsidiary of Monroe;

(xii) other than as contemplated by contractual arrangements of Monroe or any Monroe Subsidiary in effect as of the date hereof and made available to Trousdale, any capital expenditures or commitment to make capital expenditures (A) in an aggregate amount in excess of $250,000 during the remaining portion of 2016 and $250,000 during 2017 or (B) with respect to any item or series of related items, in excess of $250,000;

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(xiii) any material elections with respect to Taxes made by Monroe or any Monroe Subsidiary other than in accordance with past practice or settlement or compromise by Monroe or any Monroe Subsidiary of any material Tax liability or refund;

(xiv) any hiring of any member of senior management of Monroe or any Monroe Subsidiary or senior management of any individual property managed by Monroe or any Monroe Subsidiary, or any termination of employment of any such member (other than “for cause”); or

(xv) any agreement, arrangement or understanding relating to any of the matters referred to in this Section 3.08 which has been entered into or reached.

SECTION 3.09. Taxes.

(a) Each of Monroe and each Monroe Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any failure of any filed Tax Returns to be true, complete and accurate, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect.

(b) No deficiency with respect to any Taxes has been proposed, asserted or assessed against Monroe or any Monroe Subsidiary that has not been satisfied, settled or withdrawn, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect.

(c) There are no pending, or, to the knowledge of Monroe, threatened, audits, examinations, investigations or other proceedings in respect of any material Taxes of Monroe or any Monroe Subsidiary.

(d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Monroe or any Monroe Subsidiary. Neither Monroe nor any Monroe Subsidiary is bound by any agreement with respect to Taxes.

(e) Neither Monroe nor any of its subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A) ) in a distribution of stock intended to qualify for tax-free treatment under Code Section 355 (or any similar provision of state, local or non-U.S. Law) in the two years prior to the date of this Agreement.

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(f) Neither Monroe nor any Monroe Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Code Section108(i).

(g) Neither Monroe nor any Monroe Subsidiary is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Reg. Section 1.6011-4(b)(2).

(h) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, including, without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes and required to be filed with any U.S. federal, state, local, or foreign Governmental Entity.

SECTION 3.10. Employee and Labor Matters. There is not and since January 1, 2013 there has not been, any labor strike, work slowdown or stoppage or lockout, or, to the knowledge of Monroe, threatened against Monroe or any of its subsidiaries. To the knowledge of Monroe, no union organizational or decertification campaign has occurred since January 1, 2013 with respect to the employees of Monroe or any of its subsidiaries and no question concerning representation exists or has existed since such date respecting such employees. There is, and since January 1, 2015, there has been, no material unfair labor practice charge or complaint against Monroe or any of its subsidiaries, and since January 1, 2015, there have been no pending, or, to the knowledge of Monroe, threatened, material union grievances against or pending material labor dispute with Monroe or any of its subsidiaries. Since January 1, 2013, neither Monroe or any of its subsidiaries has received written notice of the intent of any governmental entity responsible for the enforcement of labor or employment laws to conduct an investigation of Monroe or any of its subsidiaries, and, to the knowledge of Monroe, no such investigation is in progress. Except as, individually or in the aggregate, has not had and would

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not reasonably be expected to have a Monroe Material Adverse Effect, Monroe and its subsidiaries are and have remained in compliance with all Applicable Laws pertaining to employment and employment practices. With respect to this Transaction, any notice required of Monroe or any Monroe Subsidiary under any law or collective bargaining agreement has been or prior to the Closing will be given, and any bargaining obligations with any employee representative have been or prior to the Closing will be satisfied. Since January 1, 2013, neither Monroe nor any Monroe Subsidiary has implemented any plant closing or layoff of employees implicating the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”).

SECTION 3.11. Employee Benefit Plans.

(a) For purposes of this Agreement, “Monroe Benefit Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA), and each other plan, agreement, arrangement, program or policy (written or oral) relating to equity-based compensation, incentive compensation, employee loans, stock purchases, deferred compensation, bonus, severance, retention, employment, change of control, perquisites, profit sharing, savings, retirement, sick leave, vacation pay, salary continuation for disability, medical insurance, life insurance, employee assistance, fringe benefits, supplemental benefits or other employee benefits, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Monroe or any of its subsidiaries, or with respect to which Monroe or any of its subsidiaries has or reasonably expects to have any liability (contingent or otherwise), other than any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) and each plan or arrangement applicable to employees outside of the United States that is mandated by Applicable Law. Each Multiemployer Plan to which Monroe contributes, is obligated to contribute or otherwise has or reasonably expects to have any liability (contingent or otherwise) is referred to herein as a “Monroe Multiemployer Plan.” The Monroe Disclosure Letter sets forth a true and complete list of each material Monroe Benefit Plan and each Monroe Multiemployer Plan. Monroe has made available to Trousdale true and complete copies of each material Monroe Benefit Plan (including all amendments thereto).

(b) Each Monroe Benefit Plan is and has been operated and administered in accordance with its terms and Applicable Law, including ERISA and the Code, except for any instances of noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect. There is no, and there has not been since January 1, 2013 any, action, suit, audit or investigation by any Governmental Entity, termination proceeding or other claim (except routine claims for benefits payable under the Monroe Benefit Plans) pending or, to the knowledge of Monroe, threatened, against or involving any Monroe Benefit Plan or asserting any rights to or claims for benefits under any Monroe Benefit Plan, other than any such actions, suits, audits, investigations, termination proceedings or other claims that, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect.

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(c) Except for the Monroe Multiemployer Plans, no plan currently or in the past six years maintained, sponsored, contributed to or required to be contributed to by Monroe, any of its subsidiaries, or any of their respective current or former Monroe ERISA Affiliates is or in the past six years was (i) a plan described in Code Section 413 Code, (ii) a plan subject to Title IV of ERISA, (iii) a plan subject to the minimum funding standards of Code Section 412 or Section 302 of ERISA, or (iv) a plan maintained in connection with any trust described in Code Section 501(c)(9) . The term “Monroe ERISA Affiliate” means any person that, together with Monroe or any of its subsidiaries, would be deemed a “single employer” within the meaning of Code Section 414(b), (c), (m) or (o). Except as set forth in the Monroe Disclosure Letter, none of Monroe or any Monroe ERISA Affiliate contributes to or has any actual or potential liability with respect to any Multiemployer Plan. None of Monroe nor any Monroe ERISA Affiliate has incurred nor reasonably expects to incur any withdrawal liability with respect to any Multiemployer Plan. To the knowledge of Monroe, no Multiemployer Plan required to be set forth in the Monroe Disclosure Letter (i) has filed a notice of reorganization, insolvency or termination under Section 4041A of Title IV of ERISA, (ii) is in “at risk” status within the meaning of Code Section 430(i), or (iii) is in “endangered status” or “critical status” within the meaning of Code Section 432(b). Monroe and each Monroe ERISA Affiliate has made all required contributions to any Multiemployer Plan when due, except for any instances of noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect.

(d) Each Monroe Benefit Plan intended to be qualified under Code Section 401(a) has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS and nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect, all contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Monroe Benefit Plans have been timely made or accrued.

(e) Except as set forth on the Monroe Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event): (i) entitle any current or former employee, officer, director or independent contractor of Monroe or any of its subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit) under any Monroe Benefit Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by Monroe or any of its subsidiaries under any Monroe Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any Monroe Benefit Plan; (iv) result in any “excess parachute payment” (within the meaning of Code Section 280G) becoming due to any current or former employee, officer, director or independent contractor of Monroe or any of its subsidiaries; or (v) limit or restrict the right of Monroe or any of its subsidiaries to merge, amend or terminate any Monroe Benefit Plan.

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(f) Neither Monroe nor any of its subsidiaries is a party to, or is otherwise obligated under, any Monroe Benefit Plan or any other plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes, including, any Taxes imposed under Code Sections 409A or 4999 (or any corresponding provisions of state or local Law relating to Tax).

(g) No Monroe Benefit Plan provides health insurance, life insurance or death benefits or coverage to current or former employees of Monroe or any of its subsidiaries beyond their retirement or other termination of service, other than as required by Code Section 4980B and at the sole expense of such individual.

(h) Except as individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect, all Monroe Benefit Plans maintained pursuant to the laws of a country other than the United States and all plans or arrangements applicable to Monroe employees outside of the United States that are mandated by Applicable Law (i) are, and since January 1, 2012 have been, maintained in accordance with all applicable requirements (including Applicable Law), (ii) that are intended to qualify for special Tax treatment meet, and since January 1, 2013 have met, all material requirements for such treatment, and (iii) that are required to be funded and/or book-reserved are, and since January 1, 2012 have been, funded and/or book-reserved, as appropriate in accordance with GAAP and, if required, Applicable Law.

SECTION 3.12. Litigation. Except as disclosed in the Filed Monroe SEC Documents or in the Monroe Disclosure Letter, there is no suit, action, charge, complaint, audit, investigation or proceeding (each a “Proceeding”) pending or, to the knowledge of Monroe, threatened against or affecting Monroe or any Monroe Subsidiary (and Monroe is not aware of any basis for any such Proceeding) that, individually or in the aggregate, has had or would reasonably be expected to have a Monroe Material Adverse Effect, nor have any such Proceedings that have had or would reasonably be expected to have a Monroe Material Adverse Effect been filed against Monroe or any Monroe Subsidiary since January 1, 2013. There is no Judgment outstanding against Monroe or any Monroe Subsidiary that has had or would reasonably be expected to have a Monroe Material Adverse Effect.

SECTION 3.13. Compliance with Applicable Laws; Permits. Except as disclosed in the Filed Monroe SEC Documents or in the Monroe Disclosure Letter, Monroe and the Monroe Subsidiaries are, and have been since January 1, 2013, in compliance in all respects with all Applicable Laws, including those relating to occupational health and safety, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Monroe Material Adverse Effect. Except as set forth in the Filed Monroe SEC Documents or in the Monroe Disclosure Letter, neither Monroe nor any Monroe Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that Monroe or a Monroe Subsidiary is not in compliance in any material respect with any Applicable Law other than with respect to any allegations that

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have been withdrawn, settled or otherwise resolved. Monroe and the Monroe Subsidiaries hold all permits, licenses, franchises, approvals, clearances, registrations, certificates and authorizations of any applicable Governmental Entity necessary for the lawful operating of the businesses of Monroe and the Monroe Subsidiaries (collectively, “Permits”), and such Permits are valid and in full force and effect and Monroe and the Monroe Subsidiaries are in compliance with the terms of all such Permits, except for such failures to hold Permits and instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expect to have a Monroe Material Adverse Effect. This Section 3.13 does not relate to (i) matters with respect to Taxes, which are the subject of Section 3.09 or (ii) environmental matters, which are the subject of Section 3.14.

SECTION 3.14. Environmental Matters. Except as disclosed in the Filed Monroe SEC Documents or in the Monroe Disclosure Letter:

(a) Monroe and each of the Monroe Subsidiaries is and has been in compliance with all applicable Environmental Laws, except where the failure to so comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect;

(b) Monroe and each of the Monroe Subsidiaries has obtained or has applied for all Environmental Permits necessary for their operations as currently conducted, except where the failure to so obtain or apply, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect;

(c) there are no Environmental Claims pending or, to the knowledge of Monroe, threatened against Monroe or any of the Monroe Subsidiaries that have had or would reasonably be expected to have, individually or in the aggregate, a Monroe Material Adverse Effect;

(d) there have been no Releases of any Hazardous Materials that could be reasonably likely to form the basis of any Environmental Claim against Monroe or any of the Monroe Subsidiaries, except for any such Environmental Claim that, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect; and

(e) none of Monroe or the Monroe Subsidiaries has retained or assumed either contractually or by operation of law any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Monroe or any of the Monroe Subsidiaries, except for any such Environmental Claim that, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect.

(f) Definitions. As used in this Agreement:

“Environmental Claims” means, in respect of any person, any and all administrative, regulatory or judicial actions, suits, orders, decrees, suits, demands, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person, alleging potential liability (including potential responsibility or

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liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence or Release of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such person, (ii) circumstances forming the basis of any actual or alleged violation of, or liability under, any Environmental Law or (iii) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release of, or exposure to, any Hazardous Materials.

“Environmental Laws” means all federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution or the protection, investigation or restoration of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or natural resources, including laws and regulations relating to noise levels, Releases of Hazardous Materials, and the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls and any chemical, material, substance or waste, in each case that is prohibited, limited or regulated pursuant to any Environmental Law.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

SECTION 3.15. Intellectual Property; IT Systems. Monroe and the Monroe Subsidiaries exclusively own, without Liens, or are validly licensed or otherwise have the right to use all Intellectual Property Rights owned or purported to be owned by Monroe or the Monroe Subsidiaries or that are material to the conduct of the business of Monroe and the Monroe Subsidiaries as currently conducted taken as a whole. The Monroe Disclosure Letter sets forth a description of all patented or registered Intellectual Property Rights or applications therefor owned by Monroe or any Monroe Subsidiary that are material to the conduct of the business of Monroe and the Monroe Subsidiaries taken as a whole, including for each such item the jurisdiction of registration or application, current owner, registrant, or assignee of record, the application date, the application number, registration date, registration number, and for any domain name registrations, the applicable registrar and expiration date. Except as set forth in the Monroe Disclosure Letter, no claims are pending or, to the knowledge of Monroe, threatened, that Monroe or any Monroe Subsidiary is infringing, misappropriating, or otherwise violating the rights of any person with regard to any Intellectual Property Right, other than claims that would

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not reasonably be expected to have a Monroe Material Adverse Effect. Neither Monroe nor any Monroe Subsidiary is infringing, misappropriating, or otherwise violating, or has infringed, misappropriated, or otherwise violated, the rights of any person in any worldwide common law or statutory rights in any trade names, logos, trademarks, service marks, or other designations of source or origin (collectively, “Trademarks”). To the knowledge of Monroe, neither Monroe nor any Monroe Subsidiary is infringing, misappropriating, or otherwise violating, or has infringed, misappropriated, or otherwise violated, the rights of any person with regard to any Intellectual Property Rights (other than Trademarks).To the knowledge of Monroe, except as set forth in the Monroe Disclosure Letter, no person is infringing, misappropriating, or otherwise violating the rights of Monroe or any Monroe Subsidiary with respect to any Intellectual Property Right, other than any instances of infringement, misappropriation, or violation that would not reasonably be expected to have a Monroe Material Adverse Effect. To the knowledge of Monroe, all of the material Intellectual Property Rights owned by Monroe and the Monroe Subsidiaries are subsisting, in full force and effect, and valid and enforceable, and no loss or expiration of any material Intellectual Property Right is threatened, pending, or reasonably foreseeable, except for the abandonment or expiration of any registrations or applications for Intellectual Property Rights in accordance with the applicable statutory term or that are permitted or caused by Monroe or the Monroe Subsidiaries in its or their reasonable business judgment. Except as set forth in the Monroe Disclosure Letter, Monroe and the Monroe Subsidiaries are in material compliance with Applicable Law and all contractual obligations with respect to data security and data privacy, and, to the knowledge of Monroe, neither Monroe nor any Monroe Subsidiary has experienced any actual unauthorized use, access, intrusions, or breaches of security with respect to any personal information, payment card information, or other sensitive or proprietary data collected, maintained, or stored by or on behalf of Monroe or any Monroe Subsidiary. Except as set forth in the Monroe Disclosure Letter, none of the computer software, firmware, hardware, or other similar or related computer systems or software (“IT Systems”) used or relied on by Monroe or any Monroe Subsidiary has experienced any material failures or breakdowns or continued substandard performance at any time during the past twelve months that has caused substantial disruption or interruption in Monroe’s or any Monroe Subsidiary’s use thereof, other than any failures or breakdowns or continued substandard performance that would not reasonably be expected to have a Monroe Material Adverse Effect. For the purposes of this Agreement, “Intellectual Property Rights” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) trade secrets, confidential information, or proprietary information related to technology; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names and uniform resource locators; (v) industrial designs; (vi) trade names, logos, common law trademarks and service marks, and related goodwill; (vii) all rights in databases and data collections; (viii) all moral and economic rights of authors and inventors, however denominated; and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

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SECTION 3.16. Contracts.

(a) Section 3.16(a) of the Monroe Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and Monroe has made available to Trousdale true and complete copies, of (i) each Contract to which Monroe or any of the Monroe Subsidiaries is a party that restricts in any material respect the ability of Monroe or its affiliates to compete in any business or with any person in any geographical area, or that includes “most favored nations,” exclusive relations, exclusive licenses or non-solicitation clauses (excluding customary provisions for non-solicitation of employees entered into in commercial Contracts in the ordinary course of business), (ii) each Contract pursuant to which any indebtedness of Monroe or any of the Monroe Subsidiaries in excess of $250,000 is outstanding or may be incurred, other than any such agreement between or among Monroe and the wholly owned Monroe Subsidiaries and trading liabilities in the ordinary course of business, (iii) each Contract to which Monroe or any of the Monroe Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Monroe Subsidiaries, in each case material to Monroe and the Monroe Subsidiaries, taken as a whole, (iv) each Contract with (x) any member of the Monroe Board or (y) any executive officer of Monroe, (v) each Contract relating to the disposition or acquisition (including by lease or license) by Monroe or any of the Monroe Subsidiaries of any material business or any material amount of assets other than in the ordinary course of business with obligations of Monroe or the Monroe Subsidiaries remaining to be performed or liabilities continuing after the date of this Agreement, (vi) each material hedge, collar, option, forward purchasing, swap, derivative or similar Contract, (vii) each Contract requiring any capital commitment or capital expenditure (or series of capital expenditures) by Monroe and the Monroe Subsidiaries in an amount in excess of $250,000, (viii) any Contract that is a collective bargaining agreement or other agreement with any trade union or other labor organization, (ix) any Contract that is a settlement, conciliation, or similar agreement with any Governmental Entity or pursuant to which, after the date of this Agreement, Monroe or any Monroe Subsidiary will be required to satisfy any material monetary or material non-monetary obligations, (x) each license, royalty, or other agreement relating to any Intellectual Property Rights that is material to the conduct of the business of Monroe and the Monroe Subsidiaries taken as a whole (in each case excluding licenses of unmodified commercially available, “off the shelf,” or “click-through” software used by Monroe or any Monroe Subsidiary for internal business purposes, with an aggregate annual payment (including license and support fees) less than $50,000), (xi) any stockholders, investors rights, registration rights or similar agreement or arrangement; (xii) each Contract (other than leases of real property) under which Monroe and the Monroe Subsidiaries are obligated to make or receive payments in the future in excess of $250,000 during the life of such Contract, in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Monroe SEC Documents, and (xiii) any Contract not otherwise described in any other subsection of this Section 3.16(a) that constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Monroe or any Monroe Subsidiary. Each Contract of the type described in this Section 3.16(a) is referred to herein as a “Monroe Material Contract”.

(b) Except for the matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Monroe Material Adverse Effect (it being agreed that for purposes of this Section 3.16(b), effects resulting from or arising in

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connection with the matters set forth in clause (i) of the definition of “material adverse effect” shall not be excluded in determining whether a Monroe Material Adverse Effect has occurred or would reasonably be expected to occur), (i) each Monroe Material Contract (including, for purposes of this Section 3.16(b), any Contract entered into after the date of this Agreement that would have been a Monroe Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Monroe or one of the Monroe Subsidiaries, as the case may be, and, to the knowledge of Monroe, of the other parties thereto, except, in each case, subject to the Bankruptcy and Equity Exception, (ii) each such Monroe Material Contract is in full force and effect, (iii) there is no breach or default under any Monroe Material Contract either by Monroe or any Monroe Subsidiary party thereto or, to the knowledge of Monroe, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by Monroe or any Monroe Subsidiary party thereto or, to the knowledge of Monroe, any other party thereto, and (iv) neither Monroe nor any Monroe Subsidiary has received as of the date hereof written notice of termination or cancelation of any Monroe Material Contract, and no party to any Monroe Material Contract has provided as of the date hereof written notice exercising or threatening exercise of any termination rights with respect thereto or of any dispute with respect to any Monroe Material Contract.

SECTION 3.17. Insurance. Each of Monroe and the Monroe Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses, except as would not, individually or in the aggregate, have or reasonably be expected to have a Monroe Material Adverse Effect. Each material insurance policy of Monroe or any Monroe Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither Monroe nor any of the Monroe Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy and the aggregate coverage that continues to be available under each such policy is not materially less than the original aggregate coverage available under such policy. As of the date of this Agreement, there is no claim by Monroe or any of the Monroe Subsidiaries pending under any such policies that (a) to the knowledge of Monroe, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice, or (b) if not paid would be material to Monroe.

SECTION 3.18. Real Property. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Monroe Material Adverse Effect, Monroe and the Monroe Subsidiaries have either good title, in fee or valid leasehold, easement or other rights, to the land, buildings, wires, pipes, structures and other improvements thereon and fixtures thereto, necessary to permit Monroe and the Monroe Subsidiaries to conduct their business as currently conducted. As of the date hereof, (i) neither Monroe nor any Monroe Subsidiary has received notice of any pending, and (ii) to the knowledge of Monroe there is no threatened, condemnation proceeding with respect to any real property owned, leased or operated by Monroe or any Monroe Subsidiary. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Monroe Material Adverse Effect, Monroe and the Monroe Subsidiaries (x) are not in material breach or default under any lease, sublease or license for an interest in leased real property material to Monroe or the Monroe Subsidiaries, taken as a whole and (y) have not leased or otherwise granted to any person the right to use or occupy any leased real property or any portion thereof.

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SECTION 3.19. Affiliate Transactions. Except as disclosed in the Filed Monroe SEC Documents or in the Monroe Disclosure Letter, there are no agreements, Contracts, understandings or undertakings between Monroe or any Monroe Subsidiary, on the one hand, and any affiliate of Monroe, on the other hand (other than the Monroe Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act (collectively, “Monroe Affiliate Transactions”).

SECTION 3.20. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. LLC (“Morgan Stanley”), the fees and expenses of which will be paid by Monroe, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Monroe. Monroe has furnished to Trousdale a true and complete copy of all agreements between Monroe and Morgan Stanley relating to the Merger and the other Transactions.

SECTION 3.21. Opinion of Financial Advisor. Monroe has received the opinion of Morgan Stanley, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Monroe Common Stock is fair to such holders from a financial point of view. Promptly after the execution of this Agreement, Monroe will furnish Trousdale, solely for informational purposes, a signed copy of such written opinion.

SECTION 3.22. No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, none of Monroe, any of its Subsidiaries, Monroe’s affiliates nor any other person makes any express or implied representation or warranty on behalf of Monroe, its Subsidiaries or Monroe’s affiliates or any other person, and each of Monroe, its Subsidiaries and Monroe’s affiliates hereby disclaims any such representation or warranty whether by Monroe, its Subsidiaries or its affiliates.

ARTICLE IV

Representations and Warranties of Trousdale and Sub-S

Except as disclosed in the letter, dated as of the date of this Agreement, from Trousdale to Monroe (the “Trousdale Disclosure Letter”), each of Trousdale and Sub-S represents and warrants to Monroe as follows:

SECTION 4.01. Organization, Standing and Power. Each of Trousdale and Sub-S is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which,

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individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Trousdale (a “Trousdale Material Adverse Effect”). Trousdale and Sub-S are duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had or would reasonably be expected to have a Trousdale Material Adverse Effect.

SECTION 4.02. Authority; Execution and Delivery; Enforceability.

(a) Each of Trousdale and Sub-S has all requisite corporate power and authority to execute and deliver the Transaction Agreements and to consummate the Transactions. The execution and delivery by Trousdale and Sub-S of each Transaction Agreement (to the extent a party thereto) and the consummation by Trousdale and Sub-S of the Transactions have been duly authorized by all necessary corporate action on the part of Trousdale and Sub-S. Each of Trousdale and Sub-S has duly executed and delivered each Transaction Agreement to which it is a party, and each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) No vote of holders of any class or series of any membership interests of Trousdale is necessary to approve and adopt this Agreement and the Merger.

SECTION 4.03. No Conflicts; Consents.

(a) Except as set forth in the Trousdale Disclosure Letter, the execution and delivery by Trousdale and Sub-S of each Transaction Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Trousdale or any Trousdale subsidiary under, any provision of (i) the limited liability company agreement of Trousdale, as amended to the date of this Agreement, or the comparable charter or organizational documents of Sub-S, (ii) any Contract to which Trousdale or any Trousdale subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.03(b), any Judgment or Applicable Law applicable to Trousdale or any Trousdale subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Trousdale Material Adverse Effect (it being agreed that for purposes of this Section 4.03(a), clause (i) of the definition of the term “material adverse effect”, shall not be excluded in determining whether a Trousdale Material Adverse Effect has occurred or would reasonably be expected to occur).

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(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Trousdale or Sub-S in connection with the execution, delivery and performance of any Transaction Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and the similar antitrust laws of other jurisdictions, (ii) the filing with the SEC of (A) the Proxy Statement by Monroe, (B) the Schedule 13E-3 and (C) such reports under Section 13 of the Exchange Act, as may be required in connection with the Transaction Agreements and the Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Trousdale is qualified to do business and (iv) such other items (A) that may be required under the Applicable Law of any foreign country, (B) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Trousdale Material Adverse Effect or (C) as are set forth in the Trousdale Disclosure Letter (it being agreed that for purposes of this Section 4.03(b), clause (i) of the definition of the term “material adverse effect”, shall not be excluded in determining whether a Trousdale Material Adverse Effect has occurred or would reasonably be expected to occur).

SECTION 4.04. Information Supplied.

(a) None of the information supplied or to be supplied by or on behalf of Trousdale for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, (i) in the case of the Proxy Statement, on the date that it (and any amendment or supplement thereto) is first mailed to Monroe’s stockholders and at the time of the Monroe Stockholders Meeting, and (ii) in the case of the Schedule 13E-3, at the time such document or any amendment or supplement thereto is filed with the SEC or at the time of the Monroe Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and Trousdale will correct any information provided by it or on its behalf for use in the Proxy Statement and in the Schedule 13E-3 which shall have become false or misleading.

(b) Notwithstanding Section 4.04(a), no representation or warranty is made by Trousdale with respect to statements made or incorporated by reference in the Proxy Statement or the Schedule 13E-3 based on information supplied by Monroe for inclusion or incorporation by reference therein.

SECTION 4.05. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), the fees and expenses of which will be paid by Trousdale, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Trousdale. Trousdale has furnished to Monroe a true and complete copy of all agreements between Trousdale and Houlihan Lokey relating to the Merger and the other Transactions.

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SECTION 4.06. Financing

(a) Trousdale has delivered to Monroe a true, complete and correct copy of the executed commitment letter of even date herewith (the “Equity Commitment Letter”) from Cain Hoy Enterprises LP (the “Equity Financing Source”) pursuant to which the Equity Financing Source has committed to provide, subject only to the terms and conditions expressly set forth therein, equity financing for the Merger and the other transactions contemplated by this Agreement in the aggregate amount set forth therein (the “Equity Financing”). The Equity Commitment Letter provides that Monroe is entitled to the enforcement of such agreement in connection with Monroe’s exercise of its rights under Section 9.11, subject only to the express terms and conditions thereof. The Debt Financing Source has provided to SBE a guarantee, subject to the same conditions as the equity financing set forth in the Equity Commitment Letter, of the commitment set forth in the Equity Commitment Letter (the “Guarantee”), and such guarantee shall terminate only if the Equity Commitment Letter is validly terminated. Each of the Equity Commitment Letter and the Guarantee, in the form so delivered to Monroe, is in full force and effect and is a legal, valid and binding obligation of Trousdale and the counterparty there to, enforceable against the parties thereto in accordance with its terms, subject to the Bankruptcy and Equity Exception. Notwithstanding anything to the contrary, the Equity Commitment Letter and the Guarantee may be specifically enforced by Monroe against the Equity Financing Source and the Guarantor in connection with Monroe’s exercise of its rights under Section 9.11.

(b) Trousdale has delivered to Monroe a true, complete and correct copy of the executed commitment letter of even date herewith (the “Debt Commitment Letter” and together with the Equity Commitment Letter and the Guarantee, each a “Commitment Letter” and together the “Commitment Letters”), pursuant to which Security Benefit Corporation (the “Debt Financing Source” and together with the Equity Financing Source, the “Financing Sources”) has committed to provide, subject only to the terms and conditions expressly set forth therein, debt financing for the Merger and the other transactions contemplated by this Agreement in the aggregate amount set forth therein (the “Debt Financing” and together with the Equity Financing, the “Financing”). The Commitment Letters have not been amended, supplemented or modified prior to the date of this Agreement, no such amendment or modification is contemplated, and, as of the date hereof, the commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated). Except for any fee arrangements with respect to the Financing, the complete copies of which have been disclosed in full to Monroe, as of the date hereof there are no side letters or other Contracts, or any other arrangements or understandings related to the Financing. Trousdale has fully paid any and all commitment fees or other fees in connection with the Commitment Letters that are payable on or prior to the date hereof, and as of the date hereof, the Commitment Letters, in the form so delivered to Monroe, are in full force and effect and are the legal, valid, binding and enforceable obligation of Trousdale, and, to the knowledge of Trousdale, each of the other parties thereto, subject to the Bankruptcy and Equity Exception. There are no conditions precedent or other contractual contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letters. As of the date hereof, no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a default) under the Commitment Letters, by Trousdale or, to the knowledge of Trousdale, any other parties to the Commitment Letters, or would otherwise result in any portion of the Financing contemplated thereby to be unavailable or delayed. Trousdale has no reason to believe that any term or condition to the Financing set forth in the Commitment Letters will not be fully satisfied on a timely basis or that the Financing will not be available to Trousdale at the Closing, including

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any reason to believe that the Financing Sources will not perform their respective funding obligations under the Commitment Letters in accordance with their respective terms and conditions. As of the date hereof, Trousdale has no reason to believe that any of the conditions to the Financing contemplated by the Commitment Letters to be satisfied by Trousdale will not be satisfied on or prior to the Closing Date. Notwithstanding anything to the contrary, the Debt Commitment Letter may be specifically enforced by Monroe against the Debt Financing Source in connection with Monroe’s exercise of its rights under Section 9.11.

(c) The amount of funds to be provided pursuant to the Commitment Letters, if funded in accordance with the terms thereof, will be sufficient to (i) pay the Merger Consideration, (ii) pay any and all fees and expenses required to be paid at the Closing by Trousdale, Sub-S or the Surviving Corporation, in connection with the Merger and the Financing and (iii) any other amounts required to be paid at the Closing in connection with the consummation of the transactions contemplated by this Agreement (collectively, the amounts described in clauses (i) through (iii), the “Financing Uses”).

(d) In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Trousdale or any affiliate of Trousdale or any other financing or other transactions be a condition to any of Trousdale’s or Sub-S’s obligations hereunder.

SECTION 4.07. Available Funds. Trousdale has available as of the date hereof, and for so long as any Reverse Termination Fee obligations exist pursuant to this Agreement, will have available sufficient funds to pay the Reverse Termination Fee on the terms contemplated by this Agreement and to perform its obligations with respect to the Reverse Termination Fee under this Agreement.

SECTION 4.08. Absence of Certain Agreements. Other than pursuant to the Monroe Voting Agreements and the Rollover Letter, none of Trousdale or any of its affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), with any (i) affiliate of Monroe, including any person holding more than 5% of the issued and outstanding Monroe Common Stock or the Monroe Series A Preferred Securities and any of Monroe’s directors or officers, or (ii) any person who is an affiliate of any such stockholder, director or officer.

SECTION 4.09. [Intentionally Omitted.]

SECTION 4.10. Solvency. Assuming satisfaction of the conditions to Trousdale’s obligation to consummate the Transactions, or waiver of such conditions, and after giving effect to the Transactions, including the Financing, any alternative financing and the payment of the aggregate Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Commitment Letters, payment of all amounts required to be paid in connection with the consummation of the Transactions, the Rollover Investment and payment of all related fees and expenses, and assuming the accuracy of all of the representations and warranties of Monroe set forth herein, each of Trousdale and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Transactions.

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“Solvent” means that, with respect to any person, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed the sum of (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.

SECTION 4.11. No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, none of Trousdale, any of its Subsidiaries, Trousdale’s affiliates nor any other person makes any express or implied representation or warranty on behalf of Trousdale, its Subsidiaries or Trousdale’s affiliates or any other person, and each of Trousdale, its Subsidiaries and Trousdale’s affiliates hereby disclaims any such representation or warranty whether by Trousdale, its Subsidiaries or its affiliates.

SECTION 4.12. Rollover Investment. Trousdale has delivered to Monroe a true, complete and correct copy of the executed rollover commitment letter of even date herewith (the “Rollover Letter”), pursuant to which Yucaipa Hospitality Investments, LLC (the “Rollover Investor”) has committed to contribute to Holdco, subject only to the terms and conditions expressly set forth therein, the number of shares of Monroe Series A Preferred Securities and the number of Monroe Warrants set forth therein (including all accrued and unpaid dividends thereon, the “Rollover Investment”; any such shares and Monroe Warrants being rolled over pursuant to the Rollover Letter, the “Rollover Shares”). As of the date of this Agreement, the Rollover Letter has not been amended, supplemented or modified prior to the date of this Agreement, no such amendment or modification is contemplated, and, as of the date hereof, none of the commitments contained in the Rollover Letter has been withdrawn, terminated or rescinded in any respect (and no such withdrawal, termination or rescission is contemplated). The Rollover Letter provides that Monroe is a third-party beneficiary thereof and is entitled to enforce such agreement in connection with Monroe’s exercise of its rights under Section 9.11, subject only to the express terms and conditions thereof. As of the date of this Agreement, the Rollover Letter, in the form so delivered to Monroe, is in full force and effect and is a legal, valid, binding and enforceable obligation of Trousdale and Sub-S and the other parties thereto. There are no side letters or other agreements, arrangements, contracts or understandings relating to the Rollover Investment other than as expressly set forth in the Rollover Letter. The only conditions precedent or other contingencies related to the obligations of the Rollover Investor to make the Rollover Investment are those expressly set forth in the Rollover Letter. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Trousdale, Sub-S, any direct investor in Trousdale or any of the other parties to the Rollover Letter under any term, or a failure of any condition, of the Rollover Letter or otherwise result in any portion of the Rollover Investment contemplated thereby to be unavailable or delayed. As of the date of this Agreement, none of Trousdale, Sub-S or any direct investor in Trousdale has any reason to believe that any term or condition of the Rollover Letter will not be fully satisfied on a timely basis. Notwithstanding anything to the contrary, the Rollover Letter may be specifically enforced by Monroe against the Rollover Investor in connection with Monroe’s exercise of its rights under Section 9.11.

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ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business. (a) Conduct of Business by Monroe. Except for matters set forth in the Monroe Disclosure Letter or otherwise contemplated by the Transaction Agreements, or with the prior written consent of Trousdale (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, Monroe shall, and shall cause each Monroe Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, maintain its collective bargaining agreements and relationships, including the assumption of any such agreements as per the terms contained therein, use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with counterparties under hotel management agreements, customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Monroe Disclosure Letter or otherwise contemplated by the Transaction Agreements, from the date of this Agreement to the Effective Time, Monroe shall not, and shall not permit any Monroe Subsidiary to, do any of the following without the prior written consent of Trousdale (which shall not be unreasonably withheld, conditioned or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Monroe to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of Monroe or any Monroe Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than acquisitions of Monroe Common Stock in connection with tax withholding and exercise price settlements upon the exercise, vesting or settlement of Monroe Equity Awards outstanding on the date hereof in accordance with the terms of such awards in effect on the date hereof;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Monroe Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Monroe Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than, in each case, as applicable, upon the exercise, vesting or settlement of Monroe Equity Awards outstanding on the date hereof in accordance with the terms of such awards in effect on the date hereof;

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(iii) (A) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or (B) amend the certificate of incorporate, bylaws or other comparable charter or organizational documents of the Monroe Subsidiaries;

(iv) except for capital expenditures permitted by Section 5.01(a)(ix), acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by leasing, licensing or any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to Monroe and the Monroe Subsidiaries, taken as a whole, except in respect of any of the foregoing clauses (A) and (B), for acquisitions of assets or equity interests having or involving aggregate consideration not in excess of $250,000;

(v) (A) grant to any officer, employee or director of Monroe any increase in compensation, except to the extent required under employment agreements included in the Filed Monroe SEC Documents other than in the ordinary course generally consistent with past practice, (B) grant to any officer or director of Monroe any increase in severance or termination pay, except to the extent required under any agreement included in the Filed Monroe SEC Documents, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Monroe Benefit Plan, (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Monroe Benefit Plan or (F) implement any employee layoffs implicating the WARN Act;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Monroe, except insofar as may have been required by a change in GAAP;

(vii) sell, lease (as lessor), license, abandon, permit to lapse or expire or otherwise dispose of or subject to any Lien any material Intellectual Property Rights or properties or assets with a fair market value in excess of $100,000 for any such disposition or series of related dispositions, except in the ordinary course of business consistent with past practice, expiration of material Intellectual Property Rights caused or permitted by Monroe or the Monroe Subsidiaries in its or their reasonable business judgment, or expiration of any Intellectual Property Rights in accordance with the applicable statutory term;

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(viii) (A) incur, redeem, repurchase, prepay, defease, assume, endorse or otherwise become liable for or modify in any material respect the terms of any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Monroe or any Monroe Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings which, in the aggregate, do not exceed $250,000, or (B) except for capital expenditures permitted by Section 5.01(a)(ix), make any loans, advances or capital contributions to, or investments in, any other person, other than to or in Monroe or any direct or indirect wholly owned subsidiary of Monroe;

(ix) except as contemplated by contractual arrangements of Monroe or any Monroe Subsidiary in effect as of the date hereof and made available to Trousdale, make or agree to make capital expenditures (A) in an aggregate amount in excess of $200,000 during 2016, plus in each year no more than an additional 15% of such limit and only after reasonable advance notice to and consultation with Trousdale with respect to Monroe’s plans for such additional capital expenditures, or (B) with respect to any item or series of related items, in excess of $200,000; provided, however, capital expenditures made by Monroe with respect to capital calls under joint venture agreements or joint operating agreements (unless any such capital call was made at the direction or with the consent of Monroe) or emergencies will not be subject to this limitation on capital expenditures;

(x) waive, release, assign, settle or compromise any claim or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the out of pocket payment of monetary damages that do not exceed $300,000 in the aggregate for all such claims or proceedings, or commence any material claim, litigation, investigation or proceeding, other than in the ordinary course of business;

(xi) (A) modify, amend, terminate or expressly waive any rights or claims under any Monroe Material Contract (other than renewal of Monroe Material Contracts that otherwise expire pursuant to their terms in the ordinary course of business) in any respect in a manner which is materially adverse to Trousdale, (B) enter into any new Contract that (i) would have been considered a Monroe Material Contract if it were entered into prior to the date of this Agreement, other than in the ordinary course of business consistent with past practice in all material respects, (ii) contains a change of control or similar provision in favor of the other party or parties thereto that would require a material payment to or give rise to any material rights to such other party or parties in connection with the consummation of the Merger (including in combination with any other event or circumstances), (iii) has a duration of more than one year (other than Contracts terminable within one year) or (iv) has total payment obligations of Monroe or any Monroe Subsidiary in excess of $500,000;

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(xii) make any payments to any affiliate, other than (i) payments under existing Contracts and renewals thereof and trading relationships in the ordinary course on arms’ length terms and (ii) compensation or benefits paid to any current or former officer, employee, director or consultant of Monroe or any Monroe Subsidiary;

(xiii) enter into any new material line of business outside of its existing business;

(xiv) without reasonable advance notice to and consultation with Trousdale, make any material Tax election or settle or compromise any material Tax liability or refund, but only if such election, settlement or compromise can reasonably be expected to adversely affect the tax liabilities of the Surviving Corporation or its affiliates in taxable periods beginning after the Effective Time;

(xv) engage in any action or enter into any transaction or authorize any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, any of the Transactions;

(xvi) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution or voluntary bankruptcy of Monroe or any Monroe Subsidiary;

(xvii) hire any member of senior management of Monroe or any Monroe Subsidiary or any individual property managed by Monroe or any Monroe Subsidiary, or terminate the employment of any such individual (other than “for cause”), other than the hiring or firing of any such individual with an annual base salary or annual base wages not in excess of $150,000; or

(xviii) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Other Actions. Monroe and Trousdale shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in, except as otherwise permitted by Section 5.02, any condition to the Merger set forth in Article VII not being satisfied.

(c) Advice of Changes. Monroe and Trousdale shall promptly advise the other orally and in writing of any change or event that has or would reasonably be expected to have a material adverse effect on such party.

SECTION 5.02. No Solicitation by Monroe.

(a) Monroe shall not, nor shall it authorize or permit any Monroe Subsidiary to, nor shall it authorize any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, Monroe or any Monroe Subsidiary to, (i) directly or indirectly solicit, initiate or encourage the

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submission of, any Monroe Takeover Proposal, (ii) enter into any agreement with respect to any Monroe Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Monroe Takeover Proposal; provided, however, that prior to receipt of the Monroe Stockholder Approval, Monroe and its Representatives may, to the extent required by the fiduciary obligations of the Monroe Board, as determined in good faith by the Monroe Board after consultation with outside counsel, in response to a Monroe Takeover Proposal that would reasonably be expected to lead to a Superior Monroe Proposal that was not solicited by Monroe in violation of this Agreement and that did not otherwise result from a breach or a deemed breach of this Section 5.02(a), and subject to compliance with Section 5.02(c), (x) furnish information with respect to Monroe to the person making such Monroe Takeover Proposal and its Representatives pursuant to a confidentiality agreement with confidentiality and other terms (other than any provisions restricting a party’s ability to make private proposals to Monroe or restricting a party’s ability to request a waiver of any provisions of the confidentiality agreement from Monroe) not materially less restrictive of the other party than the Confidentiality Agreement (an “Acceptable Monroe Confidentiality Agreement”) and (y) participate in discussions or negotiations with such person and its Representatives regarding such Monroe Takeover Proposal. Without limiting the foregoing, it is agreed that any intentional and material violation of the restrictions set forth in the preceding sentence by any director, officer, legal counsel of Monroe or any senior member of Monroe’s financial advisor (or any non-senior member of Monroe’s financial advisor who Monroe fails to promptly prevent from violating this Section 5.02 promptly after Monroe receives knowledge of such violation), whether or not such person is purporting to act on behalf of Monroe or any Monroe Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.02(a) by Monroe. Except as provided in this Section 5.02(a), Monroe shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Monroe Takeover Proposal and cause any third party (other than any financing sources for Trousdale) to cease to have any access to any data room prepared by Monroe, and shall direct that any third party return or destroy all confidential information in such party’s possession.

(b) Neither the Monroe Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Trousdale, or propose to withdraw or modify in a manner adverse to Trousdale, the approval or recommendation by the Monroe Board of this Agreement or the Merger, (ii) approve or cause or permit Monroe or any of its subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Monroe Takeover Proposal (other than an Acceptable Monroe Confidentiality Agreement) or (iii) approve or recommend, or propose to approve or recommend, any Monroe Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the Monroe Stockholder Approval, Monroe receives a Superior Monroe Proposal and the Monroe Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations, the Monroe Board may (x) withdraw or modify its approval or

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recommendation of the Merger and this Agreement and, in connection therewith, approve or recommend a Superior Monroe Proposal or (y) terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive agreement providing for a Superior Monroe Proposal, in each case only if such Superior Monroe Proposal did not result from a breach of this Section 5.02; provided that prior to withdrawing or modifying its approval or recommendation of the Merger and this Agreement or terminating this Agreement pursuant to Section 8.01(d):

(A) Monroe shall have provided prior written notice to Trousdale, at least four (4) business days in advance (such notice period, as it may be renewed or extended pursuant to this Section 5.02(b), the “Trousdale Match Period”), of its intention to withdraw or modify its approval or recommendation of the Merger and this Agreement or to terminate this Agreement pursuant to Section 8.01(d), which notice shall specify the identity of the party making such Superior Monroe Proposal and the material terms and conditions thereof (or of any material modification thereto) and include an unredacted copy of the Superior Monroe Proposal and an unredacted copy of the then-current proposed draft definitive agreements providing for the Superior Monroe Proposal;

(B) after providing such notice and prior to withdrawing or modifying its approval or recommendation of the Merger and this Agreement or terminating this Agreement pursuant to Section 8.01(d), Monroe shall, and shall cause its Representatives to, negotiate with Trousdale in good faith (to the extent Trousdale indicates in writing a desire to negotiate) to make such adjustments to the terms and conditions of this Agreement as would permit Monroe not to so withdraw or modify its approval or recommendation of the Merger and this Agreement or to terminate this Agreement pursuant to Section 8.01(d); and

(C) the Monroe Board (after consulting with its financial advisor and outside legal counsel) shall have considered in good faith any changes to this Agreement offered in writing by Trousdale in a manner that would form a binding agreement if accepted by Monroe and shall have determined that the Superior Monroe Proposal would continue to constitute a Superior Monroe Proposal if such changes were to be given effect;

provided, further, that, in the event of any material revision or amendment to the terms of such Superior Monroe Proposal, Monroe shall be required to deliver a new written notice to Trousdale and to comply with the requirements of this Section 5.02(b) with respect to such new written notice (except that the Trousdale Match Period shall be two (2) business days with respect to each such new written notice).

(c) Monroe promptly and in no event later than forty-eight (48) hours after receipt or delivery thereof shall advise Trousdale orally and in writing of any Monroe Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Monroe Takeover Proposal, the identity of the person making any such Monroe Takeover Proposal or inquiry and any change to the material terms of any such

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Monroe Takeover Proposal or inquiry. Monroe shall (i) keep Trousdale reasonably informed of the status including any change to the material terms of any such Monroe Takeover Proposal or inquiry and (ii) provide to Trousdale as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Monroe from any third party in connection with any Monroe Takeover Proposal or sent or provided by Monroe to any third party in connection with any Monroe Takeover Proposal.

(d) Nothing contained in this Section 5.02 shall prohibit Monroe from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act. Notwithstanding anything in this Section 5.02(d) or the last sentence of Section 5.02(b), the Monroe Board may not take any action that violates this Section 5.02 and would result in Monroe’s stockholders no longer being legally capable under the DGCL of validly adopting this Agreement.

(e) For purposes of this Agreement:

“Monroe Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or similar business combination involving Monroe or any Significant Monroe Subsidiary, (ii) any proposal for the issuance by Monroe of over 15% of any class of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, control of over 15% of any class of the equity securities or consolidated total assets of Monroe, in each case other than the Transactions.

“Superior Monroe Proposal” means any proposal made by a third party to acquire, through a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of its assets or otherwise, (i) more than 50% of the aggregate voting power of the capital stock of Monroe or of the surviving entity or the resulting direct or indirect parent of Monroe or such surviving entity or (ii) more than 50% (based on the fair market value thereof) of the assets (including capital stock of the Monroe Subsidiaries) of Monroe and the Monroe Subsidiaries, taken as a whole, on terms which the Monroe Board determines in good faith to be (a) superior from a financial point of view to the holders of Monroe Common Stock than the Transactions and (b) reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(f) Monroe shall not fail to enforce or grant any waiver, amendment or release under any standstill agreement (or any standstill provisions of any other Contract or agreement with respect to Monroe Common Stock or other equity securities of Monroe) unless the Monroe Board has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent the Monroe directors’ fiduciary duties under Delaware law and has provided Trousdale with 48 hours prior written notice of Monroe’s intent to take such action (and to the extent any such waiver or release is granted or such standstill agreement or such standstill provision of any other Contract is not enforced, any standstill provisions of the Confidentiality Agreement shall be deemed to be correspondingly waived or released or shall not be enforced, as applicable).

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ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of the Proxy Statement and Schedule 13E-3; Stockholders Meeting.

(a) As promptly as reasonably practicable (but in any event within twenty (20) business days after the date of this Agreement), Monroe shall prepare, in consultation with Trousdale, and cause to be filed with the SEC the Proxy Statement in preliminary form in connection with obtaining the Monroe Stockholder Approval. Each of Monroe and Trousdale shall furnish all information concerning itself, its affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. Notwithstanding the foregoing, Monroe shall have no responsibility with respect to information or statements made or incorporated by reference in the Proxy Statement which were based on information supplied by or on behalf of Trousdale.

(b) Monroe shall promptly notify Trousdale upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Trousdale with copies of all correspondence between Monroe and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received by Monroe from the SEC and advise Trousdale of any oral comments with respect to the Proxy Statement received from the SEC. Monroe shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement. Trousdale shall and shall cause its Representatives to assist and cooperate with Monroe and its Representatives in the resolution of any such comments from the SEC related thereto. Notwithstanding the foregoing, prior to filing the preliminary and/or definitive draft of the Proxy Statement with the SEC, mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, Monroe shall provide Trousdale a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and Monroe shall consider in good faith any comments provided by Trousdale or any of its Representatives with respect thereto.

(c) If, at any time prior to the receipt of the Monroe Stockholder Approval, any information relating to Monroe or Trousdale, respectively, or any of their respective affiliates, should be discovered by Monroe or Trousdale which, in the reasonable judgment of Monroe or Trousdale, respectively, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made,

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not misleading, the party hereto which discovers such information shall promptly notify the other parties hereto, and Monroe and Trousdale shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Applicable Law, in disseminating the information contained in such amendment or supplement to shareholders of Monroe. Nothing in this Section 6.01(c) shall limit the obligations of any party hereto under Section 6.01(b).

(d) For purposes of this Section 6.01, any information concerning or related to Monroe, its affiliates or the Monroe Stockholder Meeting will be deemed to have been provided by Monroe, and any information concerning or related to Trousdale or its affiliates will be deemed to have been provided by Trousdale.

(e) Monroe shall, as soon as reasonably practicable after the date hereof, establish a record date for, duly call, give notice of, convene and hold a meeting of Monroe’s stockholders (the “Monroe Stockholders Meeting”) for the purpose of seeking the Monroe Stockholder Approval. Once Monroe has established a record date for the Monroe Stockholder Meeting, Monroe shall not change such record date or establish a different record date without the prior written consent of Trousdale, such consent not to be unreasonably withheld, conditioned, or delayed. Monroe shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of Monroe entitled to vote at the Monroe Stockholder Meeting as promptly as practicable after the date hereof and to hold the Monroe Stockholder Meeting within forty-five (45) days of the initial mailing of the Proxy Statement and confirmation from the SEC that it has no further comments on the Schedule 13E-3. Monroe may only, or at the written request of Trousdale shall, postpone or adjourn the Monroe Stockholders Meeting for a period of no more than thirty (30) days, and solely (i) to solicit additional proxies for the purpose of obtaining the Monroe Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Monroe has determined after consultation with outside counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Monroe stockholders prior to the Monroe Stockholders Meeting. Monroe shall, through the Monroe Board, recommend to Monroe’s stockholders, including in the Proxy Statement and the Schedule 13E-3, that they give the Monroe Stockholder Approval, except to the extent that the Monroe Board shall have withdrawn its approval or recommendation of this Agreement or the Merger as permitted by Section 5.02(b). Except as required by Applicable Law, Monroe shall not submit any other proposal to its stockholders at the Monroe Stockholder Meeting without the prior written consent of Trousdale, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting the generality of the foregoing, Monroe agrees that its obligations pursuant to the first sentence of this Section 6.01(e) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Monroe of any Monroe Takeover Proposal or (ii) the withdrawal by the Monroe Board of its approval or recommendation of this Agreement or the Merger.

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(f) Monroe and Trousdale shall cooperate to (i) concurrently with the preparation and filing of the Proxy Statement, jointly prepare the Schedule 13E-3 and file it with the SEC, and provide to each other all information concerning such party as may be reasonably requested in connection with the Schedule 13E-3, (ii) resolve any comments from the SEC or the staff of the SEC, and provide each other with copies of all correspondence between each party and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, and (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any such comments. Monroe and Trousdale shall use reasonable best efforts to have cleared by the SEC the Schedule 13E-3 as promptly as reasonably practicable after the filing thereof.

SECTION 6.02. Access to Information; Confidentiality. Subject to Applicable Law, upon reasonable prior notice, Monroe shall, and shall cause its subsidiaries to, afford to Trousdale and to Trousdale’s Representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, Monroe shall, and shall cause each of its subsidiaries to, furnish promptly to Trousdale and to Trousdale’s Representatives (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Trousdale and Trousdale’s Representatives may reasonably request; provided, however, that Monroe may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party or such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by Monroe’s counsel, might reasonably result in antitrust difficulties for Monroe (or any of its affiliates). If any material is withheld by Monroe pursuant to the proviso to the preceding sentence, Monroe shall inform Trousdale as to the general nature of what is being withheld. In addition to, and without limitation of, the foregoing, from the date hereof through the Closing Date or the date this Agreement is terminated in accordance with Section 8.01, all information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality letter, dated as of February 3, 2015, between Monroe and Trousdale (the “Confidentiality Agreement”).

SECTION 6.03. Reasonable Best Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, Consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary Consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed

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and (iv) the execution and/or delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements. In connection with and without limiting the foregoing, Monroe shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by the this Agreement. Notwithstanding the foregoing, Monroe and its Representatives shall not be prohibited under this Section 6.03(a) from taking any action permitted by Section 5.02(b).

(b) Nothing in Section 6.03(a) shall require Trousdale to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of Monroe’s assets or limits on Monroe’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in Section 6.03(a) shall authorize Monroe to commit or agree to any of the foregoing, to obtain any Consents, approvals, permits or authorizations or to remove any impediments to the Merger relating to the HSR Act or other antitrust, competition or premerger notification, trade regulation law, regulation or order (“Antitrust Laws”) or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Antitrust Laws, other than dispositions, limitations or Consents, commitments or agreements that in each such case may be conditioned upon the consummation of the Merger and the Transactions and which, in the reasonable judgment of Trousdale, individually or in the aggregate, have not had and would not reasonably be expected to (i) have a Trousdale Material Adverse Effect or (ii) have a Monroe Material Adverse Effect.

SECTION 6.04. Rollover Investment.

(a) Trousdale shall use, and shall cause its affiliates to use, its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Rollover Investment, in each case, on the terms and subject only to the conditions set forth in the Rollover Letter, as the case may be, including using its reasonable best efforts to (i) maintain in effect the Rollover Letter, (ii) comply with its obligations under the Rollover Letter, (iii) satisfy (or cause its affiliates to satisfy) on a timely basis all conditions applicable to Trousdale (or its affiliates) or Sub-S contained in the Rollover Letter, (iv) enforce its rights (including through litigation) under the Rollover Letter and (v) consummate the Rollover Investment at or prior to the Closing, including using its (or causing its affiliates to use) reasonable best efforts (including through litigation) to cause the Rollover Investor to make the Rollover Investment at or prior to the Closing. Without limiting the generality of the foregoing, Trousdale and Sub-S shall give Monroe prompt (but in any event within one (1) business day) notice: (i) of any breach (or threatened breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Rollover Letter of which Trousdale or its affiliates becomes aware;

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(ii) of the receipt by Trousdale (or its affiliates) or Sub-S of any written notice or other written communication from any person with respect to any (x) actual or potential default, breach (or threatened breach), termination or repudiation by any party to the Rollover Letter or any definitive agreements relating to the Rollover Letter or (y) material dispute or disagreement between or among any parties to the Rollover Letter; and (iii) if for any reason Trousdale or Sub-S believes in good faith that it will not be able to obtain all or any portion of the Rollover Investment on the terms or in the manner contemplated by the Rollover Letter, as the case may be. As soon as reasonably practicable (but in any event within two (2) business days) after the date Monroe delivers Trousdale or Sub-S a written request, Trousdale and Sub-S shall provide any information reasonably requested by Monroe relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. Each of Trousdale and Sub-S shall not agree to or permit any amendments or modifications to, or grant any waivers of, any condition, provision or remedy under the Rollover Letter without the prior written consent of Monroe if such amendments, modifications or waivers would (i) reduce (or could have the effect of reducing) the number of shares of Monroe Series A Preferred Securities or the number of Monroe Warrants to be contributed thereby, (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the Rollover Investment, or otherwise expand, amend or modify any other provision of the Rollover Letter, (iii) adversely impact the ability of Trousdale or Sub-S to enforce its rights against the other parties to the Rollover Letter or (iv) prevent, impede or materially delay the consummation of the Merger or the other Transactions. Trousdale shall promptly deliver (but in any event within (2) two business days) to Monroe true and complete copies of any such amendment, modification or waiver.

(b) If any condition or other provision of the Rollover Letter is amended, modified or waived in accordance with Section 6.04(a), then each of Trousdale and Monroe shall comply with its covenants set forth herein with respect to the Rollover Letter as so amended, modified or waived to the same extent that Trousdale and Monroe would have been obligated to comply with respect to the Rollover Investment.

(c) Trousdale shall, and shall cause its affiliates to, refrain from taking, directly or indirectly, any action that would reasonably be expected to result in the failure of any of the conditions contained in the Rollover Letter. Trousdale and Sub-S acknowledge and agree that the consummation of the Rollover Investment is not a condition to the Closing, and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the consummation of the Rollover Investment, subject to the applicable conditions set forth in Article VII and Section 9.11(b).

SECTION 6.05. Section 16 Matters. Prior to the Effective Time, Monroe shall take all such steps as may be required to cause any dispositions of Monroe Common Stock (including, in each case, derivative securities with respect thereto) resulting from the Merger and the other Transactions by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Monroe immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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SECTION 6.06. Resignation of Directors. Monroe shall use its reasonable best efforts to obtain the resignations, effective as of the Effective Time, of all of the directors of the Monroe Board.

SECTION 6.07. Indemnification.

(a) Trousdale shall, and shall cause the Surviving Corporation, to the fullest extent permitted by Applicable Law, honor all of Monroe’s obligations to indemnify and advance expenses to the current or former directors or officers of Monroe and the Monroe Subsidiaries for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of Monroe and the Monroe Subsidiaries exist on the date of this Agreement, whether pursuant to the Monroe Charter, the Monroe Bylaws, individual indemnity agreements or otherwise, to the extent in effect as of the date hereof, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Monroe Charter, the Monroe Bylaws and such individual indemnity agreements (to the extent made available to Trousdale prior to the date hereof) from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

(b) Prior to the Effective Time, Monroe shall and, if Monroe is unable to, Trousdale shall cause the Surviving Corporation to, obtain and fully pay the premium for a six-year “tail” prepaid policy on terms and conditions no less advantageous to the current and former directors and officers of Monroe and the Monroe Subsidiaries than the existing directors’ and officers’ insurance policies of Monroe (“D&O Insurance”) with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as Monroe’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Monroe’s existing policies as in effect as of the date of this Agreement; provided, however, that neither Monroe nor Trousdale shall be required to pay for such “tail” prepaid policy more than three hundred percent (300%) of the annual premium currently paid by Monroe for its D&O Insurance. The Surviving Corporation shall maintain such “tail” policy in full force and effect for its full term. If the Surviving Corporation is unable to, or otherwise does not, obtain such “tail” prepaid policy prior to the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date of this Agreement with Monroe’s current insurance carrier or with an insurance carrier with the same or better credit rating as Monroe’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Monroe’s existing policies as of the date of this Agreement or, if such insurance coverage is unavailable, the best available coverage; provided, however, that Trousdale and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the annual premium currently paid by Monroe for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Trousdale or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding three hundred percent (300%) of the annual premium currently paid by Monroe for such insurance.

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(c) From and after the Effective Time, to the fullest extent permitted by Applicable Law, Trousdale shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of Monroe and the Monroe Subsidiaries and any employee of Monroe or the Monroe Subsidiaries who acts as a fiduciary under any Monroe Benefit Plan (each an “Indemnified Monroe Party”) against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), Judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, “Losses”), as incurred (payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Indemnified Monroe Party’s duties as an officer or director of Monroe or any of the Monroe Subsidiaries, including in respect of the Transaction Agreements and the Transactions.

(d) The current and former directors and officers of Monroe and the Monroe Subsidiaries shall be express third-party beneficiaries of this Section 6.07.

SECTION 6.08. Fees and Expenses.

(a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses whether or not the Merger is consummated.

(b) Monroe shall pay to Trousdale a fee of $6,500,000 if: (i) Trousdale terminates this Agreement pursuant to Section 8.01(g), (ii) Monroe terminates this Agreement pursuant to Section 8.01(d), or (iii) (x) (A) this Agreement is terminated by Monroe or Trousdale pursuant to Section 8.01(b)(i) or 8.01(b)(iv) or (B) Trousdale terminates this Agreement pursuant to Section 8.01(f) and (y) after the date hereof, but prior to the date this Agreement is terminated, a Monroe Takeover Proposal shall have been announced, publicly disclosed, publicly commenced or made known to the Monroe Board and (z) within twelve months of such termination, Monroe enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Monroe Takeover Proposal; provided that for purposes of this clause (z) the references to “15%” in the definition of “Monroe Takeover Proposal” shall be deemed to be references to “50%”. Any fee due under this Section 6.08(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that (x) in the case of termination pursuant to clause (iii) above such payment shall be made within two (2) business days of execution of such definitive agreement or, if earlier, consummation of such transactions and (y) in the case of termination pursuant to clause (ii) above such payment shall be made prior to or concurrently with the termination of this Agreement).

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(c) Trousdale shall pay to Monroe a fee of $6,500,000 (the “Reverse Termination Fee”) if (x) Monroe terminates this Agreement pursuant to Section 8.01(h), (y) Trousdale or Monroe terminates this Agreement pursuant to Section 8.01(b)(i) if, at the time of such termination, Monroe would have been entitled to terminate this Agreement pursuant to Section 8.01(h), or (z) Trousdale or Monroe terminates this Agreement pursuant to Section 8.01(b)(i) if, at the time of such termination (i) all the conditions set forth in Section 7.01 (other than Section 7.01(b)) and Section 7.03 would have been satisfied if the Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which would be capable of being satisfied at the Closing assuming the Closing was the date of termination) and (ii) Monroe is not in material breach of Section 6.12. Any fee due under this Section 6.08(c) shall be paid by wire transfer of same-day funds no later than the date that is the third business day following such termination.

(d) Monroe shall reimburse Trousdale for all reasonable, documented and out-of-pocket costs, fees and expenses of Trousdale (including all reasonable, documented and out-of-pocket costs, fees and expenses of Trousdale’s financial advisor, legal counsel, accountants, consultants, experts, public relations firms, investment banking firms, financing sources and other persons and their respective agents and counsel) up to an amount not to exceed $1,000,000 (the “Monroe Expense Reimbursement”) that are actually incurred, paid or assumed by Trousdale (or any of its subsidiaries) in connection with arranging, structuring, negotiating or documenting the Merger and the other Transactions if this Agreement is terminated (i) by either Monroe or Trousdale pursuant to Section 8.01(b)(iv), (ii) by Trousdale pursuant to Section 8.01(f) as a result of Monroe having not established a record date for, duly called, given notice of, convened or held the Monroe Stockholders Meeting for the purpose of seeking the Monroe Stockholder Approval in accordance with Section 6.01(e) or (iii) by Trousdale or Monroe pursuant to Section 8.01(b)(i), and, in the case of this clause (iii), at the time of such termination, Monroe shall have not established a record date for, duly called, given notice of, convened or held the Monroe Stockholders Meeting for the purpose of seeking the Monroe Stockholder Approval in accordance with Section 6.01(e). Any reimbursement amount due under this Section 6.08(d) shall be paid by wire transfer of same-day funds within two (2) business days of such termination. To the extent Monroe pays any fee to Trousdale pursuant to Section 6.08(b), such Monroe Expense Reimbursement shall be creditable on a dollar for dollar basis (to the extent actually paid by Monroe to Trousdale) against any fee paid by Monroe to Trousdale under Section 6.08(b).

SECTION 6.09. Public Announcements. Monroe and Trousdale shall (x) consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, and (y) shall use reasonable efforts to cause their respective Representatives not to issue any press release or make any public statement with respect to the Merger and the other Transactions, in the case of each of (x) and (y) except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system or as otherwise agreed by Monroe

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and Trousdale. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing, Monroe shall not need to consult or agree with Trousdale with respect to any press release or public announcement to be issued or made with respect to any withdrawal or modification of the Monroe Board’s approval or recommendation of the Merger, or in connection with a Monroe Takeover Proposal, from, negotiations with, or a definitive agreement providing for a Superior Monroe Proposal with any third party, and neither Monroe nor Trousdale shall be required to consult with the other party hereto in connection with any such press release or public announcement in connection with any dispute between the parties regarding this Agreement or the Transactions.

SECTION 6.10. Financing.

(a) Equity Financing. Trousdale shall, or shall cause Sub-S to, take all actions and do all things necessary, proper or advisable to obtain the Equity Financing, including by (i) maintaining in effect the Equity Commitment Letter, (ii) complying with its obligations under the Equity Commitment Letter, (iii) satisfying on a timely basis all conditions applicable to Trousdale or Sub-S in such Equity Commitment Letter that are within its control, if any, (iv) enforcing its rights under the Equity Commitment Letter and the Guarantee, and (v) consummating the Equity Financing at or prior to Closing, including by causing the Equity Financing Source or the Guarantor to fund the Equity Financing at the Closing.

(b) Debt Financing. Trousdale shall, or shall cause Sub-S to, use its reasonable best efforts to arrange the Debt Financing and obtain the financing contemplated thereby as promptly as reasonably practicable on the terms and conditions set forth in the Debt Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof, (ii) comply with its obligations under the Debt Commitment Letter, (iii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions contemplated by the Debt Commitment Letter, (iv) satisfy on a timely basis all conditions to funding that are applicable to Trousdale and Sub-S in the Debt Commitment Letter and the definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter, (v) enforce its rights under the Debt Commitment Letter and (vi) consummate the Debt Financing at or prior to the Closing. Trousdale and Sub-S will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letter as and when they become due.

(c) No Amendments to Commitment Letters. Subject to the terms and conditions of this Agreement, each of Trousdale and Sub-S will not permit any assignment of the Commitment Letters, or any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Commitment Letters if such assignment, amendment, modification or waiver would, or could reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing (unless the Equity Financing is increased by an equivalent amount) or reduce the aggregate amount of the Equity Financing, (ii) impose new or additional conditions to the Financing or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, (iii)

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adversely impact the ability of Trousdale or Sub-S to enforce its rights against the other parties to the Commitment Letters, or (iv) prevent, impede or materially delay the consummation of the Financing. In addition to the foregoing, Trousdale and Sub-S shall not release or consent to the termination of the Debt Commitment Letter or of any lender in accordance with the terms of the Debt Commitment Letter.

(d) Information. Trousdale and Sub-S shall (i) keep Monroe reasonably informed on a reasonably current basis of the status of its efforts to arrange the Financing, and (ii) promptly (but in any event within one (1) business day) provide Monroe with copies of all executed amendments, modifications or replacements of the Debt Commitment Letter (it being understood that any amendments, modifications or replacements shall only be as permitted herein) or definitive agreements related to the Financing. Without limiting the generality of the foregoing, Trousdale and Sub-S shall promptly notify Monroe (A) of any breach (or threatened breach) or default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Commitment Letters or definitive agreements related to the Financing of which Trousdale becomes aware, (B) of the receipt by Trousdale or Sub-S of any written notice or communication from each of the respective Financing Sources with respect to any breach (or threatened breach), default, termination or repudiation by any party to a Commitment Letter or any definitive agreements related to the Financing of any provisions of any Commitment Letter or such definitive agreements, and (C) if for any reason, Trousdale or Sub-S at any time believes it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letters or any definitive agreements related to the Financing.

(e) No Financing Condition. Trousdale and Sub-S each acknowledge and agree that obtaining the Financing is not a condition to the Closing. In the event that the Financing has not been obtained, Trousdale and Sub-S will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII and Section 9.11(b), to consummate the Merger.

(f) Cooperation. Prior to the Closing, Monroe shall use reasonable best efforts to provide, and shall cause its subsidiaries to use its reasonable best efforts to provide, to Trousdale all reasonable cooperation that is customary or necessary in connection with arranging and obtaining the Financing from the Financing Sources and causing the conditions in the Commitment Letter to be satisfied, including (i) preparing and furnishing to Trousdale and the Financing Sources as promptly as practicable with all Required Information, (ii) assisting in the preparation of definitive financing documents, including guarantee and collateral documents and customary closing certificates as may be required by the Financing none of which will be effective prior to the Closing, (iii) facilitating the pledging of collateral for the Financing; (iv) to the extent applicable, requesting from Monroe’s existing lenders such customary documents in connection with financings as reasonably requested by Trousdale in connection with the Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge; (v) furnishing Trousdale and the Financing Sources with all reasonably requested information with respect to Monroe and

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its subsidiaries, required by Governmental Entities with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended; and (vi) assisting Trousdale in obtaining all documents, affidavits, estoppels and signatures required in connection with title insurance and other documentation and items relating to the Financing as reasonably requested by Trousdale.

(g) Limitations. Notwithstanding the provisions of Section 6.10(f) or any other provision of this Agreement, nothing in this Agreement will require Monroe or any of its subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Trousdale, (B) enter into any definitive agreement the effectiveness of which is not conditioned on the Closing, (C) give any indemnities the effectiveness of which are not conditioned on the Closing, (D) take any action that, in the good faith determination of Monroe, would unreasonably interfere with the conduct of the business of Monroe and its subsidiaries (for the avoidance of doubt, any action to be taken that is customary for transactions of the type contemplated by the Financing shall not be deemed to unreasonably interfere with the conduct of the business of Monroe and its subsidiaries), (E) provide any information the disclosure of which is prohibited or restricted by its organizational documents or any Applicable Law or is legally privileged, or (F) take any action that will conflict with or violate any Applicable Laws or would result in a violation or breach of, or default under, any agreement to which Monroe or any of its subsidiaries is a party; provided that Monroe and its subsidiaries shall use commercially reasonable efforts to obtain the consent of any third person to such agreement to which Monroe or any of its subsidiaries is a party. In addition, no action, liability or obligation of Monroe, any of its subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither Monroe nor any of its subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Agreement will require (A) any officer or Representative of Monroe or any of its subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 6.10(f) or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative, or (B) the members of the Board of Monroe as of the date hereof to approve any financing or Contracts related thereto prior to the Effective Time.

(h) Company Reimbursement and Indemnification. Upon request by Monroe, Trousdale shall promptly following the valid termination of this Agreement (and in any event within thirty (30) calendar days following the valid termination of this Agreement) reimburse Monroe and its subsidiaries for all reasonable out-of-pocket costs and expenses (including legal fees and expenses) incurred by Monroe and/or any of its subsidiaries in connection with providing the support and cooperation contemplated by

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Section 6.10(f). Trousdale shall indemnify and hold harmless Monroe and its subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including reasonable out-of-pocket legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with the Financing, including providing the support and cooperation contemplated by Section 6.10(f) and any information utilized in connection therewith (other than information provided by Monroe or any of Monroe’s subsidiaries), other than to the extent such losses, damages, claims, interest, costs or expenses arise from the willful misconduct or gross negligence of any such indemnified person.

SECTION 6.11. Stock Exchange De-Listing; Exchange Act Deregistration. As promptly as possible following the Effective Time, the Surviving Corporation shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under Applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the shares of Monroe Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 6.12. Monroe Mortgage Debt Agreements. Trousdale agrees to use reasonable best efforts to execute and deliver, or cause to be executed and delivered, by or on behalf of Trousdale, Sub-S or Holdco (as the case may be), and Monroe agrees to use reasonable best efforts to execute and deliver, or cause to be executed and delivered, by or on behalf of Monroe or any Monroe Subsidiary (as the case may be), at or prior to the Effective Time, one or more agreements, instruments, guarantees, indemnities, amendments, supplements, opinions or other documentation required by the terms of the Monroe Mortgage Debt Agreements or the Monroe Lenders in order for (i) the Transactions to be consummated pursuant to the terms and conditions of this Agreement and the Financings to be consummated pursuant to the terms and conditions of the Commitment Letters (including the grant and perfection of the securities interest contemplated thereby) and (ii) the due assumption by, or the permitted transfer to, Trousdale, Holdco, Sub-S or the Surviving Corporation of the Monroe Mortgage Debt Agreements and all of the obligations thereunder (the “Assumption of the Monroe Mortgage Debt Agreements”). Each of Trousdale and Monroe shall take all action reasonably necessary to ensure that the Monroe Mortgage Debt Agreements remain in full force and effect as of the Effective Time and that all obligations thereunder remain outstanding without the occurrence of any un-waived default, event of default or termination of the Monroe Mortgage Debt Agreements or acceleration of the obligations thereunder as a result of the Closing. In lieu of obtaining the Assumption of the Monroe Mortgage Debt Agreements, Trousdale may (in its sole discretion), but shall not be obligated to, refinance the Monroe Mortgage Debt Agreements (the “Mortgage Refinance”). Monroe shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Trousdale, Sub-S and Holdco in doing, all things necessary, proper or advisable in connection with the Assumption of the Monroe Mortgage Debt Agreement, the Mortgage Refinance (to the extent applicable) and the other transactions contemplated by this Section 6.12 and to provide Trousdale with all cooperation and assistance reasonably requested by Trousdale in connection therewith, in the most expeditious manner practicable, including (i) providing all documents, financial information and other information of Monroe or any Monroe Subsidiary reasonably requested by Trousdale or requested by the Monroe Lenders or any other potential lender in

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connection with the Mortgage Refinance and (ii) the execution and/or delivery of any additional instruments or documents reasonably requested by Trousdale, requested by any Monroe Lender or requested by any other potential lender in connection with the Assumption of the Monroe Mortgage Debt Agreements, the Mortgage Refinance (if applicable) and the other transactions contemplated by this Section 6.12. The agreements of Monroe set forth in this Section 6.12 shall be subject to the terms and conditions of Sections 6.10(f) and 6.10(g), applied mutatis mutandis.

SECTION 6.13. Certain Matters. Trousdale shall, to the extent required by any Applicable Law or the terms of any applicable collective bargaining agreement (and any amendments thereto) set forth in Section 3.11(a) of the Monroe Disclosure Letter, agree to be bound by and comply with the collective bargaining agreements, memoranda of understanding, or other labor union agreements (and any amendments thereto) set forth in Section 3.11(a) of the Monroe Disclosure Letter. To this end, Trousdale will provide any required instruments and documents, execute assumption agreements and copies of the collective bargaining agreements and any other required instruments and documents, as contemplated by the applicable collective bargaining agreement, and take any other action required to comply with the applicable collective bargaining agreements. Monroe shall, to the extent required by any Applicable Law or the terms of any applicable collective bargaining agreement, take all actions and provide all notices as required by all collective bargaining agreements, memoranda of understanding, or other labor union agreements or letters which govern the terms and conditions of any Monroe Employees.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. Monroe shall have obtained the Monroe Stockholder Approval.

(b) Mortgages. Either (i) the Assumption of the Monroe Mortgage Debt Agreements or (ii) the Mortgage Refinance shall have occurred.

(c) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any Consents, approvals and filings under the HSR Act shall have been obtained or made. Any Consents, approvals and filings under any other foreign antitrust law, the absence of which would have a material adverse effect on Trousdale or Monroe after the Effective Time, shall have been obtained or made.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, each of the parties shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

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SECTION 7.02. Conditions to Obligations of Monroe. The obligations of Monroe to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Trousdale contained in this Agreement (disregarding all materiality and Trousdale Material Adverse Effect or similar qualifications contained therein) shall be true and correct in all respects at and as of the Closing Date, as if made at and as of the Closing Date (except for any such representations and warranties that are made as of a specific date or time, which representations and warranties shall be true in all respects at and as of such specific date or time), with only such exceptions as would not, individually or in the aggregate, have a Trousdale Material Adverse Effect.

(b) Performance of Obligations of Trousdale. Trousdale shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Monroe shall have received a certificate signed on behalf of Trousdale by the chief financial officer of Trousdale to such effect.

SECTION 7.03. Conditions to Obligation of Trousdale. The obligation of Trousdale to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Monroe (other than Section 3.08) contained in this Agreement (disregarding all materiality and Monroe Material Adverse Effect or similar qualifications contained therein) shall be true and correct in all respects at and as of the Closing Date, as if made at and as of the Closing Date (except for any such representations and warranties that are made as of a specific date or time, which representations and warranties shall be true in all respects at and as of such specific date or time), with only such exceptions as would not, individually or in the aggregate, have a Monroe Material Adverse Effect. The representations and warranties of Monroe in Section 3.08 shall be true and correct, except to the extent that the failure to be so true and correct would not be material to Monroe and its subsidiaries taken as a whole. Trousdale shall have received a certificate signed on behalf of Monroe by the chief financial officer of Monroe to such effect.

(b) Performance of Obligations of Monroe. Monroe shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Trousdale shall have received a certificate signed on behalf of Monroe by the chief financial officer of Monroe to such effect.

(c) Absence of Monroe Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Monroe Material Adverse Effect.

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SECTION 7.04. Frustration of Closing Conditions. Neither Monroe nor Trousdale may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform its obligations hereunder.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Monroe Stockholder Approval:

(a) by mutual written consent of Monroe and Trousdale;

(b) by either Monroe or Trousdale:

(i) if the Merger is not consummated on or before the date that is six-month anniversary of the date hereof (and if such date is not a business day, then the next following business day) (the “Outside Date”), unless the failure to consummate the Merger is primarily the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, unless such order, decree or ruling or action having become final and nonappealable is primarily the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

(iii) if any condition to the obligation of such party to consummate the Merger set forth in Section 7.02 (in the case of Monroe) or 7.03 (in the case of Trousdale) becomes permanently and irrevocably incapable of satisfaction prior to the Outside Date; provided, however, that the terminating party is not then in material breach of any representation, warranty or covenant contained in this Agreement; or

(iv) if, upon a vote at a duly held meeting of Monroe to obtain the Monroe Stockholder Approval, the Monroe Stockholder Approval is not obtained;

(c) by Monroe, if Trousdale breaches or fails to perform any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Trousdale of such breach; provided, however, that Monroe is not then in material breach of any representation, warranty or covenant contained in this Agreement;

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(d) by Monroe, at any time prior to receipt of the Monroe Stockholder Approval, to enter into a definitive agreement providing for a Superior Monroe Proposal, provided, however, that Monroe shall not be entitled to terminate this Agreement pursuant to this Section 8.01(d) unless (x) Monroe has complied with the requirements of Section 5.02(b) that Monroe is required to satisfy before taking action pursuant to this Section 8.01(d) and (y) immediately prior to or concurrently with such termination Monroe pays to Trousdale the termination fee required to be paid pursuant to Section 6.08(b);

(e) [Intentionally Omitted.];

(f) by Trousdale, if Monroe breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Monroe of such breach; provided, however, that Trousdale is not then in material breach of any representation, warranty or covenant in any Transaction Agreement;

(g) by Trousdale, (i) if the Monroe Board or any committee thereof withdraws or modifies, in a manner adverse to Trousdale, its approval of this Agreement or the Merger or fails to recommend to Monroe’s stockholders that they give the Monroe Stockholder Approval or approves or recommends, or proposes to approve or recommend, any Monroe Takeover Proposal; (ii) if the Monroe Board fails to reaffirm publicly its recommendation to Monroe’s stockholders that they give the Monroe Stockholder Approval within ten (10) business days of Trousdale’s written request to do so (which request may be made only at any time that a Monroe Takeover Proposal is pending; provided that Trousdale shall be entitled to make such a written request for reaffirmation only (A) once for each Monroe Takeover Proposal, (B) once for each increase of the purchase price relating to such Monroe Takeover Proposal, and (C) once for any reason (or no reason)); or (iii) if Monroe’s officers, directors, legal counsel or any senior member of Monroe’s financial advisor (or any non-senior member of Monroe’s financial advisor who Monroe fails to promptly prevent from intentionally and materially violating Section 5.02 promptly after Monroe receives knowledge of such violation) intentionally and materially breaches Section 5.02; or

(h) by Monroe, if all of the conditions set forth in Section 7.01 and Section 7.03 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), Monroe has confirmed in writing that it is ready and able to consummate the Closing, and Trousdale and Sub-S fail to consummate the Merger by the date the Closing should have occurred pursuant to Section 2.02.

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SECTION 8.02. Effect of Termination.

(a) In the event of a valid termination of this Agreement by either Monroe or Trousdale as provided in Section 8.01, this Agreement shall forthwith terminate and become void and have no further force or effect, without any liability or obligation on the part of any party hereto, other than the last sentence of Section 6.02, Section 6.08, Section 6.10(h), this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from fraud or the willful and material breach by a party of any representation, warranty or covenant set forth in any Transaction Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement and the Equity Commitment Letter, which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms.

(b) Notwithstanding anything to the contrary in this Agreement, in the event a fee is paid to the other party in accordance with Sections 6.08(b) or Section 6.08(c), or (except in the case of fraud or willful and material breach of (x) this Agreement, (y) any contract or agreement executed in connection herewith (including the Commitment Letters) and (z) the transactions contemplated hereby) by the other party, such payment shall be the sole and exclusive remedy of the party receiving such termination fee (and its current, future or former subsidiaries, stockholders and Representatives) against the other party (or any of its current, future or former subsidiaries, stockholders and Representatives and the Rollover Investor) for any losses or damages suffered as a result of any breach of any representation, warranty, covenant or agreement made by such in this Agreement or in any certificate or other document delivered in connection herewith; provided, that the Rollover Investor and its affiliates and Representatives shall have no liability arising out of or related to this Agreement except as expressly set forth in the Rollover Letter, and shall have no liability arising out of or related to this Agreement in the event the Reverse Termination Fee is paid by Trousdale or any other person to Monroe pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary (except in the case of fraud or willful and material breach of (i) this Agreement, (ii) any contract or agreement executed in connection herewith (including the Commitment Letters) and (iii) the transactions contemplated hereby), Monroe’s right to receive the Reverse Termination Fee shall be its sole and exclusive remedy if Monroe has the right to terminate this Agreement pursuant to Section 8.01(h); provided, that the Rollover Investor and its affiliates and Representatives shall have no liability arising out of or related to this Agreement except as expressly set forth in the Rollover Letter, and shall have no monetary liability arising out of or related to this Agreement in the event Monroe has the right to terminate this Agreement pursuant to Section 8.01(h).

SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time before or after receipt of the Monroe Stockholder Approval; provided, however, that after receipt of the Monroe Stockholder Approval, there shall be made no amendment that by law requires further approval by the stockholders of Monroe without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding anything to the contrary contained herein, Section 2.07(b), Section 2.07(d), Section 8.02(b), this Section 8.03, Section 9.08 and Section 9.11 (and any provision of this Agreement to the extent an amendment,

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modification, waiver or termination of such provision would modify the substance of any such Section) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to the Rollover Investor without the prior written consent of the Rollover Investor.

SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.04, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Monroe or Trousdale, action by its board of directors or the duly authorized designee of its board of directors.

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)     if to Monroe, to

  Morgans Hotel Group Co.

  475 Tenth Avenue, 11th Floor

  New York, NY 10018

  Attn: General Counsel

  (212) 277-4100

  with a copy to (which shall not constitute notice):

  Fried, Frank, Harris, Shriver & Jacobson LLP

  One New York Plaza

  New York, NY 10004

  Fax: (212) 859-4000

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  Attention:     Warren S. de Wied

Daniel Bursky

  Email:           warren.dewied@friedfrank.com

daniel.bursky@friedfrank.com

(b)     if to Trousdale, Sub-S or Holdco, to

  SBEEG Holdings, LLC

  2780 Las Vegas Boulevard South

  Las Vegas, Nevada 89109

  Attention: Sam Nazarian

  with a copy to (which shall not constitute notice):

  O’Melveny & Myers LLP

  400 South Hope Street

  Los Angeles, CA 90071

  USA

  Fax: (310) 246-6779

  Attention:     Mark Easton

  Email:           measton@omm.com

SECTION 9.03. Definitions. For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

A “business day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions are authorized or required by Applicable Law to be closed in New York City.

The “Code” means the Internal Revenue Code of 1986, as amended.

“Holdco” means a to be formed entity by any of the members and owners of Trousdale, together with any other persons investing therein.

The “knowledge” of any person that is not an individual means, with respect to any matter in question, the actual knowledge of such person’s executive officers after making due inquiry. The “knowledge” of any person that is an individual means, with respect to the matter in question, the actual knowledge of such person after making due inquiry.

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A “material adverse effect” on a party means any fact, circumstance, effect, change, event or development that has a material adverse effect on the business, assets, financial condition or results of operations of such party and its subsidiaries, taken as a whole, except any fact, circumstance, effect, change, event or development to the extent resulting from or arising in connection with (i) this Agreement or the performance of the Transactions or any announcement hereof or thereof, (ii) any facts or circumstances relating to the other party hereto, including the impact of any of the foregoing on the relationships, contractual or otherwise, of such party or any of such party’s subsidiaries with third parties, (iii) changes or conditions generally affecting any industry in which such party or any of its subsidiaries operates, (iv) changes in market or economic conditions generally (including changes in financial, banking and/or securities markets), (v) changes in political or social conditions generally, including acts of war, sabotage or terrorism, or military actions, or any escalation or worsening thereof, (vi) changes in Applicable Law or the interpretation or enforcement thereof, (vii) changes in accounting requirements or principles under GAAP, (viii) any failure by such party or any of its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or any other financial or operating metrics for any period, (ix) any change in the market price or trading volume of such party’s securities or in its credit ratings, in each case, in and of itself, (x) any litigation relating to this Agreement or the Transactions, (xi) actions taken or not taken by the other party hereto or any of its affiliates or with the permission or at the request of such other party hereto or any of its affiliates or (xii) earthquakes, floods, hurricanes, tornadoes, natural disasters or other “acts of God”; provided that clauses (iii), (iv), (v) and (xii) shall not be so excluded to the extent such fact, circumstance, effect, change, event or development has a disproportionate effect on such party and its subsidiaries, taken as a whole, relative to other participants in the industries in which such party and any of its subsidiaries operate.

The “Monroe Mortgage Debt Agreements” means (i) the Loan Agreement, dated as of February 6, 2014 (as amended, restated or otherwise modified from time to time), among Henry Hudson Holdings LLC, 58th Street Bar Company LLC, Hudson LeaseCo LLC and Beach Hotel Associates LLC, individually and/or collectively, as the context may require, as the borrower thereunder, and Citigroup Global Markets Realty Corp. and Bank of America, N.A., collectively, as lender thereunder, (ii) the Mezzanine A Loan Agreement, dated as of February 6, 2014 (as amended, restated or otherwise modified from time to time), among Hudson Delano Senior Mezz LLC, as the borrower thereunder, and Citigroup Global Markets Realty Corp. and Bank of America, N.A., collectively, as lender thereunder, and (iii) the Mezzanine B Loan Agreement, dated as of February 6, 2014 (as amended, restated or otherwise modified from time to time), among Hudson Delano Junior Mezz LLC, as the borrower thereunder, and Citigroup Global Markets Realty Corp. and Bank of America, N.A., collectively, as lender thereunder.

The “Monroe Lenders” means the lenders under the Monroe Mortgage Debt Agreements.

The “Nasdaq” means The NASDAQ Stock Market LLC.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

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The “Proxy Statement” means the proxy statement in preliminary and definitive form relating to the Monroe Stockholder Meeting, together with any amendments or supplements thereto, and including the information required to be included in the Schedule 13E-3.

The “Required Information” means (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Monroe and its subsidiaries for the most recently completed fiscal year ended at least ninety days before the Closing Date, and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Monroe and its subsidiaries for each subsequent fiscal quarter ended at least forty-five (45) days before the Closing Date (other than any fourth fiscal quarter); provided that the filing by Monroe of its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q containing the financial statements required thereby within such aforementioned time periods shall satisfy the requirements of this definition).

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 9.04. Terms Defined Elsewhere.

Term	Section
“Acceptable Monroe Confidentiality Agreement”	Section 5.02(a)
“Agreement”	Preamble
“Annual Meeting Proposals”	Section 6.01(e)
“Antitrust Laws”	Section 6.03(b)
“Applicable Law”	Section 3.05(a)(iii)
“Assignment”	Section 9.10(b)
“Assumption of the Monroe Mortgage Debt Agreements”	Section 6.12
“Bankruptcy and Equity Exception”	Section 3.04(a)
“Book-Entry Shares”	Section 2.11
“Cancelled Shares”	Section 2.07(b)
“Certificate of Merger”	Section 2.03
“Closing”	Section 2.02
“Closing Date”	Section 2.02
“Commitment Letter” and “Commitment Letters”	Section 4.06(b)
“Confidentiality Agreement”	Section 6.02
“Consent”	Section 3.05(b)
“Contract”	Section 3.05(a)(ii)
“D&O Insurance”	Section 6.07(b)
“Debt Commitment Letter	Section 4.06(b)
“Debt Financing”	Section 4.06(b)
“Debt Financing Source”	Section 4.06(b)
“DGCL”	Section 2.01
“Dissenting Shares”	Section 2.08

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Term	Section
“Effective Time”	Section 2.03
“Environmental Claims”	Section 3.14(f)
“Environmental Laws”	Section 3.14(f)
“Environmental Permits”	Section 3.14(f)
“Equity Commitment Letter”	Section 4.06(a)
“Equity Financing”	Section 4.06(a)
“Equity Financing Source”	Section 4.06(a)
“ERISA”	Section 3.11(a)
“Exchange Act”	Section 3.05(b)(ii)
“Filed Monroe SEC Documents”	Section 3.08
“Financing”	Section 4.06(b)
“Financing Sources”	Section 4.06(b)
“Financing Uses”	Section 4.06(c)
“GAAP”	Section 3.06
“Governmental Entity”	Section 3.05(b)
“Guarantee”	Section 4.06(a)
“Guarantor”	Section 4.06(a)
“Hazardous Materials”	Section 3.14(f)
“Houlihan Lokey”	Section 4.05
“HSR Act”	Section 3.05(b)(i)
“Indemnified Monroe Party”	Section 6.07(c)
“Intellectual Property Rights”	Section 3.15
“IT Systems”	Section 3.15
“Judgment”	Section 3.05(a)(iii)
“Liens”	Section 3.02(a)
“Losses”	Section 6.07(c)
“Merger Consideration”	Section 2.07(c)
“Merger”	Section 2.01
“Monroe”	Preamble
“Monroe Affiliate Transactions”	Section 3.19
“Monroe Benefit Plan”	Section 3.11(a)
“Monroe Board”	Section 3.04(b)
“Monroe Bylaws”	Section 3.01
“Monroe Capital Stock”	Section 3.03(a)
“Monroe Certificate”	Section 2.07(c)
“Monroe Charter”	Section 3.01
“Monroe Common Stock”	Section 3.03(a)
“Monroe Disclosure Letter”	Section 3.02(a)
“Monroe Employee Stock Option”	Section 2.07(e)
“Monroe Equity Award”	Section 3.03(b)
“Monroe ERISA Affiliate”	Section 3.11(c)
“Monroe Expense Reimbursement”	Section 6.08(d)
“Monroe Group LLC Agreement”	Section 3.03(a)(vii)
“Monroe LTIP Award”	Section 2.07(e)
“Monroe Material Adverse Effect”	Section 3.01
“Monroe Material Contract”	Section 3.16(a)
“Monroe Multiemployer Plan”	Section 3.11(a)

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Term	Section
“Monroe Preferred Stock”	Section 3.03(a)
“Monroe RSU Award”	Section 2.07(e)
“Monroe SEC Documents”	Section 3.06
“Monroe Series A Preferred Securities”	Section 3.03(a)
“Monroe Stock Plan”	Section 2.07(e)
“Monroe Stockholder Approval”	Section 3.04(c)
“Monroe Stockholders Meeting”	Section 6.01(e)
“Monroe Subsidiary”	Section 3.02(a)
“Mortgage Refinance”	Section 6.12
“Monroe Takeover Proposal”	Section 5.02(e)
“Monroe Voting Agreements”	Recitals
“Monroe Warrants”	Section 3.03(a)(iv)
“Morgan Stanley”	Section 3.20
“Multiemployer Plan”	Section 3.11(a)
“Outside Date”	Section 8.01(b)(i)
“Paying Agent”	Section 2.10
“Paying Agent Fund”	Section 2.10
“Permits”	Section 3.13
“Proceeding”	Section 3.12
“Release”	Section 3.14(f)
“Representatives”	Section 5.02(a)
“Reverse Termination Fee”	Section 6.08(c)
“Rollover Investment”	Section 4.12
“Rollover Investor”	Section 4.12
“Rollover Letter”	Section 4.12
“Rollover Shares”	Section 4.12
“SEC”	Section 3.01
“Schedule 13E-3”	Section 3.05(b)
“Securities Act”	Section 3.06
“Significant Monroe Subsidiary”	Section 3.01
“Solvent”	Section 4.10
“Sub-S”	Preamble
“Superior Monroe Proposal”	Section 5.02(e)
“Surviving Corporation”	Section 2.01
“Tax Return”	Section 3.09(h)
“Taxes”	Section 3.09(h)
“Transaction Agreements”	Recitals
“Transactions”	Section 2.01
“Trousdale”	Preamble
“Trousdale Disclosure Letter”	Article IV
“Trousdale Match Period”	Section 5.02(b)
“Trousdale Material Adverse Effect”	Section 4.01
“Voting Monroe Debt”	Section 3.03(a)
“WARN Act”	Section 3.10
“Yardley”	Section 3.04(c)

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SECTION 9.05. Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to United States dollars. There shall not be any difference in meaning between the word “shall” and the word “will” as used herein. Any matter disclosed in any section of either the Monroe Disclosure Letter or the Trousdale Disclosure Letter shall be deemed disclosed only for the purposes of the specific Sections of this Agreement to which such section relates; provided, however, that any information disclosed in one section of such disclosure letter shall be deemed to be disclosed in such other sections of such disclosure letter to which its relevance is readily apparent on the face of such information and without the need to examine underlying documentation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations among the parties and their advisors, and the parties agree that there shall not apply to this Agreement or any provision hereof any rule or presumption of interpreting this Agreement or any provision hereof against the draftsperson of this Agreement or any provision hereof.

SECTION 9.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 9.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.08. Entire Agreement; No Third-Party Beneficiaries. The Transaction Agreements, taken together with the Monroe Disclosure Letter and the Trousdale Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements, understandings and representations, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Section 6.07 (for which the indemnified persons are intended third party beneficiaries) and Section 2.07(b), Section 2.07(d), Section 8.02(b), Section 8.03, this Section 9.08 and Section 9.11 (for which the Rollover Investor is an intended third party beneficiary), are not intended to confer upon any person other than the parties any rights or remedies or otherwise create any third party beneficiary hereto.

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SECTION 9.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.10. Assignment.

(a) Except as provided in Section 9.10(b), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(b) Prior to the Closing, Trousdale shall, subject to the provisions of this Section 9.10(b), assign, and cause Holdco to assume, all rights of Trousdale under this Agreement (the “Assignment”), provided that Trousdale shall not be relieved of any of its obligations under and pursuant to this Agreement, and shall remain responsible for all representations, warranties, liabilities, covenants, agreements and any other obligations under and pursuant to the terms of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, including this Section 9.10, Trousdale agrees and acknowledges that Trousdale shall remain a party hereto and that Trousdale, Holdco Assignee and Sub-S shall be jointly and severally responsible and liable for all representations, warranties, liabilities, covenants, agreements and any other obligations under and pursuant to the terms of this Agreement, and for the avoidance of doubt Trousdale shall not be relieved of any of its obligations under and pursuant to this Agreement. At any time following the Assignment, any of the obligations of Trousdale hereunder may be satisfied by Holdco and if satisfied by Holdco, shall be deemed satisfied by Trousdale under this Agreement.

SECTION 9.11. Enforcement.

(a) Subject to the remainder of this Section 9.11, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, subject to the remainder of this Section 9.11, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or in any federal court located in the State of Delaware, and this right shall include the right of Monroe to cause Trousdale and Sub-S to fully enforce (i) the terms of the Equity Commitment Letter against the Equity Financing Source to the fullest extent permissible under the Equity Commitment Letter and Applicable Law, (ii) the terms of the Debt Commitment Letter against the Debt Financing Source to the fullest extent permissible under the Debt Commitment Letter and Applicable Law and (iii) the terms of the Rollover Letter against the Rollover Investor to the fullest extent permissible under the Rollover letter and Applicable Law, this being in addition to any other remedy to which they are entitled at law or in equity.

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(b) Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree that the right of Monroe to obtain an injunction or other form of specific performance or equitable relief in each case to cause Trousdale and Sub-S to close shall be subject to the requirements that:

(i) all of the conditions set forth in Section 7.01 and Section 7.03 would have been satisfied if the Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing);

(ii) the Debt Financing, the Equity Financing and the Rollover Investment have been funded or would (taking into account the right of Monroe to obtain, or require Trousdale to obtain, specific performance of the Debt Financing, the Equity Financing, the Rollover Investment and the Guarantee) be funded in accordance with the terms thereof at the Closing;

(iii) Trousdale fails to complete the Closing in accordance with Section 2.02; and

(iv) Monroe has irrevocably confirmed to Trousdale in writing that (A) all of the conditions in Section 7.01 and Section 7.02 have been satisfied or that it is willing to waive any such open conditions, and (B) if specific performance is granted and if the Debt Financing, Equity Financing and the Rollover Investment were funded, the Closing would occur.

(c) Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. In addition, each of the parties hereto (A) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any suit, action or proceeding arises out of or relating to this Agreement or any Transaction, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (C) agrees that it will not bring any suit, action or proceeding arising out of or relating to this Agreement or the Transactions in any court other than any Delaware state court or any federal court located in the State of Delaware and (D) waives any right to trial by jury with respect to any suit, action or proceeding arising out of or relating to this Agreement or the Transactions, whether sounding in contract, tort or otherwise.

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IN WITNESS WHEREOF, Monroe, Trousdale and Sub-S have duly executed this Agreement, all as of the date first written above.

MORGANS HOTEL GROUP CO.,

by	/s/ Richard Szymanski
Name: Richard Szymanski
Title: Chief Financial Officer

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IN WITNESS WHEREOF, Monroe, Trousdale and Sub-S have duly executed this Agreement, all as of the date first written above.

SBEEG HOLDINGS, LLC,

by	/s/ Sam Nazarian
Name: Sam Nazarian
Title: Chairman and Chief Executive Officer

TROUSDALE ACQUISITION SUB, INC.

by	/s/ Sam Nazarian
Name: Sam Nazarian
Title: Chairman and President

Annex B

May 9, 2016

Board of Directors

Morgans Hotel Group Co.

475 Tenth Avenue

New York, NY 10018

Members of the Board:

We understand that Morgans Hotel Group Co. (the “Company”), SBE Entertainment Group, LLC (the “Buyer”) and Trousdale Merger Sub., Inc., a wholly owned subsidiary of the Buyer (“Sub-S”), have entered into an Agreement and Plan of Merger, dated as of May 9, 2016 (the “Merger Agreement”), which provides, among other things, for the merger of Sub-S with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares (i) owned or held by the Company, the Buyer or any of their wholly owned subsidiaries, including the Rollover Shares (as defined in the Merger Agreement) or (ii) as to which dissenters’ rights have been perfected (clauses (i) and (ii), collectively, the “Excluded Shares”), will be converted into the right to receive $2.25 (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Participated in discussions and negotiations among representatives of the Company and the Buyer and certain parties and their financial and legal advisors;

8)	Reviewed the Merger Agreement and certain related documents; and

9)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions and that the definitive Merger Agreement will not differ in any material respect from the drafts thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and the Buyer and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of shares of the Company Common Stock pursuant to the Merger Agreement and does not address the relative merits of the Merger as compared to any other alternative business transactions, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of the Company to enter into the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Company and the Buyer in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, the Buyer or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the

Company is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:
Cameron Clough
Managing Director

Annex C

Section 262 of the Delaware General Corporation Law

§ 262 Appraisal rights

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)  Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)  In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.